Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282540

PROSPECTUS

SBC MEDICAL GROUP HOLDINGS INCORPORATED

12,134,375 Shares of Common Stock Underlying Warrants

9,350,846 Shares of Common Stock for Resale by Selling Securityholders
634,375 Warrants to Purchase Common Stock for Resale by Selling Securityholders

This prospectus relates to the issuance by SBC Medical Group Holdings Incorporated, a Delaware corporation (the “Company,” “SBC,” “we,” “our” and “us”), of up to 12,134,375 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consist of (i) 11,500,000 shares of Common Stock that may be issued upon the exercise of 11,500,000 warrants (the “Public Warrants”) originally sold as part of units in our initial public offering (the “IPO”) and which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock and (ii) 634,375 shares of Common Stock that may be issued upon the exercise of 634,375 warrants (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”) underlying units originally issued in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Units”), which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock.

In addition, this prospectus relates to the resale from time to time of 9,350,846 shares of Common Stock and 634,375 Private Placement Warrants by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”).

We will receive the proceeds from the exercise of the Warrants for cash, but not from the resale of the Private Placement Warrants or the shares of Common Stock underlying the Warrants. We intend to use those proceeds, if any, for general corporate purposes. We are paying the cost of registering the securities covered by this prospectus as well as various related expenses, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of the securities.

Sales of the securities by the Selling Securityholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. To the extent required by the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder, the Selling Securityholders will be deemed to be “underwriters” within the meaning of the Securities Act.

The Selling Securityholders may sell securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders, the purchasers of the securities, or both. If required, the number of securities to be sold, the public offering price of those securities, the names of any underwriters, broker-dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement. We cannot currently determine the price or prices at which the securities may be sold by the Selling Securityholders under this prospectus.

The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements. Dr. Yoshiyuki Aikawa controls approximately 90.23% of the voting power of our outstanding common stock, and, therefore controls a majority of the voting power of the Company’s outstanding common stock, and the Company is a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. See “Prospectus Summary — Implications of Being a Controlled Company.”

The Company’s common stock and public warrants are currently quoted on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the symbols “SBC” and “SBCWW,” respectively. On October 3, 2024, the last reported sale price of our common stock was $8.31 per share and the last reported sale price of our public warrants was $0.1103 per warrant. You are urged to obtain current market quotations for our common stock and public warrants.

Our principal executive offices are located at 200 Spectrum Center Dr., Suite 300, Irvine, CA 92618.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2024.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Securityholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not, and the Selling Securityholders has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

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Cautionary Note Regarding Forward-Looking Statements

This registration statement contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Neither MaloneBailey, LLP, the Company’s current independent auditor, nor Marcum, the Company’s former independent auditor, has examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of MaloneBailey, LLP included in this registration statement relates to historical financial information of SBC Medical Group, Inc. (formerly known as SBC Medical Group Holdings Incorporated), a Delaware corporation and subsidiary of the Company (“Legacy SBC”), and the report of Marcum included in this registration statement relates to historical financial information of the Company. Neither report extends to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this registration statement include, but are not limited to, statements about:

•        future financial performance of the Company;

•        changes in the market and level of demand for our products and services;

•        the expansion plans and opportunities of the Company;

•        the ability of the Company to access additional capital;

•        the ability of the Company maintain the listing of the Company’s common stock on Nasdaq;

•        public securities’ potential liquidity and trading;

•        the impact from the outcome of any known and unknown litigation;

•        the ability of the Company to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•        expectations regarding future expenditures of the Company;

•        the future mix of revenue and effect on gross margins of the Company;

•        the attraction and retention of qualified directors, officers, employees and key personnel of the Company;

•        the ability of the Company to compete effectively in a competitive industry;

•        the ability to protect and enhance the Company’s corporate reputation and brand;

•        expectations concerning the relationships and actions of the Company and its affiliates with third parties;

•        the impact from future regulatory, judicial, and legislative changes in the Company’s industry;

•        the ability to locate and acquire complementary products or product candidates and integrate those into the Company’s business;

•        future arrangements with, or investments in, other entities or associations;

•        intense competition and competitive pressures from other companies in the industries in which the Company operates;

•        the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•        changes in applicable laws or regulations; and

•        other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this registration statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that the Company “believes” and similar statements reflect such the Company’s beliefs and opinions on the relevant subject. These statements are based upon information available to the Company as of the date of this registration statement, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

As a result of a number of known and unknown risks and uncertainties, the actual results or performance of the Company may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause the Company’s actual results to differ include:

•        the outcome of any legal or regulatory proceedings that have been, or may be, instituted in the future against the Company;

•        the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        risks related to the global COVID-19 pandemic and other macroeconomic or geopolitical developments;

•        future exchange and interest rates;

•        the risk that the Company fails to maintain an effective system of disclosure controls and internal controls over financial reporting, the Company’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired; and

•        other risks and uncertainties indicated in this registration statement, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by the Company.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this registration statement are more fully described under the heading “Risk Factors” and elsewhere in this registration statement. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this registration statement describe additional factors that could adversely affect the business, financial condition or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. This is particularly true for a company like the Company that has a limited operating history to reference. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information in this prospectus, including “Risk Factors” and the financial statements and related notes. Unless the context requires otherwise, references to “Company,” “we,” “us,” “our” or “SBC” refer to SBC Medical Group Holdings Incorporated, a Delaware corporation and its subsidiaries.

Company Overview

History

We were originally incorporated in Delaware on February 12, 2021 under the name “Pono Capital Two, Inc.,” referred to herein as “Pono,” as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The registration statement for Pono’s IPO was declared effective on August 4, 2022. On August 9, 2022, Pono consummated its IPO of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares” and with respect to the warrants included in the Units, the “Public Warrants”), including 1,500,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $115,000,000 (the “Pono IPO”).

Simultaneously with the consummation of the closing of the Pono IPO, Pono consummated the private placement of an aggregate of 634,375 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Sponsor, including 63,000 Placement Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $6,343,750 (the “Private Placement”).

A total of $117,875,000, comprised of proceeds from the Pono IPO and the proceeds of Private Placement, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account established for the benefit of Pono’s public stockholders.

On September 26, 2022, the Class A common stock and Public Warrant included in the Units began separate trading on The Nasdaq Global Market under the symbols “PTWO” and “PTWOW,” respectively.

On January 21, 2023, Pono entered into an Agreement and Plan of Merger with Pono Two Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and then a wholly-owned subsidiary of Pono, SBC Medical Group, Inc., then named SBC Medical Group Holdings Incorporated, a Delaware corporation (“Legacy SBC”), Mehana Capital LLC, a Delaware limited liability company (“Sponsor” or “Purchaser Representative”) in its capacity as the representative of the stockholders of Pono, and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of Legacy SBC (“Seller Representative”). On May 8, 2023, Pono’s stockholders redeemed 9,577,250 Class A shares for a total of $100,078,879. On June 21, 2023, the parties entered into an Amended and Restated Agreement and Plan of Merger, which was amended by the parties by Amendment No. 1, dated September 8, 2023, Amendment No. 2, dated October 26, 2023, Amendment No. 3, dated December 28, 2023, and Amendment No. 4, dated April 22, 2024 (as amended, the “Merger Agreement”).

At the special meeting of the shareholders held on August 23, 2024 (the “Special Meeting”), the Merger Agreement was adopted, and the merger (the “Merger”) and other transactions contemplated thereby (collectively, the “Business Combination”) were approved. On September 17, 2024, the closing (the “Closing”) of the Business Combination took place and the Merger was consummated with Merger Sub merging with and into Legacy SBC with Legacy SBC surviving the Merger as a wholly-owned subsidiary of Pono, and Pono then changed its name to SBC Medical Group Holdings Incorporated and on September 17, 2024, Legacy SBC changed its named to SBC Medical Group, Inc.

Pursuant to the terms of the Merger Agreement, the total consideration for the Business Combination and related transactions (the “Merger Consideration”) was approximately $1.076 billion. In connection with the Special Meeting, holders of 135,471 shares of Pono common stock sold in its initial public offering exercised their right to redeem those shares for cash prior to the redemption deadline of August 21, 2024, at a price of $11.05 per share, for an aggregate payment from Pono’s trust account of approximately $1.5 million.

Effective September 17, 2024, Pono’s units ceased trading, and effective September 18, 2024, SBC’s common stock began trading on the Nasdaq Global Market under the symbol “SBC” and the public warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW.”

After taking into account the aggregate payment in respect of the redemption, Pono’s trust account had a balance immediately prior to the Closing of approximately $16.731 million. Such balance in the trust account was used to pay transaction expenses and other liabilities of Pono, pay certain transaction expenses of Legacy SBC, with the remaining being deposited in SBC cash account.

The Merger Consideration will be subject to a post-Closing true up 90 days after the Closing.

As a result of the Merger and the Business Combination, holders of Pono common stock automatically received common stock of SBC, and holders of Pono warrants automatically received warrants of SBC with substantively identical terms. At the Closing of the Business Combination, all shares of Pono owned by the Sponsor (consisting of shares of Class A common stock and shares of Class B common stock), which we refer to as the “Founder Shares,” automatically converted into an equal number of shares of SBC’s common stock, and Private Placement warrants held by the Sponsor, automatically converted into warrants to purchase one share of SBC common stock with substantively identical terms.

As of the Closing there were 100,743,253 shares of common stock: public stockholders owned approximately 1.5% (1,513,945 shares) of the outstanding shares of SBC common stock; the Sponsor and its affiliates owned approximately 4.8% (4,709,375 shares) of the outstanding shares of SBC common stock and Legacy SBC’s former security holders collectively owned approximately 93.7% (94,462,433 shares) of the outstanding shares of SBC common stock.

On September 17, 2024, Yoshiyuki Aikawa, the chief executive officer of the SBC Medical Group, Inc. and the Company, caused to be transferred 1,503,473 shares of common stock held by Dr. Aikawa to ZUU Funders Co., Ltd. for $0 as incentive shares pursuant to the Non-Redemption Agreement, dated January 11, 2024, by and among Pono, ZUU Target Fund for SBC Medical Group HD Investment Partnership (the “Fund”), SBC Medical Group Holdings Incorporated (“Legacy SBC”), and Dr. Yoshiyuki Aikawa, as amended.

On September 18, 2024, Mehana Capital LLC, the sponsor of Pono, and affiliates caused to be transferred 339,565 shares of common stock held by Mehana Capital LLC for $0 as follows: (i) 83,250 shares to Wolverine Flagship Fund Trading Limited, (ii) 96,030 shares to Amethyst Arbitrage International Master Fund, (iii) 100,000 shares to Radcliffe SPAC Master Fund, L.P. and (iv) 60,285 shares to Verition Multi-Strategy Master Fund Ltd. as incentive shares pursuant to the Non-Redemption Agreements, entered into in May 2023, by and among Pono, Mehana Capital LLC and certain unaffiliated stockholders, including Wolverine Flagship Fund Trading Limited, Amethyst Arbitrage International Master Fund, Radcliffe SPAC Master Fund, L.P. and Verition Multi-Strategy Master Fund Ltd.

On September 27, 2024, Second ZUU Target Fund for SBC Medical Group HD Investment Business Partnership and HeartCore Enterprise, Inc. exercised warrants to purchase 2,325,279 and 812,719 shares of common stock, respectively, for $0.01 per share resulting in approximately $31,380 in gross proceeds to the Company.

On September 27, 2024, Mehana Capital LLC, the sponsor of Pono, caused to be transferred 2,875,000 shares of common stock and warrants to purchase 634,375 shares of common stock held by Mehana Capital LLC for $0 as follows:

Transferee	Common Stock	Warrants
Dustin Shindo	989,770	634,375
Kotaro Chiba	333,525
Tatsuo Terabe	48,000
Akihiro Yamamoto	56,000
Kobashi Holdings Corporation	80,000
ENECHANGE Corporation	80,000
Masaki Yamamoto	80,000
Haruki Satomi	240,000
HIBC	80,000
Midas Capital Flagship Fund	68,705
Tohru Akaura	40,000
Six Tree Capital	40,000

Transferee	Common Stock	Warrants
Kazuo Sato	40,000
Atsumi Hasegawa	100,000
FFG FOF No.1 Investment Limited Partnership	100,000
Trisha Nomura	50,000
Mike Sayama	15,000
Darryl Nakamoto	100,000
Allison Van Orman	40,000
Hiroshi Tomishima	160,000
Masahiko Homma	40,000
Tsubasa Murakami	24,000
Jason Fujimoto	10,000
Adam Bauer	10,000
Shuhei Komatsu	50,000

As a result of the Closing of the Merger and the Business Combination, the business of SBC Medical Group, Inc. (“Legacy SBC”), became the business of the Company. Unless the context requires otherwise, references going forward to “Company,” “we,” “us,” “our” or “SBC” refer to SBC Medical Group Holdings Incorporated, a Delaware corporation and its subsidiaries.

Business Overview

The Company is a management company headquartered in Irvine California and Tokyo, Japan, that owns, operates, and provides management services to cosmetic treatment centers mainly in Japan. Specifically, SBC owns and operates one treatment center in Vietnam, provides management services to one treatment center in California and otherwise operates entirely in Japan. The history of Legacy SBC began with the establishment of L’Ange Cosmetique Co., Ltd. in 2003 and SBCMG (formerly Aikawa Medical) in 2017 for the purpose of providing management services to medical corporations and the medical clinics of the medical corporations. The history of the medical corporations and the medical clinics began in 2000 with the opening of Shonan Beauty Clinic in Fujisawa City, Japan, where Dr. Aikawa opened in private practice. Subsequently, Dr. Aikawa opened clinics in Yokohama in 2001 and Shinjuku in 2003, incorporated as Medical Corporation Shobikai in 2004, acquired a medical corporation named Medical Corporation Kowakai in 2009 and Medical Corporation Nasukai in 2009.

The Company is primarily focused on providing comprehensive management services to franchisee clinics, including but not limited to advertising and marketing needs across various platforms (such as social media networks), staff management (such as recruitment and training), booking reservations for franchisee clinic customers, assistance with franchisee employee housing rentals and facility rentals, construction and design of franchisee clinics, medical equipment and medical consumables procurement (resale), the provision of cosmetic products to franchisee clinics for resale to clinic customers, licensure of the use of patent-pending and non-patented medical technologies, trademark and brand use, IT software solutions (including but not limited to remote medical consultations), management of the franchisee clinic’s customer rewards program (customer loyalty point program), and payment tools for the franchisee clinics.

In 2017, we began providing our management services to our franchisee treatment center. The Company and its subsidiaries now provide management services to a total of 164 franchisee treatment centers under the brand name “Shonan Beauty Clinic” located in Japan. The Company also (i) owns and operates 1 treatment center under its “SBC” brand name in Ho Chi Minh City, Vietnam, as well as (ii) provides management service to 1 treatment center under its “SBC” brand name in Irvine, California in the United States (the “CA Clinic”), which is owned and operated by the related party. Our treatment center in Vietnam, and the franchisee treatment centers that we provide management services to, provide an array of surgical and non-surgical medical services that vary based upon location, including cosmetic surgery, dermatology, and dentistry. These medical services include but are not limited to breast augmentation, liposuction, rejuvenation treatments (including treatment of wrinkles, acne, scars, cellulite, excess fat, discoloration, and signs of aging), laser skin toning and spot removal, eyes double fold surgery, rhinoplasty, treatment of osmidrosis and hyperhidrosis, hair transplants, gynecological formation treatments, laser hair removal, face line surgeries, cosmetical dental procedures, tattoo removal, lasik eye surgery, lateral canthoplasty, brow lift procedures, androgenetic alopecia treatment, and cheek sagging prevention methods.

Since our inception, we have been committed to delivering high quality management services to our franchisee clinics. We believe our team of highly qualified and experienced professionals have underpinned our strong reputation as we continue to provide multifaceted management services to our franchisee clinics.

Corporate Structure

The Company’s subsidiary, SBC Medical Group, Inc., primarily operates through 11 wholly owned subsidiaries, two majority owned subsidiaries and one variable interest entity. The wholly owned subsidiaries consist of SBC Medical Group Co., Ltd., a Japan corporation (“SBC Medical Sub”), L’Ange Cosmetique Co., Ltd., a Japan corporation (“Lange Sub”), Shobikai Co., Ltd., a Japan corporation (“Shobikai Sub”), Liesta Co., Ltd., a Japan corporation (“Liesta”), SBC Sealane Co., Ltd., a Japan corporation (“SBC Sealane”), SBC Marketing Co., Ltd., Japan corporation (“SBC Marketing”), SBC Medical Consulting Co., Ltd., a Japan corporation (“SBC Medical Consulting”), Shoubikai Medical Vietnam Co. Ltd., a Vietnam corporation (“SBC Vietnam”), SBC Healthcare, Inc., a Delaware corporation (“SBC Healthcare”), SBC Irvine, LLC, a Delaware limited liability company (“SBC Irvine”), Kijimadairakanko Inc., a Japan corporation (“Kijimadairakanko”). The majority owned subsidiaries consist of Medical Payment Co., Ltd., a Japan corporation (“Med Payment”) and Skynet Academy Co., Ltd., a Japan corporation (“Skynet”). The variable interest entity is Aikawa Medical Management, Inc.

For the fiscal years ended 2023 and 2022, SBC Medical Group, Inc. (Legacy SBC formerly known as SBC Medical Group Holdings Incorporated) generated revenues of $193,542,423 and $174,160,618, respectively, reported net profit of $38,560,606 and $5,552,418, respectively, and cash flow provided by (used in) operating activities of $50,670,322 and $(47,369), respectively. As of December 31, 2023, Legacy SBC had retained earnings of $142,848,732. For the six months ended June 30, 2024 and 2023, Legacy SBC generated revenues of $107,910,122 and $83,914,044, respectively, Legacy SBC reported net profit of 37,307,541 and $16,273,173, respectively, and cash flow provided by (used in) operating activities of $22,874,760 and $(428,601), respectively. As of June 30, 2024, Legacy SBC had retained earnings of $180,090,892.

SBC Medical Group Co., Ltd., a Japan corporation (“SBC Medical Sub”), L’Ange Cosmetique Co., Ltd., a Japan corporation (“Lange Sub”), Shobikai Co., Ltd., a Japan corporation (“Shobikai Sub”) are each designated as a “medical service corporation” in Japan. In Japan, a medical service corporation is a legal entity that provides management service to “MCs”. The management services are conducted through FC contracts and service contracts between certain subsidiaries of the Company (SBC Medical Sub, Lange Sub, and Shobikai Sub) and the MCs that own all 164 of the treatment centers in Japan, which operate under the brand name “Shonan Beauty Clinic”. There are currently six MCs that the Company’s subsidiaries have entered into FC contracts and service contracts with, consisting of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai, and Medical Corporation Ritz Cosmetic Surgery (collectively, the “MCs”).

In addition to the six MCs, we have entered into service contracts with Medical Corporation Association Furinkai (the service contract regarding operation on November 22, 2023 and the service contract regarding management consulting on November 25, 2023 respectively) and Medical Corporation Association Junikai (the service contract regarding operation and the service contract regarding management consulting both on November 16, 2023). The scope of work (“SOW”) of the service contracts with these two MCs is limited to marketing, introduction of new treatment technologies and future business development while the SOW of the FC contracts with the six MCs are broad and define general rules in order to allow MCs to use the SBC brand name. Accordingly, the service contracts with these two MCs are different from the FC contracts with the six MCs and the clinics of these two MCs do not use the “Shonan Beauty Clinic” brand. Please see “— Material Contracts between the Company and MCs — Service Contracts” on page 60 herein for more information regarding the service contracts with Medical Corporation Association Furinkai and Medical Corporation Association Junikai.

All of the MCs are deemed to be related parties of the Company since relatives of the CEO of the Company are the members (or shain) of general meetings of members of the MCs. The CEO of the Company was previously a member of the six franchisee MCs until he ceased being a member in July 2023. The Company, through SBC Medical, owns equity “deposit” interests (or mochibun) of the six franchisee MCs. Although the Company, through SBC Medical, has an equity “deposit” interest to the rights to receive a distribution of residual assets in proportion to the amount of contribution in certain circumstances as provided in the articles of incorporation of each of the six MCs, the Company or SBC Medical does not have voting control over the corporate actions at general meetings of members (or shain) of the MCs per the requirements of the Japanese Medical Care Act and the MCs’ articles of incorporation.

Mission

Our primary mission is to provide quality comprehensive management services to the MCs and expand our “Shonan Beauty Clinic” brand. We plan to achieve the mission by maintaining and strengthening our market position and brand in the cosmetic medical treatment management market in Japan, Vietnam, and the United States, and by continuing to grow our presence globally. Accordingly, we have entered into franchise agreements and partner doctor independence support program agreements (the “Support Agreements”) with the MCs to define the scope of the management services that we provide to the MCs as well as the franchise operational provisions that the MCs must comply with. The term of the Support Agreements is until August 31, 2026, provided that such Support Agreements will continue to automatically renew for one (1) year successive periods unless either the Company or the respective MC provides notice of termination at least six (6) months prior to the expiration date of the Support Agreement. We receive a portion of our overall compensation for providing management services under the Support Agreements with the following MCs:

•        Medical Corporation Shobikai: from September 29, 2017

•        Medical Corporation Kowakai: from September 29, 2017

•        Medical Corporation Nasukai: from September 29, 2017

•        Medical Corporation Aikeikai: from September 29, 2017

•        Medical Corporation Jukeikai: from February 21, 2020

•        Medical Corporation Ritz Cosmetic Surgery: from May 31, 2021

Types of Services Provided

Advertising and Marketing Services.

The Company, through its subsidiary SBC Marketing, provides advertising and marketing services primarily to the MCs, including but not limited to the promotion of the MCs’ clinics’ services and brand on social media networks. We use various marketing and advertising methods to increase awareness of the “Shonan Beauty Clinic” brand.

The marketing services that we provide to the MCs include raising the profile of products and services, creating demand, promoting sales, and building brand image. Our public relations staff has set up target audiences, created promotional materials, and understand patient characteristics and needs, and continue to deliver effective messages to target audiences. Additionally, we utilize social media platforms such as Instagram and YouTube to establish a direct connection with end-users and foster a community. We also believe it is important to measure the effectiveness of marketing advertising and analyze the results. Our public relations staff evaluates the effectiveness of our advertising and makes the necessary adjustments to maximize the MC’s return on investment (ROI) and optimize it on a frequent basis, including but not limited to focusing on the types of services that are popular in each specific geographical location of our franchisee clinics.

Staff Recruitment, Training, and Management.

The Company, through its subsidiary SBC Medical Consulting and Shobikai Sub, provides staff recruitment and management services to the MCs. The Company maintains a working relationship with Ryotokuji University, a medical professional education institution located in Urayasu City of Chiba Prefecture in Japan, which acts as a platform for our recruitment management services. The university provides instruction and professional education to the students of the educational institution, including but not limited to physicians and nurses. We work directly with the university in an effort to recruit students that have completed the applicable education course, to work at one of our franchisee treatment centers. This allows our franchisee treatment centers to reduce recruitment costs by having access to a continuous flow of employee candidates that are newly trained for positions that the franchisee treatment centers need to fill. It also increases employee retention rates at our franchisee treatments centers since we have assisted in the recruitment of an employee that is trained for a specific position at the franchisee treatment center. Our staff recruitment service provides our franchisee clinics with access to a pool of skilled professionals who are well-prepared to make meaningful contributions to their respective healthcare environments. This allows for cost-effective talent acquisition, talent mobility, and enhanced retention rates.

We also provide training program services for all of the employees of our franchisee clinics. This training program is designed to provide employees with the knowledge and skills needed in our franchisee clinic operations, and is intended to improve employee competence and overall company productivity. The content of the training program is wide-ranging. First, we provide team-building training to strengthen cooperation and communication skills among employees. By fostering teamwork, we ensure that cooperation among staff members is smooth and efficient store operations are achieved.

We also provide training on clinic hygiene standards to help the MCs’ employees understand the importance of clinic hygiene. Adherence to strict standards in clinic hygiene is essential, and we ensure that the MCs’ employees are well-informed to protect the health and safety of the franchisee clinics’ patients.

The program also provides training on the basic operating rules and protocols. We train the MCs’ employees to make appropriate decisions in order to provide appropriate services to the patients of the franchisee clinics.

In a further effort to improve the work environment and promote respect for employees, we also provide sexual harassment training services. We emphasize the importance of creating a safe working environment for all staff.

Customer Management.

The Company, through its subsidiary Medical Payment, provides payment management services to the MCs. These services include but are not limited to the use of payment tools at the point of sale for the MC’s collection of payment from customers of the franchisee clinics.

Additionally, we earn substantial revenue through our points services, which involves managing the customer rewards program offered to customers of the franchisee clinics. The customer rewards program gives customers points for their birthday, certain referrals, and purchasing products or services at the franchisee clinic locations. The customers also receive additional loyalty benefits in connection with their accumulated points once they reach a certain number of visits to our franchisee clinics or reach certain spending thresholds, as further described below. The three tiers of the customer points ranking system are silver, gold, and diamond. The silver tier rank is the lowest tier rank and does not require a specific number of visits or spending amount to obtain. Silver tier rank customers receive 5,000 points on their birthday, 1% of the total spending amount back in points if the payment method for clinic services is cashless, 3% of the total spending amount back in points if the payment method for clinic services is in cash or through a medical loan, and 0% of the total spending amount back in points if the payment method for clinic services is entirely through medical insurance. The gold tier rank is achieved when the customer visits the franchisee clinics more than 6 times or spends more than 500,000 yen in a two-year period. Gold tier rank customers receive 10,000 points on their birthday, 2% of the total spending amount back in points if the payment method for clinic services is cashless, 4% of the total spending amount back in points if the payment method for clinic services is in cash or through a medical loan, and 0% of the total spending amount back in points if the payment method for clinic services is entirely through medical insurance. The diamond tier rank is achieved when the customer visits the franchisee clinics more than 8 times or spends more than 1,000,000 yen in a two-year period. Diamond tier rank customers receive 15,000 points on their birthday, 3% of the total spending amount back in points if the payment method for clinic services is cashless, 6% of the total spending amount back in points if the payment method for clinic services is in cash or through a medical loan, and 0% of the total spending amount back in points if the payment method for clinic services is entirely through medical insurance. The customers may use the earned points for discounts on select services offered by our franchisee clinics, and each point may be used for a discount amount equal to 1 yen. The customer’s points expire if the points remain unused for a period of 12 months. Accordingly, at the time that a customer’s points expire, the Company earns 1 yen for each customer point that expires.

Employee Services.

The Company, through its subsidiary Liesta, provides employee management services to the MCs, including assistance with the location and securement of rental housing in Japan for employees of the MCs as well as facility rentals in Japan for the MCs.

Construction and Design.

The Company, through its subsidiary SBC Sealane, provides construction and design management services to the MCs, by coordinating engagement with our preferred general contractors for the clinic construction and design, as well as overseeing the process.

Medical Equipment and Supplies.

The Company acts in the capacity of a purchasing agent by supplying medical devices, medical equipment (including through leases of such equipment), implants, injection materials, other medical consumables, as well as skin care and beauty products that we resell to the MCs for use in their clinics.

Licensure of Intellectual Property and Technologies.

The Company licenses the use of patent-pending and non-patented intellectual property, including but not limited to medical technologies, trademark, trade names, and brand use, to the MCs. Each of the clinics owned by the MCs licenses the use of our brand name, “Shonan Beauty Clinic”, as well as the right to use the name “SBC Medical Group”.

We have also granted the MCs the right to use the know-how of the clinic operations, offer the procedures designated by us, conduct business activities under our brand name, and utilize our specialized technologies for procedures. We license the use of our highly standardized operational procedures, developed through years of industry experience and accumulated know-how, to the MCs. Our specialized technologies for procedures enhance the safety and efficiency of these cosmetic surgery procedures and include, but are not limited to, puncture devices for buried double eyelid procedures, simplified buried method surgical equipment, proprietary surgical sutures, silicone bags for breast augmentation simulations, and microscopic hair volume evaluation method for the treatment of androgenetic alopecia. Additionally, we license the use of patent-pending and non-patented safety management methods to the MCs for procedures such as full-incision double eyelid surgery, lateral canthoplasty, brow lift procedures, cheek sagging prevention methods, hair removal safety management methods, tattoo removal treatments, and hyperhidrosis procedures.

The Company licenses the use of simulation technology to the MCs aimed at enhancing the skills, standardization, and education of professional staff that are providing medical services at the MCs’ clinics, and licenses the use of such technologies to the MCs. By utilizing our collection of medical cases and artificial intelligence, we employ technologies such as virtual reality, rendering, computing, 5G/6G, and Web3.0 to create simulators for the services that the MCs’ treatment centers provide. For example, SBC AI Eye is the industry’s first double AI simulation service. The highly accurate double AI simulation service has been achieved by learning from actual case data of franchisee’s clinic, which totals 600,000 double layer cases, using an AI model based on the most advanced AI technology, GAN (adversarial generative network). This service enables a 10-step simulation of double layer width on “your own face”, whereas double layer surgery has generally been studied using photographs of other people’s cases. These new technologies offer benefits to our franchisee treatment centers, such as efficient education, knowledge sharing, improved procedural accuracy, proactive support, and remote operations. Through simulation technology, medical professionals can simulate various scenarios and anticipate potential complications, enabling them to develop proactive strategies and responses. We believe this improves the level of patient safety and care at our franchisee clinics. The integration of advanced technologies, such as 5G/6G, allows for remote operations and consultations, enabling medical experts at our franchisee clinics to provide guidance and perform procedures from a distance, expanding access to specialized care and expertise.

Supplementary information regarding other business activities and service overview diagram

Subsidiaries under our group operate businesses not only our core medical business services. Corporations whose sales account for less than 1% of the group are omitted.

Our Strengths

Brand.    Our group’s brand name “Shonan Beauty Clinic” has been developed for over 20 years in the medical industry on the basis of safe and reliable medical services that are primarily cosmetic in nature. We maintain high standards for quality control and customer service in both our directly owned and operated clinic, as well as our franchisee clinics in order to continue to build upon this foundation. In addition, some of the doctors that provide services at our franchisee clinics also publish medical related articles and participate in conferences in Japan and overseas. We believe that this cohesive approach and consistent quality of service promotes global recognition of our brand name.

Comprehensive Medical Services.    The Company’s directly owned and franchisee clinics provide a variety of medical treatments to meet all of the clinics’ patients’ needs. Both the Company and the MC franchisees focus on building long-term relationships with patients, and customer satisfaction rate ranks highly among Japanese beauty medical service providers. According to an internal report from our MCs’ franchisee clinics, the franchisee clinics have an average repeat customer rate of over 90%, and a total of over 3.4 million customers globally during 2022. Accordingly, we have been able to continue to provide a high level of management services to the MCs while benefiting from the increasing number of clinics.

Technology.    The Company focuses on developing and licensing simulation technology aimed at enhancing the skills, standardization, and education of professional doctors that are providing medical services at our franchisee clinics. By utilizing our collection of medical cases and artificial intelligence, we employ technologies such as virtual reality, rendering, computing, 5G/6G, and Web3.0 to create simulators for the services that our treatment centers provide. These simulators offer benefits to our treatment centers, such as efficient education, knowledge sharing, improved procedural accuracy, proactive support, and remote operations. Through simulation technology, medical professionals can simulate various scenarios and anticipate potential complications, enabling them to develop proactive strategies and responses. We believe this improves the level of patient safety and care at our franchisee clinics. Our goal is to achieve standardized medical techniques through the development of these technological advancements. The integration of advanced technologies, such as 5G/6G, allows for remote operations and consultations, enabling medical experts to provide guidance and perform procedures from a distance, expanding access to specialized care and expertise.

Management Services.    The management services that we provide to our franchisee clinics, through our subsidiaries, include but are not limited to advertising and marketing needs across various platforms (such as social media networks), staff management (such as recruitment and training), booking reservations for customers, assistance with franchisee employee housing rental, facility rentals, construction and design, medical equipment procurement (resale), the provision of cosmetic products to franchisees for resale at the franchise locations (resale), licensure of the use of patent-pending and non-patented medical technologies, trademark and brand use, IT software solutions for remote medical consultations, and payment tools for franchisee customers. We believe that our advertising and marketing services (including but not limited to promotion on social media networks) help create effective campaigns that promote our franchisee clinic services and attract a wider audience of customers. We also believe that our maintenance and operation of the booking and reservation process for customers ensures a seamless user experience when booking services at our franchisee clinic locations. These services provide valuable guidance and expertise to our franchisee clinics, helping them optimize their operations, improve patient experience, and enhance overall performance. We believe this to be a crucial component of fostering our franchisees’ growth and success.

Internal Processes and Protocols.    To promote high standards of quality and service, we have implemented internal processes and protocols. These measures include ongoing training and education programs for our employees and the employees of our franchisee clinics, continuous monitoring of treatment outcomes, and adherence to industry guidelines and regulations. By upholding these standards, we aim to maintain and enhance our franchisees’ reputation as a trusted provider of cosmetic medical services.

Our Growth Strategies

Pursue New Clinic Development.    We have pursued a disciplined new clinic growth strategy, having expanded our concept and franchisee model across varying clinic sizes and geographies. We plan to leverage our expertise in opening new clinics and our success in the Japan market to fill in existing markets and expand into new geographies with the same careful planning as we have demonstrated in the past. We will continue to utilize our existing strategy of exploring opportunities for directly owned and operated clinics (including but not limited to merger and acquisition transactions) as well as additional franchisee clinics. See also our real estate strategy under “Site Development and Expansion — Site Selection Process.” We believe that our revenue will increase if we are able to increase the number of franchisee clinics that we provide management services to, since we would be providing our services to additional locations. We believe that we have the potential to increase global recognition of our brand. However, we cannot predict the time period over which we can achieve any level of franchisee clinic growth or whether we will achieve this level of growth at all. Our ability to achieve new franchisee clinic growth is impacted by a number of risks and uncertainties beyond our control, including those described in “Risk Factors”.

Deliver Consistent Comparable Franchisee Clinic Sales Growth.    We believe we will be able to generate comparable franchisee clinic growth by growing our customer base through increased brand awareness, consistent delivery of quality surgical and non-surgical medical services by our clinic and our franchisee clinics, acquiring and developing cutting edge medical services to be licensed to our franchisee clinics, and franchisee clinic renovations. We will continue to manage our franchisee clinics and pricing as part of our overall strategy to increase the number of customers and the average amount spent by customers. We continue to explore initiatives to increase skin care product sales, enhance the services offered by our clinic and our franchisee clinics, and improve our appointment booking process. Our franchisee client rewards program, which has been rolled out across the entire franchisee clinic base in Japan, tracks customers’ spending and awards customers with points based upon such spending (1 point for each 1 yen spent). The rewards program also gives customers points for their birthday and certain referrals. The customers also receive additional loyalty benefits in connection with their accumulated points once they reach a certain number of visits to our franchisee clinics (tiers for a total of 6 visits and 8 visits in 2 years) or reach certain spending thresholds (tiers for a total of 500,000 yen spent and 1,000,000 yen spent in 2 years). The customers may use the earned points for discounts on select services offered by our franchisee clinics.

Increase Profitability.    During our expansion, we have invested in our infrastructure and personnel, which we believe positions us to continue to scale our business operations. As we continue to grow, we expect to drive higher profitability at the corporate level by leveraging our existing support infrastructure, as we believe that as the number of the franchisee clinics that we provide management services to grows, our general and administrative costs over several years will increase at a slower rate than our revenues.

Heighten Brand Awareness.    We intend to continue to pursue targeted local and global marketing efforts and plan to increase our brand awareness (including but not limited to advertising on social media platforms). We intend to continue to promote limited time discounts on services provided by the franchisee clinics through our advertising services to build customer loyalty and brand awareness. The number of patients that undergo cosmetic procedures at our franchisee clinics and patient growth trajectory have been a key indicator of our success and brand awareness. In 2021, our franchisee clinic patient base reached 3.0 million individuals. This figure increased further in 2022, reaching approximately 3.4 million users. This growth reflects the growing demand for cosmetic surgery procedures and the confidence that patients have in our brand and services.

Procedure and Product Development.    We intend to continue to collect and analyze extensive medical data, develop innovative procedures and products, and obtain intellectual property rights to new products and procedure methodologies relating to skin care and the medical services provided by our franchisee clinics. These assets are then provided to our franchisees. We intend to continue to offer guidance and technical training to our franchisee clinics’ employees with respect to these new products and procedure methodologies in order to stay at the forefront of medical advancements.

Competition

Management Service Competition.

With respect to our management services, we do not face significant competition from third parties because all of our management service revenue is derived from our relationship with the MCs, which are related parties.

Clinic and Brand Competition

Our franchisee clinics face significant competition from a variety of locally owned beauty clinics and Japanese chain beauty clinics offering both cosmetic medical services, as well as cosmetic products. Major competitors of our franchisee clinics including those in Japan but also in the global cosmetic surgery market such as Aesthetic Medispa, Alma Lasers, B. Braun SE, Cynosure Aesthetics, Evolus, Inc., Galderma S.A., Genesis Biosystems, Inc., Inmode Ltd., IRIDEX Corporation, Lumenis Be Ltd., Revance Therapeutics, Inc., Sientra, Inc., Sinclair Pharma Limited, Stryker Corporation, and Surgery Partners. Our clinic in Vietnam and our related party’s clinic in the US are still in the early stages of development in our efforts to penetrate global competition. However, we believe that our franchisee clinics, a clinic in Vietnam and a clinic in the US compete primarily based on service quality, patient experience, ambience, location, convenience, value perception, and price. The competition continues to intensify as competitors to our clinic in Vietnam and our franchisee clinics increase the breadth and depth of their cosmetic medical service and cosmetic product offerings, and open new clinics. A decrease in the revenue of the MCs’ franchisee clinics as a result of such increased competition would directly result in a reduction of the Company’s revenue since we receive substantial revenue from the MCs as part of our compensation for management services.

We investigate the brand image and concept of competitors to our clinic and our franchisee clinics from the viewpoint of brand and awareness. It is important to understand the franchisee clinic’s impact on its patients because each competitor offers unique characteristics and value. Also, famous chain clinics and locally popular clinics can be a competitive factor.

In terms of pricing strategies, we compare pricing strategies from competitors to our clinic and our franchisee clinics, such as price ranges, extent of services provided, and discount campaigns. Because prices have a significant impact on consumer choice, we understand price competition with competitors and consider our own pricing strategy when we set the guidelines for the pricing of services for our franchisee clinics and our clinic in Vietnam. However, it is important to strike a balance, because customers value quality and service as well as price.

In terms of quality and service, we evaluate the quality of service provided by and the working experience of our franchisee clinics’ competitors’ employees. Because patients want high quality service and highly experienced staff members (such as doctors and nurses), the aim is to understand the quality provided by competitors and to find the point of differentiation of the company. We use review sites and word-of-mouth information to gather patient opinions and understand the potential for improvement of our franchised brand.

In terms of the number of clinics and development, we evaluate our regional competitiveness by comparing the number of clinics and the regions in which the franchisee clinics’ competitors operate. We track franchisee clinics’ competitors’ plans to open new clinics and their expansion strategies to understand the status of competition in the market. This provides us with useful information to consider when determining franchisee clinic growth opportunities.

In terms of customer satisfaction and feedback, we analyze patient satisfaction surveys and feedback from the patients of our clinic in Vietnam and the franchisee clinics as part of our management services to the MCs. The goal is to understand the patient’s assessment and find ways to improve our franchised brand. We compare the patient experience at the franchisee clinics with that of our competitors and consider differentiation strategies and service improvement measures in order to preserve our franchised brand integrity. Considering the above points of view, we analyze competitors to understand our strengths and competitive challenges, and conduct strategic decision making. By comparing the competitors to our franchisee clinics and our clinic in Vietnam, we are determining the direction to improve the competitiveness of our franchise in the market.

Business Trends

In the cosmetic medical service and product industry, patient preferences and needs are very important. Service trends and patient interests can change. For example, there is a growing demand for non-invasive cosmetic services. The key to success is for our clinic in Vietnam and the franchisee clinics to offer cosmetic services and products tailored to patient’s needs and preferences. The success of the MCs’ franchisee clinics would directly impact our success since we receive substantial revenue from the MCs as part of our compensation for management services.

The cosmetic medical industry is highly dependent on general economic conditions. During economic boom times, patient discretionary income tends to increase and demand for cosmetic medical services and products tends to increase. In particular, whereas the inflation rate in Japan is moderate compared to Western countries, costs and wages are on an upward trend. In the event of rapid inflation, there is a risk of deterioration in business performance, such as inability to pass on higher purchase costs and other costs to price. To date, inflationary pressures have not materially impacted our operations. On the other hand, during economic downturns, demand may fall due to economic uncertainty and the impact of spending cuts, especially since many of the cosmetic medical services our franchisee clinics and our clinic are elective.

Depending on economic conditions and individual circumstances, patient discretionary spending priorities may change, and some patients may place a higher priority on obtaining cosmetic services and products and actively allocate their budget accordingly. Other patients may be more likely to refrain from buying elective cosmetic services and products to save money. These trends have a significant impact on the demand for our franchisee clinics’ cosmetic services and products. A decrease in the revenue of the MCs’ franchisee clinics as a result of such increased economic conditions would directly result in a reduction of the Company’s revenue since we receive substantial revenue from the MCs as part of our compensation for management services.

Demographic trends, such as changes in population age structure, family structure, and lifestyle, are also important factors. For example, younger and middle age generations may be more willing to undergo elective cosmetic procedures and purchase cosmetic products. Older generations, on the other hand, may be more likely to be apprehensive about undergoing elective cosmetic procedures.

Competitive presence is an important factor in the cosmetic clinic industry. The presence of competitors in the same category or an increase in new entrants can increase patient choices and diversify demand. Differentiation and uniqueness from competitors are required, especially in high income geographical locations.

These factors also directly or indirectly affect consumer confidence. Patients choose beauty clinics they trust based on economic and competitive conditions. Newly opened clinics, especially in new geographical locations, also tend to have an initial revenue peak, known as the honeymoon period, followed by a decline.

While these factors influence the success of the beauty clinic industry, it is important to understand trends and customer needs across the industry, and to develop flexible strategies and appropriate measures for preserving our brand integrity. Focusing on improving clinic quality, service, and patient experience are required to maintain our franchised brand.

Suppliers

As of June 30, 2024, we had approximately 203 suppliers, providing us with a diverse selection of medical equipment, supplies and medical consumables. We facilitate the sale of medical equipment, supplies and medical consumables to the MCs as part of our management services. Our suppliers fall into five key categories: medical devices, medical equipment, implants, injection materials and other medical consumables.

We have a system for selecting reliable and quality suppliers, with a selection and review process based on qualification of the business and/or products, pricing, reputation, service quality, delivery schedule and product offerings. We maintain multiple suppliers for key categories of purchases to ensure continuity and quality of supply. Payment terms with the majority of our suppliers are on open account. Certain suppliers grant us credit periods ranging from 20 to 60 days, although we generally pay on delivery.

We have not previously encountered any major problems in sourcing despite not having long-term contracts with our suppliers, nor did we encounter any business disruption due to supply shortages or delays. In any event, we believe any shortage or delay in the supply of implants, injection materials and medical consumables will not have any material impact on us as we are able to switch to other suppliers with comparable quality and prices. However, the outbreak of a global pandemic such as the novel coronavirus disease (COVID-19) may cause business disruption due to supply shortages or delays. Certain third parties with whom we engage, including our third-party manufacturers, suppliers, regulators and other third parties with whom we conduct business may adjust their operations and assess their capacity in light of a global pandemic such as the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, our ability to conduct our business and facilitate the sale of medical equipment, supplies and medical consumables to the MCs in the manner and on the timelines presently planned could be materially and negatively impacted, including but not limited to delays in our supply chain which could delay or otherwise impact our business. A decrease in the revenue of the MCs’ franchisee clinics as a result of supply chain delays and a decrease in the volume of purchases of medical equipment, supplies and medical consumables by the MCs would directly result in a reduction of the Company’s revenue.

Our customers

The majority of the customers of our directly owned and operated clinic in Vietnam, as well as our franchisee clinics, are individuals aged between 20 and 40. This age cohort represented approximately 85% of the clinic customer base in 2023, while customers above 40 represented approximately 15% of the clinic customer base in 2023.

RECENT DEVELOPMENTS

For a detailed description of recent developments of the Company, see “Description of Business — Recent Developments” on page 77 of this prospectus.

Implications of Being a Controlled Company

The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements. Dr. Yoshiyuki Aikawa controls approximately 90.23% of the voting power of our outstanding common stock, and, therefore controls a majority of the voting power of the Company’s outstanding common stock, and the Company is a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•        that a majority of the board consists of independent directors;

•        for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•        that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While the Company does not intend to rely on these exemptions, the Company may use these exemptions now or in the future. As a result, the Company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Corporate Information

Our principal executive offices are located at 200 Spectrum Center Dr., Suite 300, Irvine, CA 92618, and our telephone number at that location is (949) 593-0250. The address of our website is https://sbc-holdings.com/. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

The name of the Company, the logos of the Company, and other trade names, trademarks or service marks of the Company appearing in this prospectus are the property of the Company. Trade names, trademarks and service marks of other organizations appearing in this prospectus are the property of their respective holders.

THE OFFERING

We are registering (i) the issuance by us of up to 12,134,375 shares of our Common Stock which may be issued upon the exercise of the Warrants, and (ii) the resale from time to time by the Selling Securityholders of 9,350,846 shares of Common Stock. “Warrants” means our redeemable warrants, which includes all of our warrants sold as part of the Public Units as well as the Private Placement Warrants.

Common Stock and Warrants Held by Selling Securityholders

Securities Outstanding Prior to This Registration

103,020,816 shares of our Common Stock are issued and outstanding as of October 3, 2024. In addition, as of October 3, 2024, 12,134,375 shares of Common Stock underlying Warrants are issuable upon exercise of the 12,134,375 outstanding Warrants.

Securities Outstanding After This Registration

116,015,626 shares of our Common Stock, which assumes the exercise of all Warrants. The number of outstanding shares of Common Stock that will be outstanding after this offering excludes 15,000,000 shares of Common Stock reserved and available for issuance under the SBC Medical Group Holdings Incorporated 2024 Equity Incentive Plan (the “Incentive Plan”).

Common Stock Held by the Selling Securityholders	We are registering 9,350,846 shares of Common Stock held by the Selling Securityholders named herein.
Private Placement Warrants offered by certain Selling Securityholders

We are registering 634,375 Private Placement Warrants to be offered from time to time by certain Selling Securityholders. Each Private Placement Warrant entitles the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, subject to adjustment as set forth in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Warrants Held by the Selling Securityholders

Each Public Warrant and Private Placement Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $11.50 per share. The Private Placement Warrants may also be exercised on a cashless basis pursuant to the terms of such warrants.

Terms of Offering

The Selling Securityholders will determine when and how they will dispose of the Common Stock and Private Placement Warrants registered under this prospectus for resale, as well as any shares of Common Stock issued by the Company in a registered issuance under this prospectus upon exercise of any Warrants.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares of Common Stock or Private Placement Warrants by the Selling Securityholders. However, we will receive proceeds from the cash exercise of Warrants if they are exercised by the Selling Securityholders, provided that the Private Placement Warrants may be exercised on a cashless basis. We intend to use any net proceeds from the cash exercise of the Warrants for working capital, and general corporate purposes.

Trading Market and Ticker Symbol	The Company’s Common Stock and Public Warrants currently have been quoted on the Nasdaq Global Market and Nasdaq Capital Market, respectively, under the symbols “SBC” and “SBCWW,” respectively.

Issuance of Warrant Shares Underlying the Warrants

Warrant Shares to be Issued upon Exercise of Warrants	12,134,375 shares of Common Stock underlying the Warrants.
Shares Outstanding Prior to Exercise of Warrants	103,020,816 shares of Common Stock as of October 3, 2024.
Shares to be Outstanding Assuming Exercise of All Warrants	116,015,626 shares of Common Stock.
Terms of Warrants

Each Public Warrant and Private Placement Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $11.50 per share. Each Public Warrant and Private Placement Warrant may be exercised at any time commencing on October 17, 2024 until October 17, 2029, or earlier upon redemption or liquidation.

Use of Proceeds

We expect to receive approximately $139,545,312 in gross proceeds assuming the cash exercise of all of the Public Warrants and Private Placement Warrants at an exercise price of $11.50 per share of Common Stock. However, the Private Placement Warrants may be exercised on a cashless basis, in which case we would expect to receive $132,250,000 in gross proceeds from the cash exercise of the Public Warrants. We intend to use any net proceeds from the cash exercise of the Warrants for working capital and general corporate purposes.

Trading Market	Our Public Warrants are currently quoted on the Nasdaq Capital Market under the symbol “SBCWW.”

____________

(1)      The number of shares of common stock expected to be outstanding after this offering is based on 103,020,816 shares of common stock outstanding as of October 3, 2024.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SBC MEDICAL GROUP, INC.

The following table presents the selected historical financial data of Legacy SBC, the direct subsidiary of the Company, for the periods indicated. The selected historical financial data for the years ended December 31, 2023 and 2022 and the balance sheet data as of December 31, 2023 and 2022 are derived from the audited consolidated financial statements of Legacy SBC. The summary historical financial data for the six months ended June 30, 2024 and 2023 and the balance sheet data as of June 30, 2024 are derived from the unaudited consolidated financial statements of Legacy SBC.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should carefully read the following selected financial information in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy SBC.” and Legacy SBC’s financial statements and the related notes.

	Year Ended		Six Months Ended
	December 31, 2023	December 31, 2022 (Restated)	June 30, 2024	June 30, 2023
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Statement of Operations Data
Revenues, net	$193,542,423	$174,160,618	$107,910,122	$83,914,044
Cost of revenues	56,238,385	59,327,724	28,971,072	23,475,757
Gross profit	137,304,038	114,832,894	78,939,050	60,438,287
Total operating expenses	66,643,972	94,715,355	27,187,605	33,790,770
Income from operations	70,660,066	20,117,539	51,751,445	26,647,517
Total other income	2,919,269	3,559,228	2,537,190	2,296,638
Income before provision for taxes	73,579,335	23,676,767	54,288,635	28,944,155
Income tax expense	35,018,729	18,124,349	16,981,094	12,670,982
Net income	38,560,606	5,552,418	37,307,541	16,273,173
Less: net income (loss) attributable to non-controlling interests	(809,430)	(762,584)	65,381	(398,189)
Net income attributable to Legacy SBC	$39,370,036	$6,315,002	$37,242,160	$16,671,362
Total comprehensive income (loss)	25,696,160	(7,766,255)	18,067,140	(2,381,177)
Less: comprehensive loss attributable to non-controlling interests	(948,896)	(760,230)	(70,000)	(741,527)
Comprehensive income (loss) attributable to Legacy SBC	26,645,056	(7,006,025)	18,137,140	(1,639,650)
Net income per share attributable to Legacy SBC
Basic and diluted net income per share	$4.95	$0.79	$4.69	$2.10
Balance Sheet Data (at period end)
Cash and cash equivalents	$103,022,932	$51,737,994	$103,702,770	—
Working capital(1)	$73,454,656	$11,696,157	$94,711,371	—
Total assets	$258,805,271	$225,482,399	$255,246,347	—
Total liabilities	$114,995,022	$117,632,316	$94,590,753	—
Stockholder’s equity	$143,810,249	$107,850,083	$160,655,594	—

____________

(1)      Working capital is defined as total current assets minus total current liabilities

SUMMARY HISTORICAL FINANCIAL INFORMATION OF PONO CAPITAL TWO, INC.

The summary historical consolidated financial information of Pono Capital Two, Inc. (“Pono”) as of and for the six months ended June 30, 2024 and 2023 was derived from the unaudited condensed consolidated interim financial statements of Pono. The summary historical consolidated financial information of Pono for the year ended December 31, 2023 was derived from the audited financial statements of Pono.

This information is only a summary and should be read in conjunction with Pono’s consolidated financial statements and related notes and the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pono Capital Two, Inc.”

	For the Six Months Ended June 30, 2024	For the Six Months Ended June 30, 2023
	(Unaudited)	(Unaudited)
Net (loss) income	$(600,812)	$810,119
Basic and diluted weighted average shares outstanding, Class A common stock	5,270,356	8,621,878
Basic and diluted net (loss) income per share, Class A common stock	(0.11)	0.08
Basic and diluted weighted average shares outstanding, Class B common stock	1	2,033,149
Basic and diluted net income per share, Class B common stock	$(0.11)	$0.08
Balance Sheet Data:	June 30, 2024	December 31, 2023
	(Unaudited)
Cash	$1,384,834	$284,394
Prepaid expenses	$59,253	$110,149
Marketable securities held in Trust Account	$18,081,721	$20,850,793
Total assets	$19,525,808	$21,245,336
Total liabilities	$8,509,642	$6,634,044
Total Stockholders’ Equity (Deficit)	$8,830,564	$(5,994,912)

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares and warrants. Refer to “Cautionary Note Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Summary of Material Risks

•        We are a holding company and depend upon our operating subsidiaries for our cash flows.

•        We may need additional capital, and we cannot be sure that additional financing will be available.

•        A new health epidemic could significantly disrupt our operations and adversely affect our results of operations.

•        We may not grow our franchise system or we may lose business by failing to compete effectively or by failing to manage the reputation of our brand.

•        The financial performance of our franchisees can negatively impact our business.

•        The interests of our franchisees may conflict with ours or yours in the future and we could face liability from our franchisees or related to our relationship with our franchisees.

•        We could face liability from or as a result of our franchisees.

•        We have limited control with respect to the operations of our franchisees, which could have a negative impact on our business.

•        The challenging economic environment may affect our franchisees, with adverse consequences to us.

•        If we are unable to obtain, maintain or protect intellectual property rights, in Japan, in Vietnam, in the U.S. and throughout the world, we may not be able to compete effectively in our market or globally.

•        We have substantial franchisee concentration.

•        Our reputation and the trading price of our common stock may be negatively affected by adverse publicity or detrimental conduct against us.

•        We are a relatively young company with a short operating history, and we may not be able to sustain our rapid growth, effectively manage our growth or implement our business strategies.

•        Our franchisee clinics may not be successful in competing in the cosmetic clinic industry.

•        The Company may face competition from senior management who cease working for it, and the Non-Competition Agreements may be unenforceable and expire two years following the Closing.

•        Any significant change in the franchisee clinic customer reward program could have a negative impact on our business.

•        Any significant cybersecurity incident or disruption to our operating systems could subject us to significant reputational, financial, legal and operational consequences.

•        We may be compelled to undertake product recalls or take other actions, which could adversely affect our brand image and results of operations.

•        We may become subject to product liability claims or warranty claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claim.

•        We have little experience in providing management services to franchisee clinics located outside of Japan and we are subject to a variety of costs and risks due to our continued international expansion.

•        Our operations may be interrupted by utility shortages or stoppages, fire, natural disaster or other calamities at or near our facilities.

•        Our business and prospects depend significantly on our ability to build our Shonan Beauty Clinic brand.

•        Our employees, agents, business partners or subcontractors may engage in misconduct or other improper activities, which could cause us to lose contracts, expose us to damages, harm our reputation and diminish investor confidence in our company.

•        Any decline in the business of our business partners or the deterioration of our relationship with them could have a material adverse effect on our operating results.

•        Safety issues or public perceptions of safety issues concerning cosmetic services could have a material adverse impact on our business.

•        If our franchisee clinics or our clinic in Vietnam fail to comply with environmental and work safety laws and regulations, the Company and the franchisee clinics could become subject to fines or penalties or incur costs that could harm our business.

•        If our business partners, independent contractors, suppliers, or franchisee clinics fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity beyond our own control.

•        Failure to safeguard personal information could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.

•        Failure by the MCs to comply with the Medical Care Act in Japan could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.

•        The execution of our business plans requires a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute the equity interests of our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

•        We are subject to risks associated with strategic alliances or acquisitions. If we cannot manage the growth of our business or execute our strategies effectively, our business and prospects may be materially and adversely affected.

•        Our business could be adversely affected by trade tariffs or other trade barriers.

•        We and our subsidiaries have limited insurance coverage, which could subject us to significant costs and business disruption.

•        Any financial or economic crisis or perceived threat of such a crisis may materially and adversely affect our business, financial condition and results of operations.

•        If the landlords of our and our subsidiaries’ leased properties fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of our offices could be materially and adversely affected.

•        The MCs may fail to pay us in accordance with the terms of their franchise and management services agreements, at times necessitating action by us to attempt to compel payment.

•        We believe our success depends on continuing to invest in the growth of our worldwide operations by expanding franchisee clinics to new geographic markets. If the franchisee clinic opportunities in these new markets are less than anticipated, or if the customer growth or sales in these markets do not meet our expectations, our results of operations and financial condition may be adversely affected.

•        If we fail to maintain an effective system of internal controls over financial reporting, including remediating known material weaknesses in our internal controls as of December 31, 2023, we may not be able to report our financial results timely and accurately or prevent fraud, which could adversely affect investor confidence in our company, and in turn, our results of operations and our stock price.

•        Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject the Company to additional trading restrictions.

•        The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Risks Relating to Our Business and Industry

We are a holding company and depend upon our operating subsidiaries for our cash flows.

We are a holding company. Almost all of our operations are conducted, and almost all of our assets are owned, by our operating subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our operating subsidiaries and the payment of funds by these operating subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our operating subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our operating subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

We may need additional capital, and we cannot be sure that additional financing will be available.

Although we currently anticipate that our available funds and cash flow from operations will be sufficient to meet our cash needs for the foreseeable future, we may require additional financing. Our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to it on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our common stock, and the existing stockholders may experience dilution.

A new health epidemic could significantly disrupt our operations and adversely affect our results of operations.

Our business could be significantly affected by public health epidemics that may hit Japan and/or other countries where MC’s clinics are located, such as the outbreak of coronavirus, avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus or other disease. For example, the severity of the COVID-19 pandemic resulted in lock-downs, travel restrictions and quarantines imposed by governments across the world and materially affected general commercial activities on a global scale.

A COVID-19 outbreak may result in customers of the MCs’ clinics ceasing services or purchases, canceling or reducing orders for beauty products or services, or failing to make payments owed to the MCs in a timely manner or at all. The COVID-19 pandemic has caused, and is expected to cause in the near future, an economic downturn in many countries. Such general economic slowdown may reduce the demand for beauty products and services at the MCs’ clinics. In the international market, the pandemic has continued to significantly affect many parts of the world, including Asia and North America, where many of our customers and business partners are located. Any future outbreak of a contagious disease, and other adverse public health developments may restrict economic activities in affected regions, resulting in reduced business volume, temporary closure of the MCs’ clinics production facilities and offices, as well as our offices, or otherwise disrupt our business operations and adversely affect our results of operations. Such events may cause a decrease in the revenue of the MCs’ clinics, which may materially and adversely impact our business and result of operations because we receive substantial revenue from the MCs as part of our compensation for management services.

We may not grow our franchise system or we may lose business by failing to compete effectively or by failing to manage the reputation of our brand.

Our success and growth prospects depend on the strength and desirability of our brand. We believe that potential franchisees choose clinics based primarily on the value and quality of the brand and services, the extent to which affiliation with that franchisor may increase the franchisee’s revenue, and the franchise management service fees charged. Demographic, economic or other changes in markets may adversely affect the desirability of our brand and, correspondingly, the number of clinics franchised.

The terms of new franchise management service agreements may not be as favorable as our current franchise management service agreements. For example, we may be required to reduce or change fee structures due to regulatory changes, make greater use of financial incentives such as loans and guaranties to induce the MCs to open new clinics and/or reduce the level of property improvements required before operating under our brand names. This could potentially impact our margins negatively. In addition, unfavorable borrowing conditions may discourage potential franchisees from expanding or constructing new clinics, thereby limiting a source of growth of the franchise management service fees received by us.

Also, each of our franchisee clinics competes with major clinic chains in national and international markets and with independent companies in regional markets. Our ability to remain competitive and to attract and retain franchisee clinic customers depends on our success in distinguishing our management service, including but not limited to resale of cosmetic products, and services from those offered by competitors to our franchisee clinics. If we are unable to compete successfully in these areas, this could adversely affect our market share and our results of operations.

The financial performance of our franchisees can negatively impact our business.

As all of the MC’s clinics, except clinics of Medical Corporation Association Furinkai and Medical Corporation Association Junikai and one clinic located in Vietnam, were franchised as of June 30, 2024, our financial results are dependent in significant part upon the operational and financial success of our franchisees. To the extent we are unable to increase the number of franchise clinic locations in certain locations, are prevented from increasing franchise clinic locations due to historical performance, government regulations, licensing, registrations, or other factors, we will have a material negative impact on future revenues. Our revenue model and cash flows rely heavily on franchise management service fees as well as the expiration of clinic customer reward points. A significant reduction in the total number of new franchisee clinics opened would have a material adverse effect on future revenues. We have established operational standards and guidelines for our franchisees; however, we have limited control over how our franchisees’ businesses are run. While we are responsible for the anticipated success of our entire system of clinics and for taking a longer-term view with respect to system improvements, our franchisees have individual business strategies and objectives, which might conflict with our interests. Our franchisees may not be able to secure adequate financing to open or continue operating their clinics. If they incur too much debt or if economic or sales trends deteriorate such that they are unable to repay existing debt, our franchisees could experience financial distress or even bankruptcy. If a significant number of franchisees become financially distressed, it could harm our operating results through reduced management services revenues and the impact on our profitability could be greater than the percentage decrease in the management services revenues. Closure of franchised clinics would reduce our management services revenues and other sources of income and could negatively impact margins, since we may not be able to reduce fixed costs which we continue to incur.

The interests of our franchisees may conflict with ours or yours in the future and we could face liability from our franchisees or related to our relationship with our franchisees.

The MCs, even though considered related parties, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise and management services agreements and the terms and conditions of the franchisee/franchisor relationship. This may lead to disputes with our franchisees, and we expect such disputes to occur from time to time in the future as we continue to offer franchises. Such disputes may result in legal action against us. To the extent we have such disputes, the attention, time and financial resources of our management and our franchisees will be diverted from the clinics, which could have a material adverse effect on our business, financial condition, results of operations and cash flows even if we have a successful outcome in the dispute.

In addition, various state and federal laws govern our relationship with our franchisees and our potential addition of a franchise clinic location. A franchisee and/or a government agency may bring legal action against us based on the franchisee/franchisor relationships that could result in the award of damages to franchisees and/or the imposition of fines or other penalties against us.

We could face liability from or as a result of our franchisees.

Various laws will govern the relationship between us and our franchisees and the potential addition of a franchise clinic location. If we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties. A franchisee or government agency may bring legal action against us based on the franchisee/franchisor relationship. Also, under the franchise and management services business model, we may face claims and liabilities based on vicarious liability, joint-employer liability, or other theories or liabilities. Such legal actions could result in expensive litigation with our franchisees or government agencies that could adversely affect both our profit and our important relations with our franchisees. In addition, regulatory or legal developments could result in changes to laws or the franchisor/franchisee relationship that could negatively impact the franchise business model and, accordingly, our profit.

We have limited control with respect to the operations of our medical corporation customers, which could have a negative impact on our business.

The MCs, even though considered related parties, are independent business operators and are not our employees. Generally speaking, the Company does not exercise control over the day-to-day operations of their clinics (except to the extent governed by our management services contracts). In addition, the CEO of the Company is not able to exert influence over the MC. This is because he neither has any equity interest of the MC nor is a member (or shain) or a director of the MC. In particular, however, the immediate family of CEO are able to exert influence over the MC to the extent of the voting rights, since they are shain of the MC. The immediate family members of our CEO are members of the following MCs for which we provide services:

•        Medical Corporation Shobikai

•        Medical Corporation Kowakai

•        Medical Corporation Nasukai

•        Medical Corporation Aikeikai

•        Medical Corporation Jukeikai

•        Medical Corporation Ritz Cosmetic Surgery

•        Medical Corporation Association Furinkai

•        Medical Corporation Association Junikai

The immediate family members of our CEO account for two-thirds of the general meeting of member (or shain), which is the decision-making body in these MCs.

We provide training and support to franchisees, and set and monitor operational standards, but the quality of franchised clinics may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate clinics in a manner consistent with our standards and requirements or may not hire and train qualified personnel. If franchisees do not operate to our expectations, our image and reputation, and the image and reputation of other franchisees, may suffer materially and system-wide sales could decline significantly, which would reduce our management services fees and other revenues, and the impact on profitability could be greater than the percentage decrease in management services fees.

The challenging economic environment may affect our franchisees, with adverse consequences to us.

We rely substantially on our franchisees and the manner in which they operate their locations to develop and promote our brand and business. Due to the continuing challenging economic environment, it is possible that some franchisees could file for bankruptcy or become delinquent in their payments to us, which could have a significant adverse impact on our business due to loss or delay in payments of management services fees and other fees. Bankruptcies by our franchisees could prevent us from terminating their franchise and management services agreements so that we can offer their territories to other franchisees, negatively impact our market share and operating results as we may have fewer well-performing franchisee clinics, and adversely impact our ability to open new franchisee clinics.

We cannot be certain that the MCs and other franchisees we select in the future will have the business acumen or financial resources necessary to open and operate successful franchises in their franchise areas, and applicable franchise laws may limit our ability to terminate or modify these franchise arrangements and management services agreements. Moreover, franchisees may not successfully operate clinics in a manner consistent with our standards and requirements or may not hire and train qualified personnel. The failure of MCs and other franchisees to open and operate franchises successfully could have a material adverse effect on us, our reputation, our brand and our ability to open new franchisee clinics and could materially adversely affect our business, financial condition, results of operations and cash flows.

Franchisees may not have access to the financial or management resources that they need to open the clinics contemplated by their agreements with us or be able to find suitable sites on which to develop them. Franchisees may not be able to negotiate an acceptable lease or purchase terms for clinic sites, obtain the necessary permits and government approvals or meet construction schedules. Any of these problems could slow our growth and reduce our franchise revenues. Additionally, our franchisees typically depend on financing from banks and other financial institutions, which may not always be available to them, in order to construct and open new clinics. For these reasons, franchisees may not be able to meet the new clinic opening dates required under the franchise agreements.

If we are unable to obtain, maintain or protect intellectual property rights, in Japan, in Vietnam, in the U.S. and throughout the world, we may not be able to compete effectively in our market or globally.

Our success depends in significant part on our and our licensees’ ability to establish, maintain and protect patents and other intellectual property rights and operate without infringing the intellectual property rights of others. We have filed 222 patent applications in Japan to obtain patent rights to our proprietary medical processes and 2 of our patent applications in Japan have been granted as of June 30, 2024.

The patent prosecution process is expensive and time-consuming, and we may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and certain periodic maintenance and annuity fees following patent issuance. It is also possible that we will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. The lack of such patent protection may have a materially adverse effect on our business and financial condition.

Finally, our patent portfolio encompasses entirely of pending patent applications and unpatented intellectual property in various jurisdictions, and the pending patent applications encompassing each of the different technology areas may be assigned different relative and future values, either based on commercial relevance, patent position strength, patent coverage, claim scope, or any other variables associated with intellectual property. That is, some aspects of our patent portfolio may be more valuable than other aspects of our patent portfolio. Inability to obtain patents encompassing critical technologies could more adversely impact our business than inability to obtain patents encompassing other aspects of our business. Thus, adverse events experienced within specific patent portfolios could critically hamper our ability to commercialize and conduct business in these key technology areas.

Globally, filing, prosecuting, enforcing and defending patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in certain countries can be less extensive than those in other jurisdictions. In addition, as noted above, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in Japan. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries. Since we have not obtained patent protection, competitors may use our technologies and our intellectual property rights may not be effective or sufficient to prevent them from competing.

We have substantial franchisee concentration.

The number of our franchisees is severely limited since our franchisees primarily consist of the MCs. There are inherent risks whenever a large percentage of revenues are concentrated with a limited number of franchisees that mainly operate the franchise locations in Japan, rather than in broad, mainstream commercial operations. We are unable to predict the future level of demand for our services that will be generated by these franchisees.

Our reputation and the trading price of our common stock may be negatively affected by adverse publicity or detrimental conduct against us.

Adverse publicity concerning our failure or perceived failure to comply with legal and regulatory requirements, alleged accounting or financial reporting irregularities, regulatory scrutiny and further regulatory action or litigation could harm our reputation and cause the trading price of our common stock to decline and fluctuate significantly. The negative publicity and the resulting decline of the trading price of our common stock may lead to the filing of stockholder class action lawsuits against us and some of our senior executive officers, and may potentially have further severe impact on the market price of our common stock and divert management’s attention from the day-to-day operations of our company. Our management team plans to conduct additional procedures and actions to mitigate risks of the short seller allegations that the Company may be subject to. Legacy SBC is not a publicly listed entity and has not been the subject of short seller allegations, and this risk factor is discussing allegations that may potentially occur in the future with regard to the Company. As it is in short sellers’ interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks on public entities have, in the past, led to selling of shares in the market. Much of the scrutiny and negative publicity in such circumstances has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to stockholder lawsuits and/or SEC enforcement actions. Such a situation could be costly and time-consuming, and could divert management’s attention from the day-to-day operations of our company. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact the market price of our securities and our business operations. However, we may be constrained in the manner in which we can proceed against the relevant short sellers by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

We may continue to be the target of adverse publicity and detrimental conduct against us, including complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, revenues and regulatory compliance. Additionally, allegations against us may be posted on the internet by any person or entity which identifies itself or on an anonymous basis. We and our subsidiaries may be subject to government or regulatory investigation or inquiries, or stockholder lawsuits, as a result of such third-party conduct and may be required to incur significant time and substantial costs to defend ourselves, and there is no assurance that we and our subsidiaries will be able to conclusively refute each of the allegations within a reasonable period of time or at all. Our reputation may also be negatively affected as a result of the public dissemination of allegations or malicious statements about us, which in turn may materially and adversely affect the trading price of our common stock.

We are a relatively young company with a short operating history, and we may not be able to sustain our rapid growth, effectively manage our growth or implement our business strategies.

We and our subsidiaries have been providing our management services since 2003. Although we have experienced growth, our historical performance may not be indicative of our future performance due to our limited operating history. We are currently evaluating a continued expansion of franchisee locations to countries other than Japan, and have a short history of franchise locations outside of Japan. There is only a limited historical basis for making judgments on the demand for our franchisee clinic services in new locations in the future.

You should consider our business and future prospects in light of the risks and challenges associated with our ability to:

•        ensure that our franchisee clinics are providing safe, convenient and effective cosmetic services;

•        maintain reliable, secure, high-performance and scalable infrastructure;

•        identify suitable facilities to expand franchisee clinic capacity and customer base;

•        navigate the evolving and complex regulatory environment across all the markets in which we and the MCs’ franchisee clinics operate;

•        anticipate and adapt to changing market conditions, including technological developments and changes in the competitive landscape, and adjust, manage and execute our marketing and sales activities to cater to local economic and demographic conditions, cultural differences and customer preferences across all our current and future markets;

•        successfully market our brand;

•        improve and maintain our operational efficiency; and

•        attract, retain and motivate talented employees.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

As our business grows, we or our subsidiaries may adjust our management services offerings. These adjustments may not bring about expected results and may instead have a material and adverse impact on our financial condition and results of operations. Our revenue structure may continue to evolve in response to market demand in locations where the franchisee clinics are located. Our growth is dependent on the opening of such new franchisee clinic locations. We may not accurately identify market needs before we invest in the development of a new clinic service. In addition, we might face difficulties or delays in the development process, which may result in losses in our market share and competitive advantages.

In pursuit of our growth strategy, we or our subsidiaries may enter into new strategic relationships to further penetrate our targeted markets. Should these relationships fail to materialize and develop into demand for our services, or should we fail to work effectively with these companies, we may lose opportunities to generate clinic growth and our business, results of operations and financial condition could be adversely affected.

Our franchisee clinics may not be successful in competing in the cosmetic clinic industry.

We operate in the cosmetic clinic industry by providing management services to our franchisee clinics. Companies engaged in businesses similar to those of our franchisee clinics are entering the market one after another, and competition is fierce, with a wide range of cosmetic products and service formats. Our policy is to continue to respond to customer needs and enhance its services. However, if these efforts do not produce the anticipated results, or if the emergence of competitor clinics offering cosmetic services leads to customers leaving our franchisee clinics, leading to a decrease in revenues generated by our franchisee clinics, then our business and performance may be affected since we receive substantial revenue from the MCs as part of our compensation for management services.

Many of our franchisee clinics’ current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, promotion, and support of their clinics.

We expect competition in our industry to intensify in the future in light of increased demand for cosmetic services. Factors affecting competition include, among others, ability to innovate, service quality, reliability, safety, pricing, and customer service. Increased competition may lead to lower revenues generated by our franchisee clinics, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects, since we receive substantial revenue from the MCs as part of our compensation for management services.

The Company may face competition from senior management who cease working for it, and the Non-Competition Agreements may be unenforceable and expire two years following the Closing.

Following execution of the Merger Agreement, certain current and former key personnel of Legacy SBC, including Dr. Aikawa, Masaaki Nakada, Ryoji Murata, Yuya Yoshida and Akira Komatsu, entered into the Non-Competition Agreements, pursuant to which they agreed not to compete with the Company and its subsidiaries during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities.

We cannot be sure that one or more of these parties to the Non-Competition Agreements will not compete with the Company or solicit its employees or clients in the future. Even if ultimately resolved in its favor, any litigation associated with the Non-Competition Agreements could be time consuming, costly and distract management’s focus from operating the Company’s business. Moreover, states and foreign jurisdictions may interpret restrictions on competition narrowly and in favor of employees. Therefore, certain restrictions on competition or solicitation may be unenforceable. In addition, the Company may not pursue legal remedies if it determines that preserving cooperation and a professional relationship with the former employee, or other concerns, outweigh the benefits of any possible legal recourse or the likelihood of success does not justify the costs of pursuing a legal remedy. Furthermore, the term of the Non-Competition Agreements expires two years following the Closing. Upon expiration of the term, Dr. Aikawa, Masaaki Nakada, Ryoji Murata, Yuya Yoshida and Akira Komatsu, each of whom are current or former key personnel of Legacy SBC, and are expected to be key personnel of the Company, may solicit employees or customers or clients of the Company. Such persons, because they have worked for Legacy SBC, may be able to compete more effectively with the Company, or be more successful in soliciting its employees and clients, than unaffiliated third parties.

Any significant change in the franchisee clinic customer reward program could have a negative impact on our business.

We depend on the franchisee clinic customer reward program. The customer’s points expire if the points remain unused for a period of 12 months. Accordingly, at the time that a customer’s points expire, the Company earns 1 yen (approximately $0.0067) for each customer point that expires. Any material disruption to or changes to the franchisee clinic customer reward program could harm our brand and adversely affect our operating results. Further, if the franchisee clinics’ customers practices change and the number of reward points that remain unused and expire decreases, then our business and operating results could be adversely affected.

Any significant cybersecurity incident or disruption to our operating systems could subject us to significant reputational, financial, legal and operational consequences.

We depend on our and our franchisees’ operating systems to operate. Any material disruption to or slowdown of our operating systems could cause delays in our management services, which could harm our brand and adversely affect our operating results.

Problems with our telecommunications network providers could adversely affect our services. Our telecommunications network providers could decide to cease providing services to us without adequate notice. Any change in service levels of our telecommunications network or any errors, defects, disruptions or other performance problems with our operating systems or infrastructure could harm our brand and potentially affect our franchisee clinics access to our management services. If changes in technology cause our operating systems or infrastructure to become obsolete, or if our operating systems are inadequate to support our growth, we could lose customers, and our business and operating results could be adversely affected.

The Company, its subsidiaries, and the MCs could be subject to breaches of security by hackers. Although we proactively employ multiple measures to defend our systems against intrusions and attacks, our measures may not prevent unauthorized access or use of sensitive data.

A cybersecurity breach could harm our reputation, deter customers and potential customers from buying products or services from our franchisee clinics, and result in regulatory penalties due to the sensitive nature of our franchisee clinics’ customers’ medical information. In addition, any such breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits and result in the imposition of material penalties and fines.

We may be compelled to undertake product recalls or take other actions, which could adversely affect our brand image and results of operations.

The cosmetic products, medical equipment, and medical supplies that we sell may not perform in line with customers’ expectations. Any product defects, accidents or any other failure of the cosmetic products, medical equipment, or medical supplies that we sell to perform as expected could harm our reputation and result in adverse publicity, revenue loss, delivery delays and product recalls, which could harm our brand and reputation. Any product recall or lawsuit seeking significant monetary damages may have a material adverse effect on our business and financial condition. In the future, our suppliers may, voluntarily or involuntarily, initiate a recall if any of the cosmetic products, medical equipment, or medical supplies that we sell, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary, could cause us to incur significant expenses and adversely affect our brand image in our target markets.

We may become subject to product liability claims or warranty claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may be exposed to significant product liability claims if the cosmetic products, medical equipment, and medical supplies that we sell do not perform as expected. Any defects in the cosmetic products, medical equipment, and medical supplies that we sell that we sell or the misuse of the cosmetic products, medical equipment, and medical supplies that we sell could also result in injury, death or property damage. Our risks in this area are reduced due to the fact that we only act as a seller of the cosmetic products and not as the developer or manufacturer. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about the cosmetic products, medical equipment, and medical supplies that we sell and our business and inhibit or prevent the sale of current and future cosmetic products, medical equipment, and medical supplies by us. Since we are not the developer or manufacturer of the cosmetic products, medical equipment, and medical supplies that we sell, we do not have insurance coverage to cover potential product liability claims. Even if a claim is without merit or subsequently disproven, the claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, financial condition and result of operations.

We have little experience in providing management services to franchisee clinics located outside of Japan and we are subject to a variety of costs and risks due to our continued international expansion.

One of our core strategies is international expansion. We generally have less experience in marketing and providing management services to franchisee clinics in markets outside Japan. International expansion will require us to invest significant capital and other resources, and our efforts may not be successful. International franchisee clinic operations are subject to risks such as:

•        limited brand recognition;

•        costs associated with establishing new supplier networks;

•        difficulty in finding qualified franchise partners;

•        inability to anticipate changes in local market conditions, economic landscapes, and consumers’ preferences and customs;

•        difficulties in staffing and managing foreign operations;

•        lack of familiarity with and understanding of the local legal, regulatory and policy frameworks, as well as burdens of complying with a wide variety of local laws and regulations, including those governing personal and customer data protection and safety control;

•        political and economic instability;

•        trade restrictions;

•        differing employment laws and practices, as well as potential labor disruptions;

•        the imposition of government controls;

•        lesser degrees of intellectual property protection;

•        tariffs and customs duties and the classifications of the cosmetic products, medical equipment, and medical supplies that we sell by applicable governmental bodies; and

•        a legal system subject to undue influence or corruption.

The failure to manage any of these risks could negatively affect our international business and consequently our overall business and operating results. In addition, the concern over these risks may also prevent us from entering into or marketing our franchisee clinics in certain markets.

Our operations may be interrupted by utility shortages or stoppages, fire, natural disaster or other calamities at or near our facilities.

Our franchisee clinics and our clinic depend on a continuous supply of utilities, such as electricity and water, to operate. Any disruption to the supply of electricity or other utilities may disrupt the services that are provided at our franchisee clinics and our clinic in Vietnam. This could adversely affect our ability to provide cosmetic services to the customers of our franchisee clinics and our clinic in Vietnam, and consequently may have an adverse effect on our business and results of operations since we receive substantial revenue from the MCs as part of our compensation for management services. In addition, fire, natural disasters, pandemics or extreme weather, including droughts, floods, typhoons or other storms, or excessive cold or heat, could cause power outages, fuel shortages, water shortages, damage to our franchisee clinics and our clinic in Vietnam, or disruption of transportation channels, any of which could impair or interfere with the operations of our franchisee clinics and our clinic in Vietnam. We cannot assure you that such events will not happen in the future or that we will be able to take adequate measures to mitigate the likelihood or potential impact of such events, or to effectively respond to such events if they occur.

Our business and prospects depend significantly on our ability to build our Shonan Beauty Clinic brand.

Our business and prospects are heavily dependent on our ability to build, maintain and strengthen the Shonan Beauty Clinic brand. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a larger mass of customers for our franchisee clinics. Promoting and positioning our brand will likely depend significantly on our franchisee clinics’ ability to provide high-quality cosmetic treatments and engage with the customers as intended. In addition, we expect that our ability to develop, maintain and strengthen the Shonan Beauty Clinic brand will also depend heavily on the success of our branding efforts. Such efforts mainly include advertising for the franchisee clinics as part of the management services that we provide to the MCs. To promote our brand, we may be required to change our branding practices, which could result in substantially increased expenses. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Our Shonan Beauty Clinic brand could be subject to adverse publicity if incidents related to the services provided at our franchisee clinics or our clinic in Vietnam have occurred, whether or not we are at fault. In particular, given the popularity of social media, including Facebook, Twitter, Linkedin and Instagram in Japan, any negative publicity, regardless of its truthfulness, could quickly proliferate and harm consumer perceptions of and confidence in our brand. Furthermore, we may be affected by adverse publicity related to our franchisees or other partners, whether or not such publicity is related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions of the quality of the services at our franchisee clinics and our clinic in Vietnam. In addition, from time to time, the services at our franchisee clinics and our clinic in Vietnam are evaluated and reviewed by third party customers. Any unfavorable reviews could adversely affect consumer perceptions of our brand and the quality of services provided at our franchisee clinics and our clinic in Vietnam.

Our employees, agents, business partners or subcontractors may engage in misconduct or other improper activities, which could cause us to lose contracts, expose us to damages, harm our reputation and diminish investor confidence in our company.

We are exposed to the risk that an employee or subcontractor could commit fraud or other misconduct, including noncompliance with laws (including anti-bribery laws) or insider trading, which could subject us to civil or criminal investigations in the U.S. and in other jurisdictions, lead to civil and criminal penalties and related stockholder lawsuits, cause us to incur significant legal fees, and damage our reputation. As discussed elsewhere in this registration statement, in January 2024, in connection with a routine tax examination of SBC Medical Group, Inc.’s income tax returns, the Japanese tax authority discovered misappropriations of SBC Medical Group, Inc. funds by a former director of general affairs and legal department of L’Ange Cosmetique Co., Ltd., which is a subsidiary of SBC Medical Group, Inc. (the “former director”), not a relative of the CEO of SBC Medical Group, Inc. or any identified related party, who received kickbacks from multiple vendors of SBC Japan (collectively with the former director, the “participants”). The investigation, which was completed in March 2024, revealed that the participants had misappropriated approximately

JPY632 million ($5.6 million), including consumption tax, from SBC Medical Group, Inc. of which the former director received approximately JPY335 million ($3.0 million), between April 2016 and the discovery of the misappropriations in January 2024. This discovery has required us to incur investigative expenses, required us to restate certain past annual financial statements, subjected us to certain government investigations, and diverted management attention away from other activities of the business. Were we to discover additional instances of employee fraud or misconduct, we anticipate such discovery would have similar adverse effects on our business and operations.

Employee or subcontractor misconduct could involve the improper use of our customers’ sensitive or classified information, which could result in regulatory sanctions against us, liability to third parties, and serious harm to our reputation and could result in a loss of customers and a reduction in revenue or profitability.

We maintain a system of internal controls to prevent such occurrences, but it is not always possible to deter employee or subcontractor misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses. Any instances of employee or subcontractor fraud or misconduct could cause us to lose customers, cause a reduction in our revenue, expose us to damages, harm our reputation and diminish investor confidence in our company.

Any decline in the business of our business partners or the deterioration of our relationship with them could have a material adverse effect on our operating results.

We collaborate with various business partners to promote our Shonan Beauty Clinic brand. There can be no guarantee that those business partners will continue to collaborate with us in the future. If we are unable to maintain good relationships with our business partners, or the business of our business partners declines, the reach of our products and services may be adversely affected and our ability to maintain and expand our user base may decrease.

Most of the agreements with our business partners do not prohibit them from working with our competitors or from offering competing services. If our partners change their standard terms and conditions in a manner that is detrimental to our business, or if our business partners decide not to continue working with us, or choose to devote more resources to supporting our competitors or their own competing products, we may not be able to find a substitute on commercially favorable terms, or at all, and our competitive advantages may diminish.

Safety issues or public perceptions of safety issues concerning cosmetic services could have a material adverse impact on our business.

We believe that the cosmetic services provided at our franchisee clinics and our clinic in Vietnam are generally safe, however, there is a possibility of risk when undergoing any cosmetic procedure. On rare occasions, a cosmetic procedure may not go as planned, which may result in an adverse reaction, injury, accidents, casualty, or damages, and subject us to lawsuits.

Also, negative public perceptions regarding the safety of cosmetic procedures, even if such incident does not involve our franchisee clinics or our clinic in Vietnam, could seriously harm our business. While we have implemented safety procedures related to the provision of cosmetic services at our franchisee clinics and our clinic, a safety issue related to the cosmetic services provided could disrupt our operations, which could have a negative impact on our business, financial condition and result of operations or could lead to adverse publicity.

If our franchisee clinics or our clinic in Vietnam fail to comply with environmental and work safety laws and regulations, the Company and the franchisee clinics could become subject to fines or penalties or incur costs that could harm our business.

The Company, its subsidiaries, and the MCs are subject to numerous environmental and work safety laws and regulations. For more details, see “Business — Government Regulation and Environmental Matters” in this registration statement. The Company, its subsidiaries, and the MCs also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations. Environmental and social laws and regulations have tended to become increasingly stringent. There has been increased global focus on environmental and social issues and it is possible that countries may potentially adopt more stringent standards or new regulations in these areas. To the extent regulatory changes occur in the future, they could result in, among other things, increased costs to the Company, its subsidiaries, and the MCs. In addition, the Company, its subsidiaries, and the MCs may incur substantial costs in order to comply with current or future environmental and work safety laws and regulations. These current or future laws and regulations may impair our franchisee clinic growth efforts. The Company, its subsidiaries, and the MCs’ failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions, which could directly result in a material adverse effect with respect to the Company and/or its subsidiaries, since we receive substantial revenue from the MCs as part of our compensation for management services.

If our business partners, independent contractors, suppliers, or franchisee clinics fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity beyond our own control.

Our reputation is sensitive to allegations of unethical business practices. We do not control the business practices of our business partners, independent contractors, suppliers, or franchisee clinics (except to the extent of the guidelines that we provided to the franchisee clinics). Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative business partners, independent contractors, or suppliers, which could increase our costs and result in disruptions of our operations. Violation of labor or other laws by our business partners, independent contractors, suppliers, or franchisee clinics or the divergence of their labor or other practices from those generally accepted as ethical in the markets in which we do business could also attract negative publicity, diminish our brand image and reduce demand for cosmetic services at our franchisee clinics and our clinic in Vietnam.

Failure to safeguard personal information could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.

The regulatory framework for privacy and personal information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. The U.S. federal and various state, local and foreign government bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding, the collection, distribution, use, disclosure, storage, security and other processing of personal information.

Concerns or claims about our practices with regard to the processing of personal information or other privacy-related matters, even if unfounded, could damage our reputation and results of operations. In Japan, governmental authorities have enacted a series of laws and regulations to enhance the protection of privacy and data. We may need to adjust our business to comply with data security requirements and other laws and regulations from time to time. In Japan, the Act on the Protection of Personal Information (the “APPI”) and its related guidelines impose various requirements on businesses, including us, that use databases containing personal information. Under the APPI, the Company, its subsidiaries, and the MCs are required to lawfully use personal information we have obtained within the purpose of use we have specified and taken appropriate measures to maintain the security of such personal information. The Company, its subsidiaries, and the MCs are also restricted from providing the personal information of a person (the “principal”) to third parties without the consent of the principal. The APPI also includes regulations relating to the handling of sensitive personal data and anonymous personal data and the transfer of personal information to foreign countries. A Personal Information Handling Business Operator (as defined below) shall not transfer a person’s personal data to third parties, including its affiliated entities without the prior consent of the principal unless an exception applies (Article 27, Paragraph 1 of the APPI). A failure by the MCs to comply with the APPI may harm our franchised brand and directly result in a reduction of the Company’s revenue, since we receive substantial revenue from the MCs as part of our compensation for management services.

As laws and regulations in Japan on the protection of privacy and data are constantly evolving, complying with new laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by such laws, regulations or obligations. Any failure on our part to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, collection, transfer, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing customers of our franchisee clinics and our clinic in Vietnam from obtaining services or result in investigations, fines, suspension of our app, or other penalties by government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. In addition, the interpretation and application of the aforementioned laws and regulations are often uncertain and in flux. Our practice may become inconsistent with these laws and regulations.

Our platform and internal systems depend on the ability of software and hardware developed and maintained internally and/or by third parties to store, retrieve, process and manage immense amounts of data, including personal information or other privacy-related matters. The software and hardware on which we rely may now or in the future contain, undetected programming errors, bugs, or vulnerabilities which may result in errors or compromise our ability to protect the data of our users and in turn adversely affect our business, financial condition and operation results. Any systems failure or compromise of security that results in the unauthorized access to or release of the data, photo or messaging history of our users could significantly limit the adoption of our services, as well as harm our reputation and brand, result in litigation against us, liquidation and other damages, regulatory investigations and penalties, and we could be subject to material liability.

If customers of our franchisee clinics or our clinic in Vietnam allege that we have improperly used, released or disclosed their personal information, we could face legal claims and reputational damage. We may incur significant expenses to comply with privacy, consumer protection and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. A major breach of our network security and systems could create serious negative consequences for our business and future prospects, including possible fines, penalties, reduced customer demand for services at our clinic in Vietnam and franchisee clinics, and harm to our reputation and brand. See “Business — Japan Laws and Regulations” in this registration statement for further details.

Failure by the MCs to comply with the Medical Care Act in Japan could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.

The Medical Care Act defines rights and obligations regarding medical treatment, advertisement, authority, license, treatment of information, safety and security for patients, doctors and other individuals and organizations engaged in medical activities in Japan. A failure by the MCs to comply with the Medical Care Act may harm our franchised brand and directly result in a reduction of the Company’s revenue, since we receive substantial revenue from the MCs as part of our compensation for management services.

The execution of our business plans requires a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute the equity interests of our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We will need significant capital to, among other things, conduct research and development and expand our franchisee clinic locations. We may also need significant capital to maintain our existing property and equipment. Our expected sources of capital include both equity and debt financing. However, financing might not be available to us in a timely manner or on acceptable terms, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plans. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities, substantially change our current corporate structure, or even curtail or discontinue our operations.

In addition, our future capital needs and other business concerns could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute the equity interests of our stockholders. Additional indebtedness would increase our debt-service obligations and may be accompanied by covenants that would restrict our operations or our ability to pay dividends to our stockholders.

We are subject to risks associated with strategic alliances or acquisitions. If we cannot manage the growth of our business or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We have entered into strategic alliances with various business partners, including but not limited to the MCs with respect to the franchisee clinics, and may in the future enter into other agreements with related parties and third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the related parties and third parties and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties. If any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Although we currently do not have any specific acquisition plans, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to any required stockholders’ approval, we may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable Japanese laws and regulations, which could result in delays and increased costs, and may derail our business strategy if we fail to do so. Furthermore, past and future acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Our business could be adversely affected by trade tariffs or other trade barriers.

The United States and other countries may in the future impose tariffs on the importation of consumer products related to our business, such as the resale of cosmetic products, medical equipment, and medical supplies. We plan to sell our cosmetic products, medical equipment, and medical supplies in the United States and other countries. Any new tariffs on cosmetic products, medical equipment, and medical supplies or other relevant products imposed by the United States or other countries may significantly increase our costs. It is not yet clear what impact these tariffs may have or what actions other governments, including the Japanese government, may take in retaliation. In addition, these developments could have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

We and our subsidiaries have limited insurance coverage, which could subject us to significant costs and business disruption.

Our company, its subsidiaries, and the related parties MC such as maintain equipment liability insurance, data security insurance and medical accident liability insurance for each clinic. Additionally, for medical devices, pharmaceuticals, etc., for which we serve as a sales agent, the manufacturer assumes primary product liability. However, our company, its subsidiaries, and related parties, such as MCs, bear responsibility for the medical devices and pharmaceuticals used in treatments on end customers. Given the potential for lawsuits or complaints related to medical errors, workmanship, or treatment results, we do not participate in the medical insurance of our company, subsidiaries, or related parties. Due to the difficulty in determining the customer’s subjectivity and the insurance company’s premium payment standards concerning treatment results, we abstain from such insurance coverage.

The financial condition, operational results, and reputation of our company, subsidiaries, or MCs could be adversely affected if a claim is established against us, resulting from injuries or damages sustained by our franchised clinics or customers in Vietnam. Such claims, even if unsuccessful, may lead to negative publicity, significant defense costs, and a diversion of management’s time and attention. Furthermore, the absence of business interruption insurance exposes us to potential significant costs and resource diversion in case of disruptions. Additionally, operating jurisdictions like Japan, the United States, or others may impose requirements for maintaining specific minimum liability or other insurance for franchised clinics, potentially increasing service costs.

The Company has never faced substantial compensation payouts or multiple compensations due to medical accidents in the past, with no material impact on business performance and a clean financial record. We have not incurred any significant liability in the past that was not covered by our existing insurance coverage. Each MC carries medical professional liability insurance for the physicians who belongs to each MC and we have not faced any significant claim beyond such insurance coverage. We believe that we maintain adequate levels of insurance relative to our business operations.

We are involved in litigation from time to time and, as a result, we could incur substantial judgments, fines, legal fees or other costs.

We may be the subject of complaints or litigation from franchisees, customers, suppliers, employees or other third parties for various actions. The damages sought against us in some of these litigation proceedings could be substantial. We cannot assure you that we will always have meritorious defenses to the plaintiffs’ claims. While the ultimate effect of these legal actions cannot be predicted with certainty, our reputation and the result of operations could be negatively impacted. The proceedings we may be involved in from time to time, including the aforementioned bankruptcy proceedings, could incur substantial judgments, fines, legal fees or other costs and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any financial or economic crisis or perceived threat of such a crisis may materially and adversely affect our business, financial condition and results of operations.

We are subject to risks inherent in economic volatility and disruptions that may arise. For example, the global financial markets experienced significant disruptions in 2008. The recovery since then has been geographically uneven. New challenges have also emerged, including the escalation of the European sovereign debt crisis since 2011, the hostilities in the Ukraine, the end of quantitative easing by the U.S. Federal Reserve and the economic slowdown in the Eurozone in 2014. More recently, in response to inflation, central bank interest rate increases, slowing of economic growth and other factors, stock markets across the world have experienced significant volatility and downward price pressure in 2022. It is unclear whether these challenges will be contained and what global effects they each may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including Japan’s. Economic conditions in Japan are sensitive to global economic conditions. Any prolonged slowdown in Japan’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and customer confidence, and dramatic changes in business and customer behaviors.

We face risks related to natural disasters, which could significantly disrupt our operations.

Our clinic in Vietnam and the franchisee clinics, as well as our corporate offices, are vulnerable to natural disasters and other calamities such as typhoons, tornadoes, floods, earthquakes and other adverse weather and climate conditions. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis, and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may also give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services to customers at our clinic in Vietnam and the MCs’ ability to provide services at the franchisee clinics. In addition, the further spread of the new coronavirus may affect our performance and financial position, depending on the course of events, and we will continue to closely monitor the situation and make necessary disclosures.

If the landlords of our and our subsidiaries’ leased properties fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of our offices could be materially and adversely affected.

We and our subsidiaries lease all the premises used in our operations from related parties and third parties. We and our subsidiaries require the landlords’ cooperation to effectively manage the condition of such premises, buildings and facilities. In the event that the condition of the office premises, buildings and facilities deteriorates, or if any or all of our and our subsidiaries’ landlords fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of our offices could be materially and adversely affected.

The MCs may fail to pay us in accordance with the terms of their franchise and management services agreements, at times necessitating action by us to attempt to compel payment.

If the MCs fail to pay us in accordance with the terms of our franchise and management services agreements, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the terms of our agreements, including litigation and arbitration costs. The risk of these issues increases with the term length of our franchise and management services arrangements. Furthermore, some of the MCs may seek bankruptcy protection or other similar relief and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our results of operations, financial condition and cash flow. We believe that this risk is reduced by the fact that the MCs are deemed to be related parties.

We believe our success depends on continuing to invest in the growth of our worldwide operations by expanding franchisee clinics to new geographic markets. If the franchisee clinic opportunities in these new markets are less than anticipated, or if the customer growth or sales in these markets do not meet our expectations, our results of operations and financial condition may be adversely affected.

We believe our success depends on expanding our business into new geographic markets and attracting customers in countries other than primarily in Japan. We anticipate continuing to expand our operations worldwide and have made, and will continue to make, substantial investments and incur substantial costs as we permit franchisee clinics to open in new geographic markets. This includes investments in offices, information technology investments, sales, marketing and administrative personnel and facilities. Often we must make these investments when it is still unclear whether a franchisee clinic in the new market will justify the costs of these investments. In addition, these investments may be more expensive than we initially anticipate. If our investments are greater than we initially anticipate or if the customer growth or sales in these markets do not meet our expectations or justify the cost of the initial investments, our results of operations and financial condition may be adverse affected. The failure of new franchisee clinics would directly impact our success since we receive substantial revenue from the franchisee clinics as part of our compensation for management services.

If we fail to maintain an effective system of internal controls over financial reporting, including remediating known material weaknesses in our internal controls as of December 31, 2023, we may not be able to report our financial results timely and accurately or prevent fraud, which could adversely affect investor confidence in our company, and in turn, our results of operations and our stock price.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their systems of internal control over financial reporting.

During the tax investigation in January 2024, the Japanese tax authority had informed SBC Medical Group, Inc.’s tax consultant about significant fund transfers from several advertising agencies, to whom SBC Medical Group, Inc. had outsourced work, to the bank account of the former director of the general affairs and legal department at L’Ange Cosmetique Co., Ltd. The Japanese tax authority suggested that these transfers could represent kickbacks that the former director allegedly received personally, extracted from the fees SBC Medical Group, Inc. paid to these agencies. The Japanese tax authority, who has the authority to access bank deposit information of companies and individuals under investigation, uncovered this misconduct during their examination of such deposits.

We have identified material weaknesses as of December 31, 2023, in our internal controls over financial reporting resulting from our failure to maintain an effective control environment, risk assessment processes and monitoring activities. Due to these material weaknesses in our internal control over financial reporting, we have also concluded our disclosure controls and procedures were not effective as of December 31, 2023.

Our system of internal controls failed to detect this misappropriation of funds due to the following material weaknesses of SBC Medical Group, Inc.:

1.      Control Environment.    We did not maintain an effective control environment that fully emphasized the establishment of adherence to effective internal controls over financial reporting throughout SBC Medical Group, Inc.’s management. We did not give sufficient consideration to the risk of senior management override of internal controls. SBC Medical Group, Inc. had not ensured that certain personnel were adequately trained to properly execute critical internal controls.

2.      Control Activities.    We did not effectively implement or maintain control activities, such as ensuring a sufficient functioning of the mechanism of reconciliation of invoices to contracts and multi-level approvals of contracts, invoices and payments. SBC Medical Group, Inc. did not maintain sufficient segregation of duties with respect to certain activities of its former director of the general affairs and legal department at L’Ange Cosmetique Co., Ltd. SBC Medical Group, Inc. did not maintain adequate monitoring and oversight of the activities of our former director permitting the misappropriation of assets by the former director.

3.      Risk Assessment.    We did not have an effective risk assessment process and the related documentation.

4.      Information and Communication.    We did not adequately communicate to all employees of the organization information regarding the importance of internal controls over financial reporting and employees’ duties and responsibilities, including segregation of duties.

5.      Monitoring Activities.    We did not maintain effective monitoring controls related to the evaluation and testing of our internal controls over financial reporting.

Management has implemented, or is in the process of implementing, the following changes to SBC Medical Group, Inc.’s internal control systems and procedures:

•        We will clarify the organization structure and employee positions promoting (i) segregation of duties, (ii) monitoring and oversight, (iii) reconciliation of invoices to contracts and (iv) multi-level approvals of contracts, invoices and payments.

•        We will communicate to all employees of the organization information regarding the importance of internal controls and employees’ duties and responsibilities, including segregation of duties.

•        We have initiated a project led by Chief Officer of Internal Control and internal Audit Office, and aided by outside consultants, to fully document our processes to serve as the basis for activities during 2024 to assess our fraud risks and evaluate and test our internal controls over financial reporting.

•        We have updated our delegation of authority over our banking activities, and are establishing a treasury function that will improve the segregation of duties surrounding the general manager to better safeguard cash.

In light of the material weaknesses described above, SBC Medical Group, Inc. performed additional procedures to ensure that the consolidated financial statements are prepared in accordance with generally accepted accounting principles. Accordingly, management has concluded that the consolidated financial statements included in this registration statement present fairly, in all material respects, the financial position, results of operations and cash flows of SBC Medical Group, Inc. in accordance with U.S. generally accepted accounting principles (GAAP). Our management has taken immediate action to begin remediating these material weaknesses, as discussed in more detail under “Business — Remediation Plan,” and is committed to remediating them as expeditiously as possible. However, certain remedial actions have not started or have only recently been undertaken, and while we expect to continue to implement our remediation plan through 2024, we cannot be certain as to when such remediation will be fully completed. Implementing and monitoring effective internal controls requires us to incur significant incremental expenses and diverts management’s attention and resources from other activities of the business.

If our remedial measures are insufficient to address the material weaknesses, or if we, or our independent registered public accounting firm, identify additional internal control deficiencies that could rise to the level of a material weakness or uncover errors in financial reporting, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a failure to maintain effective internal controls could cause a delay in compliance with our reporting obligations, SEC rules and regulations or Section 404 of the Sarbanes-Oxley Act of 2002, which could subject us to a variety of administrative sanctions, including SEC enforcement action, ineligibility for short form resale registration, the suspension or delisting of our common stock from the stock exchange on which it is listed and the inability of registered broker-dealers to make a market in our common stock, which could adversely affect our business and the trading price of our common stock.

A material charge in the period that the Merger was consummated attributable to Warrants originally issued to a consultant may have a material adverse effect upon our results of operations.

On November 18, 2022 (“Effective Date”), Legacy SBC entered into a Common Stock Purchase Warrant Agreement (the “Warrant Agreement”) with HeartCore Enterprise, Inc. (“HeartCore”) pursuant to which it agreed to compensate HeartCore with common stock purchase warrants (the “Warrants”), with an exercise price of $0.01 per share, in exchange for professional services to be provided by HeartCore in connection with its merger or other transaction with a special purpose acquisition company (“SPAC”) wherein Legacy SBC becomes a subsidiary of the SPAC (the “Merger”). Subsequently, in March 2024, HeartCore sold to ZUU Funders Co. Ltd. a portion of the Warrants which represent an equivalent of 2% of the outstanding common stock on a fully diluted basis after the Merger in exchange for $9 million in cash. Legacy SBC has not received disclosures regarding the details of this transaction or the basis for the sale price determination. Therefore, Legacy SBC does not consider their transaction amount as a basis for warrant fair value calculation. ZUU Funders Co. Ltd. has no affiliations with SBC, its CEO, or the CEO’s relatives.

Since the issuance of the Warrants on November 18, 2022, SBC has not recognized any stock-based compensation expense for the Warrants. The fair value assessment of the Warrants is currently in process, involving external experts. However, the Warrants will represent 2.7% of the outstanding common stock on a fully diluted basis, indicating a significant material impact. The management believes there will be a material charge related to these Warrants in the period that the Merger was consummated. Management estimates the maximum impact to be equivalent to 2.7% of SBC’s assumed enterprise value of approximately $1.0 billion at the time the warrants were issued, which is approximately $27 million, which will be expensed in our statement of operations in the period that the Merger was consummated and may have a material adverse impact upon our results of operations.

Risks Related to Employee Matters

If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success and our business may be harmed.

We believe that a critical component to our success has been our company culture, which is based on transparency and personal autonomy. We have invested substantial time and resources in building our team within this company culture. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. As we grow and continue to develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our company culture. If we fail to maintain our company culture, our business may be adversely impacted.

Our success depends on the continuing efforts of our key employees, including our senior management members and other key personnel. If we fail to hire, retain and motivate our key employees, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that our success depends substantially on the continued efforts of our key employees, including our senior management members and other qualified and key personnel. We rely on our executive officers, senior management and key employees to generate business and execute our initiatives successfully. Yoshiyuki Aikawa, our Chief Executive Officer, has a wealth of knowledge and business experience in the cosmetic clinic industry and the related management services, the core business of our group, as well as numerous personal and business relationships in this industry, and plays an extremely important role in the management of the Company. In addition, the relationships and reputation that members of our management and key employees have established and maintain with government personnel and other business partners contribute to our ability to maintain good relations and to identify new business opportunities. The loss of any key personnel or our failure to attract additional talent could reduce our employee retention, disrupt our research and development activities and operations, and impair our revenue growth and competitiveness. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all, and we might lose the innovation, collaboration and focus that contribute to our business.

The failure to attract and retain additional qualified personnel could prevent us from executing our business strategy.

To execute our business strategy, we must attract and retain highly qualified personnel. In particular, marketing, services, and content management domain experts are very important to our brand success and are difficult to replace. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and difficulty in retaining highly skilled employees with appropriate qualifications. In particular, we have experienced a competitive hiring environment in Japan, where we are headquartered and will continue to experience a competitive hiring environment as we recruit for remote talent worldwide. Many of the companies with which we compete for experienced personnel have greater resources than we do. In addition, in making employment decisions, job candidates often consider the value of the stock options or other equity incentives they are to receive in connection with their employment. If the price of our stock declines, or experiences significant volatility, our ability to attract or retain key employees will be adversely affected. If we fail to attract new personnel or fail to retain and motivate our current personnel, our growth prospects could be severely harmed.

Risks Related to Intellectual Property

We and our subsidiaries may need to defend ourselves against claims of intellectual property infringement, which may be time-consuming and costly.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with the ability of our franchisee clinics and our clinic in Vietnam to utilize our medical technologies, which could make it more difficult for our franchisee clinics and our clinic in Vietnam to operate competitively. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights by us, our subsidiaries, and our franchisees, or otherwise assert their rights against us, our subsidiaries, and our franchisees. Moreover, our and our subsidiaries’ applications and uses of trademarks relating to our brand could be found to infringe upon existing trademark ownership and rights. We or our subsidiaries may also fail to apply for key trademarks in a timely manner. We, our subsidiaries, and our franchisees may continue to face intellectual property infringement claims in the future.

If we, our subsidiaries, or our franchisees are determined to have infringed upon a third party’s intellectual property rights, we, our subsidiaries, or our franchisees may be required to do one or more of the following:

•        cease offering products or services that incorporate or use the challenged intellectual property;

•        pay substantial damages;

•        seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•        establish and maintain alternative branding for our brand and services.

In the event of a successful claim of infringement against us, our subsidiaries, or our franchisees failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, even if frivolous, could result in substantial costs, negative publicity and diversion of resources and management attention.

Our or our subsidiaries’ intellectual property rights may not protect us effectively.

As of June 30, 2024, we and our subsidiaries together had filed a total of 222 patent applications in Japan, a total of 50 trademark applications in Japan, and a total of 13 trademark applications with the International Bureau of the World Intellectual Property Organization and held 2 registered patents, 98 registered trademarks in Japan. Accordingly, the Company does not have any registered trademarks, domain names, or patents in Vietnam or the United States.

We cannot assure you that our or our subsidiaries’ pending patent applications will be granted. Even if our or our subsidiaries’ applications are successful, patents may be contested, circumvented or invalidated in the future.

In addition, the rights granted under any patents issued in the future may not provide us with proprietary protection or competitive advantages. The claims under any patents that issue from our or our subsidiaries’ patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours or our subsidiaries’ results. It is also possible that the intellectual property rights of others could bar us or our subsidiaries from licensing and exploiting any patents that are issued from our or our subsidiaries’ pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we and our subsidiaries have developed and are developing our technologies. These patents and patent applications might have priority over our or our subsidiaries’ patent applications and could subject our or our subsidiaries’ patent applications to invalidation. Finally, in addition to those who may claim priority, any of our or our subsidiaries’ existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Implementation and enforcement of Japanese laws on intellectual property rights have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in Japan may not be as effective as in the United States or other developed countries. Furthermore, policing unauthorized use of proprietary technologies is difficult and expensive. We and our subsidiaries rely on a combination of trademark and trade secret laws and restrictions on disclosure to protect our and our subsidiaries’ intellectual property rights. Despite our efforts to protect our and our subsidiaries’ proprietary rights, third parties may attempt to copy or otherwise obtain and use our or our subsidiaries’ intellectual property or seek court declarations that they do not infringe upon our or our subsidiaries’ intellectual property rights. Any unauthorized use of our or our subsidiaries’ intellectual property by third parties may adversely affect our current and future revenues and our reputation. Monitoring unauthorized use of our and our subsidiaries’ intellectual property is difficult and costly, and we cannot assure you that the steps we or our subsidiaries have taken or will take will prevent misappropriation of our and our subsidiaries’ intellectual property. From time to time, we or our subsidiaries may have to resort to litigation to enforce our and our subsidiaries’ intellectual property rights, which could result in substantial costs and diversion of our resources.

The Company may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting, and defending trademark and trade secret rights of the Company and its subsidiaries throughout the world would be prohibitively expensive. The Company has (i) filed patent applications in Japan, (ii) filed trademark applications in Japan and with the International Bureau of the World Intellectual Property Organization, and (iii) obtained trademarks in Japan. Competitors may use the Company’s technologies in jurisdictions where it has not obtained intellectual property protection.

If we fail to protect, or incur significant costs in defending or enforcing our intellectual property and other proprietary rights, our business, financial condition and results of operations could be materially harmed.

Our success depends, in large part, on our ability to protect our intellectual property and other proprietary rights. We rely primarily on trademarks, trade secrets, and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. However, existing Japanese legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide us with any competitive advantages, and our rights may be challenged by third parties. The laws of countries other than Japan may be even less protective of our intellectual property rights. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Unauthorized third parties may try to copy or reverse engineer the medical technologies utilized at our clinic in Vietnam and the franchisee clinics or otherwise obtain and use our intellectual property. Moreover, many of our employees and the MCs’ employees have access to our trade secrets and other intellectual property. If one or more of these employees leave our employment to work for one of our competitors, then they may disseminate this proprietary information, which may as a result damage our competitive position. If we fail to protect our intellectual property and other proprietary rights, then our business, results of operations or financial condition could be materially harmed. From time to time, we may have to initiate lawsuits to protect our intellectual property and other proprietary rights. Pursuing these claims is time consuming and expensive and could adversely impact our results of operations.

In addition, affirmatively defending our intellectual property rights and investigating whether any of our medical technologies violate the rights of others may entail significant expense. Our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, then the proceedings could result in significant expense to us and divert the attention and efforts of our management and technical employees, even if we prevail.

Risks Related to Government Regulation

Failure to comply with laws and regulations could harm our business.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than those in Japan.

Although the Company, its subsidiaries, and the MCs strive to comply with these laws and regulations, including the APPI, Antimonopoly Act, the Medical Care Act, Dispatch Act, Poisonous and Deleterious Substances Control Act, the Labor Standards Act, Act on Land and Building Leases, Act on Special Provisions to the Civil Code Concerning Electronic Consumer Contracts and Electronic Acceptance Notice, and other laws and regulations related to our business, it is possible that regulations will be unexpectedly enacted, amended, or abolished in the future, or that planned deregulation will not proceed as planned. In such cases, if any of the Company, its subsidiaries, or the MCs receive some administrative sanction for violating such laws and regulations, etc., or if excessive legal restrictions are applied in the future, our activities may be restricted, which may affect our business and earnings. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions. A failure by the MCs to comply with government regulations may harm our franchised brand and directly result in a reduction of the Company’s revenue, since we receive substantial revenue from the MCs as part of our compensation for management services.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which the Company, its subsidiaries, and the MCs conduct its business or operate franchisee clinics, including the Japanese anti-corruption laws and regulations, the U.S. Foreign Corrupt Practices Act, or the FCPA and other anti-corruption laws and regulations. The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The Japanese anti-corruption laws and regulations prohibit bribery to government agencies, state or government owned or controlled enterprises or entities, to government officials or officials that work for state or government owned enterprises or entities, as well as bribery to non-government entities or individuals. There is uncertainty in connection with the implementation of Japanese anti-corruption laws. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation.

We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. We have also entered into joint ventures and/or other business partnerships with government agencies and state-owned or affiliated entities. These interactions subject us to an increased level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient, and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

General Risks

Weakened global economic conditions may harm our industry, business and results of operations.

Our overall performance depends in part on worldwide economic conditions. Global financial developments and downturns seemingly unrelated to us or the cosmetic clinic industry may harm us. Japan, the United States and other key international economies have been affected from time to time by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, and overall uncertainty with respect to the economy, including with respect to tariff and trade issues. If economic conditions in Japan, the United States, Vietnam, or any other future key markets for our franchisee clinics remain uncertain or deteriorate further, it could adversely affect clinic customers’ ability or willingness to purchase cosmetic products or services and delay prospective customers’ purchasing decisions, all of which could harm our operating results. A decrease in the revenue of the MCs’ franchisee clinics as a result of such worldwide economic conditions would directly result in a reduction of the Company’s revenue since we receive substantial revenue from the MCs as part of our compensation for management services.

We are exposed to fluctuations in currency exchange rates.

We face exposure to movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when re-measured, may differ materially from expectations. In addition, our operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. Furthermore, global political events and developments, fluctuating commodity prices and trade tariff developments, have caused global economic uncertainty, which could amplify the volatility of currency fluctuations. Such volatility, even when it increases our revenues or decreases our expenses, impacts our ability to predict our future results and earnings accurately. Although we may apply certain strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications. Additionally, as we anticipate growing our business further outside of Japan, the effects of movements in currency exchange rates will increase as our transaction volume outside of Japan increases.

Our actual operating results may differ significantly from our guidance and projections.

From time to time, we may provide forward-looking estimates regarding our future performance that represent management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by our management. These projections are not and were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on our projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that we provide forward-looking information is to provide a basis for our management to discuss its business outlook with stakeholders. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of its forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance or projections in making investment decisions.

Risk Relating to Ownership of Our Securities

An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

Our common stock began trading on the Nasdaq Global Market under the symbol “SBC” and our public warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW” on September 18, 2024. The price of our securities may vary significantly due to factors specific to the Company as well as to general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject the Company to additional trading restrictions.

Our common stock began trading on the Nasdaq Global Market under the symbol “SBC” and our public warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW” on September 18, 2024. However, we cannot assure you that our securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, the Company must maintain certain financial, distribution and stock price levels. Generally, the Company must maintain a minimum number of holders of its securities (generally 400 public holders).

If Nasdaq delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that our common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our common stock may decline.

The Company recently completed the Business Combination on September 17, 2024, and our common stock began trading on the Nasdaq Global Market under the symbol “SBC” and our public warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW” on September 18, 2024. The market price of our common stock and public warrants may decline as a result of the Business Combination for a number of reasons including if:

•        investors react negatively to the prospects of our business and the prospects of the Business Combination;

•        the effect of the Business Combination on our business and prospects is not consistent with the expectations of financial or industry analysts; or

•        We do not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The market price of our common stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of common stock and/or Private Placement Warrants at an attractive price due to a number of factors such as those listed in this Risk Factors section and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of the Company’s competitors;

•        changes in expectations as to the Company’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by the Company or its competitors;

•        announcements by the Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        announcements of estimates by third parties of actual or anticipated changes in the size of the Company’s customer base or the level of customer engagement;

•        any significant change in the Company’s management;

•        changes in general economic or market conditions or trends in the Company’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to the Company’s business;

•        additional shares of the Company’s securities being sold or issued into the market by the Company or any of the existing stockholders or the anticipation of such sales, including if the Company issues shares to satisfy restricted stock unit related tax obligations or if existing stockholders sell shares into the market when applicable “lock-up” periods end;

•        investor perceptions of the investment opportunity associated with the Company’s common stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by the Company or third parties, including the Company’s filings with the SEC;

•        litigation involving the Company, the Company’s industry, or both, or investigations by regulators into the Company’s operations or those of the Company’s competitors;

•        guidance, if any, that the Company provides to the public, any changes in this guidance or the Company’s failure to meet this guidance;

•        the development and sustainability of an active trading market for the Company’s common stock;

•        actions by institutional or activist stockholders;

•        developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the Company’s common stock and Private Placement Warrants, regardless of the Company’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the Company’s common stock and/or Private Placement Warrants is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Company’ was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on the Company’s common stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of the Company’s common stock at a price greater than what you paid for it.

The Company intends to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Company’s common stock will be at the sole discretion of the Company’s board of directors. The Company’s board of directors may take into account general and economic conditions, the Company’s financial condition and results of operations, the Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by the Company to its stockholders or by its subsidiaries to it and such other factors as the Company’s board of directors may deem relevant. As a result, you may not receive any return on an investment in the Company’s common stock unless you sell your shares of the Company’s common stock for a price greater than that which you paid for it.

The Company’s stockholders may experience dilution in the future.

The percentage of shares of the Company’s common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the Company may grant to its directors, officers and employees, exercise of the Company’s warrants. Such issuances may have a dilutive effect on the Company’s earnings per share, which could adversely affect the market price of the Company’s common stock.

If securities or industry analysts do not publish research or reports about the Company’s business, if they change their recommendations regarding the Company’s common stock or if the Company’s operating results do not meet their expectations, the Company’s common stock price and trading volume could decline.

The trading market for the Company’s common stock and public warrants will depend in part on the research and reports that securities or industry analysts publish about the Company or its businesses. If no securities or industry analysts commence coverage of the Company, the trading price for the Company’s common stock and/or public warrants could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Company downgrade its securities or publish unfavorable research about its businesses, or if the Company’s operating results do not meet analyst expectations, the trading price of the Company’s common stock and/or public warrants would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on the Company regularly, demand for the Company’s common stock and/or public warrants could decrease, which might cause the Company’s common stock and/or public warrants price and trading volume to decline.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market following the Business Combination could cause the market price for the Company’s common stock to decline.

The Company recently completed the Business Combination on September 17, 2024, and our common stock began trading on the Nasdaq Global Market under the symbol “SBC” and our public warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW” on September 18, 2024. The sale of shares of the Company’s common stock and/or public warrants in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Company’s common stock and/or public warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell equity securities in the future at a time and at a price that it deems appropriate.

As an emerging growth company within the meaning of the Securities Act, the Company is permitted to rely on certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We qualify as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. We plan to continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the company’s stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by the Company less attractive because the Company will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of the Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Company’s securities and the trading prices of the Company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pono has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

The Company will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which the Company is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Company’s common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

The Company may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous for the Company’s warrant holders.

The Company will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders. If and when the public warrants become redeemable by the Company, the Company may exercise its redemption right if there is a current registration statement in effect with respect to the shares of the Company’s common stock underlying such warrants. Redemption of the outstanding public warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Our securities holders may face significant restrictions on the resale of our securities due to state “Blue Sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. We do not know whether our common stock will be registered or exempt from registration under the laws of any state. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our common stock. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your common stock without the significant expense of state registration or qualification.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

The market price of shares of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, a large number of shares of our common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

The Selling Securityholders may sell a large number of shares, resulting in substantial diminution to the value of shares held by existing stockholders.

The Selling Securityholders may sell a large number of shares. As a result, existing stockholders and new investors could experience substantial diminution in the value of their shares of the Company’s common stock. Additionally, we do not have the right to control the timing and amount of any sales by the Selling Securityholders.

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

As an emerging growth company, our auditor is not required to attest to the effectiveness of our internal controls.

Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting and we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s audit process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company and cease to be a smaller reporting company (as described below), we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

Our common stock and warrants may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock and warrants are not currently considered “penny stock” since it is listed on Nasdaq, if we are unable to maintain that listing and our common stock and/or warrants are no longer listed on Nasdaq, unless we maintain a per-share price above $5.00, our common stock and/or warrants will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

•        If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

•        If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our Private Placement Warrants and may affect your ability to resell our common stock and our Private Placement Warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our Private Placement Warrants will not be classified as a “penny stock” in the future.

We believe we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•        had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•        in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•        in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we are not required to, and may not, include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

We incur significant costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not previously incur as a private company. In addition, the Sarbanes-Oxley Act has imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In addition, will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting the later of our second annual report on Form 10-K or the first annual report on Form 10-K following the date on which we are no longer an emerging growth company or a smaller reporting company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the value of our securities could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on value of our securities, and could adversely affect our ability to access the capital markets.

Investors who buy shares of common stock from the Selling Securityholders at different times will likely pay different prices.

The Selling Securityholders may resell all, some or none of their shares of the Company’s common stock at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Selling Securityholders at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholders.

Delaware law and the Company certificate of incorporation and bylaws contains certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Amended Charter and the Company’s bylaws and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company’s board of directors and therefore depress the trading price of the Company’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the Company’s board of directors or taking other corporate actions, including effecting changes in the management of the Company. Among other things, the Amended Charter and the Company’s bylaws include provisions regarding:

•        the ability of the Company’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•        the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

•        the exclusive right of the Company’s board of directors to elect a director to fill a vacancy created by the expansion of the Company’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company’s board of directors;

•        the requirement that directors may only be removed from the Company’s board of directors for cause;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of stockholders may be called only by the Company’s board of directors, the chairperson of the Company’s board of directors, the Company’s chief executive officer or the Company’s president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of the Amended Charter or the Company’s bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company’s board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the Company’s board of directors to amend the bylaws, which may allow the Company’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Company’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company’s board of directors or management.

Any provision of the Amended Charter, the Company’s bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for the Company’s common stock.

The Amended Charter designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Company and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of the Company’s stockholders to choose the judicial forum for disputes with the Company or its directors, officers, or employees.

The Amended Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to the Company or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The Amended Charter also provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Anti-takeover effects of certain provisions of Delaware state law could hinder a potential takeover of the Company.

The Company is subject to statutory “anti-takeover” provisions under Delaware law; the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 of the DGCL which may prohibit certain business combinations with stockholders owning 15% or more of the Company’s outstanding voting stock. These anti-takeover provisions and other provisions in the Company’s Amended Charter and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of the Company’s board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving the Company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause the Company to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in the Company’s board of directors could cause the market price of the Company’s common stock to decline.

Certain provisions of the Company’s amended and restated bylaws are intended to strengthen the position of the Company’s board of directors in the event of a hostile takeover attempt. These provisions have the effect of providing the Company’s board of directors with the sole power to fill vacancies on the Company’s board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent (10%) or more of the entire capital stock of the corporation issued and outstanding and entitled to vote. The Company may include provisions in its certificate of incorporation that may discourage a third party from making a proposal to acquire us, even if some of its stockholders might consider the proposal to be in their best interests. For example, the Company may amend its certificate of incorporation to authorize its board of directors to issue one (1) or more classes or series of preferred stock that could discourage or delay a tender offer or change in control. In addition, the Company may enter into a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

Provisions in the Amended Charter and Delaware law may have the effect of discouraging lawsuits against the Company and its directors and officers.

The Amended Charter requires, unless the Company consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, the Company’s directors, officers or employees arising pursuant to any provision of the DGCL or the Amended Charter or the Company’s bylaws, or (iv) any action asserting a claim against the Company, the Company’s directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a Court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although the Pono believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a Court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers, although the Company’s stockholders will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder.

The Company’s bylaws further provide that, unless the Company consents in writing to an alternative forum, the United States District Court for the District of Delaware will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The Company’s bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and to have consented to this choice of forum provision. The Company recognizes that the forum selection clause in the Company’s bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in the Company’s bylaws may limit the Company’s stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or the Company’s directors, officers or employees, which may discourage such lawsuits against us and the Company’s directors, officers and employees even though an action, if successful, might benefit the Company’s stockholders. If a court were to find these exclusive-forum provisions in the Company’s certificate of incorporation or bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm the Company’s business. Nothing in the Company’s certificate of incorporation or bylaws will preclude stockholders that assert claims under the Securities Act or the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Dr. Yoshiyuki Aikawa controls approximately 90.23% of the voting power of our outstanding common stock, and, therefore controls a majority of the voting power of the Company’s outstanding common stock, and the Company is a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•        that a majority of the board consists of independent directors;

•        for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•        that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While the Company does not intend to rely on these exemptions, the Company may use these exemptions now or in the future. As a result, the Company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

Dr. Aikawa controls approximately 90.23% of the voting power of our outstanding shares of common stock. As a result, Dr. Aikawa has majority voting power over all matters requiring shareholder votes, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our certificate of incorporation or our bylaws; and our winding up and dissolution.

This concentration of voting power may delay, deter or prevent acts that would be favored by our other stockholders. The interests of Dr. Aikawa may not always coincide with our interests or the interests of our other stockholders. This concentration of voting power may also have the effect of delaying, preventing or deterring a change in control of us. Also, Dr. Aikawa may seek to cause us to take courses of action that, in his judgment, could enhance his investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our shares of common stock could decline or stockholders might not receive a premium over then-current market price of our shares of common stock upon a change in control. In addition, this concentration of voting power may adversely affect the trading price of our shares of common.

In the event that our common stock price does not exceed the exercise price of the Private Placement Warrants during the period when the Private Placement Warrants are exercisable, the Private Placement Warrants may not have any value.

The warrants will be immediately exercisable and expire on the fifth anniversary following the closing of the Business Combination. The Private Placement Warrants will have an initial exercise price per share equal to $11.50. In the event that our common stock price does not exceed the exercise price of the Private Placement Warrants during the period when the Private Placement Warrants are exercisable, the Private Placement Warrants may not have any value.

There is no established trading market for the Private Placement Warrants to be sold in this offering, and the market for the Private Placement Warrants may be highly volatile or may decline regardless of our operating performance. We do not intend to list the Private Placement Warrants, nor do we expect the Private Placement Warrants to be quoted, on any securities exchange.

There must be a current registration statement in order for you to exercise the Private Placement Warrants.

Holders of Private Placement Warrants will be able to exercise the Private Placement Warrants only if a current registration statement relating to the common stock underlying the Private Placement Warrants is then in effect. Although we will attempt to maintain the effectiveness of a current registration statement covering the common stock underlying the Private Placement Warrants, there can be no assurance that we will be able to do so. If the registration statement covering the shares issuable upon exercise of the Private Placement Warrants is no longer effective, the Private Placement Warrants may only be exercised on a “cashless” basis and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144 of the Securities Act of 1933, as amended.

Holders of our Private Placement Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Private Placement Warrants, you will have no rights with respect to our common stock. Upon exercise of your Private Placement Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $139,545,312 from the exercise of Warrants, assuming the exercise in full of all of the Warrants for cash of $11.50 per share. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Determination of Offering PRice

Resale of Common Stock by Selling Securityholders

Our Common Stock is listed on the Nasdaq Global Market under the symbol “SBC.” Sales of the Shares by the Selling Securityholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders, the purchasers of the Shares, or both. If required, the number of Shares to be sold, the public offering price of those Shares, the names of any underwriters, broker-dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement. Because all of the Shares offered under this prospectus are being offered by the Selling Securityholders, we cannot currently determine the price or prices at which the Shares may be sold under this prospectus.

Resale of Private Placement Warrants by Selling Securityholders

Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SBCWW.” The actual offering price by the Selling Securityholders of the Private Placement Warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section entitled “Plan of Distribution.” The exercise price of the Private Placement Warrants as well as the Public Warrants is established based on the terms of the Warrant Agreement and bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.

Issuance of Shares of Common Stock Underlying Warrants

The price of the shares of Common Stock underlying the Warrants registered hereby is determined by reference to the exercise price of the Warrants, such that each Public Warrant and Private Placement Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $11.50 per share.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. The agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began trading on the Nasdaq Global Market under the symbol “SBC” and our warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW” on September 18, 2024. On October 3, 2024, the closing price of our common stock was $8.31 per share and the closing price of our warrants was $0.1103.

Holders of Common Stock

As of October 3, 2024, we had approximately 39 holders of record of our common stock and 103,020,816 shares issued and outstanding and 2 holders of record of our Public Warrants and 12,134,375 warrants issued and outstanding. The number of record holders does not include beneficial owners of common stock or warrants whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Dividends

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

Transfer Agent and Registrar

The Company’s transfer agent and registrar for our Common Stock and Public Warrants is Continental Stock Transfer & Trust Company located at 1 State Street, New York, NY 10004 and their telephone is (212) 509-4000.

Unregistered Stock Issuances

Simultaneously with the closing of the Company’s, Initial Public Offering, on August 9, 2022, the Company consummated the sale of 634,375 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Mehana Capital LLC (the “Sponsor”), including 63,000 Placement Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $6,343,750.

Equity Compensation Plans

On August 23, 2024, the Company’s stockholders approved the SBC Medical Group Holdings Incorporated Equity Incentive Plan (the “Plan”). The Company’s board of directors approved the Plan on August 9, 2024. The Plan reserved the issuance of 15,000,000 shares of common stock as equity awards in accordance with the Plan.

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholders as of December 31, 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (Column A)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Plans approved by our stockholders	0	$0	0
Plans not approved by our stockholders	0	0	0

DESCRIPTION OF BUSINESS

Unless the context otherwise requires, “we,” “us,” “our,” or “the Company” refers to SBC Medical Group Holdings Incorporated, and its subsidiaries.

Company Overview

History

We were originally incorporated in Delaware on February 12, 2021 under the name “Pono Capital Two, Inc.,” referred to herein as “Pono,” as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The registration statement for Pono’s IPO was declared effective on August 4, 2022. On August 9, 2022, Pono consummated its IPO of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares” and with respect to the warrants included in the Units, the “Public Warrants”), including 1,500,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $115,000,000 (the “Pono IPO”).

Simultaneously with the consummation of the closing of the Pono IPO, Pono consummated the private placement of an aggregate of 634,375 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Sponsor, including 63,000 Placement Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $6,343,750 (the “Private Placement”).

A total of $117,875,000, comprised of proceeds from the Pono IPO and the proceeds of Private Placement, net of the underwriting commissions, discounts, and offering expenses, was deposited in a trust account established for the benefit of Pono’s public stockholders.

On September 26, 2022, the Class A common stock and Public Warrant included in the Units began separate trading on The Nasdaq Global Market under the symbols “PTWO” and “PTWOW,” respectively.

On January 21, 2023, Pono entered into an Agreement and Plan of Merger with Pono Two Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and then a wholly-owned subsidiary of Pono, SBC Medical Group, Inc., then named SBC Medical Group Holdings Incorporated, a Delaware corporation (“Legacy SBC”), Mehana Capital LLC, a Delaware limited liability company (“Sponsor” or “Purchaser Representative”) in its capacity as the representative of the stockholders of Pono, and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of Legacy SBC (“Seller Representative”). On May 8, 2023, Pono’s stockholders redeemed 9,577,250 Class A shares for a total of $100,078,879. On June 21, 2023, the parties entered into an Amended and Restated Agreement and Plan of Merger, which was amended by the parties by Amendment No. 1, dated September 8, 2023, Amendment No. 2, dated October 26, 2023, Amendment No. 3, dated December 28, 2023, and Amendment No. 4, dated April 22, 2024 (as amended, the “Merger Agreement”).

At the special meeting of the shareholders held on August 23, 2024 (the “Special Meeting”), the Merger Agreement was adopted, and the merger (the “Merger”) and other transactions contemplated thereby (collectively, the “Business Combination”) were approved. On September 17, 2024, the closing (the “Closing”) of the Business Combination took place and the Merger was consummated with Merger Sub merging with and into Legacy SBC with Legacy SBC surviving the Merger as a wholly-owned subsidiary of Pono, and Pono then changed its name to SBC Medical Group Holdings Incorporated and on September 17, 2024, Legacy SBC changed its named to SBC Medical Group, Inc.

Pursuant to the terms of the Merger Agreement, the total consideration for the Business Combination and related transactions (the “Merger Consideration”) was approximately $1.076 billion. In connection with the Special Meeting, holders of 135,471 shares of Pono common stock sold in its initial public offering exercised their right to redeem those shares for cash prior to the redemption deadline of August 21, 2024, at a price of $11.05 per share, for an aggregate payment from Pono’s trust account of approximately $1.5 million.

Effective September 17, 2024, Pono’s units ceased trading, and effective September 18, 2024, SBC’s common stock began trading on the Nasdaq Global Market under the symbol “SBC” and the public warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW.”

After taking into account the aggregate payment in respect of the redemption, Pono’s trust account had a balance immediately prior to the Closing of approximately $16.731 million. Such balance in the trust account was used to pay transaction expenses and other liabilities of Pono, pay certain transaction expenses of Legacy SBC, with the remaining being deposited in SBC cash account.

The Merger Consideration will be subject to a post-Closing true up 90 days after the Closing.

As a result of the Merger and the Business Combination, holders of Pono common stock automatically received common stock of SBC, and holders of Pono warrants automatically received warrants of SBC with substantively identical terms. At the Closing of the Business Combination, all shares of Pono owned by the Sponsor (consisting of shares of Class A common stock and shares of Class B common stock), which we refer to as the “Founder Shares,” automatically converted into an equal number of shares of SBC’s common stock, and Private Placement warrants held by the Sponsor, automatically converted into warrants to purchase one share of SBC common stock with substantively identical terms.

As of the Closing there were 100,743,253 shares of common stock: public stockholders owned approximately 1.5% (1,513,945 shares) of the outstanding shares of SBC common stock; the Sponsor and its affiliates owned approximately 4.8% (4,709,375 shares) of the outstanding shares of SBC common stock and SBC’s former security holders collectively owned approximately 93.7% (94,462,433 shares) of the outstanding shares of SBC common stock.

On September 17, 2024, Yoshiyuki Aikawa, the chief executive officer of the SBC Medical Group, Inc. and the Company, caused to be transferred 1,503,473 shares of common stock held by Dr. Aikawa to ZUU Funders Co., Ltd. for $0 as incentive shares pursuant to the Non-Redemption Agreement, dated January 11, 2024, by and among Pono, ZUU Target Fund for SBC Medical Group HD Investment Partnership (the “Fund”), Legacy SBC, and Dr. Yoshiyuki Aikawa, as amended.

On September 18, 2024, Mehana Capital LLC, the sponsor of Pono, and affiliates caused to be transferred 339,565 shares of common stock held by Mehana Capital LLC for $0 as follows: (i) 83,250 shares to Wolverine Flagship Fund Trading Limited, (ii) 96,030 shares to Amethyst Arbitrage International Master Fund, (iii) 100,000 shares to Radcliffe SPAC Master Fund, L.P. and (iv) 60,285 shares to Verition Multi-Strategy Master Fund Ltd. as incentive shares pursuant to the Non-Redemption Agreements, entered into in May 2023, by and among Pono, Mehana Capital LLC and certain unaffiliated stockholders, including Wolverine Flagship Fund Trading Limited, Amethyst Arbitrage International Master Fund, Radcliffe SPAC Master Fund, L.P. and Verition Multi-Strategy Master Fund Ltd.

On September 27, 2024, Second ZUU Target Fund for SBC Medical Group HD Investment Business Partnership and HeartCore Enterprise, Inc. exercised warrants to purchase 2,325,279 and 812,719 shares of common stock, respectively, for $0.01 per share resulting in approximately $31,380 in gross proceeds to the Company.

On September 27, 2024, Mehana Capital LLC, the sponsor of Pono, caused to be transferred 2,875,000 shares of common stock and warrants to purchase 634,375 shares of common stock held by Mehana Capital LLC for $0 as follows:

Transferee	Common Stock	Warrants
Dustin Shindo	989,770	634,375
Kotaro Chiba	333,525
Tatsuo Terabe	48,000
Akihiro Yamamoto	56,000
Kobashi Holdings Corporation	80,000
ENECHANGE Corporation	80,000
Masaki Yamamoto	80,000
Haruki Satomi	240,000
HIBC	80,000
Midas Capital Flagship Fund	68,705
Tohru Akaura	40,000
Six Tree Capital	40,000
Kazuo Sato	40,000
Atsumi Hasegawa	100,000

Transferee	Common Stock	Warrants
FFG FOF No.1 Investment Limited Partnership	100,000
Trisha Nomura	50,000
Mike Sayama	15,000
Darryl Nakamoto	100,000
Allison Van Orman	40,000
Hiroshi Tomishima	160,000
Masahiko Homma	40,000
Tsubasa Murakami	24,000
Jason Fujimoto	10,000
Adam Bauer	10,000
Shuhei Komatsu	50,000

As a result of the Closing of the Merger and the Business Combination, the business of SBC Medical Group, Inc. (“Legacy SBC”), became the business of the Company. Unless the context requires otherwise, references going forward to “Company,” “we,” “us,” “our” or “SBC” refer to SBC Medical Group Holdings Incorporated, a Delaware corporation and its subsidiaries.

Business Overview

The Company is a management company headquartered in Irvine California and Tokyo, Japan, that owns, operates, and provides management services to cosmetic treatment centers mainly in Japan. Specifically, SBC owns and operates one treatment center in Vietnam, provides management services to one treatment center in California and otherwise operates entirely in Japan. The history of Legacy SBC began with the establishment of L’Ange Cosmetique Co., Ltd. in 2003 and SBCMG (formerly Aikawa Medical) in 2017 for the purpose of providing management services to medical corporations and the medical clinics of the medical corporations. The history of the medical corporations and the medical clinics began in 2000 with the opening of Shonan Beauty Clinic in Fujisawa City, Japan, where Dr. Aikawa opened in private practice. Subsequently, Dr. Aikawa opened clinics in Yokohama in 2001 and Shinjuku in 2003, incorporated as Medical Corporation Shobikai in 2004, acquired a medical corporation named Medical Corporation Kowakai in 2009 and Medical Corporation Nasukai in 2009.

The Company is primarily focused on providing comprehensive management services to franchisee clinics, including but not limited to advertising and marketing needs across various platforms (such as social media networks), staff management (such as recruitment and training), booking reservations for franchisee clinic customers, assistance with franchisee employee housing rentals and facility rentals, construction and design of franchisee clinics, medical equipment and medical consumables procurement (resale), the provision of cosmetic products to franchisee clinics for resale to clinic customers, licensure of the use of patent-pending and non-patented medical technologies, trademark and brand use, IT software solutions (including but not limited to remote medical consultations), management of the franchisee clinic’s customer rewards program (customer loyalty point program), and payment tools for the franchisee clinics.

In 2017, we began providing our management services to our franchisee treatment center. The Company and its subsidiaries now provide management services to a total of 164 franchisee treatment centers under the brand name “Shonan Beauty Clinic” located in Japan. The Company also (i) owns and operates 1 treatment center under its “SBC” brand name in Ho Chi Minh City, Vietnam, as well as (ii) provides management service to 1 treatment center under its “SBC” brand name in Irvine, California in the United States (the “CA Clinic”), which is owned and operated by the related party. Our treatment center in Vietnam, and the franchisee treatment centers that we provide management services to, provide an array of surgical and non-surgical medical services that vary based upon location, including cosmetic surgery, dermatology, and dentistry. These medical services include but are not limited to breast augmentation, liposuction, rejuvenation treatments (including treatment of wrinkles, acne, scars, cellulite, excess fat, discoloration, and signs of aging), laser skin toning and spot removal, eyes double fold surgery, rhinoplasty, treatment of osmidrosis and hyperhidrosis, hair transplants, gynecological formation treatments, laser hair removal, face line surgeries, cosmetical dental procedures, tattoo removal, lasik eye surgery, lateral canthoplasty, brow lift procedures, androgenetic alopecia treatment, and cheek sagging prevention methods.

Since our inception, we have been committed to delivering high quality management services to our franchisee clinics. We believe our team of highly qualified and experienced professionals have underpinned our strong reputation as we continue to provide multifaceted management services to our franchisee clinics.

Corporate Structure

The Company’s subsidiary, SBC Medical Group, Inc., primarily operates through 11 wholly owned subsidiaries, two majority owned subsidiaries and one variable interest entity. The wholly owned subsidiaries consist of SBC Medical Group Co., Ltd., a Japan corporation (“SBC Medical Sub”), L’Ange Cosmetique Co., Ltd., a Japan corporation (“Lange Sub”), Shobikai Co., Ltd., a Japan corporation (“Shobikai Sub”), Liesta Co., Ltd., a Japan corporation (“Liesta”), SBC Sealane Co., Ltd., a Japan corporation (“SBC Sealane”), SBC Marketing Co., Ltd., Japan corporation (“SBC Marketing”), SBC Medical Consulting Co., Ltd., a Japan corporation (“SBC Medical Consulting”), Shoubikai Medical Vietnam Co. Ltd., a Vietnam corporation (“SBC Vietnam”), SBC Healthcare, Inc., a Delaware corporation (“SBC Healthcare”), SBC Irvine, LLC, a Delaware limited liability company (“SBC Irvine”), Kijimadairakanko Inc., a Japan corporation (“Kijimadairakanko”). The majority owned subsidiaries consist of Medical Payment Co., Ltd., a Japan corporation (“Med Payment”) and Skynet Academy Co., Ltd., a Japan corporation (“Skynet”). The variable interest entity is Aikawa Medical Management, Inc.

For the fiscal years ended 2023 and 2022, SBC Medical Group, Inc. (Legacy SBC formerly known as SBC Medical Group Holdings Incorporated) generated revenues of $193,542,423 and $174,160,618, respectively, reported net profit of $38,560,606 and $5,552,418, respectively, and cash flow provided by (used in) operating activities of $50,670,322 and $(47,369), respectively. As of December 31, 2023, Legacy SBC had retained earnings of $142,848,732. For the six months ended June 30, 2024 and 2023, Legacy SBC generated revenues of $107,910,122 and $83,914,044, respectively, Legacy SBC reported net profit of 37,307,541 and $16,273,173, respectively, and cash flow provided by (used in) operating activities of $22,874,760 and $(428,601), respectively. As of June 30, 2024, Legacy SBC had retained earnings of $180,090,892.

SBC Medical Group Co., Ltd., a Japan corporation (“SBC Medical Sub”), L’Ange Cosmetique Co., Ltd., a Japan corporation (“Lange Sub”), Shobikai Co., Ltd., a Japan corporation (“Shobikai Sub”) are each designated as a “medical service corporation” in Japan. In Japan, a medical service corporation is a legal entity that provides management service to “MCs”. The management services are conducted through FC contracts and service contracts between certain subsidiaries of the Company (SBC Medical Sub, Lange Sub, and Shobikai Sub) and the MCs that own all 164 of the treatment centers in Japan, which operate under the brand name “Shonan Beauty Clinic”. There are currently six MCs that the Company’s subsidiaries have entered into FC contracts and service contracts with, consisting of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai, and Medical Corporation Ritz Cosmetic Surgery (collectively, the “MCs”).

In addition to the six MCs, we have entered into service contracts with Medical Corporation Association Furinkai (the service contract regarding operation on November 22, 2023 and the service contract regarding management consulting on November 25, 2023 respectively) and Medical Corporation Association Junikai (the service contract regarding operation and the service contract regarding management consulting both on November 16, 2023). The scope of work (“SOW”) of the service contracts with these two MCs is limited to marketing, introduction of new treatment technologies and future business development while the SOW of the FC contracts with the six MCs are broad and define general rules in order to allow MCs to use the SBC brand name. Accordingly, the service contracts with these two MCs are different from the FC contracts with the six MCs and the clinics of these two MCs do not use the “Shonan Beauty Clinic” brand. Please see “— Material Contracts between the Company and MCs — Service Contracts” on page 60 herein for more information regarding the service contracts with Medical Corporation Association Furinkai and Medical Corporation Association Junikai.

All of the MCs are deemed to be related parties of the Company since relatives of the CEO of the Company are the members (or shain) of general meetings of members of the MCs. The CEO of the Company was previously a member of the six franchisee MCs until he ceased being a member in July 2023. The Company, through SBC Medical, owns equity “deposit” interests (or mochibun) of the six franchisee MCs. Although the Company, through SBC Medical, has an equity “deposit” interest to the rights to receive a distribution of residual assets in proportion to the amount of contribution in certain circumstances as provided in the articles of incorporation of each of the six MCs, the Company or SBC Medical does not have voting control over the corporate actions at general meetings of members (or shain) of the MCs per the requirements of the Japanese Medical Care Act and the MCs’ articles of incorporation.

Mission

Our primary mission is to provide quality comprehensive management services to the MCs and expand our “Shonan Beauty Clinic” brand. We plan to achieve the mission by maintaining and strengthening our market position and brand in the cosmetic medical treatment management market in Japan, Vietnam, and the United States, and by continuing to grow our presence globally. Accordingly, we have entered into franchise agreements and partner doctor independence support program agreements (the “Support Agreements”) with the MCs to define the scope of the management services that we provide to the MCs as well as the franchise operational provisions that the MCs must comply with. The term of the Support Agreements is until August 31, 2026, provided that such Support Agreements will continue to automatically renew for one (1) year successive periods unless either the Company or the respective MC provides notice of termination at least six (6) months prior to the expiration date of the Support Agreement. We receive a portion of our overall compensation for providing management services under the Support Agreements with the following MCs:

•        Medical Corporation Shobikai: from September 29, 2017

•        Medical Corporation Kowakai: from September 29, 2017

•        Medical Corporation Nasukai: from September 29, 2017

•        Medical Corporation Aikeikai: from September 29, 2017

•        Medical Corporation Jukeikai: from February 21, 2020

•        Medical Corporation Ritz Cosmetic Surgery: from May 31, 2021

Material Contracts between the Company and MCs

The Company has entered into a Partner Doctor Independence Support Program Agreement and an SBC Operating Agreement with each of the MCs.

Partner Doctor Independence Support Program Agreement

The Company has entered into a Partner Doctor Independence Support Program Agreement (the “PDISPA”) with each of the MCs. The term of the PDISPA is for a period of 5 years from September 1, 2021, to August 31, 2026. The PDISPA will be renewed under the same terms for successive one-year periods upon conclusion of the initial term unless either party requests in writing to terminate the PDISPA 6 months prior to the expiration date of the PDISPA. Pursuant to the PDISPA, the Company agreed to provide the use of the name of the “Shonan Beauty Clinic” and the “SBC Medical Group (Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, L’Ange Cosmetique Co., Ltd. and Shobikai Co., Ltd., which together are referred to as the “SBC Medical”) to the MCs for the purpose of operating clinics. The Company also granted to the MCs the right to use the name “SBC Medical Group,” the know-how of clinic operation, trademark, trade name, and the right to provide the treatment designated by the Company, and the right to conduct business activities as a partner of the SBC Medical Group under a unified image.

PDISPA does not charge franchise fee or deposit fee, instead the MCs are to pay fees to the Company, which are to be calculated as follows: total amount of sales at the clinic multiplied by 12% excluding consumption tax. If the total sales amount exceeds 100,000,000 yen per MCs, the maximum amount fee will be 10,000,000 yen. For the purposes of the PDISPA the total amount of sales means the amount of sales after discounting preferential tickets, and other campaigns and discounts.

SBC’s Operating Agreement

The Company has entered into an SBC Operating Agreement (the “SBCOA”) with each of the MCs. The term of the SBCOA is from April 1, 2023, to March 31, 2025. Either party may terminate the SBCOA by giving notice to the other party of the intended termination at least 6 months prior to the scheduled termination date. Pursuant to the SBCOA the Company agreed to provide the MCs with the following consulting services related to: (i) marketing related services for developing new clients (ii) aiming to ensure stable performance and increase customer satisfaction through the creation of repeat customers (iii) the establishment and operation of a system seeking to ensure medical safety

(iv) securing attorneys and medical institutions to transport in the event of claims or medical accidents, (v) measures to improve employee satisfaction, and design of organizational chart and personnel evaluation system (vi) the selection of medical equipment and materials, (vii) the acquisition of properties for new medical facilities (trade area survey, area selection, lease agreement signing, etc.) (viii) various types of general skills training for healthcare facility employees (ix) specialized and advanced skills training in leadership, motivation, communication, etc., for chiefs, leaders, and other employees with subordinates (x) development of new type of medical facilities (xi) development of new treatment methods (xii) hiring employees with national certifications, professional skills, and interpersonal skills, such as doctors, nurses, and reception counselors (xiii) performance management, business analysis, and management decision making utilizing financial statements such as income statements, cash flow statements, and balance sheets (xiv) use of the likeness of the Company’s officers or employees on websites, commercials, and other advertising media and (xv) efficient operation methods that allow for more customer service during the same clinic hours.

Under the SBCOA, in exchange for the foregoing services, each MCs are to pay the Company 3,000,000 yen per month (excluding consumption tax) for each medical facility where a MC provides medical services to its clients.

Service Contracts

We entered into service contracts with Medical Corporation Association Furinkai (the service contract regarding operation on November 22, 2023 and the service contract regarding management consulting on November 25, 2023 respectively) and Medical Corporation Association Junikai (the service contract regarding operation and the service contract regarding management consulting both on November 16, 2023). The scope of work (“SOW”) of the service contracts with these two MCs is limited to marketing, introduction of new treatment technologies and future business development while the SOW of the FC contracts with the six MCs are broad and define general rules in order to allow MCs to use the SBC brand name. Accordingly, the service contracts with these two MCs are different from the FC contracts with the six MCs and the clinics of these two MCs do not use the “Shonan Beauty Clinic” brand.

Business Consignment Agreement for Management Consulting Services to Medical Corporation Association Furinkai

The material terms of our business consignment agreement for management consulting services to Medical Corporation Association Furinkai are as follows:

•        Signing Date

•        November 22, 2023

•        Consulting Services by the Company to Medical Corporation Association Furinkai

•        consulting on the use of business systems used in medical facilities

•        consulting on the development of new treatments and manuals

•        consulting for repeat customer acquisition measures related to cosmetic dermatology

•        consulting on the efficient operation with more customer service during the same clinic hours related to cosmetic dermatology consulting

•        consulting for building management strategies related to cosmetic dermatology treatment

•        Effective Period

•        September 1, 2023 until August 31, 2024

•        if neither party expresses an intention not to renew the agreement before the expiration of the effective period, the agreement shall be renewed for another two (2) years under the same terms and conditions

Termination Provisions & Penalties

•        Either party may terminate this agreement by notifying the other party at least six months prior to the scheduled termination date.

•        Fees Payable Under the Agreement

•        JPY60,000,000 per month (excluding consumption tax).

Business Consignment Agreement for Operational Support to Medical Corporation Association Furinkai

The material terms of our business consignment agreement for operational support services to Medical Corporation Association Furinkai are as follows:

•        Signing Date

•        November 22, 2023

•        Consulting Services by the Company to Medical Corporation Association Furinkai

•        secure stable business performance and increase customer satisfaction through creation of repeat customers related to cosmetic dermatology

•        selection of medical devices and medical materials for cosmetic dermatology

•        establishment and operation of a system to ensure the safety of cosmetic dermatology treatment

•        general skills training associated with cosmetic dermatology treatment for medical facility employees

•        efficient operation methods that enable more customers to be served during the same clinic hours related to cosmetic dermatology

•        planning management strategies related to cosmetic dermatology treatment

•        development of new treatment methods, formulation of manuals, and support for implementation

•        support and management of business system implementation

•        design and implementation support, operation and maintenance of servers, networks and IT infrastructure

•        Effective Period

•        September 1, 2023 until August 31, 2025

•        if neither party expresses an intention not to renew the agreement before the expiration of the effective period, the agreement shall be renewed for another two (2) years under the same terms and conditions

•        Termination Provisions & Penalties

•        Either party may terminate this agreement by notifying the other party at least six months prior to the scheduled termination date.

•        Fees Payable Under the Agreement

•        JPY1,700,000 per month for each medical facility (excluding consumption tax).

Business Consignment Agreement for Management Consulting Services to Medical Corporation Association Junikai

The material terms of our business consignment agreement for management consulting services to Medical Corporation Association Junikai are as follows:

•        Signing Date

•        November 16, 2023

•        Consulting Services by the Company to Medical Corporation Association Junikai

•        consulting on the use of business systems used in medical facilities

•        consulting on the development of new treatments and manuals

•        consulting for repeat customer acquisition measures related to cosmetic dermatology

•        consulting on the efficient operation with more customer service during the same clinic hours related to cosmetic dermatology consulting

•        consulting for building management strategies related to cosmetic dermatology treatment

•        Effective Period

•        September 1, 2023 until August 31, 2024

•        if neither party expresses an intention not to renew the agreement before the expiration of the effective period, the agreement shall be renewed for another two (2) years under the same terms and conditions

•        Termination Provisions & Penalties

•        Either party may terminate this agreement by notifying the other party at least six months prior to the scheduled termination date.

•        Fees Payable Under the Agreement

•        JPY10,000,000 per month (excluding consumption tax).

Business Consignment Agreement for Operational Support to Medical Corporation Association Junikai

The material terms of our business consignment agreement for operational support services to Medical Corporation Association Junikai are as follows:

•        Signing Date

•        November 16, 2023

•        Consulting Services by the Company to Medical Corporation Association Junikai

•        secure stable business performance and increase customer satisfaction through creation of repeat customers related to cosmetic dermatology

•        selection of medical devices and medical materials for cosmetic dermatology

•        establishment and operation of a system to ensure the safety of cosmetic dermatology treatment

•        general skills training associated with cosmetic dermatology treatment for medical facility employees

•        efficient operation methods that enable more customers to be served during the same clinic hours related to cosmetic dermatology

•        planning management strategies related to cosmetic dermatology treatment

•        development of new treatment methods, formulation of manuals, and support for implementation

•        support and management of business system implementation

•        design and implementation support, operation and maintenance of servers, networks and IT infrastructure

•        support and advisory services for the use of marketing analysis tools, etc.

•        Effective Period

•        September 1, 2023 until August 31, 2025

•        if neither party expresses an intention not to renew the agreement before the expiration of the effective period, the agreement shall be renewed for another two (2) years under the same terms and conditions

•        Termination Provisions & Penalties

•        Either party may terminate this agreement by notifying the other party at least six months prior to the scheduled termination date.

•        Fees Payable Under the Agreement

•        JPY800,000 per month for each medical facility (excluding consumption tax).

The use and regulatory status of certain products.

The Company acts in the capacity of a purchasing agent by reselling medical supplies, cosmetic products, and medical equipment to the MCs for use in their clinics.

The Company acts as a purchasing agent, for the following cosmetic products: MT Stem Eye Cream, MT Cleansing Gel, MT Contour Lotion, MT Essential Serum, MT Contour B Cream, MT Premium Coffret 2023, MT Facial Foaming Wash, MT Protect UV Gel, MT Condense C Serum, MT Crystal Shot. These products are used to enhance the attractiveness, change the appearance, or maintain the health of the skin or hair of a person and more specifically are used as eye cream, cleanser, toner, serum, moisturizing cream, skincare set face wash, and sunscreen gel.

The following table describes the primary use and regulatory status of each of the products that we resell:

Available for Sale In
Product Category	Product Line	Primary Use	United States	Vietnam	Japan
Cosmetics	MT Stem Eye Cream	Eye cream	P	P	P
Cosmetics	MT Cleansing Gel	cleanser	P	P	P
Cosmetics	MT Contour Lotion	Toner	P	P	P
Cosmetics	MT Essential Serum	Serum	P	P	P
Cosmetics	MT Contour B Cream	moisturizing cream	P	P	P
Cosmetics	MT Premium Coffret 2023	Skincare Set	P	P	P
Cosmetics	MT Facial Foaming Wash	face wash	P	P	P
Cosmetics	MT Protect UV Gel	sunscreen gel	P	P	P
Cosmetics	MT Condense C Serum	Serum	P	P	P
Cosmetics	MT Crystal Shot	Serum	P	P	P

The Company acts as a purchasing agent, for the following medical equipment: Embryo Scope, PQX Pico Laser, Nordlys, Coolsculpting ELITE, Stellar M22 IPL, General-purpose video scope for upper gastrointestinal tract GIF-1200N, Sperm motility analyzer with SMAS Biological Microscope, Surgitron DualEMC, Gas Sterilizer CT-540C, Centrifugal Separator H-36α. This equipment is used for the diagnosis, treatment, or prevention of human or animal diseases, or to affect the structure or function of the human or animal body, and more specifically is used for observation of fertilized eggs, skincare treatment, fat removal, observation, imaging, diagnosis, and treatment of the upper gastrointestinal tract, analysis of sperm motility, skin incision and coagulation for surgical use, sterilization of medical supplies vulnerable to high pressure, and separation of aspirated fat.

The following table describes the primary use and regulatory status of each of the products that we resell:

Available for Sale In
Product Category	Product Line	Primary Use		United States*	Vietnam**	Japan
Incubator	EmbryoScope	Observation of fertilized eggs An incubator for growing fertilized eggs of patients. A camera takes pictures at regular intervals, and the division can be observed like a movie on the monitor.	Time-lapse incubator	No	No	P
Laser Therapy Machine	PQX Pico Laser	Skin Care Treatment	Picotoning, Picolaser Fractional	No	No	P
Laser Therapy Machine	Nordlys	Skin Care Treatment	IPL Light Therapy (Photo Double/Photo Triple)	No	No	P
Slimming equipment	coolsculpting ELITE	fat removal	Fat cooling (slimming)	No	No	P
Laser Therapy Machine	Stellar M22 IPL	Skin Care Treatment	IPL Light Therapy (Photo Double Photo Triple)	No	No	P
Endoscope	General-purpose video scope for upper gastrointestinal tract GIF-1200N	Observation, imaging, diagnosis, and treatment of the upper gastrointestinal tract		No	No	P
Analyzer	Sperm motility analyzer with SMAS Biological Microscope

Analysis of sperm motility The system automatically tracks moving sperm and displays and outputs a number of measurement results accurately and quickly, including the number of moving sperm, their movement trajectories, discrimination from immobile sperm, and various types of motility.

				No	No	P
Electrosurgical instrument	Surgitron DualEMC	Skin incision and coagulation for surgical use	MD-style minimal downtime	No	No	P
Sterilizer	Gas sterilizer CT-540C	Sterilization of medical supplies vulnerable to high pressure Sterilizer, low temperature up to 40°C		No	No	P
Centrifugal separator	Centrifugal separator H-36α	Separation of aspirated fat	condense rich face	No	No	P

____________

The Company does not distribute the products above in the US or in Vietnam for the following reasons.

*        A foreign entity must apply to Food and Drug Administration, “FDA,” with regard to medical equipment in advance in order to import and distribute it in the U.S., and needs to pass examination by the FDA. In addition, the entity must register the equipment after passing examination. However, the Company has not applied yet and has no current intention to apply and accordingly does not distribute any of the above products in the U.S.

**      A foreign entity should apply to Ministry of Health, “MOH”, with regard to medical equipment in advance in order to import and distribute it in Vietnam. In particular, the entity should obtain circulation number and declaration of eligibility to trade medical equipment. However, the Company has not applied yet and has no current intention to apply and accordingly does not distribute any of the above products in Vietnam.

The Company acts as a purchasing agent, for the following medical supplies: Coolsculpting Elite Reorder Pack, Allergan VISTA, Juv Voluma, Condense Rich Syringe, Juv Volift, MiraDry BioChips, Juv Volbella, VISTA Ultra Plus XC, Juv Volux, Cellution Disposable Kit. The supplies are used for the diagnosis, treatment or prevention of human or animal diseases and are not quasi-drugs, regenerative medicine products or machinery and equipment such as dental materials and hygiene products and more specifically is used for treatment to reduce fat cells and improve body contours, wrinkle-improving injection, medical consumables, hyperhidrosis treatment.

The following table describes the primary use and regulatory status of each of the products that we resell:

Available for Sale In
Product Category	Product Line	Primary Use	United States*	Vietnam*	Japan
coolsculpting	coolsculpting Elite reorder pack	Body Contouring Equipment Consumables; Reduces fat cells and improves body contours;	No	No	P
Botox injection	Allergan VISTA	Wrinkle-improving injections	No	No	P
hyaluronic acid injection	Juv Voluma	Wrinkle-improving injections	No	No	P
fat injections	condense rich syringe	medical consumables	No	No	P
hyaluronic acid injection	Juv Volift	Wrinkle-improving injections	No	No	P
MiraDry	MiraDry BioChips	hyperhidrosis treatment	No	No	P
hyaluronic acid injection	Juv Volbella	Wrinkle-improving injections	No	No	P
hyaluronic acid injection	VISTA Ultra Plus XC	Wrinkle-improving injections	No	No	P
hyaluronic acid injection	Juv Volux	Wrinkle-improving injections	No	No	P
fat injections	Cellution Disposable Kit	medical consumables	No	No	P

____________

The Company does not distribute the products above in the US or in Vietnam for the following reasons.

*        A foreign entity must register its facility, such as a clinic, drug store, etc., with the Food and Drug Administration, “FDA,” in order to distribute medical supplies in advance in the US. However, the Company has not registered yet and has no current intention to register and accordingly does not distribute any of the above products in the U.S.

**      A foreign entity should obtain the pharmaceutical approval in order to distribute medical supply in advance in Vietnam. However, the Company has not obtained approval yet and has no current intention to seek approval and accordingly does not distribute any of the above products in Vietnam.

Types of Services Provided

Advertising and Marketing Services.

The Company, through its subsidiary SBC Marketing, provides advertising and marketing services primarily to the MCs, including but not limited to the promotion of the MCs’ clinics’ services and brand on social media networks. We use various marketing and advertising methods to increase awareness of the “Shonan Beauty Clinic” brand.

The marketing services that we provide to the MCs include raising the profile of products and services, creating demand, promoting sales, and building brand image. Our public relations staff has set up target audiences, created promotional materials, and understand patient characteristics and needs, and continue to deliver effective messages to target audiences. Additionally, we utilize social media platforms such as Instagram and YouTube to establish a direct connection with end-users and foster a community. We also believe it is important to measure the effectiveness of marketing advertising and analyze the results. Our public relations staff evaluates the effectiveness of our advertising and makes the necessary adjustments to maximize the MC’s return on investment (ROI) and optimize it on a frequent basis, including but not limited to focusing on the types of services that are popular in each specific geographical location of our franchisee clinics.

Staff Recruitment, Training, and Management.

The Company, through its subsidiary SBC Medical Consulting and Shobikai Sub, provides staff recruitment and management services to the MCs. The Company maintains a working relationship with Ryotokuji University, a medical professional education institution located in Urayasu City of Chiba Prefecture in Japan, which acts as a platform for our recruitment management services. The university provides instruction and professional education to the students of the educational institution, including but not limited to physicians and nurses. We work directly with the university in an effort to recruit students that have completed the applicable education course, to work at one of our franchisee treatment centers. This allows our franchisee treatment centers to reduce recruitment costs by having access to a continuous flow of employee candidates that are newly trained for positions that the franchisee treatment centers need to fill. It also increases employee retention rates at our franchisee treatments centers since we have assisted in the recruitment of an employee that is trained for a specific position at the franchisee treatment center. Our staff recruitment service provides our franchisee clinics with access to a pool of skilled professionals who are well-prepared to make meaningful contributions to their respective healthcare environments. This allows for cost-effective talent acquisition, talent mobility, and enhanced retention rates.

We also provide training program services for all of the employees of our franchisee clinics. This training program is designed to provide employees with the knowledge and skills needed in our franchisee clinic operations, and is intended to improve employee competence and overall company productivity. The content of the training program is wide-ranging. First, we provide team-building training to strengthen cooperation and communication skills among employees. By fostering teamwork, we ensure that cooperation among staff members is smooth and efficient store operations are achieved.

We also provide training on clinic hygiene standards to help the MCs’ employees understand the importance of clinic hygiene. Adherence to strict standards in clinic hygiene is essential, and we ensure that the MCs’ employees are well-informed to protect the health and safety of the franchisee clinics’ patients.

The program also provides training on the basic operating rules and protocols. We train the MCs’ employees to make appropriate decisions in order to provide appropriate services to the patients of the franchisee clinics.

In a further effort to improve the work environment and promote respect for employees, we also provide sexual harassment training services. We emphasize the importance of creating a safe working environment for all staff.

Customer Management.

The Company, through its subsidiary Medical Payment, provides payment management services to the MCs. These services include but are not limited to the use of payment tools at the point of sale for the MC’s collection of payment from customers of the franchisee clinics.

Additionally, we earn substantial revenue through our points services, which involves managing the customer rewards program offered to customers of the franchisee clinics. The customer rewards program gives customers points for their birthday, certain referrals, and purchasing products or services at the franchisee clinic locations. The customers also receive additional loyalty benefits in connection with their accumulated points once they reach a certain number of visits to our franchisee clinics or reach certain spending thresholds, as further described below. The three tiers of the customer points ranking system are silver, gold, and diamond. The silver tier rank is the lowest tier rank and does not require a specific number of visits or spending amount to obtain. Silver tier rank customers receive 5,000 points on their birthday, 1% of the total spending amount back in points if the payment method for clinic services is cashless, 3% of the total spending amount back in points if the payment method for clinic services is in cash or through a medical loan, and 0% of the total spending amount back in points if the payment method for clinic services is entirely through medical insurance. The gold tier rank is achieved when the customer visits the franchisee clinics more than 6 times or spends more than 500,000 yen in a two-year period. Gold tier rank customers receive 10,000 points on their birthday, 2% of the total spending amount back in points if the payment method for clinic services is cashless, 4% of the total spending amount back in points if the payment method for clinic services is in cash or through a medical loan, and 0% of the total spending amount back in points if the payment method for clinic services is entirely through medical insurance. The diamond tier rank is achieved when the customer visits the franchisee clinics more than 8 times or spends more than 1,000,000 yen in a two-year period. Diamond tier rank customers receive 15,000 points on their birthday, 3% of the total spending amount back in points if the payment method for clinic services is cashless, 6% of the total spending amount back in points if the payment method for clinic services is in cash or through a medical loan, and 0% of the total spending amount back in points if the payment method for clinic services is entirely through medical insurance. The customers may use the earned points for discounts on select services offered by our franchisee clinics, and each point may be used for a discount amount equal to 1 yen. The customer’s points expire if the points remain unused for a period of 12 months. Accordingly, at the time that a customer’s points expire, the Company earns 1 yen for each customer point that expires.

Employee Services.

The Company, through its subsidiary Liesta, provides employee management services to the MCs, including assistance with the location and securement of rental housing in Japan for employees of the MCs as well as facility rentals in Japan for the MCs.

Construction and Design.

The Company, through its subsidiary SBC Sealane, provides construction and design management services to the MCs, by coordinating engagement with our preferred general contractors for the clinic construction and design, as well as overseeing the process.

Medical Equipment and Supplies.

The Company acts in the capacity of a purchasing agent by supplying medical devices, medical equipment (including through leases of such equipment), implants, injection materials, other medical consumables, as well as skin care and beauty products that we resell to the MCs for use in their clinics.

Licensure of Intellectual Property and Technologies.

The Company licenses the use of patent-pending and non-patented intellectual property, including but not limited to medical technologies, trademark, trade names, and brand use, to the MCs. Each of the clinics owned by the MCs licenses the use of our brand name, “Shonan Beauty Clinic”, as well as the right to use the name “SBC Medical Group”.

We have also granted the MCs the right to use the know-how of the clinic operations, offer the procedures designated by us, conduct business activities under our brand name, and utilize our specialized technologies for procedures. We license the use of our highly standardized operational procedures, developed through years of industry experience and accumulated know-how, to the MCs. Our specialized technologies for procedures enhance the safety and efficiency of these cosmetic surgery procedures and include, but are not limited to, puncture devices for buried double eyelid procedures, simplified buried method surgical equipment, proprietary surgical sutures, silicone bags for breast augmentation simulations, and microscopic hair volume evaluation method for the treatment of androgenetic alopecia. Additionally, we license the use of patent-pending and non-patented safety management methods to the MCs for procedures such as full-incision double eyelid surgery, lateral canthoplasty, brow lift procedures, cheek sagging prevention methods, hair removal safety management methods, tattoo removal treatments, and hyperhidrosis procedures.

The Company licenses the use of simulation technology to the MCs aimed at enhancing the skills, standardization, and education of professional staff that are providing medical services at the MCs’ clinics, and licenses the use of such technologies to the MCs. By utilizing our collection of medical cases and artificial intelligence, we employ technologies such as virtual reality, rendering, computing, 5G/6G, and Web3.0 to create simulators for the services that the MCs’ treatment centers provide. For example, SBC AI Eye is the industry’s first double AI simulation service. The highly accurate double AI simulation service has been achieved by learning from actual case data of franchisee’s clinic, which totals 600,000 double layer cases, using an AI model based on the most advanced AI technology, GAN (adversarial generative network). This service enables a 10-step simulation of double layer width on “your own face”, whereas double layer surgery has generally been studied using photographs of other people’s cases. These new technologies offer benefits to our franchisee treatment centers, such as efficient education, knowledge sharing, improved procedural accuracy, proactive support, and remote operations. Through simulation technology, medical professionals can simulate various scenarios and anticipate potential complications, enabling them to develop proactive strategies and responses. We believe this improves the level of patient safety and care at our franchisee clinics. The integration of advanced technologies, such as 5G/6G, allows for remote operations and consultations, enabling medical experts at our franchisee clinics to provide guidance and perform procedures from a distance, expanding access to specialized care and expertise.

Supplementary information regarding other business activities and service overview diagram

Subsidiaries under our group operate businesses not only our core medical business services. Corporations whose sales account for less than 1% of the group are omitted.

Revenue from Management Services

Franchising Revenue

The Company generates franchising revenue (royalty income) by licensing its intellectual properties, including but not limited to the Company’s brand name (“Shonan Beauty Clinic”), trade name, and trademarks, as a franchisor pursuant to franchise agreements with certain MCs (the “MC”) in Japan. Prior to April 2023, royalty income was based on a percentage of sales and recognized at the time when the related sales occur; since April 2023, it is based on a fixed amount to each clinic of the MCs and recognized over time as services are rendered. Although this change is expected to have an impact on increased revenue, the contract amount may be revised depending on the economic situation and the situation of the MCs. In addition, this change does not have any impacts on the business operation of MCs.

Procurement Services Revenue

The Company generates procurement services revenue by purchasing primarily advertising services and medical materials from qualified vendors on behalf of MCs to maintain brand quality consistency. Procurement services revenue is recognized at the point in time upon the delivery of products or over time as services are performed. Occasionally, the Company receives vendor discounts on certain large purchases. It recognizes revenue based on actual payments and will return the over-collection resulting from such discounts to MCs.

Management Services Revenue

The Company provides loyalty program management services, labor supporting services, and function supporting services to MC.

Loyalty program management services

The Company awards loyalty points on behalf of MCs to MCs’ customers, who earn loyalty points from each qualified purchase made at the loyalty program participating clinics of MCs, in exchange for a handling fee. The revenue is based on a percentage of the related payment amount made by MCs’ customers and is recognized when the loyalty points are awarded.

At the time loyalty points are awarded, a MC pays the Company cash in an amount equivalent to the awarded loyalty points, which is recorded as advances from customers. When a MC’s customers redeem the loyalty points, the Company returns the cash back to the MC in an amount equivalent to the redeemed loyalty points. The awarded loyalty points expire if a MC’s customer does not make any additional qualified purchase at a participating clinic within a year. The Company accumulates and tracks the points on behalf of MCs until the loyalty points expire, at which time the Company recognizes an amount equivalent to the expired loyalty points as revenue, which is normally not significant.

The Company also awards certain points to MCs’ customers on behalf of MC for free in order to increase the volume of MCs’ sales, from which the Company earns other types of revenues, such as royalty income. When a MC’s customers redeem such points, the Company reimburses MC in an amount equivalent to the used free points and records it as a reduction of the revenue recognized.

The Company is an agent in the management of loyalty programs, and as a result, revenues are recognized net of the cost of redemptions.

Labor supporting services

The Company generates revenue by dispatching staff to MCs to provide a range of services, primarily including clinic operation, IT, and administrative services. The Company recognizes the revenue over the time when services are rendered.

Function supporting services

The revenue is derived from providing functional supporting services to MCs, such as accounting and human resources services. The Company recognizes the revenue over the time when services are rendered.

Management consulting services

The Company generates revenue by providing consulting services to MCs in relation to business operations of cosmetic dermatology. The Company recognizes the revenue over the time when services are rendered.

Rental Services Revenue

The Company generates rental income from operating leases and sales-type leases, which is accounted for under ASC Topic 842. Operating lease revenue is generally recognized on straight-line basis over the terms of the lease agreements and sales-type leases revenue is generally recognized on the lease commitment date.

Other Revenues

The Company generates other miscellaneous revenues such as accommodation services income, medicine dispensed sales revenue, brokerage services revenue, construction services revenue, pilot training services revenue, interest income, etc. These revenues are recognized when the Company satisfies performance obligations.

Revenues generated from these different revenue streams by Legacy SBC consist of the following:

	For the Six Months Ended June 30,
	2024	2023
Royalty income	$29,736,524	$16,839,041
Procurement services	26,732,592	25,703,245
Management services	32,360,267	30,724,761
Rental services	7,071,114	3,343,410
Others	12,009,625	7,303,587
Total	$107,910,122	$83,914,044
	For the Years Ended December 31,
	2023	2022
Royalty income	$42,103,380	$24,554,792
Procurement services	53,186,662	54,076,620
Management services	72,282,549	67,013,751
Rental services	7,336,768	20,717,982
Others	18,633,064	7,797,473
Total Revenues	$193,542,423	$174,160,618

Our Strengths

Brand.    Our group’s brand name “Shonan Beauty Clinic” has been developed for over 20 years in the medical industry on the basis of safe and reliable medical services that are primarily cosmetic in nature. We maintain high standards for quality control and customer service in both our directly owned and operated clinic, as well as our franchisee clinics in order to continue to build upon this foundation. In addition, some of the doctors that provide services at our franchisee clinics also publish medical related articles and participate in conferences in Japan and overseas. We believe that this cohesive approach and consistent quality of service promotes global recognition of our brand name.

Comprehensive Medical Services.    The Company’s directly owned and franchisee clinics provide a variety of medical treatments to meet all of the clinics’ patients’ needs. Both the Company and the MC franchisees focus on building long-term relationships with patients, and customer satisfaction rate ranks highly among Japanese beauty medical service providers. According to an internal report from our MCs’ franchisee clinics, the franchisee clinics have an average repeat customer rate of over 90%, and a total of over 3.4 million customers globally during 2022. Accordingly, we have been able to continue to provide a high level of management services to the MCs while benefiting from the increasing number of clinics.

Technology.    The Company focuses on developing and licensing simulation technology aimed at enhancing the skills, standardization, and education of professional doctors that are providing medical services at our franchisee clinics. By utilizing our collection of medical cases and artificial intelligence, we employ technologies such as virtual reality, rendering, computing, 5G/6G, and Web3.0 to create simulators for the services that our treatment centers provide. These simulators offer benefits to our treatment centers, such as efficient education, knowledge sharing, improved procedural accuracy, proactive support, and remote operations. Through simulation technology, medical professionals can simulate various scenarios and anticipate potential complications, enabling them to develop proactive strategies and responses. We believe this improves the level of patient safety and care at our franchisee clinics. Our goal is to achieve standardized medical techniques through the development of these technological advancements. The integration of advanced technologies, such as 5G/6G, allows for remote operations and consultations, enabling medical experts to provide guidance and perform procedures from a distance, expanding access to specialized care and expertise.

Management Services.    The management services that we provide to our franchisee clinics, through our subsidiaries, include but are not limited to advertising and marketing needs across various platforms (such as social media networks), staff management (such as recruitment and training), booking reservations for customers, assistance with franchisee employee housing rental, facility rentals, construction and design, medical equipment procurement (resale), the provision of cosmetic products to franchisees for resale at the franchise locations (resale), licensure of the use of patent-pending and non-patented medical technologies, trademark and brand use, IT software solutions for remote medical consultations, and payment tools for franchisee customers. We believe that our advertising and marketing services (including but not limited to promotion on social media networks) help create effective campaigns that promote our franchisee clinic services and attract a wider audience of customers. We also believe that our maintenance and operation of the booking and reservation process for customers ensures a seamless user experience when booking services at our franchisee clinic locations. These services provide valuable guidance and expertise to our franchisee clinics, helping them optimize their operations, improve patient experience, and enhance overall performance. We believe this to be a crucial component of fostering our franchisees’ growth and success.

Internal Processes and Protocols.    To promote high standards of quality and service, we have implemented internal processes and protocols. These measures include ongoing training and education programs for our employees and the employees of our franchisee clinics, continuous monitoring of treatment outcomes, and adherence to industry guidelines and regulations. By upholding these standards, we aim to maintain and enhance our franchisees’ reputation as a trusted provider of cosmetic medical services.

Our Growth Strategies

Pursue New Clinic Development.    We have pursued a disciplined new clinic growth strategy, having expanded our concept and franchisee model across varying clinic sizes and geographies. We plan to leverage our expertise in opening new clinics and our success in the Japan market to fill in existing markets and expand into new geographies with the same careful planning as we have demonstrated in the past. We will continue to utilize our existing strategy of exploring opportunities for directly owned and operated clinics (including but not limited to merger and acquisition transactions) as well as additional franchisee clinics. See also our real estate strategy under “Site Development and Expansion — Site Selection Process.” We believe that our revenue will increase if we are able to increase the number of franchisee clinics that we provide management services to, since we would be providing our services to additional locations. We believe that we have the potential to increase global recognition of our brand. However, we cannot predict the time period over which we can achieve any level of franchisee clinic growth or whether we will achieve this level of growth at all. Our ability to achieve new franchisee clinic growth is impacted by a number of risks and uncertainties beyond our control, including those described in “Risk Factors”.

Deliver Consistent Comparable Franchisee Clinic Sales Growth.    We believe we will be able to generate comparable franchisee clinic growth by growing our customer base through increased brand awareness, consistent delivery of quality surgical and non-surgical medical services by our clinic and our franchisee clinics, acquiring and developing cutting edge medical services to be licensed to our franchisee clinics, and franchisee clinic renovations.

We will continue to manage our franchisee clinics and pricing as part of our overall strategy to increase the number of customers and the average amount spent by customers. We continue to explore initiatives to increase skin care product sales, enhance the services offered by our clinic and our franchisee clinics, and improve our appointment booking process. Our franchisee client rewards program, which has been rolled out across the entire franchisee clinic base in Japan, tracks customers’ spending and awards customers with points based upon such spending (1 point for each 1 yen spent). The rewards program also gives customers points for their birthday and certain referrals. The customers also receive additional loyalty benefits in connection with their accumulated points once they reach a certain number of visits to our franchisee clinics (tiers for a total of 6 visits and 8 visits in 2 years) or reach certain spending thresholds (tiers for a total of 500,000 yen spent and 1,000,000 yen spent in 2 years). The customers may use the earned points for discounts on select services offered by our franchisee clinics.

Increase Profitability.    During our expansion, we have invested in our infrastructure and personnel, which we believe positions us to continue to scale our business operations. As we continue to grow, we expect to drive higher profitability at the corporate level by leveraging our existing support infrastructure, as we believe that as the number of the franchisee clinics that we provide management services to grows, our general and administrative costs over several years will increase at a slower rate than our revenues.

Heighten Brand Awareness.    We intend to continue to pursue targeted local and global marketing efforts and plan to increase our brand awareness (including but not limited to advertising on social media platforms). We intend to continue to promote limited time discounts on services provided by the franchisee clinics through our advertising services to build customer loyalty and brand awareness. The number of patients that undergo cosmetic procedures at our franchisee clinics and patient growth trajectory have been a key indicator of our success and brand awareness. In 2021, our franchisee clinic patient base reached 3.0 million individuals. This figure increased further in 2022, reaching approximately 3.4 million users. This growth reflects the growing demand for cosmetic surgery procedures and the confidence that patients have in our brand and services.

Procedure and Product Development.    We intend to continue to collect and analyze extensive medical data, develop innovative procedures and products, and obtain intellectual property rights to new products and procedure methodologies relating to skin care and the medical services provided by our franchisee clinics. These assets are then provided to our franchisees. We intend to continue to offer guidance and technical training to our franchisee clinics’ employees with respect to these new products and procedure methodologies in order to stay at the forefront of medical advancements.

Site Development and Expansion

Site Selection Process

We consider franchisee clinic site selection to be critical to our success. As part of our strategic site selection process, our team receives potential site locations from networks of local real estate brokers, which are then reviewed by our development and senior management teams. This review includes site visits, key deal terms, and analyses of the estimated profitability of clinics at the proposed properties for our franchisee clinics.

Our current real estate strategy focuses on high-traffic markets with a diverse population and above-average household income. In site selection, we also consider factors such as visibility, traffic patterns, accessibility, parking, and competition when considering approval of a location for a franchisee clinic. We also utilize site analytics tools for demographic analysis and data collection for both existing and new market areas, which we believe allows us to further understand the market area (including but not limited to the types of services desired by the local residents) and set clear market development strategies. Our existing framework and experienced management team allow us to efficiently manage the opening of new franchisee clinics on behalf of the MCs in desired locations and penetrate markets in both suburban and urban areas.

Expansion Strategy and Market Share

The strong market share presence of our franchisee clinics in the Japanese cosmetic surgery industry reflects the success of our brand and customer satisfaction. With our cutting-edge technology, the MC’s skilled medical professionals, and the comprehensive range of services offered at our franchisee clinics, we have established our brand as a trusted and preferred choice among patients seeking cosmetic enhancements. We plan to pursue a two-pronged expansion strategy by opening new clinics in both new and existing markets (directly and through our franchisee partners). We believe this expansion will be crucial to executing our growth strategy, as well as building awareness of “Shonan Beauty Clinic” as a global brand and provider of surgical and non-surgical medical services and skin care products. Expansion into new markets occurs in parallel with ongoing growth in existing markets, with the goal of maintaining a pipeline of top-tier development opportunities.

Upon selecting a new market, we typically manage the opening of one or two clinics to prove concept viability in that market. We have a remote management system whereby our operations team can monitor clinics in real-time from our headquarters to maintain operational quality in new markets.

When selecting sites, we look to replicate the site attributes, trade area quality, and co-tenant mix of our most successful clinics. We frequently reevaluate our market area development plan (targeted areas and pacing for development) and our site selection strategy within those targeted areas.

Clinic Design

Franchisee clinic design is handled by our in-house development team on behalf of the MCs in conjunction with outsourced vendor relationships. Our franchisee clinics’ sizes currently average approximately 3,600 square feet. Our average customer capacity per franchisee clinic varies greatly depending upon the services being provided at the time. Our franchisee clinic layout evokes a relaxing experience characterized by an efficient use of staff and patient space as well as modern furniture.

Construction of a new franchisee clinic takes approximately 6 months. We oversee and coordinate engagement with our preferred general contractors on behalf of the MCs for the franchisee clinic construction process. On average, our franchisee clinics opened during fiscal year 2022 required a cash build-out cost of approximately $570,000 per clinic, net of landlord tenant improvement allowances; however, this amount could be materially higher or lower depending on the utilization of union labor, market, clinic size, and condition of the premises upon landlord delivery. The franchisee MCs are responsible for paying for the build-out cost of the respective franchisee location.

Photo of the Shonan Beauty Clinic in Irvine, California:

Photo of the Shonan Beauty Clinic in Ho Chi Minh City, Vietnam:

Human Capital Management

As of the date of this filing, we had approximately 665 employees globally, a majority of which are located in Japan, Vietnam, and the United States. As of the date of this filing, there were no unions represented within our employee base. We anticipate that we will continue to expand our workforce as our company grows.

We believe that empowered employees make a difference in our ability to execute our strategy. As such, we strive to provide an inclusive, rewarding and engaging environment for employees to develop professionally and contribute to our success.

Competition

Management Service Competition.

With respect to our management services, we do not face significant competition from third parties because all of our management service revenue is derived from our relationship with the MCs, which are related parties.

Clinic and Brand Competition

Our franchisee clinics face significant competition from a variety of locally owned beauty clinics and Japanese chain beauty clinics offering both cosmetic medical services, as well as cosmetic products. Major competitors of our franchisee clinics including those in Japan but also in the global cosmetic surgery market such as Aesthetic Medispa, Alma Lasers, B. Braun SE, Cynosure Aesthetics, Evolus, Inc., Galderma S.A., Genesis Biosystems, Inc., Inmode Ltd., IRIDEX Corporation, Lumenis Be Ltd., Revance Therapeutics, Inc., Sientra, Inc., Sinclair Pharma Limited, Stryker

Corporation, and Surgery Partners. Our clinic in Vietnam and our related party’s clinic in the US are still in the early stages of development in our efforts to penetrate global competition. However, we believe that our franchisee clinics, a clinic in Vietnam and a clinic in the US compete primarily based on service quality, patient experience, ambience, location, convenience, value perception, and price. The competition continues to intensify as competitors to our clinic in Vietnam and our franchisee clinics increase the breadth and depth of their cosmetic medical service and cosmetic product offerings, and open new clinics. A decrease in the revenue of the MCs’ franchisee clinics as a result of such increased competition would directly result in a reduction of the Company’s revenue since we receive substantial revenue from the MCs as part of our compensation for management services.

We investigate the brand image and concept of competitors to our clinic and our franchisee clinics from the viewpoint of brand and awareness. It is important to understand the franchisee clinic’s impact on its patients because each competitor offers unique characteristics and value. Also, famous chain clinics and locally popular clinics can be a competitive factor.

In terms of pricing strategies, we compare pricing strategies from competitors to our clinic and our franchisee clinics, such as price ranges, extent of services provided, and discount campaigns. Because prices have a significant impact on consumer choice, we understand price competition with competitors and consider our own pricing strategy when we set the guidelines for the pricing of services for our franchisee clinics and our clinic in Vietnam. However, it is important to strike a balance, because customers value quality and service as well as price.

In terms of quality and service, we evaluate the quality of service provided by and the working experience of our franchisee clinics’ competitors’ employees. Because patients want high quality service and highly experienced staff members (such as doctors and nurses), the aim is to understand the quality provided by competitors and to find the point of differentiation of the company. We use review sites and word-of-mouth information to gather patient opinions and understand the potential for improvement of our franchised brand.

In terms of the number of clinics and development, we evaluate our regional competitiveness by comparing the number of clinics and the regions in which the franchisee clinics’ competitors operate. We track franchisee clinics’ competitors’ plans to open new clinics and their expansion strategies to understand the status of competition in the market. This provides us with useful information to consider when determining franchisee clinic growth opportunities.

In terms of customer satisfaction and feedback, we analyze patient satisfaction surveys and feedback from the patients of our clinic in Vietnam and the franchisee clinics as part of our management services to the MCs. The goal is to understand the patient’s assessment and find ways to improve our franchised brand. We compare the patient experience at the franchisee clinics with that of our competitors and consider differentiation strategies and service improvement measures in order to preserve our franchised brand integrity. Considering the above points of view, we analyze competitors to understand our strengths and competitive challenges, and conduct strategic decision making. By comparing the competitors to our franchisee clinics and our clinic in Vietnam, we are determining the direction to improve the competitiveness of our franchise in the market.

Business Trends

In the cosmetic medical service and product industry, patient preferences and needs are very important. Service trends and patient interests can change. For example, there is a growing demand for non-invasive cosmetic services. The key to success is for our clinic in Vietnam and the franchisee clinics to offer cosmetic services and products tailored to patient’s needs and preferences. The success of the MCs’ franchisee clinics would directly impact our success since we receive substantial revenue from the MCs as part of our compensation for management services.

The cosmetic medical industry is highly dependent on general economic conditions. During economic boom times, patient discretionary income tends to increase and demand for cosmetic medical services and products tends to increase. In particular, whereas the inflation rate in Japan is moderate compared to Western countries, costs and wages are on an upward trend. In the event of rapid inflation, there is a risk of deterioration in business performance, such as inability to pass on higher purchase costs and other costs to price. To date, inflationary pressures have not materially impacted our operations. On the other hand, during economic downturns, demand may fall due to economic uncertainty and the impact of spending cuts, especially since many of the cosmetic medical services our franchisee clinics and our clinic are elective.

Depending on economic conditions and individual circumstances, patient discretionary spending priorities may change, and some patients may place a higher priority on obtaining cosmetic services and products and actively allocate their budget accordingly. Other patients may be more likely to refrain from buying elective cosmetic services and products to save money. These trends have a significant impact on the demand for our franchisee clinics’ cosmetic services and products. A decrease in the revenue of the MCs’ franchisee clinics as a result of such increased economic conditions would directly result in a reduction of the Company’s revenue since we receive substantial revenue from the MCs as part of our compensation for management services.

Demographic trends, such as changes in population age structure, family structure, and lifestyle, are also important factors. For example, younger and middle age generations may be more willing to undergo elective cosmetic procedures and purchase cosmetic products. Older generations, on the other hand, may be more likely to be apprehensive about undergoing elective cosmetic procedures.

Competitive presence is an important factor in the cosmetic clinic industry. The presence of competitors in the same category or an increase in new entrants can increase patient choices and diversify demand. Differentiation and uniqueness from competitors are required, especially in high income geographical locations.

These factors also directly or indirectly affect consumer confidence. Patients choose beauty clinics they trust based on economic and competitive conditions. Newly opened clinics, especially in new geographical locations, also tend to have an initial revenue peak, known as the honeymoon period, followed by a decline.

While these factors influence the success of the beauty clinic industry, it is important to understand trends and customer needs across the industry, and to develop flexible strategies and appropriate measures for preserving our brand integrity. Focusing on improving clinic quality, service, and patient experience are required to maintain our franchised brand.

Suppliers

As of June 30, 2024, we had approximately 203 suppliers, providing us with a diverse selection of medical equipment, supplies and medical consumables. We facilitate the sale of medical equipment, supplies and medical consumables to the MCs as part of our management services. Our suppliers fall into five key categories: medical devices, medical equipment, implants, injection materials and other medical consumables.

We have a system for selecting reliable and quality suppliers, with a selection and review process based on qualification of the business and/or products, pricing, reputation, service quality, delivery schedule and product offerings. We maintain multiple suppliers for key categories of purchases to ensure continuity and quality of supply. Payment terms with the majority of our suppliers are on open account. Certain suppliers grant us credit periods ranging from 20 to 60 days, although we generally pay on delivery.

We have not previously encountered any major problems in sourcing despite not having long-term contracts with our suppliers, nor did we encounter any business disruption due to supply shortages or delays. In any event, we believe any shortage or delay in the supply of implants, injection materials and medical consumables will not have any material impact on us as we are able to switch to other suppliers with comparable quality and prices. However, the outbreak of a global pandemic such as the novel coronavirus disease (COVID-19) may cause business disruption due to supply shortages or delays. Certain third parties with whom we engage, including our third-party manufacturers, suppliers, regulators and other third parties with whom we conduct business may adjust their operations and assess their capacity in light of a global pandemic such as the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, our ability to conduct our business and facilitate the sale of medical equipment, supplies and medical consumables to the MCs in the manner and on the timelines presently planned could be materially and negatively impacted, including but not limited to delays in our supply chain which could delay or otherwise impact our business. A decrease in the revenue of the MCs’ franchisee clinics as a result of supply chain delays and a decrease in the volume of purchases of medical equipment, supplies and medical consumables by the MCs would directly result in a reduction of the Company’s revenue.

Our customers

The majority of the customers of our directly owned and operated clinic in Vietnam, as well as our franchisee clinics, are individuals aged between 20 and 40. This age cohort represented approximately 85% of the clinic customer base in 2023, while customers above 40 represented approximately 15% of the clinic customer base in 2023.

The Company generates more than 90% of its revenue from provision of management services to the MCs pursuant to the franchisor-franchisee agreements and/or service agreements.

	For the Six Months Ended June 30,
	2024	2023
Medical Corporation Shobikai	$26,205,206	$33,109,091
Medical Corporation Kowakai	25,998,681	17,444,445
Medical Corporation Nasukai	24,113,981	18,942,043
Medical Corporation Aikeikai	11,113,976	8,105,210
Medical Corporation Jukeikai	3,698,101	1,275,997
Medical Corporation Ritz Cosmetic Surgery	2,672,883	516,360
Japan Medical & Beauty Inc.	19,713	24,895
Hariver Inc.	9,856	11,041
SBC Inc., previously known as SBC China Inc.	1,842	60
Public Interest Foundation SBC Medical Promotion Foundation	59	625
General Incorporated Association SBC	304	—
SBC Tokyo Medical University, previously known as Ryotokuji University	40,817	32,830
Yoshiyuki Aikawa	54,130	2,267
Mizuho Yamashita	—	15,458
Amulet Inc.	—	927
AI Med Inc.	207	15,197
SBC Irvine MC	682,057	720,498
Medical Corporation Association Furinkai	4,880,109	—
Medical Corporation Association Junikai	2,013,450	—
General Incorporated Association Taiseikai	993	—
SBC Shonan Osteopathic Clinic Co., Ltd.	2,880	—
Total	$101,509,245	$80,216,944
	For the Years Ended December 31,
Revenues from related parties	2023	2022
Medical Corporation Shobikai	$56,554,316	$69,216,058
Medical Corporation Kowakai	45,115,149	39,522,761
Medical Corporation Nasukai	45,893,461	40,353,587
Medical Corporation Aikeikai	21,521,302	16,807,731
Medical Corporation Jukeikai	4,518,846	1,840,350
Medical Corporation Ritz Cosmetic Surgery	2,603,405	108,519
Innocent Medical Inc.	—	45,661
Japan Medical & Beauty Inc.	488,023	45,661
Hariver Inc.	21,740	22,830
SBC Inc.	467	87
Public Utility Foundation SBC Foundation for Medical Promotion	387	127
General Incorporated Association SBC	569	—
Ryotokuji University	231,191	—
SBC Shonan Osteopathic Clinic Inc.	69,227	—
Yoshiyuki Aikawa	67,516	88,632
Yoshiko Aikawa	—	1,994
Mizuho Yamashita	19,214	7,541
Amulet Inc.	3,587	7,775
AI Med Inc.	556,397	—
SBC Irvine MC	1,298,539	1,068,662
Medical Corporation Association Furinkai	2,923,608	—
Medical Corporation Association Junikai	851,105	—
Total	$182,738,049	$169,137,976

Recent Developments

SBC Medical Group Holdings Incorporated

Closing of Business Combinations

On January 21, 2023, Pono entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pono Two Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and then a wholly-owned subsidiary of Pono, SBC Medical Group, Inc., then named SBC Medical Group Holdings Incorporated, a Delaware corporation (“Legacy SBC”), Mehana Capital LLC, a Delaware limited liability company (“Sponsor” or “Purchaser Representative”) in its capacity as the representative of the stockholders of Pono, and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of Legacy SBC (“Seller Representative”). The Merger Agreement was amended by the parties by Amendment No. 1, dated September 8, 2023, Amendment No. 2, dated October 26, 2023, Amendment No. 3, dated December 28, 2023, and Amendment No. 4, dated April 22, 2024.

At the special meeting of the shareholders held on August 23, 2024 (the “Special Meeting”), the Merger Agreement was adopted, and the merger (the “Merger”) and other transactions contemplated thereby (collectively, the “Business Combination”) were approved. On September 17, 2024, the closing (the “Closing”) of the Business Combination took place and the Merger was consummated with Merger Sub merging with and into Legacy SBC with Legacy SBC surviving the Merger as a wholly-owned subsidiary of Pono, and Pono then changed its name to SBC Medical Group Holdings Incorporated and on September 17, 2024, Legacy SBC changed its named to SBC Medical Group, Inc.

Pursuant to the terms of the Merger Agreement, the total consideration for the Business Combination and related transactions (the “Merger Consideration”) was approximately $1.076 billion. In connection with the Special Meeting, holders of 135,471 shares of Pono common stock sold in its initial public offering exercised their right to redeem those shares for cash prior to the redemption deadline of August 21, 2024, at a price of $11.05 per share, for an aggregate payment from Pono’s trust account of approximately $1.5 million.

Effective September 17, 2024, Pono’s units ceased trading, and effective September 18, 2024, SBC’s common stock began trading on the Nasdaq Global Market under the symbol “SBC” and the warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW.”

After taking into account the aggregate payment in respect of the redemption, Pono’s trust account had a balance immediately prior to the Closing of approximately $16.731 million. Such balance in the trust account was used to pay transaction expenses and other liabilities of Pono, pay certain transaction expenses of Legacy SBC, with the remaining being deposited in SBC cash account.

The Merger Consideration will be subject to a post-Closing true up 90 days after the Closing.

As a result of the Merger and the Business Combination, holders of Pono common stock automatically received common stock of SBC, and holders of Pono warrants automatically received warrants of SBC with substantively identical terms. At the Closing of the Business Combination, all shares of Pono owned by the Sponsor (consisting of shares of Class A common stock and shares of Class B common stock), which we refer to as the “Founder Shares,” automatically converted into an equal number of shares of SBC’s common stock, and Private Placement warrants held by the Sponsor, automatically converted into warrants to purchase one share of SBC common stock with substantively identical terms.

As of the Closing there were 100,743,253 shares of common stock: public stockholders owned approximately 1.5% (1,513,945 shares) of the outstanding shares of SBC common stock; the Sponsor and its affiliates owned approximately 4.8% (4,709,375 shares) of the outstanding shares of SBC common stock and Legacy SBC’s former security holders collectively owned approximately 93.7% (94,462,433 shares) of the outstanding shares of SBC common stock.

As a result of the Closing of the Merger and the Business Combination, the business of SBC Medical Group, Inc., became the business of the Company.

On September 17, 2024, Yoshiyuki Aikawa, the chief executive officer of the SBC Medical Group, Inc. and the Company, caused to be transferred 1,503,473 shares of common stock held by Dr. Aikawa to ZUU Funders Co., Ltd. for $0 as incentive shares pursuant to the Non-Redemption Agreement, dated January 11, 2024, by and among Pono, ZUU Target Fund for SBC Medical Group HD Investment Partnership (the “Fund”), Legacy SBC, and Dr. Yoshiyuki Aikawa, as amended.

On September 18, 2024, Mehana Capital LLC, the sponsor of Pono, and affiliates caused to be transferred 339,565 shares of common stock held by Mehana Capital LLC for $0 as follows: (i) 83,250 shares to Wolverine Flagship Fund Trading Limited, (ii) 96,030 shares to Amethyst Arbitrage International Master Fund, (iii) 100,000 shares to Radcliffe SPAC Master Fund, L.P. and (iv) 60,285 shares to Verition Multi-Strategy Master Fund Ltd. as incentive shares pursuant to the Non-Redemption Agreements, entered into in May 2023, by and among Pono, Mehana Capital LLC and certain unaffiliated stockholders, including Wolverine Flagship Fund Trading Limited, Amethyst Arbitrage International Master Fund, Radcliffe SPAC Master Fund, L.P. and Verition Multi-Strategy Master Fund Ltd.

On September 27, 2024, Second ZUU Target Fund for SBC Medical Group HD Investment Business Partnership and HeartCore Enterprise, Inc. exercised warrants to purchase 2,325,279 and 812,719 shares of common stock, respectively, for $0.01 per share resulting in approximately $31,380 in gross proceeds to the Company.

On September 27, 2024, Mehana Capital LLC, the sponsor of Pono, caused to be transferred 2,875,000 shares of common stock and warrants to purchase 634,375 shares of common stock held by Mehana Capital LLC for $0 as follows:

Transferee	Common Stock	Warrants
Dustin Shindo	989,770	634,375
Kotaro Chiba	333,525
Tatsuo Terabe	48,000
Akihiro Yamamoto	56,000
Kobashi Holdings Corporation	80,000
ENECHANGE Corporation	80,000
Masaki Yamamoto	80,000
Haruki Satomi	240,000
HIBC	80,000
Midas Capital Flagship Fund	68,705
Tohru Akaura	40,000
Six Tree Capital	40,000
Kazuo Sato	40,000
Atsumi Hasegawa	100,000
FFG FOF No.1 Investment Limited Partnership	100,000
Trisha Nomura	50,000
Mike Sayama	15,000
Darryl Nakamoto	100,000
Allison Van Orman	40,000
Hiroshi Tomishima	160,000
Masahiko Homma	40,000
Tsubasa Murakami	24,000
Jason Fujimoto	10,000
Adam Bauer	10,000
Shuhei Komatsu	50,000

Indemnification Agreements

On September 17, 2024, the Company entered into indemnification agreements, with each of the Company’s directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Executive Employment Agreements

On September 17, 2024, the Company entered into employment agreements (the “Employment Agreements”) with executive officers: Dr. Yoshiyuki Aikawa (Chief Executive Officer), Yuya Yoshida (Chief Operating Officer), Ryoji Murata (Chief Financial Officer) and Akira Komatsu (Chief Strategy Officer and Secretary).

The Employment Agreements all provide for at-will employment that may be terminated by the Company for death or disability and with or without cause, by the executive with or without good reason, or mutually terminated by the parties. The Employment Agreements for Dr. Aikawa and Messrs. Yoshida, Murata and Komatsu provide for a severance payment equal to the remaining base salary for the remaining period of the respective term of employment (each term is one (1) year) upon termination by the Company without cause or termination by such executive for good reason. The executive agreements provide for an annual base salary of $12,000,000, $304,404, $136,990 and $75,041 for Dr. Aikawa and Messrs. Yoshida, Murata and Komatsu, respectively, as well as possible annual performance bonuses and equity grants under the equity incentive plan if and when determined by the Company’s Compensation Committee.

New Office Lease

On September 25, 2024, the Company entered into a new office lease for its new headquarters is located at 200 Spectrum Center Dr., Suite 300, Irvine, CA 92618.

Legacy SBC

Issuance of Common Stock, Options and Warrants

In January 2023, SBC Medical Group, Inc. issued 1,000 shares of common stock to the CEO with a purchase price of $0.01 per share.

In September 2023, SBC Medical Group, Inc. issued 7,947,999 shares of common stock to the CEO with a purchase price of $0.0001 per share.

In September 2023, SBC Medical Group, Inc. granted (i) 711,110 common stock options to its CEO, (ii) 20,700 common stock options to a representative director of a subsidiary of SBC Medical Group, Inc. with an exercise price per share of $0.0001 per share, and (iii) 449,190 common stock options to doctors of MCs with an exercise price per share of $0.0001 per share. The options vest on the three-month, fifteen-month, and twenty-seven-month anniversary of the date of the Merger, in an amount equal to one-third of the applicable shares of common stock, respectively, with the expiration period for ten years from the grant date.

In September 2023, SBC Medical Group, Inc. entered into common stock purchase warrant agreement (the “Warrant Agreement II”) pursuant to which SBC Medical Group, Inc. allotted 400,000 warrants to the immediate family members of its CEO and allotted 200,000 warrants to its business partners. The warrants may be exercised in ten years upon the consummation of the Merger or the occurrence of other fundamental events defined in the Warrant Agreement II to purchase the Company’s common stock, for an exercise price per share of $0.0001. The warrants were fully vested on the grant date.

In January 2024, SBC Medical Group, Inc. terminated 449,190 common stock options granted to doctors of MCs in September 2023. In connection with the termination, SBC Medical Group, Inc. entered into a common stock purchase warrant agreement (the “Warrant Agreement III”) under which SBC Medical Group, Inc. issued to the doctors of MCs warrants to acquire an equal amount of shares of common stock as previously subject to the options issued to each of the doctors of MCs in September 2023. The warrants may be exercised on the three-month, fifteen-month, and twenty-seven-month anniversary of the date of the Merger or the occurrence of other fundamental events defined in the Warrant Agreement III (the “Trigger Date”), to acquire an amount equal to one-third of the applicable shares of common stock, respectively, with an exercise price per share of $0.0001. The warrants were fully vested on the grant date and will expire on the tenth anniversary of the Trigger Date.

In June 2024, SBC Medical Group, Inc. terminated all common stock options and warrants ever granted, except for 270,000 warrants granted to HeartCore in November 2022 and 50,000 warrants granted to a business partner in September 2023. The 50,000 warrants granted to the business partner were terminated by SBC Medical Group, Inc. in July 2024.

Related Party Transactions

In February 2023, SBC Medical Group, Inc. paid off the retirement compensation expense of $22,082,643 accrued to Yoshiko Aikawa.

In July 2023, the CEO of SBC Medical Group, Inc. resigned as a member of the general meeting of members (or shain) of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai, and Medical Corporation Ritz Cosmetic Surgery. In August 2023, of SBC Medical Group, Inc. contributed JPY1,000,000 (approximately $6,695 when payment made) to each of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai and Medical Corporation Aikeikai, and became the 100% equity interest holder of these non-profit medical corporations, which are still related parties of SBC Medical Group, Inc. and the Company as the relatives of the CEO of the Company remains as members of these medical corporations and these Medical Corporations’ controlling financial interests rest with the members.

In August 2023, SBC Medical Group, Inc. entered into property sales agreements with General Incorporation Association SBC, an entity under common control of SBC Medical Group, Inc., to sell its certain properties and entire equity interest in Ai Inc. and Lange Inc., with a total amount of JPY3,113,603,355 (approximately $22,473,000 when received), excluding JPY232,177,630 consumption tax. The transaction, as part of the reorganization discussed in Note 1, was accounted for as a common control transaction.

Since September 2023, SBC Medical Group, Inc. started providing services to two additional medical corporations in Japan, namely, Medical Corporation Association Furinkai and Medical Corporation Association Junikai, which are considered as related parties of SBC Medical Group, Inc. and the Company as the relatives of the CEO of SBC Medical Group, Inc. and the Company being members of the two medical corporations.

Name Change

On September 17, 2024, Legacy SBC, formerly known as SBC Medical Group Holdings Incorporated, changed its named to SBC Medical Group, Inc.

Misappropriations of Funds and Restatements

In January 2024, in connection with a routine tax examination of SBC Medical Group, Inc.’s income tax returns, the Japanese tax authority discovered misappropriations of SBC Medical Group, Inc. funds by a former director of general affairs and legal department of L’Ange Cosmetique Co., Ltd., which is a subsidiary of SBC Medical Group, Inc. (the “former director”), who received kickbacks from multiple vendors of SBC Japan (collectively with the former director, the “participants”) possibly beginning as early as 2012 until the misappropriations were discovered. The Japanese tax authority, who has the authority to access bank deposit information of companies and individuals under investigation, uncovered this misconduct during their examination of such deposits. The former director was suspended immediately upon the discovery and was terminated effective February 23, 2024. SBC Medical Group, Inc. has commenced a criminal complaint in Tokyo against the participants.

Shortly after this discovery, SBC Medical Group, Inc. engaged independent legal counsel and forensic consultants to investigate the misappropriations. The investigation, which was completed in March 2024, revealed that the participants had misappropriated approximately JPY632 million ($5.6 million), including consumption tax, from SBC Medical Group, Inc. of which the former director received approximately JPY335 million ($3.0 million), between April 2016 and the discovery of the misappropriations in January 2024. The amount misappropriated prior to April 2016 could not be accurately determined because certain data for the period prior to April 2016 was unavailable, SBC Medical Group, Inc. does not expect such amount to be material based on current estimates.

SBC Medical Group, Inc. found no evidence that any other employee of SBC Medical Group, Inc. was aware of, or colluded in, the misappropriations of SBC Medical Group, Inc. funds or that there was any unlawful activity apart from that associated with the participants’ misappropriations of SBC Medical Group, Inc. funds. The misappropriated amounts, excluding the consumption tax, representing advertising services purchased on behalf of a related-party MC, were originally included in the revenues reported on a net basis. After discovery of the misappropriations, the amounts were restated as a misappropriation loss.

SBC Medical Group, Inc. has restated its previously reported consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss) and cash flows for the years then ended, based on the results of its investigation and substantive validation procedures. SBC Medical

Group, Inc. has also restated its previously reported unaudited consolidated balance sheets as of June 30, 2023 and 2022, and September 30, 2023 and 2022, the related unaudited consolidated statements of operations and comprehensive loss and cash flows for the six months ended June 30, 2023 and 2022, and the related unaudited consolidated statements of operations and comprehensive income (loss) and cash flows for the nine months ended September 30, 2023 and 2022. The tables in Note 18 to the consolidated audited financial statements of SBC Medical Group, Inc. summarize the effects of the restatements on each financial statement line item as of the dates and for the periods indicated.

Remediation Plan

Immediately upon learning of the misappropriation of funds, SBC Medical Group, Inc. engaged independent legal counsel and forensic consultants to investigate the misappropriations. As stated above in this registration statement, based on its internal investigation, SBC Medical Group, Inc. found no evidence that any other employee of SBC Medical Group, Inc. was aware of, or colluded in, the misappropriations of Company funds or that there was any unlawful activity apart from that associated with the participants’ misappropriations of Company funds.

Based on the results of the investigation, management identified the following material weaknesses as of December 31, 2023:

1.      Control Environment.    SBC Medical Group, Inc. did not maintain an effective control environment that fully emphasized the establishment of adherence to effective internal controls over financial reporting throughout SBC Medical Group, Inc.’s management. SBC Medical Group, Inc. did not give sufficient consideration to the risk of senior management override of internal controls. SBC Medical Group, Inc. had not ensured that certain personnel were adequately trained to properly execute critical internal controls.

2.      Control Activities.    SBC Medical Group, Inc. did not effectively implement or maintain control activities, such as ensuring a sufficient functioning of the mechanism of reconciliation of invoices to contracts and multi-level approvals of contracts, invoices and payments. SBC Medical Group, Inc. did not maintain sufficient segregation of duties with respect to certain activities of its former director of the general affairs and legal department at L’Ange Cosmetique Co., Ltd. SBC Medical Group, Inc. did not maintain adequate monitoring and oversight of the activities of its former director permitting the misappropriation of assets by the former director.

3.      Risk Assessment.    SBC Medical Group, Inc. did not have an effective risk assessment process and the related documentation.

4.      Information and Communication.    SBC Medical Group, Inc. did not adequately communicate to all employees of the organization information regarding the importance of internal controls over financial reporting and employees’ duties and responsibilities, including segregation of duties.

5.      Monitoring Activities.    SBC Medical Group, Inc. did not maintain effective monitoring controls related to the evaluation and testing of its internal controls over financial reporting.

Management has implemented, or is in the process of implementing, the following changes to SBC Medical Group, Inc.’s internal control systems and procedures:

•        SBC Medical Group, Inc. will clarify the organization structure and employee positions promoting (i) segregation of duties, (ii) monitoring and oversight, (iii) reconciliation of invoices to contracts and (iv) multi-level approvals of contracts, invoices and payments.

•        SBC Medical Group, Inc. will communicate to all employees of the organization information regarding the importance of internal controls and employees’ duties and responsibilities, including segregation of duties.

•        SBC Medical Group, Inc. has initiated a project led by Chief Officer of Internal Control and internal Audit Office, and aided by outside consultants, to fully document its processes to serve as the basis for activities during 2024 to assess its fraud risks and evaluate and test its internal controls over financial reporting.

•        SBC Medical Group, Inc. has updated its delegation of authority over its banking activities, and are establishing a treasury function that will improve the segregation of duties surrounding the general manager to better safeguard cash.

The former director was suspended immediately upon the discovery and was terminated effective February 23, 2024. SBC Medical Group, Inc. has initiated a search for a new director of general affairs and legal department and are considering other personnel actions to improve the overall level of competence in the accounting department.

Management intends to finalize its efforts around implementing effective internal controls and closely test and monitor the operating effectiveness of these controls throughout 2024 to ensure they meet their designed control objectives and, where necessary, take additional corrective measures to ensure that deficiencies are remediated.

SBC Medical Group, Inc. believes the remediation measures described above will strengthen its internal control over financial reporting and remediate the material weaknesses SBC Medical Group, Inc. has identified.

Government Regulation and Environmental Matters

In General

The Company and the MCs are subject to extensive and varied federal, state, and local government regulations globally, including regulations relating, among others, to public and occupational health and safety, product labeling, healthcare, the environment, sanitation, and fire prevention. We operate our clinic, and the MCs operate the franchisee clinics, in accordance with standards and procedures designed to comply with applicable codes and regulations. However, an inability to obtain or retain health department or other licenses by us or the MCs would adversely affect our operations. Although the Company and the MCs have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular clinic or group of clinics. Additionally, difficulties, delays or failure to retain or renew licenses, permits or approvals, or increased compliance costs due to changed regulations, by us or the MCs, could adversely affect operations at our clinic and the MCs’ franchisee clinics. A decrease in the revenue of the MCs’ franchisee clinics as a result of such difficulties, delays, or failure would directly result in a reduction of the Company’s revenue since we receive substantial revenue from the MCs as part of our compensation for management services.

The Company and the MCs are subject to federal, state and local environmental laws and regulations globally concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, or exposure to, hazardous or toxic substances (“environmental laws”). These environmental laws can provide for significant fines and penalties for non-compliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. We are not aware of any environmental laws that will materially affect our earnings or competitive position, or result in material capital expenditures relating to our clinic or our franchisee clinics. However, we cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered, interpreted or enforced, or the amount of future expenditures that we may need to make to comply with, or to satisfy claims relating to, environmental laws. It is possible that the Company and the MCs will become subject to environmental liabilities, and any such liabilities could materially affect our business, financial condition or results of operations.

We are also subject to laws and regulations globally relating to information security, privacy, cashless payments, gift cards and consumer credit, protection and fraud, and any failure or perceived failure to comply with these laws could harm our reputation or lead to litigation, which could adversely affect our business, financial condition or results of operations.

Furthermore, we are subject to import laws and tariffs globally which could impact our ability to source and secure medical products, other supplies and equipment necessary to supply our clinic and franchisee clinics.

Following the declaration of the COVID-19 pandemic in March 2020, federal, state and local governments globally responded by implementing numerous regulations that have had an effect on, and continue to have an effect on, our business. Regulations relating to employee sick leave, opening and closing of clinics, business hours, sanitation practices, guest spacing, and other social distancing practices and personal protective equipment usage by both our employees and patients have materially affected the way we operate our business.

In addition, as part of managing the development and construction of franchisee clinics for the MCs, we must ensure that the applicable zoning, land use and environmental regulations in the applicable jurisdiction are being complied with.

The process of obtaining regulatory approvals and the compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities now and in the future could be subject to challenge under one or more of these laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to significant penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion of products from reimbursement under government healthcare programs, integrity oversight and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our cosmetic products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

As our business continues to expand in the U.S. and other jurisdictions, and as laws and regulations continue to be passed and their interpretations continue to evolve in numerous jurisdictions, additional laws and regulations may become relevant to us.

Japan Laws and Regulations

Personal Information Protection

In Japan, the Act on the Protection of Personal Information (the “APPI”) and its related guidelines impose various requirements on businesses, including us, that use databases containing personal information. Under the APPI, the Company and the MCs are required to lawfully use personal information we have obtained within the purpose of use we have specified and taken appropriate measures to maintain the security of such personal information. The Company and the MCs are also restricted from providing the personal information of a person (the “principal”) to third parties without the consent of the principal. The APPI also includes regulations relating to the handling of sensitive personal data and anonymous personal data and the transfer of personal information to foreign countries. A Personal Information Handling Business Operator (as defined below) shall not transfer a person’s personal data to third parties, including its affiliated entities without the prior consent of the principal unless an exception applies (Article 27, Paragraph 1 of the APPI).

A “Personal Information Handling Business Operator” is defined as a person (including a judicial person and excluding any administrative organizations) providing a personal information database for use in business (Article 16, Paragraph 2). The Company’s business collects personal information from customers, thereby subjecting the Company to the provisions applicable to the Personal Information Handling Business Operator. Under the APPI, the prior consent of the principal to a transfer of such person’s personal data (including Sensitive Information (as defined below)) is not required if the transfer:

(a)     is specifically required or authorized by any laws or regulation;

(b)    is necessary for protecting the life, health, or property of an individual and consent of the principal is difficult to obtain;

(c)     is necessary for improving public health and sanitation, or promoting the sound upbringing of children, and the consent of the principal is difficult to obtain; or

(d)    is made in a case where there is a need to cooperate in regard to a central government organization or a local government, or a person entrusted by them performing affairs prescribed by laws and regulations, and when there is a possibility that obtaining the principal’s consent would interfere with the performance of the said affairs.

Furthermore, the Personal Information Handling Business Operator shall, unless an exception listed above applies, not acquire Sensitive Information (such as personal information relating to physical or mental disabilities, medical records, and medical and pharmacological treatment) without obtaining prior consent from the principal (Article 2, Paragraph 3 and Article 20, Paragraph 2 of the APPI).

The MCs gather personal information from customers through questionnaires and other methodologies in connection with the provision of medical services. Some of the information that the MCs collect could fall under the category of sensitive personal data under the APPI. In addition, the MCs gather personal information including diagnosis records, which is understood to typically fall under the Sensitive Information. Therefore, the MCs are required to obtain consent from the customers prior to the transfer of their information.

When storing personal information, it is necessary to manage it safely so that it will not be leaked or the database breached. For the safe management, the APPI requires the Personal Information Handling Business Operator to establish an information security system. It includes establishment of the fundamental rule of personal information management, appointment of personnel responsible for personal information management, provisions of regular training courses on privacy and security breach, and physical security control.

A failure by the MCs to comply with the APPI may harm our franchised brand and directly result in a reduction of the Company’s revenue, since we receive substantial revenue from the MCs as part of our compensation for management services.

Regulations Governing our Franchises

Japan has antitrust laws that protect consumers and regulate how companies operate their businesses. Among the various Japanese antitrust laws, the seminal antitrust law is the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947, as amended) (which we refer to as the “Antimonopoly Act”). The Antimonopoly Act prohibits certain activities that inappropriately induce or mislead persons into entering into a business relationship with us through our granting of seemingly preferable trade terms and conditions that could create false impressions in relation to other franchisors we compete with.

The Japan Fair Trade Commission (which we refer to as the “JFTC”) enforces the Antimonopoly Act and other Japanese antitrust laws. The JFTC issued the “Guidelines Concerning the Franchise System Under the Antimonopoly Act” on April 24, 2002 (last amended on June 23, 2011) (which we refer to as the “Guidelines”), under which the JFTC suggests that, prior to entering into a franchise relationship, a franchisor should adequately disclose and explain material trade terms to a potential franchisee in order to prevent any misunderstanding of the material trade terms, and to prevent such potential franchisee from being misled or improperly induced into entering into such franchise relationship. Material trade terms include terms relating to the following:

•        the supply of products after the party becomes a franchisee (such as a system for recommending suppliers);

•        guidance, procedures, frequency, and cost to the franchisee relating to the business activities of the franchise;

•        nature and amount of payments to be collected when the party joins the franchise, whether the payments are refundable or may be returned, and the conditions for refunding or returning the payments;

•        royalties that the franchisee pays to the franchisor for use of trademarks and trade names and for guidance relating to management procedures, including the amount of, procedure for calculating, and the time and method of payment, of royalties;

•        loans the franchisor extends to the franchisee, including the interest rate and the mechanism and conditions of settlement;

•        compensation for any losses the business incurs, including the details of such compensation and whether there is management support from the franchisor in the event of a decline in business;

•        terms of the franchise agreement and the conditions and procedures for renewing or terminating the franchise agreement, including early termination prior to the expiration of its term; and

•        restrictions with respect to the franchisor or other franchisees of the franchise setting up an identical or similar business near the proposed business of the potential party to join the franchise, including whether there are any plans to set up additional businesses and the details of such plans.

In addition, when a franchisor markets its franchise, in the event such franchisor provides a prospective franchisee with an estimate of the revenue or profit that could possibly be generated upon becoming a franchisee, such estimated revenue or profit must be based on a reasonable method of calculation and established facts, such as the results of an existing franchise operating in a similar environment. The franchisor is required to present to the prospective franchisee such methods and facts.

If the JFTC finds any activities that violate the Antimonopoly Act, including any “deceptive customer inducement”, then the JFTC may order the offending franchisor to cease and desist from engaging in such unlawful activities, delete any applicable unlawful clauses from the franchise contract, or carry out any other measures necessary to eliminate such unlawful activities.

In the event the JFTC suspects any violation of the Antimonopoly Act or alleges that we have misled or wrongly induced any of our franchisees based upon any particular trade terms, we could be exposed to risks, including governmental action against us.

Regulations Governing Medical Care and Services

The MCs provide services strictly in accordance with the medical-related laws and regulations of the Medical Care Act (Law No. 205) adopted on July 30, 1948, as amended. The Medical Care Act defines rights and obligations regarding medical treatment, advertisement, authority, license, treatment of information, safety and security for patients, doctors and other individuals and organizations engaged in medical activities. The purpose of the Medical Care Act is to protect the health of the nation by safeguarding the interests of medical care recipients and ensuring a system that efficiently delivers high quality and well-suited medical care, by means of providing for the necessary particulars to support well-suited choices about medical care by the recipients thereof, to ensure the safety of medical care, concerning the establishment and management of hospitals, clinics, and birthing centers, and to develop such facilities and promote the sharing of functions and cooperation between medical institutions. The MCs also comply with other laws such as the Medical Practitioners’ Act, Dental Practitioners Act, Radiology Technician Act, Clinical Trials Act, Industrial Safety and Health Act when providing relevant services. A failure by the MCs to comply with the Medical Care Act may harm our franchised brand and directly result in a reduction of the Company’s revenue, since we receive substantial revenue from the MCs as part of our compensation for management services.

Regulations Governing our Recruiting License

In November 2022, we obtained a recruiting agency license (which we refer to as a “Recruiting License”) from the Ministry of Health, Labor and Welfare of Japan under the under the Act for Securing the Proper Operation of Worker Dispatching Undertakings and Improved Working Conditions for Dispatched Workers (which we refer to as the “Dispatch Act”). We are required to obtain the Recruiting License because we assist with the placement of staff and employee training at the MCs’ franchisee clinics.

Regulations Governing our Use of Certain Substances

The MCs are required to comply with the Poisonous and Deleterious Substances Control Act (Act No. 303 of December 28, 1950, as amended) of Japan. The purpose of this Act is to provide for the necessary control of poisonous and deleterious substances from the standpoint of health and hygiene and regulates the use of deleterious substances. The aforementioned regulations apply to the MCs’ franchisee clinics’ handling of such substances in Japan. A failure by the MCs to comply with the Poisonous and Deleterious Substances Control Act may harm our franchised brand and directly result in a reduction of the Company’s revenue, since we receive substantial revenue from the MCs as part of our compensation for management services.

Regulations on Intellectual Property

In Japan, patents are protected by the Patent Act and the Utility Model Act of Japan (Act No. 123 of 1959 as amended). Designs are protected by the Design Act of Japan (Act No. 125 of 1959 as amended), and trademarks by the Trademark Act (Act No. 127 of 1959 as amended). Copyrights are protected by the Copyrights Act (Act No. 48 of 1970 as amended). Trade secrets are protected by the Unfair Competition Prevention Act (Act No. 47 of 1993 as amended). The aforementioned regulations apply to our intellectual property rights in Japan, and accordingly we are subject to complying with such regulations.

Japanese Employment and Labor Laws

There are various labor-related laws in Japan, including the Labor Standards Act (Act No. 49 of April 7, 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of June 8, 1972, as amended), and the Labor Contracts Act (Act No. 128 of December 5, 2007). The Labor Standards Act regulates, among others, minimum standards for working conditions such as working hours, leave period, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and working rules, and dismissal and disciplinary action. A portion of our personnel in Japan are paid at rates related to the applicable minimum wage, and further increases in the minimum wage or other changes in these laws could increase our labor costs. Our ability to respond to minimum wage increases by increasing service and product prices will depend on the responses of our competitors and patients. Our distributors and suppliers also may be affected by higher minimum wage and benefit standards, which could result in higher costs of goods and services supplied to us. We may also be subject to lawsuits from our employees, Labor Standards Inspection Office, or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters.

Regulations on Lease Agreements

Our lease agreements are generally subject to the Civil Code (Act No. 89 of April 27, 1896, as amended) and Act on Land and Building Leases (Act No. 90 of October 4, 1991, as amended). We believe that the terms and conditions of our lease agreements are consistent with these laws and are valid and enforceable as provided for in these agreements.

Regulations regarding Maintenance of Websites and E-commerce

The Act on Special Provisions to the Civil Code Concerning Electronic Consumer Contracts and Electronic Acceptance Notice (Act No. 95 of June 29, 2001, as amended) and the Act on Specified Commercial Transactions (Act No. 57 of June 4, 1976, as amended) regulate sales of goods through e-commerce within Japan. For example, under these acts, we as a seller must explicitly show prices of products, timing and method of payment, timing of delivery, conditions for return of goods, our name and contact information, and name of representative person, among others. We comply with these regulations.

Regulations regarding Product Quality and Customer Protection

We are subject to laws and regulations, as well as pending legislative and regulatory proposals, regarding product quality and customer protection, which could affect us in jurisdictions in which we sell our products.

In Japan, the Product Liability Act (Act No.85 of July 1, 1994, as amended) and Consumer Contract Act (Act No. 61 of May 12, 2000, as amended) mainly regulate the product quality and customer protection. The Product Liability Act sets forth the liabilities of a manufacturer, processor, or importer for damages caused by defects in a product. A seller who was not involved in the manufacturing, processing, or import of a product could still be liable under this act if its name, trade name, or trademark, etc. was indicated on the product as the manufacturer, processor, or importer, such indications on the product might mislead others into believing that the seller was the manufacturer, processor, or importer, or such indications on the product might be recognized by others as those of the substantial manufacturer, processor, or importer. Liability under this act can be imposed even if the manufacturer, processor, or importer (and the said seller) was not negligent. The Consumer Contract Act invalidates certain provisions in contracts with consumers, such as exemption of compensation for damages to consumers and restrictions of termination by consumers due to the seller’s breach of contract. We comply with these regulations.

Vietnam Laws and Regulations

Regulations regarding the Environment

We are required to comply with the Environmental Protection Law No. 72/2020/QH14 adopted by the National Assembly on November 17, 2020, which regulates environmental protection activities, including the rights, duties, and responsibilities of authorities, organizations, residential communities, households, and individuals involved in environmental protection activities. Specifically, it establishes certain regulations regarding the protection of the environment in medical activities and the control of the effects of environmental pollution on human health.

Regulations regarding Labor and Health

We are required to comply with several labor-related standards prescribed by the local laws and regulations. The principal statute currently governing the employment is Labor Code No. 45/2019/QH14 which has come into effect since January 1, 2021 and replacing Labor Code No. 10/2012/QH13. Labor Code No. 45/2019/QH14 provides for labor standards; the rights, duties, and responsibilities of employees, employers, employees’ representative organizations at establishment, and employers’ representative organizations in labor-management relations and other relations directly related to labor-management relations; and state control over labor.

Law on Occupational Safety and Health (Law No. 84/2015/QH13) regulates measures to guarantee occupational health and safety, policies and compensation for victims of occupational accidents and diseases, responsibilities and rights of organizations and individuals regarding occupational health and safety, and state control over occupational health and safety, for employees and employers. Law on Social Insurance (Law No. 58/2014/QH13) regulates social insurance benefits and policies, including the rights and responsibilities of employees and employers, institutions, organizations, and individuals involved in social insurance, representative organizations of employee groups, representative organizations of employers, social insurance authorities, social insurance funds, social insurance implementation procedures, and state administration of social insurance. Law on Health Insurance (Law No. 25/2008/QH12) and Law No. 46/2014/QH13 amending the Law on Health Insurance, amended from No. 25/2008/QH12, regulates the health insurance system and policies regarding health insurance, health insurance funds, and the rights and responsibilities of parties involved in health insurance, including enrollees, premium rates, health insurance premium sharing and payment methods, health insurance cards, health insurance beneficiaries, medical care for insured persons, and payment of medical expenses, for domestic and foreign organizations and individuals in Vietnam.

Regulations regarding Business Activities

We are also required to comply with several regulations regarding investments and company-related activities such as Investment Law (Law No. 61/2020/QH14), providing regulations on business investment activities in Vietnam and business investment activities from Vietnam to foreign countries. Further, we are required to comply with the Law on Enterprises (Law No. 59/2020/QH14), which regulates the formation, management, reorganization, dissolution and related activities of companies consisting of limited liability companies, joint stock companies, partnership companies and private companies, and also regulates groups of companies.

In relation to medical services, we are required to comply with Vietnam Commercial Law (Law No. 36/2005/QH11). It applies to commercial activities (including the sale and purchase of goods, provision of services, investment, commercial promotion and other commercial activities) on the territory of Vietnam.

Regulations regarding Medical Treatment

We are also subject to Law on Medical Examination and Treatment (Law No. 40/2009/QH12) which defines the rights and obligations of patients, physicians, and clinics in relation to the matters such as technical expertise in health diagnosis and treatment; health diagnosis and treatment provided by traditional medicine and by a combination of traditional and modern medicine; humanitarian or non-profit health diagnosis and treatment; transfer of technical expertise; application of new technologies, new methods, and clinical trials; errors of technical expertise in medicine; operating assumptions conditions; the mobilization and dispatch of resources to be used in the event of natural disasters, catastrophes, Group A infectious diseases, or emergency situations.

Regulations regarding Product Liability of Manufacturers and Traders

The legislation regulating the product liability of manufacturers and traders is Law No. 05/2007/QH12 on Product and Goods Quality coming into effect from 1 July 2008 (as amended by Law No. 35/2018/QH14, which has come into effect since January 1, 2019). Enterprises engaging in manufacturing and/or trading products are required to (i) provide customers with accurate information on products; (ii) recover and remedy defective products; and (iii) compensate for loss due to defective products.

United States Laws and Regulations

Regulations Governing Disabilities Act

Federal and state environmental regulations have not had a material effect on our operations to date, but more stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or even prevent construction and increase development costs for new franchisee clinics. SBC Irvine MC is required to comply with the accessibility standards mandated by the U.S. Americans with Disabilities Act with respect to the CA Clinic in the United States, which generally prohibits discrimination in accommodation or employment based on disability. SBC Irvine MC may in the future have to modify clinics, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, SBC Irvine MC’s current expectation is that any such actions will not require them to expend substantial funds. A failure by SBC Irvine MC to comply with the U.S. Americans with Disabilities Act may harm our franchised brand and directly result in a reduction of the Company’s revenue, since we receive revenue from SBC Irvine MC as part of our compensation for operational services that we provide to SBC Irvine MC.

Regulations Governing Labor

Further, we are subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act and various other federal and state laws governing similar matters including minimum wages, overtime, workplace safety and other working conditions. A portion of our personnel in the United States are paid at rates related to the applicable minimum wage, and further increases in the minimum wage or other changes in these laws could increase our labor costs. Our ability to respond to minimum wage increases by increasing service and product prices will depend on the responses of our competitors and patients. Our distributors and suppliers also may be affected by higher minimum wage and benefit standards, which could result in higher costs of goods and services supplied to us. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters.

Regulations Governing Healthcare Providers and Information

The Company’s and SBC Irvine MC’s current and future arrangements with healthcare providers, third-party payors, customers, and others may expose the Company and SBC Irvine MC to broadly applicable fraud and abuse and other healthcare laws and regulations, which may constrain the business or financial arrangements and relationships through which we research, as well as, sell, market and distribute any product for which we obtain marketing approval.

Health Insurance Portability and Accountability Act (“HIPAA”) also imposes, among other things, certain standards and obligations on covered entities including certain healthcare providers, health plans and healthcare clearinghouses, as well as their respective business associates and subcontractors that create, receive, maintain, or transmit individually identifiable health information for or on behalf of a covered entity relating to the privacy, security, transmission and breach reporting of individually identifiable health information. HIPAA imposes strict privacy, security, and breach notification obligations and standards on “covered entities” related to their use and disclosure of individually identifiable health information, defined by HIPAA as Protected Health Information (“PHI”). Covered entities are defined under HIPAA to include healthcare providers that undertake certain electronic transmissions of PHI, such as submitting electronic claims for reimbursement for the treatment of patients. SBC Irvine MC is considered to be a covered entity. HIPAA also applies to Business Associates. HIPAA is generally enforced by the Office for Civil Rights ( the “OCR”) that can bring enforcement actions against companies that violate HIPAA’s privacy, security or breach notification rules and levy significant civil fines and/or require changes to the manner in which PHI is used and disclosed. The U.S. Department of Justice has jurisdiction under HIPAA to bring criminal enforcement actions against covered entities, Business Associates and possibly other entities for fraudulent misuse of PHI and other criminal acts. Further, HIPAA provides state attorneys general authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions. If we are in possession of PHI as a business associate or as part of our health plan covered entity and we have an unauthorized use or disclosure of the PHI, we will be required pursuant to the HIPAA breach notification rule, to notify our customer covered entity, impacted individuals, and/or OCR.

Several states, including, but not limited to, California, Colorado, Connecticut, Utah and Virginia, have adopted generally applicable and comprehensive privacy laws, although most have an exception for information regulated by HIPAA. These new and developing state laws provide a number of new privacy rights for residents of these states and impose corresponding obligations on organizations doing business in these states. For example, the California Consumer Privacy Act (the “CCPA”) imposes obligations on covered businesses to provide specific disclosures related to a business’ collecting, using, and disclosing personal data and to respond to certain requests from California residents related to their personal data (for example, requests to know of the business’s personal data processing activities, to delete the individual’s personal data, and to opt out of certain personal data disclosures). The CCPA provides for civil penalties and a private right of action for data breaches which may include an award of statutory damages. In addition, the California Privacy Rights Act (“CPRA”), which took substantial effect January 1, 2023 with enforcement scheduled for July 1, 2023, expanded the CCPA. The CPRA, among other things, gives California residents the ability to limit use of certain sensitive personal data, establish restrictions on personal data retention, expand the types of data breaches that are subject to the CCPA’s private right of action, and establish a new California Privacy Protection Agency to implement and enforce the new law. A failure by us or SBC Irvine MC to comply with HIPAA may harm our franchised brand and directly result in a reduction of the Company’s revenue, since we receive revenue from SBC Irvine MC as part of our compensation for operational services that we provide to SBC Irvine MC.

For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors”.

Intellectual Property and Trademarks

As of June 30, 2024, the Company and its subsidiaries together had filed a total of 222 patent applications in Japan, a total of 50 trademark applications in Japan, and a total of 13 trademark applications with the International Bureau of the World Intellectual Property Organization and held 2 registered patents, 98 registered trademarks in Japan. Accordingly, the Company does not have any registered trademarks, domain names, or patents in Vietnam or the United States.

Our registered trademarks include, but are not limited to, “SBC”, “Shonan Beauty Clinic”, “SBCLABO”, “Hair Renaissance”, “SBC MEDISPA”, and “ACNEED”, and are further described in the table below.

Our patent applications were filed recently in July and August of 2023, this is due to the fact that once a patent filing is made it becomes public and we wanted to keep such information private for as long as possible. The time it takes for a patent to be approved or denied in Japan can range anywhere from 4 months to 11 months and the examination period may be prolonged depending on the nature of the application. All our applied for patents are for systems or methods patent protection. Once a parent is issued in Japan it is valid for 20 years from the filing date. The patent is extinguished after 20 years, and reapplication or extension is not permitted in principle. However, for ethical drugs only, there is a relief measure that allows the patentee to extend the term of the patent for up to 5 years if there is a period during which the patented invention cannot be practiced due to restrictions under the Pharmaceutical Affairs Law or other laws. We have not had any patent applications that were previously denied.

Material Contract with Intellectual Property and Trademarks

The Company and the MCs have each entered into a contract with regard to intellectual property as set forth below. The entry dates of these agreements range from September 2017 to May 2021. The term of the agreements is for a period of 9 years. However, if neither the party makes a written request at least 3 months prior to the expiration of the term, the term of these agreements will continue for successive 2 year terms going forward unless terminated by either party.

Pursuant to these agreements, the Company grants the MCs a non-exclusive right to use Company’s trademarks, as listed in the agreements for the goods and services offered by the MCs in Japan and the U.S. (including U.S. territories) for the duration of the agreement. Pursuant to the Agreements, the MCs cannot grant a sublicense to a third party without the Company’s written consent.

Pursuant to these agreements, the MCs agreed to pay the Company royalties for the license granted, in the form of a monthly fee ranging from 14,000,000 yen (excluding tax) to 53,000,000 yen (excluding tax). However, the parties may change such monthly fee by mutual agreement through consultation.

The agreements may be terminated by the Company without notice or demand in certain circumstances as listed out in the agreement, including but not limited to, if a MC has their business license revoked or suspended by regulatory authorities, becomes insolvent or when one of the notes or checks that they have drawn or accepted is dishonored, when a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or special liquidation proceedings has been filed, against or when a MC itself has filed such a petition or when there has been a material breach by a MC of their agreement with the Company. Additionally, either party can terminate the agreements if the other party breaches the agreement and such breach is not corrected within 14 days after written notice. Additionally, the parties can terminate the agreement mid-term by mutual agreement through consultation. Upon termination of an agreement, regardless of the reason for such termination, or if the term of the agreement expires, a MC must immediately cease using the Company’s intellectual property and must destroy all information in its possession regarding the Company’s intellectual property.

As a result of these agreements, the Company collects the following royalty fees from each MC.

Medical Corporation Shobikai

Patent: 53,000,000 yen,

Trademark: 14,000,000 yen

Total: 67,000,000 yen

Medical Corporation Kowakai

Patent: 43,000,000 yen

Trademark: 57,000,000 yen

Total: 100,000,000 yen

Medical Corporation Nasukai

Patent: 24,000,000 yen

Trademark: 60,000,000

Total: 84,000,000 yen

Medical Corporation Aikeikai

Patent: 13,000,000yen,

Trademark: 4,000,000 yen

Total: 17,000,000 yen

Medical Corporation Jyukeikai

Patent: 700,000 yen

Trademark: 200,000 yen

Total: 900,000 yen

Medical Corporation Ritz Cosmetic Surgery

Patent: 2,000,000 yen

Trademark: 3,000,000 yen

Total: 5,000,000 yen

Total amount of patent: 135,700,000 yen

Total amount of trademark: 138,200,000 yen

Total royalty fees: 273,900,000 yen

List of Trademarks

Internal Reference No.	Jurisdiction	Application No./ Office’s Reference No.	Registration No.	Trademark	Reference Translation: Trademark
SBC001T	Japan	JP2022-143150	Application Pending	ＳＢＣ (logo)	SBC (logo)
SBC001TMP	International registration	1754406	Application Pending	ＳＢＣ (logo)	SBC (logo)
SBC002T	Japan	JP2022-143151	6735600	湘南美容外科	Shonan Beauty Surgery
SBC003T	Japan	JP2022-143152	6735601	湘南美容クリニック	Shonan Beauty Clinic
SBC004T	Japan	JP2022-143153	Application Pending	Ｓｈｏｎａｎ Ｂｅａｕｔｙ Ｃｌｉｎｉｃ	Shonan Beauty Clinic
SBC005T	Japan	JP2022-143154	Application Pending	湘南美容	Shonan Aesthetic
SBC006T	Japan	JP2022-143155	Application Pending	ＳＢＣ Ｍｅｄｉｃａｌ Ｇｒｏｕｐ	SBC Medical Group
SBC007T	Japan	JP2022-143156	6735602	ＳＢＣＬＡＢＯ	SBCLABO
SBC008T	Japan	JP2022-143157	Application Pending	ＳＢＣ	SBC
SBC009T	Japan	JP2022-143158	Application Pending	ＳＢＣメディカルグループ	SBC Medical Group
SBC010T	Japan	JP2022-143159	Application Pending	ＳＢＣ Ｄｅｎｔａｌ	SBC Dental
SBC011T	Japan	JP2022-143160	Application Pending	ＳＢＣ Ｇｒｏｕｐ	SBC Group
SBC012T	Japan	JP2022-143161	6711813	ＳＢＣ ＭＥＤＩＳＰＡ	SBC MEDISPA
SBC013T	Japan	JP2022-143162	6711814	うるおい女神	goddess of (lucky) directions
SBC014T	Japan	JP2022-143163	Application Pending	ＹＥＬＬ	YELL
SBC015T	Japan	JP2022-143164	Application Pending	ＨＩＦＵシャワー	HIFU shower
SBC016T	Japan	JP2022-143165	6701663	ＨＲタブレット	HR Tablet
SBC017T	Japan	JP2022-143166	6701664	ＨＲアクア	HR Aqua
SBC018T	Japan	JP2022-143167	6701665	ＨＲスプレー	HR Spray
SBC019T	Japan	JP2022-143168	6711815	ギャラ·ドクターライト	Gala Dr. Light.
SBC020T	Japan	JP2022-143169	6711816	スソドライ	soot-dry
SBC021T	Japan	JP2022-143170	Application Pending	ベビースキン水玉リフティング	Baby Skin Polka Dot Lifting
SBC022T	Japan	JP2022-143171	6702889	うる艶美髪カクテル	Lush and beautiful hair cocktail
SBC023T	Japan	JP2022-143172	Application Pending	にんにく育毛カクテル	Garlic Hair Growth Cocktail
SBC024T	Japan	JP2022-143173	6711817	ジュリエット	Juliet
SBC025T	Japan	JP2022-143174	Application Pending	うるおいコラーゲンリフト	Moisturizing collagen lift
SBC026T	Japan	JP2022-143175	Application Pending	ヴェルベットスキン	velvet skin
SBC027T	Japan	JP2022-143176	Application Pending	クイックメソセラピー	Quick Mesotherapy
SBC028T	Japan	JP2022-143177	Application Pending	レーザートーニング デュアルピール	Laser Toning Dual Peel
SBC029T	Japan	JP2022-143178	Application Pending	レーザートーニング スペクトラピール	Laser Toning Spectra Peel
SBC030T	Japan	JP2022-143179	6711818	スマートシェイプリフト	Smart Shape Lift
SBC031T	Japan	JP2022-143180	Application Pending	サーマクールアイ	Thermacool Eye
SBC032T	Japan	JP2022-143181	6708518	アクネソニック	acnesonic
SBC033T	Japan	JP2022-143182	Application Pending	プレミアムＰＲＰ	Premium PRP
SBC034T	Japan	JP2022-143183	Application Pending	スカルプシュア	SculpSure
SBC035T	Japan	JP2022-143184	6708519	脂肪溶解リニア	Lipolysis Linear
SBC036T	Japan	JP2022-143185	Application Pending	ウルトラリフトプラスＨＩＦＵ	Ultra Lift Plus HIFU
SBC037T	Japan	JP2022-143186	Application Pending	ＳＢＣ ＨＩＦＵシャワー	SBC HIFU shower

Internal Reference No.	Jurisdiction	Application No./ Office’s Reference No.	Registration No.	Trademark	Reference Translation: Trademark
SBC038T	Japan	JP2022-143187	6708520	輪郭スッキリＱ＋	Contouring Q+
SBC039T	Japan	JP2022-143188	Application Pending	ダーマペン	dermapen
SBC040T	Japan	JP2022-143189	6708521	ボディスッキリＱ＋	Body Refresh Q+
SBC041T	Japan	JP2022-143190	6708522	フォトダブル	photo double
SBC042T	Japan	JP2022-143191	6702890	プラチナカクテル	Platinum Cocktail
SBC043T	Japan	JP2022-143192	Application Pending	フォトトリプル	photo triple
SBC044T	Japan	JP2022-143193	Application Pending	ＡＣＲＳダーマペン	ACRS Dermapen
SBC045T	Japan	JP2022-143194	6708523	スマートメソセラピー	smart mesotherapy
SBC046T	Japan	JP2022-143195	Application Pending	シルファームＸ	Silpharm X
SBC047T	Japan	JP2022-143196	6708524	リポフラット	Lipo flat
SBC048T	Japan	JP2022-143197	6708525	ジェットメソセラピー	Jet Mesotherapy
SBC049T	Japan	JP2022-143198	Application Pending	ヴァンキッシュ	vanquish
SBC050T	Japan	JP2022-143199	6722690	ＳＢＣメディカルグループホールディングス	SBC Medical Group Holdings, Inc.
SBC051T	Japan	JP2022-143200	6722691	ＳＢＣ Ｍｅｄｉｃａｌ Ｇｒｏｕｐ Ｈｏｌｄｉｎｇｓ	SBC Medical Group Holdings
SBC052T	Japan	JP2022-143201	Application Pending	ＳＢＣ ＡＲＴＭＡＫＥ ＳＣＨＯＯＬ	SBC ARTMAKE SCHOOL
SBC053T	Japan	JP2022-147131	Application Pending	デュタス	datus
SBC054T	Japan	JP2022-147132	Application Pending	ノンシェーブン	non-shaven
SBC055T	Japan	JP2022-147133	Application Pending	スマートＦＵＥ	Smart FUE
SBC056T	Japan	JP2022-147134	Application Pending	シークレットシェイブン	secret shaven
SBC057T	Japan	JP2022-147135	Application Pending	ダブルマトリックス	double matrix
SBC058T	Japan	JP2022-147136	Application Pending	スマートメソ	smart method
SBC059T	Japan	JP2022-147137	Application Pending	クイックメソ	Quick Meso
SBC060T	Japan	JP2022-147138	Application Pending	ジェットメソ	jet meso
SBC061T	Japan	JP2022-147139	Application Pending	女優注射	Actress Injection
SBC062T	Japan	JP2022-147140	Application Pending	クイックコスメティーク	Quick Cosmetics
SBC063T	Japan	JP2022-147141	6702893	ナノメソッドＨＱ	Nano Method HQ
SBC064T	Japan	JP2022-147142	Application Pending	ＳＢＣ ＭＥＤＩＳＰＡ ホワイトサプリメント	SBC MEDISPA White Supplement
SBC065T	Japan	JP2022-147143	6702894	ＡＣＮＥＥＤ	ACNEED
SBC066T	Japan	JP2022-147144	Application Pending	ＳＢＣ Ｔｅｅｎ二重	SBC Teen Double
SBC067T	Japan	JP2022-147145	Application Pending	ＳＢＣ Ｔｅｅｎ脱毛	SBC Teen Hair Removal
SBC068T	Japan	JP2022-147146	Application Pending	ＳＢＣハイブリッドセラミック	SBC Hybrid Ceramic
SBC069T	Japan	JP2022-147147	6711821	ＳＢＣマウスピース	SBC Mouthpiece
SBC070T	Japan	JP2022-147148	Application Pending	４方向リフト	4-way lift
SBC070T-1	Japan	JP2023-076804	Application Pending	ＳＢＣ４方向リフト	SBC 4-way lift
SBC071T	Japan	JP2023-080584	Application Pending	湘南美容	Shonan Aesthetic
SBC071TMP	International registration	1754407	Application Pending	湘南美容	Shonan Aesthetic
SBC072T	Japan	JP2023-080585	Application Pending	ＳＢＣ Ｍｅｄｉｃａｌ Ｇｒｏｕｐ Ｈｏｌｄｉｎｇｓ	SBC Medical Group Holdings
SBC072TMP	International registration	1753672	Application Pending	ＳＢＣ Ｍｅｄｉｃａｌ Ｇｒｏｕｐ Ｈｏｌｄｉｎｇｓ	SBC Medical Group Holdings
SBC073T	Japan	JP2023-080586	Application Pending	湘南美容外科クリニック	Shonan Beauty Surgery Clinic
SBC073TMP	International registration	Pending	Application Pending	湘南美容外科クリニック	Shonan Beauty Surgery Clinic
SBC074T	Japan	JP2023-080587	Application Pending	ＳＢＣ	SBC

Internal Reference No.	Jurisdiction	Application No./ Office’s Reference No.	Registration No.	Trademark	Reference Translation: Trademark
SBC074TMP	International registration	1753673	Application Pending	ＳＢＣ	SBC
SBC075T	Japan	JP2023-080588	Application Pending	湘南美容外科	Shonan Beauty Surgery
SBC075TMP	International registration	1754272	Application Pending	湘南美容外科	Shonan Beauty Surgery
SBC076T	Japan	JP2023-080589	Application Pending	ＳＢＣＬＡＢＯ	SBCLABO
SBC076TMP	International registration	1753625	Application Pending	ＳＢＣＬＡＢＯ	SBCLABO
SBC077T	Japan	JP2023-080590	Application Pending	ＳＢＣ ＭＥＤＩＳＰＡ	SBC MEDISPA
SBC077TMP	International registration	Pending	Application Pending	ＳＢＣ ＭＥＤＩＳＰＡ	SBC MEDISPA
SBC078T	Japan	JP2023-080591	Application Pending	湘南美容クリニック	Shonan Beauty Clinic
SBC078TMP	International registration	1754273	Application Pending	湘南美容クリニック	Shonan Beauty Clinic
SBC079T	Japan	JP2023-080592	Application Pending	Ｓｈｏｎａｎ Ｂｅａｕｔｙ Ｃｌｉｎｉｃ	Shonan Beauty Clinic
SBC079TMP	International registration	1753627	Application Pending	Ｓｈｏｎａｎ Ｂｅａｕｔｙ Ｃｌｉｎｉｃ	Shonan Beauty Clinic
SBC080T	Japan	JP2023-080593	Application Pending	ＱＣＷ	QCW
SBC080TMP	International registration	1753629	Application Pending	ＱＣＷ	QCW
SBC081T	Japan	JP2023-080594	Application Pending	Ｑｕｉｃｋ ｃｏｓｍｅｔｉｃ ｄｏｕｂｌｅ	Quick cosmetic double
SBC081TMP	International registration	1753670	Application Pending	Ｑｕｉｃｋ ｃｏｓｍｅｔｉｃ ｄｏｕｂｌｅ	Quick cosmetic double
SBC082T	Japan	JP2023-080595	Application Pending	Ｓｈｏｎａｎ Ｂｅａｕｔｙ Ｃｌｕｂ	Shonan Beauty Club
SBC082TMP	International registration	1753628	Application Pending	Ｓｈｏｎａｎ Ｂｅａｕｔｙ Ｃｌｕｂ	Shonan Beauty Club
SBC922T	Japan	JP2022-022488	6668667	Ｔｅｅｎ二重	Teen double
SBC927T	Japan	JP2022-076824	6673722	ミストシャワー脱毛	Mist shower hair removal
SBC950T	Japan	JP2022-067044	Application Pending	ＳＢＣイテウォンビューティークリニック	SBC Itaewon Beauty Clinic
SBC951T	Japan	JP2022-067045	Application Pending	ＳＢＣ梨泰院ビューティークリニック	SBC Itaewon Beauty Clinic
SBC952T	Japan	JP2022-067046	Application Pending	オルチャンリフト	Aultan Lift
SBC953T	Japan	JP2022-022482	Application Pending	湘南美容皮フ科	Shonan Beauty Dermatology

Our patent applications, as further described in the table below, include, but are not limited to, specialized technologies for procedures such as puncture devices for buried double eyelid procedures, simplified buried method surgical equipment, proprietary surgical sutures, silicone bags for breast augmentation simulations, and microscopic hair volume evaluation method for the treatment of androgenetic alopecia. Additionally, we have developed patent-pending safety management methods for procedures such as full-incision double eyelid surgery, lateral canthoplasty, brow lift procedures, cheek sagging prevention methods, and hair removal safety management methods. Furthermore, we have established unique safety management methods for tattoo removal treatments and hyperhidrosis procedures. By leveraging these patent-pending technologies, our franchisee clinics enhance the safety and efficiency of these cosmetic surgery procedures.

List of Patent Rights

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Microscope-Based Hair Quantity Evaluation Method	Patent	Japan	8/25/2023	JP2023-136711	Application Pending	Invention of a medical audit system using a microscope and machine learning to observe and analyze hospital procedures
Hair Quantity Evaluation Method	Patent	Japan	8/25/2023	JP2023-136712	Application Pending	Machine learning model trained on beauty clinic procedure videos to auto-evaluate correct performance
Utilization of Pre-Consultation Educational Videos for AGA Examination	Patent	Japan	8/25/2023	JP2023-136713	Application Pending	Medical auditing system uses machine learning to evaluate procedural correctness in beauty clinics
Case Imaging System	Patent	Japan	8/25/2023	JP2023-136714	Application Pending	Medical audit system using image-based machine learning for procedural conformance
Treatment Progress History Management System	Patent	Japan	8/25/2023	JP2023-136715	Application Pending

Invention for documenting treatment procedures in beauty clinics using continuous image or video capture, supporting understanding, diagnoses, training of machine learning models, and auditing of procedure compliance.

AGA Oral Treatment Drug	Patent	Japan	8/25/2023	JP2023-136716	Application Pending	An invention harnessing machine learning for evaluating procedural accuracy based on video data
AGA Topical Treatment Drug	Patent	Japan	8/25/2023	JP2023-136717	Application Pending	Machine Learning-Based Medical Audit System for Evaluating Hospital Procedures
AGA Topical Treatment Drug	Patent	Japan	8/25/2023	JP2023-136718	Application Pending	A method that uses deep learning to verify procedural compliance in aesthetic clinics
User Burden Reduction Method in Hair Transplant Surgery	Patent	Japan	8/25/2023	JP2023-136719	Application Pending	Patented medical audit system for hair transplant surgery which includes cutting and collection of hair roots, video recording of the procedure, and use of a learning model for audit.
User Burden Reduction Method in Hair Transplant Surgery	Patent	Japan	8/25/2023	JP2023-136720	Application Pending	System that captures and analyzes videos of the donor hair shaving process at aesthetic clinics to ensure procedure compliance, and provides a wig to reduce psychological stress.
User Burden Reduction Method in Hair Transplant Surgery	Patent	Japan	8/25/2023	JP2023-136721	Application Pending	An invention involving a procedure of hair follicle collection, concealed by remaining hair, integrated with an algorithm for auditing surgical compliance
User Positioning Guide Method	Patent	Japan	8/25/2023	JP2023-136722	Application Pending	Surgical Audit System for Hair Transplantation Using Machine Learning
Treatment Efficiency and Safety Management Methods	Patent	Japan	8/25/2023	JP2023-136723	Application Pending	AI technology applied to auditing cosmetic clinic procedures for monitoring the appropriateness of specific treatments
Treatment Efficiency and Safety Management Methods	Patent	Japan	8/25/2023	JP2023-136724	Application Pending

The present invention is a medical audit system that collects image data, generates a machine learning model for correct hair loss treatment using Botox, and evaluates newly acquired treatment videos using this model to assess the correctness of the procedure.

Treatment Efficiency and Safety Management Methods	Patent	Japan	8/25/2023	JP2023-136725	Application Pending	Medical procedures are photographed, features extracted, and using machine learning, models are created to determine conformity of new procedure recordings, suggesting improvements when necessary.
Treatment Efficiency and Safety Management Methods	Patent	Japan	8/25/2023	JP2023-136726	Application Pending	Machine Learning Based Audit of Hair Growth Treatments Using DermaPen, Growth Factors and Minoxidil
Treatment Efficiency and Safety Management Methods	Patent	Japan	8/25/2023	JP2023-136727	Application Pending	Machine Learning utilization for medical procedure compliance and improvement

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Management Method for Hair Transplant Cells	Patent	Japan	8/25/2023	JP2023-136728	Application Pending	Invention for assessing medical procedures through machine learning models generated from video imagery
Photo Capture Method for Hair Medical Purposes	Patent	Japan	8/25/2023	JP2023-136729	Application Pending

The invention initially involves photographing the user from various angles in a bright room, using the captured images to generate a machine learning model, which evaluates if the treatment procedure is carried out as per the procedure in new images or videos.

Hair Growth Composition	Patent	Japan	8/25/2023	JP2023-136730	Application Pending	Invention of a medical auditing system using machine learning to validate procedures from images taken during treatments at beauty clinics
Hair Growth Composition	Patent	Japan	8/25/2023	JP2023-136731	Application Pending	An invention for auditing procedural compliance in a medical system using a learning model inclusive of IV drip mixture ratios and their impacts on health
Information Processing System, Information Processing Method, and Program	Patent	Japan	2/24/2023	JP2023-027740	Application Pending	Technology capable of verifying the effects of double-eyelid surgery
Information Processing System, Information Processing Method, and Program	Patent	Japan	2/24/2023	JP2023-027741	Application Pending	Technology capable of verifying the effects of double-eyelid surgery
Safety Management Method for Hair Removal Treatment	Patent	Japan	8/25/2023	JP2023-136732	Application Pending

Invention involves creating a learning model using images of handpiece operation, incorporating relationships between energy hertz number and moving speed along with the overlapping process at the large head, auditing new treatments based on this model.

Safety Management Method for Hair Removal Treatment	Patent	Japan	8/25/2023	JP2023-136733	Application Pending	Machine learning model generated from hair removal procedure videos for auditing procedural correctness and preventing hair growth
Safety Management Method for Hair Removal Treatment	Patent	Japan	8/25/2023	JP2023-136734	Application Pending

The invention involves capturing hospital procedure activities, identifying procedural issues from the images, using these images as training data for machine learning models, and analyzing new videos with the model to ensure proper procedure adherence.

Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136735	Application Pending	A system that learns surgical procedures from images to generate a model for auditing and preventing omissions in future surgeries
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136736	Application Pending

A method involving image capturing of hospital procedures, creating a learning model from those images using machine learning algorithms, and auditing new footage based on this model, with feedback provision for quality improvement if required.

Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136737	Application Pending	Invention monitoring procedural operations in hospitals via learning model from activity images, checking correct execution of operations with specific procedures.
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136738	Application Pending	Procedure for creating a learning model from surgical operation images for surgery evaluation and feedback
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136739	Application Pending	The invention is an audit system using machine learning algorithms to verify and guide surgical procedures, ensuring that newly acquired procedure videos are following defined procedures.
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136740	Application Pending	System for auditing hospital procedures through machine learning analysis of captured images
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136741	Application Pending	Machine learning model generated from recorded procedures to evaluate new treatments for pain and acne

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Safety Management Method for Ion Introduction Treatment	Patent	Japan	8/25/2023	JP2023-136742	Application Pending	Invention creating machine-learning models from hospital procedure videos for treatment accuracy and quality control
Safety Management Method for Ion Introduction Treatment	Patent	Japan	8/25/2023	JP2023-136743	Application Pending	A system for managing, guiding, verifying, and automating needleless therapy procedures, using learning models from existing treatment videos
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136744	Application Pending	Invention of a medical audit system that uses machine learning to ensure adherence to correct hospital procedures
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136745	Application Pending

Machine-learning algorithms are used to create a therapeutic protocol for phototherapy procedures, auditing new videos of the procedure for correctness and safety, reducing workload and ensuring effective treatment.

Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136746	Application Pending	Patent for a skin treatment method and process analysis using specific wavelength light and machine learning procedure adherence verification
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136747	Application Pending	Using Machine Learning for Auditing Beauty Treatment Procedures
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136748	Application Pending	Machine learning model for quality auditing of ThermaCool procedure
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136749	Application Pending	Invention of process using machine learning model to analyze hospital procedure images for automatic procedural audit.
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136750	Application Pending	Invention on creating a learning model using machine learning methods for auditing procedures in beauty clinics, particularly the ‘Thermacool Eye’ procedure, based on sequential image data.
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136751	Application Pending	A medical audit system for beauty clinics utilizing machine learning for procedure adherence and quality improvement
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136752	Application Pending	Machine learning based auditing and feedback on beauty clinic procedures by using treatment images and analysis
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136753	Application Pending	Enlighton’s laser treatment procedure learning model based on hospital images and machine learning for auditing treatment alignment
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136754	Application Pending	System using machine learning to recognise and audit treatment procedures in clinics
Safety Management Method for Tattoo Removal Treatment	Patent	Japan	8/25/2023	JP2023-136755	Application Pending

The invention is a medical audit system that employs machine learning to formulate a hospital action model based on videos of treatment procedures, and verifies the appropriateness of spot size selection and wavelength utilization.

Safety Management Method for Hyperhidrosis Treatment	Patent	Japan	8/25/2023	JP2023-136756	Application Pending	A medical audit system using machine learning to analyze MiraDry beauty treatments, alerting deviations from normal procedures and improving from irregularities.
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136757	Application Pending	An invention of an automated auditing procedure using a machine learning model created from filmed medical procedures, specifically for snoring treatments using a YAG laser
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136758	Application Pending	Documentation of Device Power Setup, Filming and Light Exposure Procedure with Sterispot Handpiece for Training Model Creation
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136759	Application Pending	System Produces Learning Model for Medical Procedures from Hospital Images and Audits New Videos for Protocol Adherence
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136760	Application Pending	Medical Audit System Utilizing Machine Learning for Procedure Adherence Analysis

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136761	Application Pending	Invention embodying a machine learning model analyzing hospital surgery procedures from video data for adherence verification and progress monitoring
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136762	Application Pending	Invention records and analyses videos of HIFU shower treatment procedures in hospitals using a deep learning model.
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136763	Application Pending

Invention proposes the use of machine learning to monitor medical procedures via camera recordings, generating a model from recorded images for safe evaluation, and auditing new video content according to the model

Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136764	Application Pending	Patent for a method in beauty clinics using machine learning to ensure correct procedure during High-Intensity Focused Ultrasound treatment
Safety Management Method for Salicylic Acid Facial Peeling Treatment	Patent	Japan	8/25/2023	JP2023-136765	Application Pending	Machine learning used to ensure accuracy and safety in chemical peeling procedures with salicylic acid macrogol
Safety Management Method for Salicylic Acid Body Peeling Treatment	Patent	Japan	8/25/2023	JP2023-136766	Application Pending

The invention is a medical audit system that uses machine learning techniques to create a model from surgery images, analyzes new surgical procedures for guideline adherence, and suggests corrective measures for inappropriate procedures, thus improving procedure quality and safety.

Safety Management Method for Skin Treatment Using Plant-Based Activated Charcoal and Lactic Acid	Patent	Japan	8/25/2023	JP2023-136767	Application Pending	Invention relating to a learning model for recognition and adherence to correct black peel application procedure
Safety Management Method for Skin Treatment Using Plant-Based Activated Charcoal and Lactic Acid	Patent	Japan	8/25/2023	JP2023-136768	Application Pending	A system that records and analyzes medical activities in a hospital using machine learning to detect specific patterns and improve accuracy.
Safety Management Method for Skin Treatment	Patent	Japan	8/25/2023	JP2023-136769	Application Pending	Invention of a medical audit system that generates a learning model from images of specific beauty clinic procedures and evaluates new treatments
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136770	Application Pending	Automated Medical Audit System for Beauty Clinics
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136771	Application Pending	Machine Learning System Developed to Enhance Quality of Medical Procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136772	Application Pending	Video analysis method for performance evaluation in beauty clinics using machine learning
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136773	Application Pending

The system generates a learning model from pre-operative images, trains it using deep learning for ProShock Shape procedures, analyzes real-time videos for correctness, reports any anomalies, and counters the long tail problem using diverse treatment image datasets.

Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136774	Application Pending	Invention of a medical auditing system that uses machine learning to analyze procedural adherence in clinics
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136775	Application Pending	Procedure for auditing treatments using machine learning models derived from filmed treatment procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136776	Application Pending	Machine Learning System for Safety and Quality Assurance in Beauty Clinics
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136777	Application Pending	A procedural audit system for cosmetic treatments using machine learning model based on video footage of procedures

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136778	Application Pending

System creates a learning model for medical procedures using image recognition, information extraction, and machine learning, and compares new procedures against this model for accuracy and appropriateness.

Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136779	Application Pending	Patent covers a machine learning method to ensure procedural standards in beauty clinics
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136780	Application Pending	Invention uses machine learning model to analyze images or video frames from hospital actions to deduce correctness of procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136781	Application Pending

An innovative surgical procedure combining cooling, disinfection, needle insertion, hemostasis, and various other techniques, with automatic auditing and learning models for improving treatment efficiency.

Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136782	Application Pending	Medical auditing system using AI to verify adherence to cosmetic treatment procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136783	Application Pending	Medical audit system using machine learning for validating skin treatments
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136784	Application Pending	AI used for learning and verifying adherence to medical procedures in hospitals using collected image data.
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136785	Application Pending	A medical audit system employing image recognition and machine learning to ensure correct hospital procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136786	Application Pending	Invention of a Learning Model for Treatment Procedure Recognition and Surveillance in Beauty Clinics
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136787	Application Pending

The invention documents beauty clinic procedures, especially HIFU treatments, creates a learning model using the recorded data and deep learning, using it for predictive analysis of new video data for real-time treatment auditing.

Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136788	Application Pending	Patent for a machine learning model generated from a three-step procedure, used to audit the adherence of treatment videos to the established procedure
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136789	Application Pending

A processing device audits beauty clinic procedures by extracting and learning from past treatment videos, evaluating new videos, reporting inaccuracies, and continually updating its learning model for accurate future audits.

Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136790	Application Pending	Invention creates a learning model for auditing adherence to procedural steps in skin disease treatments using machine learning
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136791	Application Pending	Beauty clinic procedure involving liver-spot treatment via pulsed needle oscillation being audited through a machine learning model.
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136792	Application Pending	System for recording and analyzing treatment processes using machine learning
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136793	Application Pending	Patent for a medical procedure using botulinum toxin, featuring a machine learning tool which audits the treatment process using filmed visual data
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136794	Application Pending	Medical audit system uses deep learning to analyze and monitor cosmetic clinic procedures
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136795	Application Pending	Invention uses machine learning to evaluate the accuracy of acne treatment procedures in a beauty clinic.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136796	Application Pending	Machine learning model developed for analyzing fat freezing procedure videos to detect complications
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136797	Application Pending

A three-step procedure at a beauty clinic uses photographic evidence collected during a fat cooling treatment to create a machine learning model that assesses procedure compliance and symptom occurrence.

Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136798	Application Pending	Learning model developed from hyaluronic acid injection videos monitors for side effects and provides response instructions
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136799	Application Pending

A medical audit system learns from images of various treatments in hospitals, and uses this learning model to evaluate and update treatment procedures for ailments such as liver spots, red face, and pores, using devices such as VISIA_Evolution.

Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136800	Application Pending	Invasive short pulse bipolar high-frequency device utilizes a single-use chip with 25 micro needle electrode pins for facial treatments, with machine learning enhancing auditing of the process.
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136801	Application Pending	Application of Machine Learning in Auditing and Improving RF Microneedling Therapeutic Procedures
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136802	Application Pending

An invention that incorporates a machine learning model for assessing adherence to body contouring procedures in Asian patients using RF and BioEMS devices, coupled with image capture methods such as CT scan or ultrasound, through videos from beauty clinic treatments.

Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136803	Application Pending	This invention is a method for deploying a medical audit system using a Radio Frequency (RF) micro needling device to monitor and review treatment procedures.
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136804	Application Pending	Invention for auditing medical procedures using a learning model generated from collected images
Evaluation and Effect Measurement Method for Aesthetic Medicine	Patent	Japan	8/25/2023	JP2023-136805	Application Pending	Invention utilizes machine learning to analyze and validate procedure of age spot treatments in beauty clinics
Method for Accelerating Recovery of Motor Ability After Anesthesia	Patent	Japan	8/25/2023	JP2023-136806	Application Pending	A staged auditing system utilizing machine learning from past surgical videos to provide guidelines on procedural technique, anesthetic dosage, and post-procedure recovery measures
Estimation Method for Recovery Time of Motor Ability	Patent	Japan	8/25/2023	JP2023-136807	Application Pending	Machine learning model using in-hospital images and parameters to estimate anesthetic duration and ensure procedural adherence
Estimation Method for Anesthesia Effect	Patent	Japan	8/25/2023	JP2023-136808	Application Pending	Patent for a system capturing and analyzing video footage of treatments in beauty clinics for machine-learning-based auditing of anesthesia administration.
Device for Puncturing Buried Double Eyelids	Patent	Japan	8/25/2023	JP2023-136809	Application Pending	Deep learning model for evaluating surgical procedures at beauty clinics
Simplified Buried Suture Surgery Apparatus	Patent	Japan	8/25/2023	JP2023-136810	Application Pending	Method and System for Auditing Surgical Procedures through Machine Learning
Surgical Thread	Patent	Japan	8/25/2023	JP2023-136811	Application Pending	Medical audit system using machine learning to assess the appropriateness of medical procedures in cosmetic clinics from images
Silicone Bag for Breast Augmentation Simulation	Patent	Japan	8/25/2023	JP2023-136812	Application Pending	Invention of a silicone bag for simulating breast augmentation surgery that assists in visualizing post-surgery appearance and monitoring surgical progress using a learning model.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Clinic Reservation Reception System	Patent	Japan	8/25/2023	JP2023-136813	Application Pending	Invention for optimizing medical services by matching users with suited physicians using a personalized database
Surgery Applicability Determination System	Patent	Japan	8/25/2023	JP2023-136814	Application Pending	A system utilizing a database of medical histories and a machine learning model based on hospital video data to ascertain surgical feasibility and process understanding
Surgery Applicability Determination System	Patent	Japan	8/25/2023	JP2023-136815	Application Pending	Automated System for Managing Treatment Intervals Using a Learning Model
Information Sharing Fixed System	Patent	Japan	8/25/2023	JP2023-136816	Application Pending	Machine learning method to monitor and analyze hospital procedures through images and video data
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136817	Application Pending	Invention that tracks and verifies the number of cotton balls used in surgery via image analysis and deep learning algorithms
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136818	Application Pending	Invention of a Medical Audit System Using Machine Learning for Procedure Verification and Reoperation Decision-Making
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136819	Application Pending	Method for auditing medical procedures through machine learning from hospital images
Safety Management Method for Full Incision Method Double Eyelid Surgery	Patent	Japan	8/25/2023	JP2023-136820	Application Pending	An invention of an auditing system that uses a machine learning model to analyze medical procedures through images, ensuring procedures are carried out correctly without human visual inspection.
Safety Management Method for Outer Corner Cutting Surgery	Patent	Japan	8/25/2023	JP2023-136821	Application Pending	Machine learning model generated from past surgical images to automatically audit new surgical videos for correct procedure
Safety Management Method for Brow Lift Surgery	Patent	Japan	8/25/2023	JP2023-136822	Application Pending	Invention for a Learning Model to Monitor and Assess Correctness of Beauty Clinic Procedures Using Filmed Footage and Machine Learning
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136823	Application Pending	Invention uses Machine Learning to Evaluate the Compliance of Procedure Performance
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136824	Application Pending	A machine learning model based on medical procedure steps for analyzing and verifying procedural adherence in new videos
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136825	Application Pending	A medical audit system using machine learning to map surgical images to pre-surgical procedures, identify procedures in new surgical images, and verify their sequence against therapeutic procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136826	Application Pending	Innovation in a Surgical Procedure: Monitoring Compliance through Machine Learning
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136827	Application Pending	Invention of a learning model using recorded actions from blepharoptosis surgery to analyze new surgical videos
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136828	Application Pending	Machine Learning Model for Quality Analysis of Epicanthoplasty Procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136829	Application Pending	A medical audit system for ophthalmological procedures that uses a machine learning model to analyze surgical videos for procedural adherence.
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136830	Application Pending	System that creates learning model based on surgical images to audit newly recorded surgical procedures and provide detailed surgical records for future medical care
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136831	Application Pending	Technology that uses surgical videos for machine learning to standardize medical procedures.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136832	Application Pending	Machine learning model using Convolutional Neural Network identifies actions in beauty clinic treatment videos to ensure predetermined procedures are being followed.
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136833	Application Pending	A medical audit system that uses machine learning to analyze image data and ensure procedural compliance in surgical operations
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136834	Application Pending	A system that uses machine learning to audit and improve surgical procedures in a beauty clinic
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136835	Application Pending	The medical audit system employs two methods; the first one uses a micropore and a Denver splint, while the second method uses an Orfit and hot water combined with a series of taping procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136836	Application Pending	Invention of an audit system for capturing and analyzing physician’s procedural steps during nose tip surgery
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136837	Application Pending	Invention involves a surgical procedure with application of machine learning model trained by deep learning to verify newly acquired images against procedure steps
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136838	Application Pending

The process involves designing thread placement in surgery, creating a learning model using images, utilizing image recognition technology for feature extraction, and employing the model to analyze the adherence to proper procedures.

Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136839	Application Pending	A method for monitoring medical procedures using machine learning analysis of image data
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136840	Application Pending	A method of using a machine learning model to monitor the removal and suturing of nasal wing skin in a cosmetic procedure, notifying stakeholders if the process is being improperly performed.
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136841	Application Pending	Machine learning method for error detection and quality improvement in alar reduction surgeries
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136842	Application Pending

Invention involves a procedure including creating a design, administering anesthesia, inserting a thread into the puncture site, carrying out hemostasis, auditing number of needles used, erasing the design and protecting the puncture site, all informing the creation of a learning model from hospital images for procedural compliance audit.

Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136843	Application Pending	Invention for a machine-learning algorithm to record, analyze and provide feedback on the correctness of nasal septum extension procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136844	Application Pending	Invention involves creating learning model from hospital procedure images for auditing accuracy of procedures using machine learning
Safety Management Method for Equipment	Patent	Japan	8/25/2023	JP2023-136845	Application Pending	Method for Efficient Management and Utilization of PDS Sheets in Medical Procedures
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136846	Application Pending	Development of a learning model from image analysis of cosmetic surgery procedure for chin repositioning using prosthetic cartilage
Cheek Sag Prevention Method	Patent	Japan	8/25/2023	JP2023-136847	Application Pending	Medical audit system uses machine learning to record procedures, generate learning models, and evaluate new procedures’ appropriateness.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136848	Application Pending	Invention of a Monitoring System utilizing Machine Learning to Audit Procedures based on Captured Images
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136849	Application Pending	Invention related to an auditing system for ensuring adherence to prescribed steps in liposuction surgery to improve healthcare quality
Safety Management Method for Procedures	Patent	Japan	8/25/2023	JP2023-136850	Application Pending

This patent describes a minimally invasive surgery procedure for obesity and body contouring, using an 18G perforator and fat suction injections, with the operation filmed and continuously improved through the advancement of machine learning models.

Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the white face bandage (balance cargo) method.	Patent	Japan	8/25/2023	JP2023-136851	Application Pending	A patent system involving White Faceband (Balance Cargo) method with manual compliance monitoring and recording systems, display guide system, and a robotics application system.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the chin-neck bandage (Lumbic) method.	Patent	Japan	8/25/2023	JP2023-136852	Application Pending	A system for monitoring, guiding, recording compliance, and utilizing robotics for the Ranbick method for Chin Neck Bandages.
Manual compliance monitoring system, manual display guide system, manual compliance recording system, and robotics application system for the upper arm S compression method.	Patent	Japan	8/25/2023	JP2023-136853	Application Pending	This is regarding various systems for implementing upper arm S compression, such as manual compliance monitoring, display guidance, recording systems, and robotic application.
Abdomen, waist, and hip S Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for compression methods.	Patent	Japan	8/25/2023	JP2023-136854	Application Pending	System for manual monitoring, guidance, and recording of abdomen, waist, and lower back compression with robotics application

Waist and waist S Compression method of liposuction — Amulet — Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the method.

	Patent	Japan	8/25/2023	JP2023-136855	Application Pending	A system for waist and abdominal fat liposuction using the ‘Amulet’ compression method with compliance monitoring, guidance display, record keeping, and robotic applications.

Waist and waist liposuction compression method — abdominal band — manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the method.

	Patent	Japan	8/25/2023	JP2023-136856	Application Pending

A system for monitoring compliance with manual guidelines in the compression method for waist fat suction using an abdominal band, including a guide display, record system, and application of robotics.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the gluteal knee S compression method.	Patent	Japan	8/25/2023	JP2023-136857	Application Pending	Patent regarding systems for applying major gluteal knee S compression methods including monitoring, guiding, recording compliance, and robotic application.
Manual compliance monitoring system, manual display guide system, manual compliance recording system, and robotics application system for the lower leg S compression method.	Patent	Japan	8/25/2023	JP2023-136858	Application Pending	Systems for monitoring and recording compliance with a manual for lower leg S compression method, manual guidance display, and application system for robotics
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the lower body S compression method.	Patent	Japan	8/25/2023	JP2023-136859	Application Pending	Systems related to lower body comfort involving pressure techniques, including systems for manual adherence, guidance, recording compliance, and robotics applications.
Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems for thigh fixation methods.	Patent	Japan	8/25/2023	JP2023-136860	Application Pending	A femur fixation method with manual adherence monitoring, guidance display, compliance recording, and robotic application system.
Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems related to the two arm fixation method.	Patent	Japan	8/25/2023	JP2023-136861	Application Pending	System for Monitoring and Recording Compliance with Upper Arm Securing Manual using a Guide Display and Robotics
Induction Method for Hair Removal Device	Patent	Japan	7/25/2023	JP2023-120738	Application Pending	Patent for Surgery Audit System Using Machine Learning for Quality and Safety Assessment
Induction Method for Hair Removal Device	Patent	Japan	7/25/2023	JP2023-120739	Application Pending	Using a machine learning model to evaluate the accuracy of laser hair removal treatment based on observed laser movements
Safety Management Method for Hair Removal Treatment	Patent	Japan	7/25/2023	JP2023-120740	Application Pending	Invention uses machine learning to audit hospital procedures and compliance, checking actions against generated models and ensuring record keeping.
Safety Management Method for Hair Removal Treatment	Patent	Japan	7/25/2023	JP2023-120741	Application Pending	Use of Multiscale Health Assessment Procedure with Machine Learning for Risk Evaluation and Compliance Check in Treatment Procedures
Safety Management Method for Hair Removal Treatment	Patent	Japan	7/25/2023	JP2023-120742	Application Pending

Invention involves utilizing captured images of hospital procedures to develop a learning model for operations, specifically for evaluating correct use of a spacer and guide light in irradiation range.

Safety Management Method for Hair Removal Treatment	Patent	Japan	7/25/2023	JP2023-120743	Application Pending	Improve Laser Surgery Techniques and Cleanliness in Beauty Clinics using Machine Learning
Safety Management Method for Hair Removal Treatment	Patent	Japan	7/25/2023	JP2023-120744	Application Pending

Invention embodies a process of evaluating and reducing levels of pain, redness, swelling and hypersensitivity post exposure, and generates a learning model using machine learning algorithms to monitor new operations.

Safety Management Method for Hair Removal Treatment	Patent	Japan	7/25/2023	JP2023-120745	Application Pending	Invention for auditing medical procedures using a learning model generated from filmed actions, focusing on irradiation speed and overlap degree.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Safety Management Method for Hair Removal Treatment	Patent	Japan	7/25/2023	JP2023-120746	Application Pending	Invention for auditing health procedures using a learning model generated from recorded data
Safety Management Method for Hair Removal Treatment	Patent	Japan	7/25/2023	JP2023-120747	Application Pending	A patent detailing a machine learning model that generates and uses a database of images captured within a hospital to analyze and determine proper actions
Safety Management Method for Hair Removal Treatment	Patent	Japan	7/25/2023	JP2023-120748	Application Pending	An auditing system for procedures in aesthetic clinics utilizing hair removal lasers, providing monitoring, learning models, analysis and feedback on procedure accuracy.
Checklist Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for implantation double prosthesis method.	Patent	Japan	7/25/2023	JP2023-120749	Application Pending	System for monitoring, guiding, recording checklist compliance and applying robotics for buried double-treatment methods
Checklist Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the chin prosthesis method.	Patent	Japan	7/25/2023	JP2023-120750	Application Pending	The document discusses systems related to the Agoprosthesis method, including monitoring, guiding, record tracking, and robotics application.
Checklist Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the bacar fat and molluscum contagiosum method.	Patent	Japan	7/25/2023	JP2023-120751	Application Pending	Invention related to a system for monitoring adherence to the Checklist Buckelfat-Meelerfat method, displaying guidelines, logging compliance, and application in robotics.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the fat injection breast augmentation method.	Patent	Japan	7/25/2023	JP2023-120752	Application Pending	Manual and robotics systems for compliance monitoring, display guide, recording, related to fat injection for breast augmentation.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the pure graft 1UP method.	Patent	Japan	7/25/2023	JP2023-120753	Application Pending	The patent pertains to the PureGraft 1UP method incorporating a manual compliance monitoring system, display guide system, recording system, and a robotics application system.
A manual compliance monitoring system, a manual display guide system, a manual compliance record system, and a robotics application system related to the condensed rich liposuction method.	Patent	Japan	7/25/2023	JP2023-120754	Application Pending	A system pertaining to condensed rich fat injection featuring a monitoring system for manual compliance, a descriptive manual guide system, a record system, and a robotics application system.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the serration method.	Patent	Japan	7/25/2023	JP2023-120755	Application Pending	Invention about cell fusion techniques systems including supervision, display and recording of manual guidelines, and a robotics application system.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content

Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the method of fat augmentation injection (petit breast augmentation) with anesthesia for peace of mind.

	Patent	Japan	7/25/2023	JP2023-120756	Application Pending	System for Monitoring and Automating Fat Grafting Breast Enhancement Injection Procedures

Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the submammary method of breast augmentation by inserting artificial breast implants.

	Patent	Japan	7/25/2023	JP2023-120757	Application Pending	System for monitoring and recording the compliance of implantation procedures for artificial breast augmentation with sub-mammary techniques

Breast augmentation by insertion of artificial breast implants: Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the submammary method.

	Patent	Japan	7/25/2023	JP2023-120758	Application Pending	A system for breast augmentation with artificial implants using subpectoral method featuring manual adherence monitoring, display guide, recording compliance, and application of robotics.

Breast augmentation with artificial breast implants: Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the subpectoral fascia method.

	Patent	Japan	7/25/2023	JP2023-120759	Application Pending	A system related to breast augmentation surgery using the Subpectoral method, comprising a manual adherence monitoring system, display guide system, compliance record system, and robotics application.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the ENT method.	Patent	Japan	7/25/2023	JP2023-120760	Application Pending	The manual paper discusses the ENT method including systems for manual compliance monitoring, display guides, recording adherence and the use of robotics.
Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems related to MMBAG compression methods.	Patent	Japan	7/25/2023	JP2023-120761	Application Pending	Document on MMBAG compression method featuring monitoring, display guide, compliance recording, and robotics application systems
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for MMBAG breath band fixation method.	Patent	Japan	7/25/2023	JP2023-120762	Application Pending	Patent on MMBAG wristband fixation method in compliance monitoring, manual display guide, compliance recording and robotics application systems
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for SNP breast duct preservation method.	Patent	Japan	7/25/2023	JP2023-120763	Application Pending	System related to SNP ductal preservation method including manual adherence monitoring, display guide, record system and robotics application

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for SNP conventional method.	Patent	Japan	7/25/2023	JP2023-120764	Application Pending	SNP method involves systems for monitoring, displaying, recording manual adherence, and applying robotics.
LA Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the nipple base excision method.	Patent	Japan	7/25/2023	JP2023-120765	Application Pending	Document on LA mammary papillary base resection method, discussing compliance monitoring, guide and recording systems, and robotic application
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for LA nipple circumference excision method.	Patent	Japan	7/25/2023	JP2023-120766	Application Pending	A system related to the LA nipple periphery excision method, featuring a manual compliance monitoring, display guide, recording system, and applications in robotics.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the method of sunken nipple removal.	Patent	Japan	7/25/2023	JP2023-120767	Application Pending	A system related to the innie nipple method, including monitoring, display guide, compliance recording, and robotics application systems.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for Montgomery gland removal method.	Patent	Japan	7/25/2023	JP2023-120768	Application Pending	A method for removing Montgomery glands using a manual adherence monitoring, display guide, recording system, and robotics application system.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for breast reduction round method.	Patent	Japan	7/25/2023	JP2023-120769	Application Pending	Patent for a manual and robotic system for monitoring, guiding and recording compliance in breast reduction surgeries using the ‘Round method’
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the inverted T-shape breast reduction method.	Patent	Japan	7/25/2023	JP2023-120770	Application Pending	An oversight and guidance system for ‘Reverse T’ breast reduction surgery ensuring procedural adherence and record compliance
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for rich face, CRF, and nano rich methods.	Patent	Japan	7/25/2023	JP2023-120771	Application Pending	A system involving RichFace, CRF, and NanoRich methods with manual compliance monitoring, display guide, recording systems and a robotics application.
Manual compliance monitoring systems, manual display guide systems, manual compliance record systems, and robotics application systems related to filagelar methods.	Patent	Japan	7/25/2023	JP2023-120772	Application Pending	The excerpt discusses a system connected to the Filagera method that incorporates manual compliance monitoring, display guide systems, compliance recording, and robotics application.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Manual compliance monitoring systems, manual display guide systems, manual compliance record systems, and robotics application systems related to balancer handling methods.	Patent	Japan	7/25/2023	JP2023-120773	Application Pending	Systems pertaining to balancer handling including monitoring adherence to manual, manual display guidance, compliance recording, and robotics applications.
Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems for muftogun methods.	Patent	Japan	7/25/2023	JP2023-120774	Application Pending

The Maftogan method encompasses systems for manual compliance monitoring, display guide, compliance recording, and robotics application, providing an efficient framework for procedural tasks execution and oversight.

Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems for the thread lift floating method in which the piercing part is not a hairy part.

	Patent	Japan	7/25/2023	JP2023-120775	Application Pending	A system including a thread lift floating method, a compliance monitoring system, a display guide system, a compliance recording system, and a robotics application system without hairy area insertion.

Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for methods in which the thread lift floating insertion site is a hairy part.

	Patent	Japan	7/25/2023	JP2023-120776	Application Pending	A method involving thread lift floating with hair insertion, alongside monitoring, display, recording systems for manual compliance, and an application for robotics.

(Limited) A manual compliance monitoring system, a manual display guide system, a manual compliance recording system, and a robotics application system relating to a small face rejuvenation lift method.

	Patent	Japan	7/25/2023	JP2023-120777	Application Pending	A facial rejuvenation lift system featuring compliance monitoring, display guide, compliance recording and a robotic application to ensure correct and efficient procedures.
A manual compliance monitoring system, a manual display guide system, a manual compliance recording system, and a robotics application system relating to an incisional forehead lift method.	Patent	Japan	7/25/2023	JP2023-120778	Application Pending	A system related to the Incision Forehead Lift method including a manual compliance monitoring system, display guide, recording system, and a robotics application.
A manual compliance monitoring system, a manual display guide system, a manual compliance record system, and a robotics application system related to the submental muscle binding method.	Patent	Japan	7/25/2023	JP2023-120779	Application Pending	Patent about systems related to restraining submandibular muscles, including adherence monitoring, manual guide display, compliance record keeping, and robotics application.
A manual compliance monitoring system, a manual display guide system, a manual compliance record system, and a robotics application system related to a baser shaving method.	Patent	Japan	7/25/2023	JP2023-120780	Application Pending	Patent for systems that supervise, guide, and record manual compliance with ‘Beyzer Shaving Methods’ and apply robotics.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for shaving method.	Patent	Japan	7/25/2023	JP2023-120781	Application Pending	System for monitoring adherence to a shaving manual, providing display guides, recording compliance, and applying robotics.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the complete extraction method.	Patent	Japan	7/25/2023	JP2023-120782	Application Pending	Detailed extraction method system featuring manual compliance monitoring, display guide, record system, and robotics application.
Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems related to the Sooso OS method.	Patent	Japan	7/25/2023	JP2023-120783	Application Pending	SksoOS method concerning a monitoring system for manual compliance, a display guide system, documentation system for manual compliance and an application system for robotics
Manual Compliance Monitoring System, Manual Display Guide System, Manual Compliance Recording System, and Robotics Application System for Tattoo Removal Method by Excision.	Patent	Japan	7/25/2023	JP2023-120784	Application Pending	The system for tattoo removal by ablation includes compliance monitoring, instruction guide display, manual compliance record, and robotics application.
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for tattoo removal by skin grafting.	Patent	Japan	7/25/2023	JP2023-120785	Application Pending	A patent about a tattoo removal system utilizing skin grafts, which includes features for operation manual compliance monitoring, display guidance, record keeping, and robotics application.
Tattoo removal by skin grafting Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for skin grafting method.	Patent	Japan	7/25/2023	JP2023-120786	Application Pending	A tattoo removal method using skin grafting with system to track and ensure adherence to the manual procedures, including a guide display and robotics application.
Tattoo removal by skin grafting Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for full-layer skin grafting methods.	Patent	Japan	7/25/2023	JP2023-120787	Application Pending	System for tattoo removal via skin transplantation with compliance monitoring, display guide, recording system, and robotics application
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the “Cachi” and “Folded ear” methods.	Patent	Japan	7/25/2023	JP2023-120788	Application Pending	System incorporating manual compliance monitoring, display guide, recording systems, and applied robotics for manipulating ears
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for the split-ear straight line method.	Patent	Japan	7/25/2023	JP2023-120789	Application Pending	A system for monitoring, displaying, recording adherence to manuals, and a robotics implementation using the straight-line method of split ear.
The manual compliance monitoring system, the manual display guide system, the manual compliance record system, and the robotics application system related to the cleft ear W-type method.	Patent	Japan	7/25/2023	JP2023-120790	Application Pending	A system related to the ‘W-type’ method for monitoring manual compliance, display guidance, record adherence, and robotics application.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system related to the split-ear Z-type method.	Patent	Japan	7/25/2023	JP2023-120791	Application Pending	Systems for the ‘Split-ear Z-type’ method involving manual compliance monitoring, display guide, compliance recording, and robotics application
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for NVL method.	Patent	Japan	7/25/2023	JP2023-120792	Application Pending	The text discusses NVL method-based systems for monitoring, displaying, recording compliance with manuals and applications for robotics
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for lip enlargement method.	Patent	Japan	7/25/2023	JP2023-120793	Application Pending	Lip enlargement method incorporating systems of compliance monitoring, guide display, adherence recording, and robotics utilization
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for lip reduction method.	Patent	Japan	7/25/2023	JP2023-120794	Application Pending	A system for monitoring, guiding, recording compliance, and applying robotics to a lip reduction method
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for gummiesmile and mucous membrane resection methods.	Patent	Japan	7/25/2023	JP2023-120795	Application Pending	A system for monitoring and recording adherence to a manual, guidance display, and application of robotics in the method of mucosal excision for gummy smile treatment
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for gum resection method.	Patent	Japan	7/25/2023	JP2023-120796	Application Pending	A system for gummy smile gingival resection including manual compliance monitoring, display guide, recording, and robotics application.
Manual compliance monitoring system, manual display guide system, manual compliance recording system, and robotics application system for the gummintomy method.	Patent	Japan	7/25/2023	JP2023-120797	Application Pending	A system for monitoring compliance, displaying manual guides, recording compliance, and applying robotics in muscle resection for gummy smile correction.
Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems related to lip lift methods.	Patent	Japan	7/25/2023	JP2023-120798	Application Pending	A lip lift procedure that employs a system for monitoring, guiding, documenting compliance with manual, and robot application.

Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems for osteotomy and mandibular angioplasty (gill osteotomy and osteotomy) methods.

	Patent	Japan	7/25/2023	JP2023-120799	Application Pending

A system concerning bone cutting and mandibular angle formation procedural methods, incorporating manual adherence monitoring, display guide, compliance recording systems and a component for robotics application.

Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for osteotomy and mastoid (jaw) plasty methods.	Patent	Japan	7/25/2023	JP2023-120800	Application Pending	A system for bone cutting and jaw reshaping procedures with compliance monitoring, display guide, adherence recording features, and the application of robotic technology.

Name of Patent right	Type	Jurisdiction	Date of Application	Application No.	Status	Feature and Content
Manual compliance monitoring system, manual display guide system, manual compliance record system, and robotics application system for osteotomy (upper and lower setback) method.	Patent	Japan	7/25/2023	JP2023-120801	Application Pending	A system encompassing osteotomy method, manual compliance monitoring, manual display guide, records keeping, and robotics applications.
Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems related to forehead shaping methods.	Patent	Japan	7/25/2023	JP2023-120802	Application Pending	Methodology for designing a frontal area featuring a monitoring and guiding system for manual adherence, record-keeping for compliance, and application of robotics

A manual compliance monitoring system, a manual display guide system, a manual compliance recording system, and a robotics application system related to the pre-procedure photography procedure and the points to keep in mind when taking photographs.

	Patent	Japan	7/25/2023	JP2023-120803	Application Pending	The patent relates to various systems for manual adherence monitoring, manual display, recording adherence to manuals, and a robotic application, specifically regarding surgical imaging procedures.

Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems related to pre-procedure photography procedures and methods to keep in mind when taking photographs.

	Patent	Japan	7/25/2023	JP2023-120804	Application Pending	A technology system for monitoring adherence to pre-treatment photography manual procedures, including a displaying guide, compliance recording, and a robotics application system.
Manual compliance monitoring systems, manual display guide systems, manual compliance recording systems, and robotics application systems related to cleaning methods.	Patent	Japan	7/25/2023	JP2023-120805	Application Pending	Methods of cleansing involving manual compliance monitoring, display guide, compliance recording systems, and robotics application system
Manual compliance monitoring systems, manual display guide systems, manual compliance record systems, and robotics application systems for equipment assembly and sterilization process methods.	Patent	Japan	7/25/2023	JP2023-120806	Application Pending	Invention relating to systems for the assembly and sterilization process of equipment with monitoring, guidance, recording compliance, and robotic application features.

We recognize the importance of protecting and enforcing our intellectual property rights. We believe that we have registered all the principal trademarks and internet domain names in Japan that are necessary for us to carry out our business operations. We believe that we have filed all patent applications in Japan that are necessary for us to carry out our business operations. We have no patents or patent applications in Vietnam or the United States. We will take the necessary legal action to protect our intellectual property rights if we discover any infringement of those rights.

We license certain intellectual property relating to our business to our franchisee clinics. In addition, we rely on trade secrets, proprietary know-how, and concepts that are critical to our business, which we also license to our franchisee clinics. Any termination or limitation of, or loss of intellectual property rights would have a material adverse effect on us and could adversely affect our business, financial condition or results of operations.

We are not currently aware of any material infringement of our intellectual property rights and we believe that we have taken reasonable measures to prevent infringement of our own intellectual property rights. We do not currently have any pending or, to our knowledge, threatened claims against us or any of our subsidiaries relating to the infringement of any intellectual property rights owned by third parties.

It is possible that our current patent applications, or patents which we may later acquire or develop, may be successfully challenged or invalidated in whole or in part. It is also possible that we may not obtain issued patents from our pending patent applications or for other inventions we seek to protect. Due to uncertainties inherent in prosecuting patent applications, sometimes patent applications are rejected and we subsequently abandon them. It is also possible that we may develop proprietary products or technologies in the future that are not patentable or that the patents of others will limit or altogether preclude our ability to do business. In addition, any patent issued to us in the future, or any of our pending patent applications, may provide us with little or no competitive advantage, in which case we may abandon such patent, or patent applications, or license them to another entity. Please refer to “Risk Factors — Risks Related to our Intellectual Property” for more information.

Insurance

We do not maintain product liability insurance for the medical devices, products, and equipment that we sell to the MCs are part of our provision of purchases services, since we are not the manufacturer of those products. We have fire insurance, leaseholder liability insurance, and facility liability insurance for our leased spaces (consisting primarily of office space) in case of damages which may be caused by any incidents or disasters. Further, we maintain cyber insurance in order to combat the increasing risks of cyber-attacks and theft of patient information, which may lead to litigation, damage to our brand, loss of existing customers and potential customers, regulatory violations, suspension of operations, and ultimately deterioration of business performance and financial position. We do not maintain business interruption insurance or key employee insurance for our executive officers. The MCs are responsible for maintaining fire insurance, leaseholder liability insurance, and facility liability insurance for the franchisee clinic properties. Accordingly, we might be subject to liabilities that exceed our insurance coverage. See “Risk Factors — Risk relating to our business and our industry — Our business is subject to liabilities for which we may not be insured.”

Facilities

Our headquarters is located at 200 Spectrum Center Dr., Suite 300, Irvine, CA 92618, where we lease and occupy our office space with an aggregate floor area of approximately 215 square feet from an unrelated third party under an operating lease agreement. The MCs are responsible for leasing the locations of the franchisee clinic properties.

As of the date of this registration statement, we do not currently own any of our facilities. The following table shows the location of our primary leased facilities, the name of the entity leasing the space, the annual rent, approximate square footage, primary use, and lease expiration date.

We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate our future growth. There are no major facilities currently inactive. Annual rent below does not include consumption tax.

Name of Lessee	Location	Primary Use	Annual rent (US dollars)	Approximate Size in Square Feet	Lease Expiration Date	Note (Related Party)
SBC Medical Group Holdings Incorporated	California	Headquarters	8,520	215	07/01/2025
SBC Medical Group Co., Ltd.	Tokyo	Office	573,755	9,536	10/31/2025
SBC Medical Group Co., Ltd.	Tokyo	Meeting Room	418,451	7,543	12/31/2025
SBC Medical Group Co., Ltd.	Tokyo	Beauty salon	132,900	1,807	1/31/2025
SBC Medical Group Co., Ltd.	Tokyo	Lounge	68,985	1,048	4/22/2025
SBC Medical Group Co., Ltd.	Tokyo	Equipment warehouse	69,459	1,843	2/9/2026
SBC Medical Group Co., Ltd.	Tokyo	Main Office	103,513	1,935	6/30/2030
L’Ange Cosmetique Co., Ltd.	Tokyo	Office	245,681	4,280	8/31/2025
L’Ange Cosmetique Co., Ltd.	Osaka	Office	55,788	3,338	7/31/2024
L’Ange Cosmetique Co., Ltd.	Osaka	Call center	245,536	6,121	8/31/2024
L’Ange Cosmetique Co., Ltd.	Tokyo	Office	58,875	2,402	2/28/2025
Shobikai Co., Ltd.	Kanagawa	Main Office	10,813	1,882	9/30/2024	Y
Shobikai Co., Ltd.	Tokyo	Call center	118,602	4,853	1/31/2026
Shobikai Co., Ltd.	Sendai	Call center	90,375	5,754	10/31/2024
Skynet Academy Co., Ltd.	Sendai	Land	47,576	36,182	12/10/2030
Skynet Academy Co., Ltd.	Tokyo	Aircraft	15,462	—	4/21/2024
Skynet Academy Co., Ltd.	Tokyo	Aircraft	22,097	—	12/21/2025
SBC Sealane Co., Ltd.	Tokyo	Main Office	39,646	4,558	4/30/2026

LEGAL PROCEEDINGS

From time to time and in the course of business, we may become involved in various legal proceedings seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. As of the date hereof, there are no legal claims currently pending or, to our knowledge, threatened against us or any of our officers or directors in their capacity as such or against any of our properties that, in the opinion of our management, would be likely to have a material adverse effect on our financial position, results of operations or cash flows.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined and consolidated financial information provides additional information regarding the financial aspects of the Business Combination and the Merger. The following summary unaudited pro forma condensed combined and consolidated financial information presents the combination of the financial information of SBC Medical Group Holdings Incorporated (formerly Pono Capital Two, Inc.) referred to in this section as “Pono” and SBC Medical Group, Inc. (formerly known as SBC Medical Group Holdings Incorporated) referred to in this section as “Legacy SBC,” adjusted to give effect to the Merger and related transactions. The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this registration statement.

The historical financial information of Pono was derived from the unaudited condensed consolidated interim financial statements of Pono as of and for the six months ended June 30, 2024 and the audited consolidated financial statements of Pono as of and for the year ended December 31, 2023, included elsewhere in this registration statement. The historical financial information of Legacy SBC was derived from the unaudited interim condensed consolidated financial statements of Legacy SBC as of and for the six months ended June 30, 2024 and the audited consolidated financial statements of Legacy SBC as of and for the year ended December 31, 2023, included elsewhere in this registration statement. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of Pono and Legacy SBC, respectively, and should be read in conjunction with the historical financial statements and related notes, each of which is included elsewhere in this registration statement. This information should also be read together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy SBC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pono Capital Two, Inc.” and other financial information included elsewhere in this registration statement.

The Merger is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Pono was treated as the “acquired” company for financial reporting purposes. Legacy SBC has been determined to be the accounting acquirer because existing Legacy SBC shareholders, as a group, retained the largest portion of the voting rights in the combined entity, the executive officers of Legacy SBC are the initial executive officers of the combined company, and the operations of Legacy SBC are the continued operations of the combined company.

The unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024 assumes that the Merger and related transactions occurred on June 30, 2024. The unaudited pro forma condensed combined and consolidated statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023, gives pro forma effect to the Merger and related transactions as if they had occurred on January 1, 2023. Pono and Legacy SBC have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined and consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined and consolidated financial information.

Description of the Merger

On January 31, 2023, the Company entered into Merger Agreement (as amended and restated on June 21, 2023) with Legacy SBC, a Delaware corporation. Pursuant to the Merger Agreement, among other things and subject to the terms and conditions contained therein, Pono and Legacy SBC have effected the merger with Legacy SBC continuing as the surviving entity, as a result of which all of Legacy SBC securities issued and outstanding immediately prior to the effective time of the Merger, are no longer outstanding and have been automatically be cancelled and ceased to exist, in exchange for the right for each Legacy SBC stockholder to receive its pro rata share of the stockholder merger consideration.

In accordance with the terms and subject to the conditions of the Merger Agreement, the aggregate consideration for the Merger, the holders of Legacy SBC securities collectively to be entitled to receive from Pono, in the aggregate, a number of Pono securities with an aggregate value equal to (a) $1,200,000,000, minus (b) the amount, if any, by which $3,000,000 exceeds Legacy SBC’s net working capital, plus (c) the amount, if any, by which Legacy SBC’s net working capital exceeds $3,000,000, minus (d) the aggregate amount of any outstanding indebtedness (minus cash held by Legacy SBC) of Legacy SBC at Closing, minus (e) specified transaction expenses of Legacy SBC associated with the Merger. Pursuant to the First Amendment to the Merger Agreement entered into on September 8, 2023 (the “Amendment”), the $1,200,000,000 amount in the Merger Consideration calculation above was reduced to $1,000,000,000 (collectively, the “Merger Consideration”).

Legacy SBC and Pono agree that Pono shall issue to Mehana Capital LLC (the “Sponsor”) one million two hundred thousand (1,200,000) shares of Pono Class A Common Stock for no additional consideration (the “Sponsor Shares”). The Sponsor Shares shall be issued on the date that is the earlier of (a) the six (6) month anniversary of the Closing or (b) the expiration of the “Founder Shares Lock-up Period” provided, however, that the Sponsor in its sole discretion may direct Pono to issue all or a portion of the Sponsor Shares on such earlier or later date as it shall determine (which date shall not be earlier than the Closing). The Sponsor Shares shall be fully registered on the date of such grant except that, in the event that any portion of the Sponsor Shares are issued at the Closing, Pono shall register such shares promptly thereafter in accordance with the terms of the Registration Rights Agreement.

Non-redemption agreement

On January 11, 2024, the Company entered into a non-redemption agreement with an unaffiliated investor (the “Holder”) which agreed to acquire from public stockholders of the Company 1,500,000 to 1,700,000 shares of Class A common stock in the open market, at a prices no higher than the redemption price per share payable to stockholders who exercise redemption rights in connection with the stockholder vote to approve the Company’s proposed business combination (“Business Combination”) with Legacy SBC, a Delaware corporation (the “Target”), prior to the stockholder meeting to vote on the Extension Amendment (the “Meeting Date”) and to agree to waive its redemption rights and hold the shares until after the closing of the Business Combination. In consideration of the Holder’s agreement to waive its redemption rights with respect to the shares, and subject to (i) the Holder acquiring 1,500,000 to 1,700,000 shares of Common Stock in the open market, and (ii) Holder’s satisfaction of its other obligations under the non-redemption agreement, the Company, on the closing date of the Business Combination, provided that Holder has continued to hold the Holder’s shares through the closing date, Legacy SBC and Yoshiyuki Aikawa, the chief executive officer of Legacy SBC, shall cause to be issued or transferred to Holder a number of shares of Common Stock held by Dr. Aikawa (the “Incentive Shares”), which will equal one (1) Incentive Share for each public share purchased in the open market pursuant to the non-redemption agreement that is continuously owned by Holder until the closing date of the Business Combination. This non-redemption agreement terminates on the earliest to occur of (i) the closing date of the Business Combination, (ii) the termination of the related Business Combination Agreement, or (iii) April 30, 2024 (the “Clearance Date”) if the Company has not cleared all SEC comments to its proxy statement in connection with the Business Combination by that date. On March 15, 2024, the parties to the 2024 Non-Redemption agreement entered into an amendment to the 2024 Non-Redemption agreement to extend the Clearance Date to June 30, 2024, and to agree to close the business combination on or before August 31, 2024. At close of the Merger, there were 1,423,718 shares of Class A common stock held by the Holder under the non-redemption agreements.

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined and consolidated financial statements:

•        the consummation of the Business Combination and reclassification of cash held in Pono’s Trust Account to cash and cash equivalents, net of redemptions (see below); and

•        the accounting for deferred offering costs and transaction costs incurred by both Pono and Legacy SBC.

Prior to the Closing, Pono’s public stockholders holding 135,471 shares of Class A common stock elected to redeem such shares.

The following summarizes the pro forma ownership of common stock of SBC following the Business Combination and related transactions:

	Number of Shares	%
Legacy SBC former Stockholders(1)	94,462,433	81.5%
Shares underlying private warrants issued by SBC(2)	3,137,998	2.7%
Shares underlying public warrants	11,500,000	9.9%
Pono Public Stockholders(3)	1,513,945	1.3%
Pono Sponsor and affiliates(4)	5,343,750	4.6%
Representative Shares(5)	57,500	—%
Pro forma fully diluted common stock at June 30, 2024	116,015,626	100.0%

____________

(1)      Includes 270,000 shares issued to Legacy SBC former stockholders upon the automatic conversion of the $2,700,000 convertible promissory note outstanding at one share for each $10 of additional capital contribution immediately prior to the merger being effected in connection the consummation of the Business Combination.

(2)      Includes (i) 2,325,279 shares underlying private warrants issued by Legacy SBC to Second ZUU Target Fund for SBC Medical Group HD Investment Business Partnership, a consultant to Legacy SBC and (ii) 812,719 shares underlying private warrants issued by Legacy SBC to HeartCore Enterprises, Inc., a consultant to Legacy SBC.

(3)      Includes 1,503,473 shares of Pono Class A common stock are not redeemed under the non-redemption agreement.

(4)      Includes (i) 2,875,000 Founder Shares and 634,375 Class A shares of common stock held by the Sponsor, (ii) 1,200,000 shares issued to the Sponsor at Closing, and (iii) 634,375 shares of common stock underlying the Placement Warrants. 339,565 of these shares are to be issued to the Non-Redemption Agreement Investors pursuant to the Non-Redemption Agreements.

(5)      Represents Pono Class A common stock held by the Underwriter.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2024

	Pono Capital Two, Inc. (Historical)	SBC Medical Group Holdings Incorporated (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,384,834	$103,702,770	$16,584,559	B	$115,644,883
	—	—	(6,027,280)	D	—
Accounts receivable	—	2,315,948	—		2,315,948
Accounts receivable – related parties	—	23,857,674	—		23,857,674
Inventories	—	1,947,005	—		1,947,005
Short-term investments	—	—	—		—
Income tax recoverable	—	—	—		—
Finance lease receivables, current – related parties	—	6,598,828	—		6,598,828
Loan receivables, current	—	14,525,297	—		14,525,297
Other receivables – related party	—	5,245,990	—		5,245,990
Prepaid expenses and other current assets	59,253	11,526,931	(2,700,000)	E	8,886,184
Total current assets	1,444,087	169,720,443	7,857,279		179,021,809
Marketable securities held in Trust Account	18,081,721	—	(1,497,162)	A	—
			(16,584,559)	B
Property and equipment, net	—	11,879,132	—		11,879,132
Intangible assets, net	—	14,828,253	—		14,828,253
Long-term investments	—	4,635,304	—		4,635,304
Goodwill, net	—	3,148,091	—		3,148,091
Finance lease receivables, non-current – related parties	—	3,450,699	—		3,450,699
Operating lease right-of-use assets	—	4,614,597	—		4,614,597
Deferred tax assets	—	868,604	—		868,604
Loan receivables, non-current	—	6,664,910	—		6,664,910
Long-term prepayments	—	3,633,491	—		3,633,491
Long-term payments – related parties	—	17,369,040	—		17,369,040
Other assets	—	14,433,783	—		14,433,783
Total assets	$19,525,808	$255,246,347	$(10,224,442)		$264,547,713

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$76,988	$14,602,870	$(67,229)	D	$14,612,629
Advance from customers	—	1,103,522	—		1,103,522
Advance from customers – related parties	—	15,803,809	—		15,803,809
Accrued expenses and other current liabilities	659,634	14,022,067	(686,732)	D	13,994,969
Convertible Promissory Note	2,700,000	—	(2,700,000)	E	—
	—	—	—		—
Income tax payable	2,039	12,773,567	—		12,775,606
Franchise tax payable	15,545	—	—		15,545

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2024 — (Continued)

	Pono Capital Two, Inc. (Historical)	SBC Medical Group Holdings Incorporated (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Excise tax payable	1,030,436	—	—		1,030,436
Notes payable, current – related parties	—	9,672,886	—		9,672,886
Income tax payable	—	—	—		—
Operating lease liabilities, current	—	3,449,126	—		3,449,126
Current portion of long-term loans	—	112,042	—		112,042
Due to related parties	—	3,469,183	—		3,469,183
Total current liabilities	4,484,642	75,009,072	(3,453,961)		76,039,753
Long-term loans	—	646,878	—		646,878
Notes payable, non-current – related parties	—	14,147,360	—		14,147,360
Deferred tax liabilities	—	2,316,808	—		2,316,808
Operating lease liabilities, non-current	—	1,454,794	—		1,454,794
Deferred underwriting fee payable	4,025,000	—	(4,025,000)	D	—
Other liabilities	—	1,015,841	—		1,015,841
Total liabilities	8,509,642	94,590,753	(7,478,961)		95,621,434

Class A common stock subject to possible redemption	2,185,602	—	(1,497,162)	A	—
			(688,440)	C

Stockholders’ equity (deficit)
Common stock	—	795	1	C	10,074
			120	G
			9,158	H
Class A common stock	503	—	(503)	H	—
Additional paid-in capital	15,426,142	36,887,905	688,439	C	73,212,120
			(185,510)	D
			(6,596,081)	F
			(120)	G
			(8,655)	H
			27,000,000	I
Retained earnings/(accumulated deficit)	(6,596,081)	180,090,892	(1,062,809)	D	152,028,083
			6,596,081	F
			(27,000,000)	I
Accumulated other comprehensive loss	—	(56,683,275)	—		(56,683,275)
Total stockholders’ deficit	8,830,564	160,296,317	(559,879)		168,567,002
Noncontrolling interest	—	359,277	—		359,277
Total liabilities, temporary equity, and stockholders’ equity (deficit)	$19,525,808	$255,246,347	$(10,224,442)		$264,547,713

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024

	Pono Capital Two, Inc. (Historical)	SBC Medical Group Holdings Incorporated (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues, net – related parties	$—	$101,509,245	$—		$101,509,245
Revenues, net	—	6,400,877	—		6,400,877
Total revenues, net	—	107,910,122	—		107,910,122
Cost of revenues	—	28,971,072	—		28,971,072
Gross profit	—	78,939,050	—		78,939,050

Operating costs:
Formation and operations	923,287	—	—		923,287
Franchise tax expense	83,100	—	—		83,100
Misappropriation loss	—	—	—		—
Selling, general and administrative expenses	—	27,187,605	—		27,187,605
Total operating costs	1,006,387	27,187,605	—		28,193,992
Income (loss) from operations	(1,006,387)	51,751,445	—		50,745,058

Other income (expense)
Interest income	—	29,333	—		29,333
Interest expense	—	(10,432)	—		(10,432)
Interest and dividend income on investments held in Trust Account	491,297	—	(491,297)	AA	—
Other income	—	655,972	—		655,972
Other expenses	—	(1,951,292)	—		(1,951,292)
Gain on disposal of subsidiary	—	3,813,609	—		3,813,609
Total other income, net	491,297	2,537,190	(491,297)		2,537,190
Income (loss) before income tax provision	(515,090)	54,288,635	(491,297)		53,282,248
Income tax expense	(85,722)	(16,981,094)	—		(17,066,816)
Net income (loss)	(600,812)	37,307,541	(491,297)		36,215,432
Net income attributable to non-controlling interest	—	65,381	—		65,381
Net income (loss) attributable to the Company	(600,812)	37,242,160	(491,297)		36,150,051
Other comprehensive income (loss)
Foreign currency translation adjustment	—	(19,240,401)	—		(19,240,401)
Unrealized gain on available-for-sale investment	—	—	—		—
Total comprehensive income (loss)	$(600,812)	$18,067,140	$(491,297)		$16,975,031
Less: Comprehensive loss attributable to non-controlling interest	—	(70,000)	—		(70,000)
Comprehensive income (loss) attributable to the Company	$(600,812)	$18,137,140	$(491,297)		$17,045,031
Basic net (loss) per share, Class A common stock	$(0.11)	$—
Diluted net (loss) per share, Class A common stock	$(0.11)	$—
Basic net (loss) per share, Class B common stock	$(0.11)	$—
Diluted net (loss) per share, Class B common stock	$(0.11)	$—
Basic and diluted net income per share, common stock	$—	$4.69			$0.36
Weighted average common shares outstanding	—	7,949,000			100,743,253
Basic weighted average shares outstanding, Class A common stock	5,270,356	—
Diluted weighted average shares outstanding, Class A common stock	5,486,180	—
Basic weighted average shares outstanding, Class B common stock	1	—
Diluted weighted average shares outstanding, Class B common stock	1	—

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2023

	Pono Capital Two, Inc. (Historical)	SBC Medical Group Holdings Incorporated (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues, net – related parties	$—	$182,738,049	$—		$182,738,049
Revenues, net	—	10,804,374	—		10,804,374
Total revenues, net	—	193,542,423	—		193,542,423
Cost of revenues	—	56,238,385	—		56,238,385
Gross profit	—	137,304,038	—		137,304,038

Operating costs:
Formation and operations	1,635,452	—	—		1,635,452
Franchise tax expense	137,379	—	—		137,379
Misappropriation loss	—	409,030	—		409,030
Selling, general and administrative expenses	—	66,234,942	1,062,809	BB	94,297,751
			27,000,000	CC
Total operating costs	1,772,831	66,643,972	28,062,809		96,479,612
Income (loss) from operations	(1,772,831)	70,660,066	(28,062,809)		40,824,426

Other income (expense)
Interest income	—	86,748	—		86,748
Interest expense	—	(45,292)	—		(45,292)
Interest and dividend income on investments held in Trust Account	2,641,407	—	(2,641,407)	AA	—
Other income	—	3,623,332	—		3,623,332
Other expenses	—	(745,519)	—		(745,519)
Total other income, net	2,641,407	2,919,269	(2,641,407)		2,919,269

Income before income tax provision	868,576	73,579,335	(30,704,216)		43,743,695
Income tax expense	(528,809)	(35,018,729)	—		(35,547,538)
Net income	339,767	38,560,606	(30,704,216)		8,196,157
Net loss attributable to non-controlling interest	—	(809,430)	—		(809,430)
Net income attributable to the Company	339,767	39,370,036	(30,704,216)		9,005,587

Other comprehensive income (loss)
Foreign currency translation adjustment	—	(12,855,686)	—		(12,855,686)
Unrealized gain on available-for-sale investment	—	(8,760)	—		(8,760)
Total comprehensive income (loss)	$339,767	$25,696,160	$(30,704,216)		$(4,668,289)

Less: Comprehensive loss attributable to non-controlling interest	—	(948,896)	—		(948,896)
Comprehensive income (loss) attributable to the Company	$339,767	$26,645,056	$(30,704,216)		$(3,719,393)

Basic net income per share, Class A common stock	$0.04	$—
Diluted net income per share, Class A common stock	$0.04	$—
Basic net income per share, Class B common stock	$0.04	$—
Diluted net income per share, Class B common stock	$0.04	$—

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2023 — (Continued)

	Pono Capital Two, Inc. (Historical)	SBC Medical Group Holdings Incorporated (Historical)	Transaction Accounting Adjustments	Pro Forma Combined
Basic and diluted net income per share, common stock	$—	$4.95		$0.08
Weighted average common shares outstanding	—	7,949,000		100,743,253
Basic weighted average shares outstanding, Class A common stock	7,840,002	—
Diluted weighted average shares outstanding, Class A common stock	7,900,002	—
Basic weighted average shares outstanding, Class B common stock	1,008,220	—
Diluted weighted average shares outstanding, Class B common stock	1,008,220	—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Pono was treated as the “accounting acquiree” and Legacy SBC as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Legacy SBC issuing shares for the net assets of Pono, followed by a recapitalization. The net assets of Pono will be stated at historical cost. Operations prior to the Merger will be those of Legacy SBC.

The unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024 assumes that the Merger and related transactions occurred on June 30, 2024. The unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2024 and year ended December 31, 2023 gives pro forma effect to the Merger and related transactions as if they had occurred on January 1, 2023. These periods are presented on the basis that Legacy SBC is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Merger and related transactions are based on certain currently available information and certain assumptions and methodologies that Pono believes are reasonable under the circumstances. The unaudited condensed combined and consolidated pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Pono believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined and consolidated financial information.

The unaudited pro forma condensed combined and consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. The unaudited pro forma condensed combined and consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Pono and Legacy SBC.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined and consolidated financial information. As a result, the unaudited pro forma condensed combined and consolidated financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined and consolidated financial statements, certain reclassifications were made to align Pono’s financial statement presentation with that of Legacy SBC.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Financial Information

The unaudited pro forma condensed combined and consolidated financial information has been prepared to illustrate the effect of the Merger and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction

(“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pono has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined and consolidated financial information. Pono and Legacy SBC have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined and consolidated statements of operations are based upon the pro forma number of shares of Pono common stock outstanding, assuming the Merger and related transactions occurred on January 1, 2023.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Balance Sheet

The adjustments included in the unaudited pro forma condensed combined and consolidated balance sheet as of June 30, 2024 are as follows:

A.     Reflects the redemption of 135,471 Pono Public Shares for aggregate redemption payments of $1.5 million in connection with the closing of the Merger.

B.      Reflects the reclassification of approximately $16.6 million of investments held in the Trust Account to cash and cash equivalents that becomes available at closing of the Merger, assuming no additional redemptions.

C.     Reflects the reclassification of Pono’s Class A common stock subject to possible redemption into permanent equity.

D.     Represents the payment of Legacy SBC transaction costs of $0.6 million, and Pono transactions costs of $5.8 million inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Merger, deferred underwriting fees and equity issuance costs that are capitalized into additional paid-in capital. Of the total transaction costs, an amount of $0.4 million has been incurred, paid, and reflected in the historical financial statements of Legacy SBC, an amount of $0.1 million has been incurred and recorded in accounts payable reflected in the historical financial statements of Pono, and $0.7 million has been incurred and recorded in accrued expenses reflected in the historical financial statements of Pono and Legacy SBC.

E.      Represents the conversion of SBC convertible promissory note of $2.7 million into 270,000 shares of New Pono common stock. These 270,000 converted shares are included in adjustment G.

F.      Reflects the reclassification of Pono’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

G.     Represents the issuance of 1,200,000 shares of common stock to the Sponsor at a par value of $0.0001 for no additional consideration as noted in section 5.22 of the Merger Agreement.

H.     Represents the issuance of Pono’s common stock at a par value of $0.0001 to Legacy SBC former shareholders as consideration for the Merger.

I.       On November 18, 2022 (“Effective Date”), Legacy SBC entered into a Common Stock Purchase Warrant Agreement (the “Warrant Agreement”) with HeartCore Enterprise, Inc. (“HeartCore”) pursuant to which it agreed to compensate HeartCore with common stock purchase warrants (the “Warrants”), with an exercise price of $0.01 per share, in exchange for professional services to be provided by HeartCore in connection with its merger or other transaction with a special purpose acquisition company (“SPAC”) wherein Legacy SBC becomes a subsidiary of the SPAC (the “Merger”). Subsequently, in March 2024, HeartCore sold to Second ZUU Target Fund a portion of the Warrants which will represent an equivalent of 2% of the outstanding common stock on a fully diluted basis after the Merger in exchange for $9 million in cash. Legacy SBC has not received disclosures regarding the details of this transaction or the basis for the sale price determination. Therefore, Legacy SBC does not consider their transaction amount as a basis for warrant fair value calculation. Second ZUU Target Fund has no affiliations with SBC, its CEO, or the CEO’s relatives.

Since the issuance of the Warrants on November 18, 2022, SBC has not recognized any stock-based compensation expense for the Warrants as the performance condition of exercisability upon a consummation of the Merger is not considered probable until it occurs. The fair value assessment of the Warrants is currently in process, involving external experts. However, it is estimated that the Warrants will represent 2.7% of the outstanding common stock on a fully diluted basis, indicating a significant material impact. The management believes there will be a material charge related to these Warrants in the period that the Merger is consummated. Management estimates the maximum impact to be equivalent to 2.7% of Legacy SBC’s assumed enterprise value of approximately $1.0 billion (see “Background of the Business Combination” section) at the time the warrants were issued, which is approximately $27 million. This adjustment represents the unaudited pro forma condensed combined and consolidated balance sheet impact related to the recognition of an estimated $27 million in stock-based compensation, as further described in footnote CC below, as if the Merger was completed on June 30, 2024. The final fair value amount of the warrants recognized at the close of the Merger may differ materially from this amount.

Adjustments to Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 are as follows:

AA.  Reflects elimination of investment income on the Trust Account.

BB.   Reflects estimated non-recurring transaction costs not already reflected in the historical financial statements of approximately $1.1 million as if incurred on January 1, 2023, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined and consolidated statement of operations.

CC.   On November 18, 2022 (“Effective Date”), Legacy SBC entered into a Common Stock Purchase Warrant Agreement (the “Warrant Agreement”) with HeartCore Enterprise, Inc. (“HeartCore”) pursuant to which it agreed to compensate HeartCore with common stock purchase warrants (the “Warrants”), with an exercise price of $0.01 per share, in exchange for professional services to be provided by HeartCore in connection with its merger or other transaction with a special purpose acquisition company (“SPAC”) wherein Legacy SBC becomes a subsidiary of the SPAC (the “Merger”). Subsequently, in March 2024, HeartCore sold to Second ZUU Target Fund a portion of the Warrants which will represent an equivalent of 2% of the outstanding common stock on a fully diluted basis after the Merger in exchange for $9 million in cash. SBC has not received disclosures regarding the details of this transaction or the basis for the sale price determination. Therefore, Legacy SBC does not consider their transaction amount as a basis for warrant fair value calculation. Second ZUU Target Fund has no affiliations with SBC, its CEO, or the CEO’s relatives.

Since the issuance of the Warrants on November 18, 2022, SBC has not recognized any stock-based compensation expense for the Warrants as the performance condition of exercisability upon a consummation of the Merger is not considered probable until it occurs. The fair value assessment of the Warrants is currently in process, involving external experts. However, it is estimated that the Warrants will represent 2.7% of the outstanding common stock on a fully diluted basis, indicating a significant material impact. The management believes there will be a material charge related to these Warrants in the period that the Merger is consummated. Management estimates the maximum impact to be equivalent to 2.7% of Legacy SBC’s assumed enterprise value of approximately $1.0 billion (see “Background of the Business Combination” section on page 126) at the time the warrants were issued, which is approximately $27 million. This adjustment assumes the satisfaction of the performance condition of the Warrants at the time of the Merger and recognition of an estimated $27 million in stock-based compensation within the unaudited pro forma condensed combined and consolidated statement of operations for the year ended December 31, 2023. The final fair value amount of the warrants recognized at the close of the Merger may differ materially from this amount.

Note 4. Net Income per Share

Net income per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2023. As the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Merger have been outstanding for the entirety of all periods presented.

	For the Six Months Ended June 30, 2024(1)	For the Year Ended December 31, 2023(1)
Numerator:
Pro forma net income	$36,215,432	$8,196,157
Denominator:
Weighted average shares outstanding – basic and diluted(2)	100,743,253	100,743,253
Net income per share:
Basic and diluted	$0.36	$0.08

____________

(1)      Pro forma net income per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net income per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LEGACY SBC

The following discussion and analysis summarize the significant factors affecting the operating results, financial condition, liquidity, and cash flows for the periods presented below of Legacy SBC prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this registration statement for Legacy SBC. The forward-looking statements contained herein are based on management’s judgment, assumptions made by management and information currently available to it. Actual results could differ materially from those discussed or implied in the forward-looking statements as a result of various factors, including those described below and elsewhere in this registration statement, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, any reference in this section of this registration statement to the “Company,” “SBC,” “we,” “us” or “our” refers to Legacy SBC (formerly SBC Medical Group Holdings Incorporated) prior to the consummation of the Business Combination.

Overview

Legacy SBC (formerly SBC Medical Group Holdings Incorporated) is a management company headquartered in Irvine California and Tokyo, Japan, that provides management services to cosmetic treatment centers mainly in Japan. The Company and its subsidiaries are primarily focused on providing comprehensive management services to franchisee clinics, including but not limited to advertising and marketing needs across various platforms (such as social media networks), staff management (such as recruitment and training), booking reservations for franchisee clinic customers, assistance with franchisee employee housing rentals and facility rentals, construction and design of franchisee clinics, medical equipment and medical consumables procurement (resale), the provision of cosmetic products to franchisee clinics for resale to clinic customers, licensure of the use of patent-pending and non-patented medical technologies, trademark and brand use, IT software solutions (including but not limited to remote medical consultations), management of the franchisee clinic’s customer rewards program (customer loyalty point program), and payment tools for the franchisee clinics.

SBC Medical Sub, Lange Sub, and Shobikai Sub are each designated as a “medical service corporation” in Japan. In Japan, a medical service corporation is a legal entity that provides management service to “medical corporations”. The management services are conducted through franchisor-franchisee contracts and/or service contracts between certain subsidiaries of the Company (SBC Medical Sub, Lange Sub, and Shobikai Sub) and the medical corporations that own all 168 of the treatment centers in Japan, which operate under the brand name “Shonan Beauty Clinic”. These clinics provide include but are not limited to breast augmentation, liposuction, rejuvenation treatments (including treatment of wrinkles, acne, scars, cellulite, excess fat, discoloration, and signs of aging), laser skin toning and spot removal, eyes double fold surgery, rhinoplasty, treatment of osmidrosis and hyperhidrosis, hair transplants, gynecological formation treatments, laser hair removal, face line surgeries, cosmetical dental procedures, tattoo removal, lasik eye surgery, lateral canthoplasty, brow lift procedures, androgenetic alopecia treatment, and cheek sagging prevention methods.

There are currently six medical corporations that the Company’s subsidiaries have entered into franchisor-franchisee contracts and service contracts, consisting of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai and Medical Corporation Ritz Cosmetic Surgery. In addition, the Company has entered into service contracts since September 2023 with two additional medical corporations, Medical Corporation Association Furinkai and Medical Corporation Association Junikai (collectively with the six franchisee medical corporations, the “Medical Corporations”). All of the Medical Corporations are deemed to be related parties of the Company since relatives of the CEO of the Company are the members (or shain) of general meetings of members of the Medical Corporations. The CEO of the Company was previously a member of the six franchisee Medical Corporations until he ceased being a member in July 2023. The Company, through SBC Medical Sub, owns equity “deposit” interests (or mochibun) of the Medical Corporations (except Medical Corporation Association Furinkai and Medical Corporation Association Junikai). Although the Company, through SBC Medical Sub, has an equity “deposit” interest to the rights to receive a distribution of residual assets in proportion to the amount of contribution in certain circumstances as provided in the articles of incorporation of each of the Medical Corporations (except Medical Corporation Association Furinkai and Medical Corporation Association Junikai), the Company or SBC Medical Sub does not have voting control over the corporate actions at general meetings of members (or shain) of the Medical Corporations per the requirements of the Japanese Medical Care Act.

Financial Overview

For the three months ended June 30, 2024 and 2023, we generated revenues of $53,102,080 and $41,001,426, respectively, we reported net income attributable to Legacy SBC of $18,484,408 and $10,668,922, respectively.

For the six months ended June 30, 2024 and 2023, we generated revenues of $107,910,122 and $83,914,044, respectively, we reported net income attributable to Legacy SBC of $37,242,160 and $16,671,362, respectively, and cash flow provided by (used in) operating activities of $22,874,760 and $(428,601), respectively. As of June 30, 2024, we had retained earnings of $180,090,892.

Our primary mission is to provide quality comprehensive management services to the Medical Corporations and expand our “Shonan Beauty Clinic” brand. We plan to achieve the mission by maintaining and strengthening our market position and brand in the cosmetic medical treatment management market in Japan, Vietnam, and the United States, and by growing our presence globally.

Results of Operations

Comparison of Results of Operations for the Three Months Ended June 30, 2024 and 2023

The following table summarizes our operating results as reflected in our unaudited statements of operations during the three months ended June 30, 2024 and 2023, respectively, and provides information regarding the dollar and percentage changes during those periods.

	For the Three Months Ended June 30,				Variance
	2024		2023
	Amount	% of revenue	Amount	% of revenue	Amount	%
Revenues, net (including net revenues provided to related parties)	$53,102,080	100.00%	$41,001,426	100.00%	$12,100,654	29.51%
Cost of revenues	13,682,405	25.77%	9,078,576	22.14%	4,603,829	50.71%
Gross profit	39,419,675	74.23%	31,922,850	77.86%	7,496,825	23.48%
Operating expenses	12,129,115	22.84%	16,352,544	39.88%	(4,223,429)	(25.83)%
Income from operations	27,290,560	51.39%	15,570,306	37.98%	11,720,254	75.27%
Other income (expenses)	(204,125)	(0.38)%	1,099,265	2.68%	(1,303,390)	(118.57)%
Income before income taxes	27,086,435	51.01%	16,669,571	40.66%	10,416,864	62.49%
Income tax expense	8,529,110	16.06%	6,814,289	16.62%	1,714,821	25.17%
Net income	18,557,325	34.95%	9,855,282	24.04%	8,702,043	88.30%
Less: net income (loss) attributable to non-controlling interests	72,917	0.14%	(813,640)	(1.98)%	886,557	(108.96)%
Net income attributable to Legacy SBC	$18,484,408	34.81%	$10,668,922	26.02%	$7,815,486	73.25%

Comparison of Results of Operations for the Six Months Ended June 30, 2024 and 2023

The following table summarizes our operating income as reflected in our unaudited consolidated statements of operations for the six months ended June 30, 2024 and 2023, and presents information regarding amounts and percentage changes during those periods.

	For the Six Months Ended June 30,				Variance
	2024		2023
	Amount	% of revenue	Amount	% of revenue	Amount	%
Revenues, net (including net revenues provided to related parties)	$107,910,122	100.00%	$83,914,044	100.00%	$23,996,078	28.60%
Cost of revenues	28,971,072	26.85%	23,475,757	27.98%	5,495,315	23.41%
Gross profit	78,939,050	73.15%	60,438,287	72.02%	18,500,763	30.61%
Operating expenses	27,187,605	25.19%	33,790,770	40.27%	(6,603,165)	(19.54)%
Income from operations	51,751,445	47.96%	26,647,517	31.75%	25,103,928	94.21%
Other income	2,537,190	2.35%	2,296,638	2.74%	240,552	10.47%
Income before income taxes	54,288,635	50.31%	28,944,155	34.49%	25,344,480	87.56%
Income tax expense	16,981,094	15.74%	12,670,982	15.09%	4,310,112	34.02%
Net income	37,307,541	34.57%	16,273,173	19.40%	21,034,368	129.26%
Less: net income (loss) attributable to non-controlling interests	65,381	0.06%	(398,189)	(0.47)%	463,570	(116.42)%
Net income attributable to Legacy SBC	$37,242,160	34.51%	$16,671,362	19.87%	$20,570,798	123.39%

Revenues, Net

Revenues, net for the three months ended June 30, 2024 and 2023 generated from different revenue streams consist of the following:

	For the Three Months Ended June 30,		Variance
	2024	2023	Amount	%
Royalty income	$14,626,256	$9,955,479	$4,670,777	46.92%
Procurement services	13,536,608	13,186,629	349,979	2.65%
Management services	16,705,597	13,471,805	3,233,792	24.00%
Rental services	3,453,173	1,226,444	2,226,729	181.56%
Others	4,780,446	3,161,069	1,619,377	51.23%
Total	$53,102,080	$41,001,426	$12,100,654	29.51%

Revenues, net for the six months ended June 30, 2024 and 2023 generated from different revenue streams consist of the following:

	For the Six Months Ended June 30,		Variance
	2024	2023	Amount	%
Royalty income	$29,736,524	$16,839,041	$12,897,483	76.59%
Procurement services	26,732,592	25,703,245	1,029,347	4.00%
Management services	32,360,267	30,724,761	1,635,506	5.32%
Rental services	7,071,114	3,343,410	3,727,704	111.49%
Others	12,009,625	7,303,587	4,706,038	64.43%
Total	$107,910,122	$83,914,044	$23,996,078	28.60%

Revenues, net, increased by 29.51% from $41,001,426 for the three months ended June 30, 2023, to $53,102,080 for the three months ended June 30, 2024, and increased by 28.60% from $83,914,044 for the six months ended June 30, 2023, to $107,910,122 for the six months ended June 30, 2024.

Japanese Yen (“JPY”) against the U.S. dollar depreciated for the six months ended June 30, 2024, compared to the six months June 30, 2023. The spot rate against the dollar was 160.8680 yen on June 30, 2024 compared to 145.9900 yen on June 30, 2023 and the average rate against the dollar was 152.1868 yen for the six months ended June 30, 2024 compared to 135.8533 yen for the same period in 2023.

For the three months ended June 30, 2024 and 2023, we generated net revenues of $53,102,080 (JPY8,286 million) and $41,001,426 (JPY5,723 million), respectively, and reported net income of $18,557,325 (JPY2,894 million) and $9,855,282 (JPY1,362 million), respectively. For the six months ended June 30, 2024, and 2023, we generated net revenues of $107,910,122 (JPY16,422 million) and $83,914,044 (JPY11,400 million), respectively, and reported net income of $37,307,541 (JPY5,678 million) and $16,273,173 (JPY2,211 million), respectively. Overall, the unfavorable impacts of foreign exchange rate changes on net revenues and net income were $6,261,670 and $2,389,136 respectively, for the three months ended June 30, 2024, and $12,973,921 and $4,485,447, respectively, for the six months ended June 30, 2024.

The main reasons for the variance of $12,100,654 in net revenues for the three months and $23,996,078 for the six months per revenue stream are as follows:

Royalty income

The royalty income for the three months ended June 30, 2024, increased by 46.92% from $9,955,479 in the same period in 2023 to $14,626,256, and for the six months ended June 30, 2024, it increased by 76.59% from $16,839,041 in the same period in 2023 to $29,736,524.

This increase in revenue of $4,670,777 for the three months and $12,897,483 for the six months, was mainly due to the billing base of royalty fees changing from a percentage of sales of Medical Corporations (the “MCs”) to a fixed amount to each clinic of the MCs since April 2023 combined with an increase in clinic numbers by MCs, authorizing the main recurring customers, six MCs, to use its patents and trademarks since September 2023, the business expansion of the MCs, and partially offset by the depreciation of JPY.

Procurement services

The procurement services revenue slightly increased by 2.65% from $13,186,629 for the three months ended June 30, 2023 to $13,536,608 for the same period in 2024, and by 4.00% from $25,703,245 for the six months ended June 30, 2023 to $26,732,592 for the same period in 2024. This increase in revenue by $349,979 and $1,029,347 for the three and six months, respectively, was mainly due to the increase in the demand on advertising services and medical materials due to the business expansion of MCs, and partially offset by the depreciation of JPY.

Management services

The management services revenue increased by 24.00% from $13,471,805 for the three months ended June 30, 2023 to $16,705,597 for the same period in 2024, and slightly increased by 5.32% from $30,724,761 for the six months ended June 30, 2023 to $32,360,267 for the same period in 2024. This increase in revenue by $3,233,792 and $1,635,506 for the three and six months, respectively, was mainly due to the increase in revenue generated from management consulting services and loyalty program management services provided to two MCs that the Company started to conduct business since September 2023 (Medical Corporation Association Furinkai and Medical Corporation Association Junikai), the business expansion of MCs and the increase in the number of the clinics of MCs, and partially offset by the depreciation of JPY.

Rental services

The rental services revenue increased by 181.56% from $1,226,444 for the three months ended June 30, 2023 to $3,453,173 for the same period in 2024, and by 111.49% from $3,343,410 for the six months ended June 30, 2023 to $7,071,114 for the same period in 2024. This increase in revenue by $2,226,729 and $3,727,704 for the three and six months, respectively, was mainly due to the increased demand for medical equipment from MCs due to the business expansion of MCs, and partially offset by the depreciation of JPY.

Others

The other revenues increased by 51.23% from $3,161,069 for the three months ended June 30, 2023 to $4,780,446 for the same period in 2024, and by 64.43% from $7,303,587 for the six months ended June 30, 2023 to $12,009,625 for the same period in 2024. This increase in revenues by $1,619,377 and $4,706,038 for the three and six months, respectively, was mainly due to the business expansion of the subsidiary acquired in 2023 and partially offset by the depreciation of JPY.

Cost of Revenues

The cost of revenues was $13,682,405 for the three months ended June 30, 2024, compared to $9,078,576 for the same period in 2023, and $28,971,072 for the six months ended June 30, 2024, compared to $23,475,757 for the same period in 2023. Since revenues increased by $12,100,654 or 29.51% for the three months and increased by $23,996,078 or 28.60% for the six months ended June 30, 2024, compared to the same periods in 2023, cost of revenues increased by $4,603,829 or 50.71% for the three months and $5,495,315 or 23.41% for the six months, respectively, which was relatively in line with the increasing trend of revenues.

Gross Profit

Gross profit was $39,419,675 for the three months ended June 30, 2024, compared to $31,922,850 for the same period in 2023, and $78,939,050 for the six months ended June 30, 2024, compared to $60,438,287 for the same period in 2023. The increase in gross profit by $7,496,825 or 23.48% for the three months and by $18,500,763 or 30.61% for the six months was mainly due to the increase in royalty income and other revenues with a relatively high gross margin as a result of the factors described above, and offset by the depreciation of JPY.

Operating Expenses

Operating expenses for the three months ended June 30, 2024 and 2023 were as follows:

	For the Three Months Ended June 30,		Variance
	2024	2023	Amount	%
Salaries and welfare	$7,872,447	$6,335,484	$1,536,963	24.26%
Depreciation and amortization expense	258,654	3,189,656	(2,931,002)	(91.89)%
Consulting and professional service fees	2,578,115	2,216,470	361,645	16.32%
Advertising expense	223,094	933,965	(710,871)	(76.11)%
Taxes and dues	149,278	843,611	(694,333)	(82.30)%
Recruiting expense	491,067	560,489	(69,422)	(12.39)%
Lease expense	549,160	548,019	1,141	0.21%
Office, utility and other expenses	7,300	1,564,652	(1,557,352)	(99.53)%
Misappropriation loss	—	160,198	(160,198)	(100.00)%
Total	$12,129,115	$16,352,544	$(4,223,429)	(25.83)%

Operating expenses for the six months ended June 30, 2024 and 2023 were as follows:

	For the Six Months Ended June 30,		Variance
	2024	2023	Amount	%
Salaries and welfare	$14,386,288	$13,217,774	$1,168,514	8.84%
Depreciation and amortization expense	1,227,358	5,774,458	(4,547,100)	(78.75)%
Consulting and professional service fees	5,208,876	4,987,376	221,500	4.44%
Advertising expense	934,724	1,411,479	(476,755)	(33.78)%
Taxes and dues	249,334	1,354,051	(1,104,717)	(81.59)%
Recruiting expense	1,248,122	1,209,872	38,250	3.16%
Lease expense	1,233,930	1,222,466	11,464	0.94%
Office, utility and other expenses	2,698,973	4,261,044	(1,562,071)	(36.66)%
Misappropriation loss	—	352,250	(352,250)	(100.00)%
Total	$27,187,605	$33,790,770	$(6,603,165)	(19.54)%

The operating expenses decreased by 25.83% to $12,129,115 for the three months ended June 30, 2024 from $16,352,544 for the same period in 2023, and decreased by 19.54% to $27,187,605 for the six months ended June 30, 2024 from $33,790,770 for the same period in 2023, was mainly due to the decrease in depreciation and amortization expense and the depreciation of JPY. Specifically, depreciation and amortization expense decreased by 78.75% to $1,227,358 for the six months ended June 30, 2024 from $5,774,458 for the same period in 2023, mainly because the decrease in amortization expense incurred from the intangible assets owned by Cell Pro Japan Co., Ltd. (“Cellpro”), a subsidiary of the Company, due to the disposal of Cellpro on January 1, 2024.

Other Income (Expenses)

Other income (expenses) for the three months ended June 30, 2024 and 2023, were as follows:

	For the Three Months Ended June 30,		Variance
	2024	2023	Amount	%
Interest income	$11,644	$10,610	$1,034	9.75%
Interest expense	(7,424)	(25,508)	18,084	(70.90)%
Other income	306,291	1,272,763	(966,472)	(75.93)%
Other expenses	(514,636)	(158,600)	(356,036)	224.49%
Total	$(204,125)	$1,099,265	$(1,303,390)	(118.57)%

Other income (expenses) for the six months ended June 30, 2024 and 2023, were as follows:

	For the Six Months Ended June 30,		Variance
	2024	2023	Amount	%
Interest income	$29,333	$76,111	$(46,778)	(61.46)%
Interest expense	(10,432)	(33,402)	22,970	(68.77)%
Other income	655,972	2,736,854	(2,080,882)	(76.03)%
Other expenses	(1,951,292)	(482,925)	(1,468,367)	304.06%
Gain on disposal of subsidiary	3,813,609	—	3,813,609	100.00%
Total	$2,537,190	$2,296,638	$240,552	10.47%

The other income decreased by 118.57% from $1,099,265 for the three months ended June 30, 2023 to other expenses of $204,125 for the same period in 2024. The decrease was mainly due to larger other income realized through gain on sales of fixed assets and generated more miscellaneous other income for the three months ended June 30, 2023 than for the three months ended June 30, 2024. The other income increased by 10.47% from $2,296,638 for the six months ended June 30, 2023 to $2,537,190 for the same period in 2024, mainly due to (1) the gain on disposal of Cellpro, a subsidiary of the Company, recognized in the six months ended June 30, 2024, and no such disposal for the same period in 2023; offset by (2) the depreciation of Japanese Yen against the U.S. dollar for the six months ended June 30, 2024, compared to the same period in 2023; and (3) the increase of approximately $1 million in other expenses due to the unrealized loss from the Company’s investment in a public entity with readily determinable fair value.

Income Tax Expense

Income tax expense, for the three months ended June 30, 2024, was $8,529,110 compared to $6,814,289 for the same period in 2023, and the increase in income tax expense by $1,714,821 or 25.17% was mainly due to the increase in income from operations. For the six months ended June 30, 2024, income tax expense was $16,981,094 compared to $12,670,982 for the same period in 2023, and the increase in income tax expense by $4,310,112 or 34.02% was mainly due to the increase in income from operations.

The effective tax rate was 31.49% and 40.88% for the three months ended June 30, 2024 and 2023, respectively. The effective tax rate was 31.28% and 43.78% for the six months ended June 30, 2024 and 2023, respectively. The decrease of 9.39% and 12.50% in effective tax rate for the three and six months, respectively, was mainly due to the $4.8 million enterprise tax paid by the Company in the six months ended June 30, 2024, which is tax deductible, while only $3 million enterprise tax was paid in the six months ended June 30, 2023.

Net Income

As a result of the foregoing, we reported a net income of $18,557,325 for the three months ended June 30, 2024, representing an increase of $8,702,043 or 88.30% from $9,855,282 for the three months ended June 30, 2023. We reported a net income of $37,307,541 for the six months ended June 30, 2024, representing an increase of $21,034,368 or 129.26% from $16,273,173 for the six months ended June 30, 2023.

Net Income (Loss) Attributable to Non-controlling Interests

Net income attributable to non-controlling interests was $72,917 for the three months ended June 30, 2024, representing an increase of $886,557 or 108.96% from net loss attributable to non-controlling interests of $813,640 for the three months ended June 30, 2023. Net income attributable to non-controlling interests was $65,381 for the six months ended June 30, 2024, representing an increase of $463,570 or 116.42% from net loss attributable to non-controlling interests of $398,189 for the six months ended June 30, 2023, which was mainly due to the disposal of Cellpro on January 1, 2024.

Comparison of Results of Operations for the Years Ended December 31, 2023, and 2022

The following table summarizes our operating income as reflected in our audited consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2023, and 2022, and presents information regarding amounts and percentage changes during those periods.

	For the Years Ended December 31,				Variance
	2023		2022
	Amount	% of revenue	Amount	% of revenue	Amount	%
Revenues, net (including net revenues provided to related parties) – restated	$193,542,423	100.00%	$174,160,618	100.00%	$19,381,805	11.13%
Cost of revenues	56,238,385	29.06%	59,327,724	34.06%	(3,089,339)	(5.21)%
Gross profit – restated	137,304,038	70.94%	114,832,894	65.94%	22,471,144	19.57%
Operating expenses (including nil and $22,830,286 retirement compensation expense to a related party for the years ended December 31, 2023 and 2022, respectively) – restated	66,643,972	34.43%	94,715,355	54.38%	(28,071,383)	(29.64)%
Income from operations – restated	70,660,066	36.51%	20,117,539	11.56%	50,542,527	251.24%
Other income	2,919,269	1.51%	3,559,228	2.04%	(639,959)	(17.98)%
Income before income taxes – restated	73,579,335	38.02%	23,676,767	13.60%	49,902,568	210.77%
Income tax expense – restated	35,018,729	18.09%	18,124,349	10.40%	16,894,380	93.21%
Net income – restated	38,560,606	19.93%	5,552,418	3.20%	33,008,188	594.48%
Less: net loss attributable to non-controlling interests	(809,430)	(0.41)%	(762,584)	(0.43)%	(46,846)	6.14%
Net income attributable to Legacy SBC – restated	$39,370,036	20.34%	$6,315,002	3.63%	$33,055,034	523.44%

Revenues, Net

Revenues, net generated from different revenue streams consist of the following:

	For the Years Ended December 31,		Variance
	2023	2022	Amount	%
Royalty income	$42,103,380	$24,554,792	$17,548,588	71.47%
Procurement services – restated	53,186,662	54,076,620	(889,958)	(1.65)%
Management services	72,282,549	67,013,751	5,268,798	7.86%
Rental services	7,336,768	20,717,982	(13,381,214)	(64.59)%
Others	18,633,064	7,797,473	10,835,591	138.96%
Total – restated	$193,542,423	$174,160,618	$19,381,805	11.13%

Revenues, net, increased by 11.13% from $174,160,618 for the year ended December 31, 2022 to $193,542,423 for the year ended December 31, 2023.

Japanese Yen (“JPY”) against the U.S. dollar depreciated during the year ended December 31, 2023, compared to the year ended December 31, 2022. The spot rate against the dollar was 141.04 yen on December 31, 2023 compared to 131.00 yen on December 31, 2022 and the average rate against the dollar was 140.53 yen for the year ended December 31, 2023 compared to 131.40 yen for the same period in 2022. For the years ended December 31, 2023 and 2022, we generated net revenues of $193,542,423 (JPY27,198 million) and $174,160,618 (JPY22,885 million), respectively, we reported net income of $38,560,606 (JPY5,419 million) and $5,552,418 (JPY730 million), respectively. Overall, the unfavorable impacts of the year-to-year foreign exchange rate changes on net revenues and net income were $13,435,136 and $2,676,762, respectively, for the year ended December 31, 2023.

The main reasons for the variance of $19,381,805 in revenues, net per revenue stream are as follows:

Royalty income

The royalty income for the year ended December 31, 2023 increased by 71.47% from $24,554,792 for the same period in 2022 to $42,103,380. This increase by $17,548,588 was mainly due to the billing base of royalty fees changed from a percentage of sales of the franchisee Medical Corporations (the “MCs”) to a fixed amount to each clinic of the MCs since April 2023, authorizing the main recurring customers, six MCs, to use its patents and trademarks since September 2023, and partially offset by the depreciation of JPY.

Procurement services

The procurement services revenue for the year ended December 31, 2023 decreased by 1.65% from $54,076,620 for the same period in 2022 to $53,186,662. This decrease by $889,958 was mainly due to the deprecation of JPY against the U.S. dollar during the year ended December 31, 2023, compared to the same period in 2022, which caused the increase in procurement services revenue with the amount of JPY368 million was translated to the decrease in revenue with the amount of $889,958.

Management services

The management services revenue for the year ended December 31, 2023 increased by 7.86% from $67,013,751 for the same period in 2022 to $72,282,549. This increase by $5,268,798 was mainly due to the consulting services provided to two additional MCs since September 2023, the business expansion of MCs and the increase in the number of the clinics of MCs, and partially offset by the depreciation of JPY.

Rental services

The rental services revenue for the year ended December 31, 2023 decreased by 64.59% from $20,717,982 for the same period in 2022 to $7,336,768. This decrease by $13,381,214 was mainly due to the decreased demand for medical equipment from the MCs after a large scale of equipment replacement in 2022 and the depreciation of JPY.

Others

The other revenues for the year ended December 31, 2023 increased by 138.96% from $7,797,473 for the same period in 2022 to $18,633,064. This increase by $10,835,591 was mainly due to the business expansion of the subsidiaries acquired in 2022, and partially offset by the depreciation of JPY.

Cost of Revenues

Cost of revenues, for the year ended December 31, 2023, was $56,238,385 compared to $59,327,724 for the same period in 2022. The decrease by $3,089,339 or 5.21% was mainly due to a decrease in cost of rental services, which was in line with the decrease in rental services revenue, the Company’s effort of the cost reduction for the year ended December 31, 2023, and the depreciation of JPY.

Gross Profit

Gross profit, for the year ended December 31, 2023, was $137,304,038 compared to $114,832,894 for the same period in 2022. The increase in gross profit by $22,471,144 or 19.57% was mainly due to the increase in royalty income and management services revenue with a relatively high gross margin as a result of the factors described above, offset by the decrease in rental services revenue with a relatively low gross margin as a result of the factors described above and the depreciation of JPY.

Operating Expenses

Operating expenses for the years ended December 31, 2023 and 2022 were as follows:

	For the Years Ended December 31,		Variance
	2023	2022	Amount	%
Salaries and welfare	$26,847,863	$28,143,558	$(1,295,695)	(4.60)%
Depreciation and amortization expense	10,924,452	5,975,816	4,948,636	82.81%
Insurance fees	554,468	8,213,196	(7,658,728)	(93.25)%
Consulting and professional service fees	9,481,719	6,927,712	2,554,007	36.87%
Advertising expense	3,367,608	6,570,241	(3,202,633)	(48.74)%
Taxes and dues	1,904,967	564,625	1,340,342	237.39%
Recruiting expense	2,038,591	1,973,821	64,770	3.28%
Lease expense	2,897,683	1,712,341	1,185,342	69.22%
Office, utility and other expenses	7,962,664	6,539,266	1,423,398	21.77%
Donations	254,927	4,033,718	(3,778,791)	(93.68)%
Retirement compensation expense – related party	—	22,830,286	(22,830,286)	(100.00)%
Impairment loss on goodwill	—	251,172	(251,172)	(100.00)%
Misappropriation loss – restated	409,030	979,603	(570,573)	(58.25)%
Total – restated	$66,643,972	$94,715,355	$(28,071,383)	(29.64)%

The operating expenses decreased 29.64% to $66,643,972 for the year ended December 31, 2023 from $94,715,355 for the same period in 2022.

The decrease in operating expenses was mainly attributed to (1) a decrease in retirement compensation expense — related party with the amount of $22,830,286 mainly because the expense for the year ended December 31, 2022 was a one-time retirement compensation to a director of a subsidiary of the Company who made a long-term contribution to the Company; (2) a decrease in insurance fees with the amount of $7,658,728 mainly because of the surrender of certain corporate-owned life insurance policies during the year ended December 31, 2023; (3) a decrease in advertising expenses with the amount of $3,202,633 due to the Company’s effort to increase efficiency in advertisement; (4) a decrease in donations with the amount of $3,778,791 because the majority of donation made in 2022 was a one-time expense to Ryotokuji University, which has registered nurse and physical therapist departments, for sustainable development goals and corporate social responsibility; offset by (5) an increase in the depreciation and amortization expense with the amount of $4,948,636, mainly due to the amortization of a patent use right with a starting use date on January 1, 2023; and (6) an increase in consulting and professional service fees with the amount of $2,55,007, mainly due to more professional services purchased related to the tentative merger transaction.

Other Income (Expenses)

Other income (expenses) for the years ended December 31, 2023 and 2022, were as follows:

	For the Years ended December 31,		Variance
	2023	2022	Amount	%
Interest income	$86,748	$472,382	$(385,634)	(81.64)%
Interest expense	(45,292)	(31,441)	(13,851)	44.05%
Other income	3,623,332	3,898,906	(275,574)	(7.07)%
Other expenses	(745,519)	(780,619)	35,100	(4.50)%
Total	$2,919,269	$3,559,228	$(639,959)	(17.98)%

The total other income decreased by $639,959 or 17.98% to $2,919,269 for the year ended December 31, 2023 from $3,559,228 for the same period in 2022, mainly due to (1) the decrease in interest income during the year ended December 31, 2023 compared to the same period in 2022; (2) the depreciation of Japanese Yen against the U.S. dollar during the year ended December 31, 2023, compared to the same period in 2022; and (3) a slight decrease in other income.

Income Tax Expense

Income tax expense, for the year ended December 31, 2023, was $35,018,729 compared to $18,124,349 for the same period in 2022. The increase in income tax expense by $16,894,380 or 93.21% was mainly due to the increase in income from operations.

The effective tax rate was 47.59% and 76.55% for the years ended December 31, 2023 and 2022, respectively. The decrease of 28.96% was mainly attributed to the one-time retirement compensation expense of approximately $22.83 million accrued in the year ended December 31, 2022, which was not recognized as a deductible expense for tax purposes in the year because the payment has not been paid as of December 31, 2022, and a decrease in the valuation allowance against net operating loss carryforwards.

Net Income

As a result of the foregoing, we reported a net income of $38,560,606 for the year ended December 31, 2023, representing an increase of $33,008,188 from $5,552,418 for the year ended December 31, 2022.

Net Loss Attributable to Non-controlling Interests

Net loss attributable to non-controlling interests was $809,430 for the year ended December 31, 2023, representing a decreased by $46,846 or 6.14% from the net loss attributable to non-controlling interests of $762,584 for the year ended December 31, 2022, which was mainly due to the business expansion of the majority-owned subsidiaries that were acquired by the Company during the year ended December 31, 2022.

Liquidity and Sources of Funds

As of June 30, 2024, the Company had $103,702,770 in cash and cash equivalents compared to $103,022,932 as of December 31, 2023. In addition, the Company had $26,173,622 in accounts receivable as of June 30, 2024 compared to $35,113,749 as of December 31, 2023. The Company’s accounts receivable include balances due from customers for the services and goods provided by the Company and accepted by customers.

As of June 30, 2024, the Company’s working capital balance was $94,711,371. In assessing liquidity, management monitors and analyzes the Company’s cash and cash equivalents, ability to generate sufficient future earnings, and operating and capital investment commitments. The Company believes that its current cash and cash equivalents from operations and borrowings from banks will be sufficient to meet its working capital needs for the next 12 months from the date of issuance of the unaudited financial statements.

Over the next few years, the Company intends to consider other sources of financing to meet its cash needs, including raising additional capital through equity issuances. While we face uncertainties regarding the size and timing of our fundraising, we are confident that we will be able to continue to meet our business needs solely through the use of cash flows generated from operations and stockholder working capital, as needed.

Cash Flows for the six months ended June 30, 2024 and 2023

The following table provides a summary of our cash flows for the periods indicated.

	For the Six Months Ended June 30,		Variance
	2024	2023	Amount	%
Net cash provided by (used in) operating activities	$22,874,760	$(428,601)	$23,303,361	(5437.08)%
Net cash used in investing activities	(9,405,716)	(3,762,884)	(5,642,832)	149.96%
Net cash used in financing activities	(109,341)	(341,102)	231,761	(67.94)%
Effect of changes in foreign currency exchange rate	(12,679,865)	(11,436,739)	(1,243,126)	10.87%
Net change in cash and cash equivalents	679,838	(15,969,326)	16,649,164	(104.26)%
Cash and cash equivalents as of the beginning of the period	103,022,932	51,737,994	51,284,938	99.12%
Cash and cash equivalents as of the end of the period	$103,702,770	$35,768,668	$67,934,102	189.93%

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2024 was $22,874,760 as compared to the amount of $428,601 net cash used in operating activities for the six months ended June 30, 2023, reflecting an increase of $23,303,361. The increase was mainly due to an increase in net income, an increase in changes in accrued retirement compensation expense — related party and accounts receivable — related parties and offset by a decrease in changes in finance lease receivables — related parties, prepaid expenses and other current assets, and accounts payable.

Investing Activities

During the six months ended June 30, 2024, net cash used in investing activities of $9,405,716 was mainly the result of purchase of property and equipment, purchase of convertible note, payments made on behalf of a related party and disposal of subsidiary, net of cash disposed of. During the six months ended June 30, 2023, net cash used in investing activities of $3,762,884 was mainly the result of purchase of property and equipment, intangible assets and convertible note.

Financing Activities

During the six months ended June 30, 2024, net cash used in financing activities of $109,341 and no significant financing activities were noted. During the six months ended June 30, 2023, net cash used in financing activities of $341,102 was the result of borrowings from related parties, offset by repayments of long-term loans and repayments to related parties.

Cash Flows for the Years Ended December 31, 2023, and 2022

The following table provides a summary of our cash flows for the years indicated.

	For the Years ended December 31,		Variance
	2023	2022	Amount	%
Net cash provided by (used in) operating activities	$50,670,322	$(47,369)	$50,717,691	(107,069.37)%
Net cash provided by (used in) investing activities	1,793,631	(32,650,392)	34,444,023	(105.49)%
Net cash provided by (used in) financing activities	6,135,368	(7,977,403)	14,112,771	(176.91)%
Effect of changes in foreign currency exchange rate	(7,314,383)	(12,090,396)	4,776,013	(39.50)%
Net change in cash and cash equivalents	51,284,938	(52,765,560)	104,050,498	(197.19)%
Cash and cash equivalents, beginning of the year	51,737,994	104,503,554	(52,765,560)	(50.49)%
Cash and cash equivalents, end of the year	$103,022,932	$51,737,994	$51,284,938	99.12%

Operating Activities

Net cash provided by operating activities for the year ended December 31, 2023 was $50,670,322 as compared to the amount of $47,369 net cash used in operating activities for the year ended December 31, 2022, reflecting an increase of $50,717,691. The increase was mainly due to an increase in net income, an increase in changes in accounts payable and income tax payable and a decrease in changes in finance lease receivables — related parties, and offset by a decrease in changes in accrued retirement compensation expense — related party.

Investing Activities

During the year ended December 31, 2023, net cash provided by investing activities of $1,793,631 was mainly the result of proceeds from disposal of property and equipment, sales of short-term investments, and surrender of life insurance policies, and offset by payments made for the purchase of property and equipment and short-term investments and advances to related parties. During the year ended December 31, 2022, net cash used in investing activities of $32,650,392 was mainly the result of prepayments for property and equipment and intangible assets, purchase of property and equipment, and acquisition of subsidiaries.

Financing Activities

During the year ended December 31, 2023, net cash provided by financing activities of $6,135,368 was the result of borrowings from related parties and deemed contribution in connection with disposal of property and equipment and offset by repayments of long-term loans and to related parties. During the year ended December 31, 2022, net cash used in financing activities of $7,977,403 was the result of repayments of long-term loans, repayments to related parties and deemed distribution in connection with reorganization.

Recent Developments

Issuance of Common Stock, Options and Warrants

In January 2023, the Company issued 1,000 shares of common stock to the CEO of the Company with a purchase price of $0.01 per share.

In September 2023, the Company issued 7,947,999 shares of common stock to the CEO of the Company with a purchase price of $0.0001 per share.

In September 2023, the Company granted (i) 711,110 common stock options to its CEO, (ii) 20,700 common stock options to a representative director of a subsidiary of the Company with an exercise price per share of $0.0001 per share, and (iii) 449,190 common stock options to doctors of MCs with an exercise price per share of $0.0001 per share. The options vest on the three-month, fifteen-month, and twenty-seven-month anniversary of the date of the Merger, in an amount equal to one-third of the applicable shares of common stock, respectively, with the expiration period for ten years from the grant date. The 449,190 common stock options to doctors of MCs were terminated upon the issuance of the warrants in January 2024, see below.

In September 2023, the Company entered into common stock purchase warrant agreement (the “Warrant Agreement II”) pursuant to which the Company allotted 400,000 warrants to the immediate family members of the Company’s CEO and allotted 200,000 warrants to its business partners. The warrants may be exercised in ten years upon the Company’s consummation of the Merger or the occurrence of other fundamental events defined in the Warrant Agreement II to purchase the Company’s common stock, for an exercise price per share of $0.0001. The warrants were fully vested on the grant date.

In January 2024, the Company terminated 449,190 common stock options granted to doctors of medical corporations in September 2023. In connection with the termination, the Company entered into a common stock purchase warrant agreement (the “Warrant Agreement III”) under which the Company issued to the doctors of medical corporations warrants to acquire an equal amount of shares of common stock as previously subject to the options issued to each of the doctors of MCs in September 2023. The warrants may be exercised on the three-month, fifteen-month, and twenty-seven-month anniversary of the date of the Merger or the occurrence of other fundamental events defined in the Warrant Agreement III (the “Trigger Date”), to acquire an amount equal to one-third of the applicable shares of common stock, respectively, with an exercise price per share of $0.0001. The warrants were fully vested on the grant date and will expire on the tenth anniversary of the Trigger Date.

In June 2024, the Company terminated all common stock options and warrants ever granted, except for 270,000 warrants granted to HeartCore in November 2022 and 50,000 warrants granted to a business partner in September 2023. The 50,000 warrants granted to the business partner were terminated by the Company in July 2024.

On September 17, 2024, Yoshiyuki Aikawa, the chief executive officer of the SBC Medical Group, Inc. and SBC Medical Group Holdings Incorporated (formerly known as Pono Capital Two, Inc.), caused to be transferred 1,503,473 shares of common stock held by Dr. Aikawa to ZUU Funders Co., Ltd. for $0 as incentive shares pursuant to the Non-Redemption Agreement, dated January 11, 2024, by and among Pono, ZUU Target Fund for SBC Medical Group HD Investment Partnership (the “Fund”), Legacy SBC, and Dr. Yoshiyuki Aikawa, as amended.

On September 18, 2024, Mehana Capital LLC, the sponsor of Pono, and affiliates caused to be transferred 339,565 shares of common stock held by Mehana Capital LLC for $0 as follows: (i) 83,250 shares to Wolverine Flagship Fund Trading Limited, (ii) 96,030 shares to Amethyst Arbitrage International Master Fund, (iii) 100,000 shares to Radcliffe SPAC Master Fund, L.P. and (iv) 60,285 shares to Verition Multi-Strategy Master Fund Ltd. as incentive shares pursuant to the Non-Redemption Agreements, entered into in May 2023, by and among Pono, Mehana Capital LLC and certain unaffiliated stockholders, including Wolverine Flagship Fund Trading Limited, Amethyst Arbitrage International Master Fund, Radcliffe SPAC Master Fund, L.P. and Verition Multi-Strategy Master Fund Ltd.

On September 27, 2024, Second ZUU Target Fund for SBC Medical Group HD Investment Business Partnership and HeartCore Enterprise, Inc. exercised warrants to purchase 2,325,279 and 812,719 shares of common stock, respectively, for $0.01 per share resulting in approximately $31,380 in gross proceeds to SBC Medical Group Holdings Incorporated (formerly known as Pono Capital Two, Inc.).

On September 27, 2024, Mehana Capital LLC, the sponsor of Pono, caused to be transferred 2,875,000 shares of common stock and warrants to purchase 634,375 shares of common stock held by Mehana Capital LLC for $0 as follows:

Transferee	Common Stock	Warrants
Dustin Shindo	989,770	634,375
Kotaro Chiba	333,525
Tatsuo Terabe	48,000
Akihiro Yamamoto	56,000
Kobashi Holdings Corporation	80,000
ENECHANGE Corporation	80,000
Masaki Yamamoto	80,000
Haruki Satomi	240,000
HIBC	80,000
Midas Capital Flagship Fund	68,705
Tohru Akaura	40,000
Six Tree Capital	40,000
Kazuo Sato	40,000
Atsumi Hasegawa	100,000
FFG FOF No.1 Investment Limited Partnership	100,000
Trisha Nomura	50,000
Mike Sayama	15,000
Darryl Nakamoto	100,000
Allison Van Orman	40,000
Hiroshi Tomishima	160,000
Masahiko Homma	40,000
Tsubasa Murakami	24,000
Jason Fujimoto	10,000
Adam Bauer	10,000
Shuhei Komatsu	50,000

Related Party Transactions

In February 2023, the Company paid off the retirement compensation expense of $22,082,643 accrued to Yoshiko Aikawa.

In July 2023, the CEO of the Company resigned as a member of the general meeting of members (or shain) of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai, and Medical Corporation Ritz Cosmetic Surgery. In August 2023, the Company contributed JPY1,000,000 (approximately $6,695 when payment made) to each of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai and Medical Corporation Aikeikai, and became the 100% equity interest holder of these non-profit medical corporations, which are still related parties of the Company as the relatives of the CEO of the Company remains as members of these medical corporations and these Medical Corporations’ controlling financial interests rest with the members.

In August 2023, the Company entered into property sales agreements with General Incorporation Association SBC, an entity under common control of the Company, to sell its certain properties and entire equity interest in Ai Inc. and Lange Inc., with a total amount of JPY3,113,603,355 (approximately $22,473,000 when received), excluding JPY232,177,630 consumption tax. The transaction, as part of the reorganization discussed in Note 1, was accounted for as a common control transaction.

Since September 2023, the Company started providing services to two additional medical corporations in Japan, namely, Medical Corporation Association Furinkai and Medical Corporation Association Junikai, which are considered as related parties of the Company as the relatives of the CEO of the Company being members of the two medical corporations.

In January 2024, the Company acquired 353,600 shares of common stock of Waqoo, accounts for less than 10% ownership, a related-party company listed on the Tokyo Stock Exchange, of which the CEO of the Company is a principal shareholder, with a fair value of $5,565,938 through a share exchange agreement. During the six months ended June 30, 2024, the Company recognized an unrealized loss on the related-party investment of $1,045,557.

For more related party transactions, see Note 7, 12, 13, 15, 17 and 18 to the accompanying audited consolidated financial statements and see Note 4, 9, 12, 13, 15 and 17 to the accompanying unaudited consolidated financial statements included in this registration statement.

Misappropriations of Funds and Restatements

In January 2024, in connection with a routine tax examination of the Company’s income tax returns, the Japanese tax authority discovered misappropriations of Company funds by a former director of general affairs and legal department of L’Ange Cosmetique Co., Ltd., which is a subsidiary of the Company (the “former director”), not a relative of the CEO of the Company or any identified related party, who received kickbacks from multiple vendors of SBC Japan (collectively with the former director, the “participants”) possibly beginning as early as 2012 until the misappropriations were discovered. The former director was suspended immediately upon the discovery and was terminated effective February 23, 2024. The Company has commenced a criminal complaint in Tokyo against the participants.

Shortly after this discovery, the Company engaged independent legal counsel and forensic consultants to investigate the misappropriations. The investigation, which was completed in March 2024, revealed that the participants had misappropriated approximately JPY632 million ($5.6 million), including consumption tax, from the Company of which the former director received approximately JPY335 million ($3.0 million), between April 2016 and the discovery of the misappropriations in January 2024. The amount misappropriated prior to April 2016 could not be accurately determined because certain data for the period prior to April 2016 was unavailable, the Company does not expect such amount to be material based on current estimates.

The Company found no evidence that any other employee of the Company was aware of, or colluded in, the misappropriations of Company funds or that there was any unlawful activity apart from that associated with the participants’ misappropriations of Company funds. The misappropriated amounts, excluding the consumption tax, representing advertising services purchased on behalf of a related-party MC, were originally included in the revenues reported on a net basis. After discovery of the misappropriations, the amounts were restated as a misappropriation loss.

The Company has restated its previously reported consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss) and cash flows for the years then ended, based on the results of its investigation and substantive validation procedures. The Company has also restated its previously reported unaudited consolidated balance sheets as of June 30, 2023 and 2022, and September 30, 2023 and 2022, the related unaudited consolidated statements of operations and comprehensive loss and cash flows for the six months then ended June 30, 2023 and 2022, and the related unaudited consolidated statements of operations and comprehensive income (loss) and cash flows for the nine months ended September 30, 2023 and 2022. The tables in Note 18 to the consolidated audited financial statements, which are included in this registration statement, summarize the effects of the restatements on each financial statement line item as of the dates and for the periods indicated.

Material charge related to Warrants originally issued to a consultant.

On November 18, 2022 (“Effective Date”), Legacy SBC entered into a Common Stock Purchase Warrant Agreement (the “Warrant Agreement”) with HeartCore Enterprise, Inc. (“HeartCore”) pursuant to which it agreed to compensate HeartCore with common stock purchase warrants (the “Warrants”), with an exercise price of $0.01 per share, in exchange for professional services to be provided by HeartCore in connection with its merger or other transaction with a special purpose acquisition company (“SPAC”) wherein Legacy SBC becomes a subsidiary of the SPAC (the “Merger”). Subsequently, in March 2024, HeartCore sold to Second ZUU Target Fund a portion of the Warrants which will represent an equivalent of 2% of the outstanding common stock on a fully diluted basis after the Merger in exchange for $9 million in cash. Legacy SBC has not received disclosures regarding the details of this transaction or the basis for the sale price determination. Therefore, SBC does not consider their transaction amount as a basis for warrant fair value calculation. ZUU Target Fund has no affiliations with SBC, its CEO, or the CEO’s relatives.

Since the issuance of the Warrants on November 18, 2022, Legacy SBC has not recognized any stock-based compensation expense for the Warrants as the performance condition of exercisability upon a consummation of the Merger is not considered probable until it occurs. The fair value assessment of the Warrants is currently in process, involving external experts. However, it is estimated that the Warrants will represent 2.7% of the outstanding common stock on a fully diluted basis, indicating a significant material impact. The management believes there will be a material charge related to these Warrants in the period that the Merger is consummated. Management estimates the maximum impact to be equivalent to 2.7% of Legacy SBC’s assumed enterprise value of approximately $1.0 billion at the time the warrants were issued, which is approximately $27 million, which will be expensed in our statement of operations in the period that the Merger is consummated.

Contractual Obligations

Lease Agreements

The Company has sixty-nine leases classified as operating leases for offices and sublease purposes.

As of June 30, 2024, the future maturity of lease liabilities is as follows:

Years ending December 31,	Lease Payment
Remaining of 2024	$2,554,482
2025	1,618,370
2026	189,009
2027	151,876
2028	151,876
Thereafter	246,463
Total undiscounted lease payments	4,912,076
Less: imputed interest	(8,156)
Total operating lease liabilities	$4,903,920

Bank and Other Borrowings

The Company borrowed loans from various banks and a financial institution for working capital purposes.

As of June 30, 2024, future minimum borrowing payments are as follows:

Years ending December 31,	Principal Repayment
Remaining of 2024	$56,021
2025	126,029
2026	130,691
2027	125,109
2028	68,479
Thereafter	252,591
Total	$758,920

Off-Balance Sheet Arrangements (Off-Balance Sheet Transactions)

There are no off-balance sheet arrangements as of June 30, 2024 and December 31, 2023.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates. We believe that critical accounting policies as disclosed in this registration statement reflect the more significant judgements and estimates used in preparation of our consolidated financial statements.

The following descriptions of critical accounting policies and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this registration statement. When reviewing our consolidated financial statements, you should consider our selection of critical accounting policies, the judgments and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

The Company recognizes revenue from franchising services, procurement services, management services and other services under ASC Topic 606, “Revenue from Contracts with Customers”.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Revenue amount represents the invoiced value, net of consumption tax and applicable local government levies, if any. The consumption tax on sales is calculated at 10% of gross sales. The Company does not have significant remaining unfulfilled performance obligations or contract balances.

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. The determination of whether the Company acts as a principal or an agent in a transaction is based on the evaluation of whether (i) the Company is primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue from rental services under ASC Topic 842, “Leases”.

The Company currently generates its revenue from the following main sources:

Franchising Revenue

The Company generates franchising revenue (royalty income) by licensing its intellectual properties, including but not limited to the Company’s brand name (“Shonan Beauty Clinic”), trade name, patents, and trademarks, as a franchisor pursuant to franchise agreements with certain MCs (the “MCs”) in Japan. Prior to April 2023, royalty income is based on a percentage of sales and recognized at the time when the related sales occurred; since April 2023, it is based on a fixed amount to each clinic of the MCs; since September 2023, it is based on a fixed amount to each MC and a fixed amount to each clinic of the MCs and recognized over time as services are rendered.

Procurement Services Revenue

The Company generates procurement services revenue by purchasing primarily advertising services and medical materials from qualified vendors on behalf of MCs to maintain brand quality consistency. Procurement services revenue is recognized at the point in time upon the delivery of products or over time as services are performed. Occasionally, the Company receives vendor discounts on certain large purchases. It recognizes revenue based on actual payments and will return the over-collection resulting from such discounts to MCs.

Management Services Revenue

The Company provides loyalty program management services, labor supporting services, function supporting services and management consulting services to MCs.

•        Loyalty program management services

The Company awards loyalty points on behalf of MCs to MCs’ customers, who earn loyalty points from each qualified purchase made at the loyalty program participating clinics of MCs, in exchange for a handling fee. The revenue is based on a percentage of the related payment amount made by MCs’ customers and is recognized when the loyalty points are awarded.

At the time loyalty points are awarded, a MC pays the Company cash in an amount equivalent to the awarded loyalty points, which is recorded as advances from customers. When a MC’s customers redeem the loyalty points, the Company returns the cash back to the MC in an amount equivalent to the redeemed loyalty points. The awarded loyalty points expire if a MC’s customer does not make any additional qualified purchase at a participating clinic within a year. The Company accumulates and tracks the points on behalf of MCs until the loyalty points expire, at which time the Company recognizes an amount equivalent to the expired loyalty points as revenue, which is normally not significant.

The Company also awards certain points to MCs’ customers on behalf of MCs for free in order to increase the volume of MC’s sales, from which the Company earns other types of revenues, such as royalty income. When a MC’s customers redeem such points, the Company reimburses MC in an amount equivalent to the used free points and records it as a reduction of the revenue recognized.

The Company is an agent in the management of loyalty programs, and as a result, revenues are recognized net of the cost of redemptions.

•        Labor supporting services

The Company generates revenue by dispatching staff to MCs to provide a range of services, primarily including clinic operation, IT, and administrative services. The Company recognizes the revenue over the time when services are rendered.

•        Function supporting services

The revenue is derived from providing functional supporting services to MCs, such as accounting and human resources services. The Company recognizes the revenue over the time when services are rendered.

•        Management consulting services

The Company generates revenue by providing consulting services to MCs in relation to business operations of cosmetic dermatology. The Company recognizes the revenue over the time when services are rendered.

Rental Services Revenue

The Company generates rental income from operating leases and sales-type leases, which is accounted for under ASC Topic 842. Operating lease revenue is generally recognized on straight-line basis over the terms of the lease agreements and sales-type leases revenue is generally recognized on the lease commitment date.

Other Revenues

The Company generates other miscellaneous revenues such as accommodation services income, medicine dispensed sales revenue, brokerage services revenue, construction services revenue, pilot training services revenue, interest income, etc. These revenues are recognized when the Company satisfies performance obligations.

Long-term Investments in MCs — Related Parties

Long-term investments in MCs — related parties represent the payments to obtain equity interests of the MCs in Japan, made by the Company through SBC Japan, a company designated as a MSC in Japan. In accordance with the Act and articles of incorporation of the MCs, which are non-profit organizations, the equity interest holders of MCs are prohibited from receiving any profit distribution from MCs but have the right to receive distribution of the residual assets of the MCs in proportion to the amount of their contribution. As of the balance sheet dates, the investments represent probable future benefit to be realized at the time of dissolution of MCs or the equity interests being sold. The payments made for such investments are classified as investing activities in the consolidated statements of cash flows. The MCs are considered related parties as the relatives of the Chief Executive Officer (“CEO”) of the Company being the Members of the MCs.

The investments in MCs — related parties are accounted for using a measurement alternative, under which the investments are measured at cost, less impairment, and adjusted for observable price changes. The Company reviews the investments in MCs for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, especially the investments in Medical Corporation Jukeikai (“MC Jukeikai”) and Medical Corporation Ritz Cosmetic Surgery (“MC Ritz”), which represent the vast majority of the Company’s investments in MCs balance.

Impairment Consideration of Investments in MC Jukeikai and MC Ritz

Although these two MCs are non-profit entities, their principal operations are providing health care services and they derive the primary source of their revenue from the sale of goods and services, rather than the fund contributions.

No indicator of impairment was noticed based on the Company’s qualitative assessment of impairment. As the Company provides comprehensive management services to these two MCs, including accounting and bookkeeping services, the Company has access to MCs’ unaudited financial information. In addition to the external market conditions and trends within the MCs’ industry, the Company considered the MCs’ operating performance, such as sales, increase in sales, and net income (loss) when performing its qualitative assessment. As of December 31, 2023, the carrying value of the investments in the two MCs was higher than their net assets, respectively, because the Company acquired the equity interests with the considerations paid higher than the net asset values at the respective purchase dates due to the expected growth and expansion of the MCs. The two MCs have been generating net income since the acquisition dates through the year ended December 31, 2022. During the year ended December 31, 2023, as part of their plan of expansion, the MCs opened several new clinics and incurred one-time expenses to set up those clinics and more selling, general, and administrative expenses, such as payroll, rent, and advertising expenses. The net losses incurred by the two MCs for the year ended December 31, 2023 associated with the opening of new clinics are considered temporary. The Company expects that the MCs’ sales will grow gradually over the next few years and that the MCs will be able to generate net income in the next one to two years. As of December 31, 2023, the Company did not observe any other-than-temporary impairment indicators.

For management’s additional internal analysis purposes, the Company estimates the residual values of the two MCs at dissolution when needed, using the income approach with the discounted cash flow method, which estimates the fair values of the MCs by the present worth of the net economic benefit to be received by MCs. Management applies significant judgment and assumptions related to estimation, including but not limited to the forecasted revenues, the selection of an expected EBITDA margin assumption for the forecast period, forecasted future cash flow, and the discounted rate. The Company currently expects the residual values at the dissolution of the MCs will not be less than the carrying values of the investments in MCs. The management is not aware of any legal or regulatory limitations on the Company’s ability to realize the full amount of proceeds generated from a liquidation of the MCs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PONO CAPITAL TWO, INC.

The following discussion and analysis summarize the significant factors affecting the operating results, financial condition, liquidity, and cash flows for the periods presented below of SBC Medical Group Holdings Incorporated (formerly Pono Capital Two, Inc.) prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this registration statement for to SBC Medical Group Holdings Incorporated (formerly Pono Capital Two, Inc.). The forward-looking statements contained herein are based on management’s judgment, assumptions made by management and information currently available to it. Actual results could differ materially from those discussed or implied in the forward-looking statements as a result of various factors, including those described below and elsewhere in this registration statement, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, any reference in this section of this registration statement to the “Company,” “Pono,” “we,” “us” or “our” refers to SBC Medical Group Holdings Incorporated (Formerly Pono Capital Two, Inc.) prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated in Delaware on March 11, 2022 formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering (the “Initial Public Offering”) and the sale of the private placement units, the proceeds of the sale of our shares in connection with our initial business combination pursuant to the shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.

On January 11, 2024, Pono entered into a non-redemption agreement with an unaffiliated investor (the “Holder”) which agreed to acquire from public stockholders of Pono 1,500,000 to 1,700,000 shares of Class A common stock, par value $0.0001 per share, of Pono in the open market, at a prices no higher than the redemption price per share payable to stockholders who exercise redemption rights in connection with the stockholder vote to approve Pono’s proposed business combination with SBC, prior to the stockholder meeting to vote on the Extension Amendment (the “Meeting Date”) and to agree to waive its redemption rights and hold the shares until after the closing of the Business Combination. In consideration of the Holder’s agreement to waive its redemption rights with respect to the shares, and subject to (i) the Holder acquiring 1,500,000 to 1,700,000 shares of Class A common stock in the open market, and (ii) Holder’s satisfaction of its other obligations under the non-redemption agreement, Pono, on the closing date of the Business Combination, provided that Holder has continued to hold the Holder’s shares through the closing date, SBC and Yoshiyuki Aikawa, the chief executive officer of the Target, shall cause to be issued or transferred to holder the incentive shares, which will equal one (1) incentive share for each public share purchased in the open market pursuant to the non-redemption agreement that is continuously owned by Holder until the closing date of the Business Combination. This non-redemption agreement originally terminated on the earliest to occur of (i) the closing date of the Business Combination, (ii) the termination of the related Business Combination Agreement, or (iii) April 30, 2024 if Pono had not cleared all SEC comments to its proxy statement in connection with the Business Combination by that date. On March 15, 2024, the parties to the non-redemption agreement entered into an amendment to the non-redemption agreement to extend the clearance date to June 30, 2024, and to agree to close the business combination on or before August 31, 2024. On August 8, 2024, the parties to the non-redemption agreement entered into an amendment to the non-redemption agreement to extend the clearance date to September 10, 2024, and to agree to close the business combination on or before September 16, 2024. As of June 30, 2024, the Holder had purchased 1,460,771 Public Shares. As such, it has been determined that the Holder has not yet met the minimum share requirement for the transfer of the incentive shares.

On February 5, 2024, the Company held a special meeting of stockholders (the “Second Special Meeting”). During the Second Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from February 9, 2024 to November 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder (the

“Extension Amendment”). the Company’s stockholders elected to redeem an aggregate of 273,334 shares of Class A common stock of the Company in connection with the Second Special Meeting. Following such redemptions, the amount of funds remaining in the trust account is approximately $17.9 million.

On April 22, 2024, the Company entered into the Fourth Amendment to the Merger Agreement with the parties thereto. The Amendment was entered into solely to extend the Outside Date to September 30, 2024.

On January 31, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Pono Two Merger Sub, Inc., a Delaware corporation incorporated in January 2023, and a wholly-owned subsidiary of the Company (“Merger Sub”), SBC Medical Group Holdings Incorporated, a Delaware corporation (“SBC”), Mehana Capital, LLC, in its capacity as Purchaser Representative, and Yoshiyuki Aikawa, in his capacity as Seller Representative.

Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into SBC, with SBC continuing as the surviving corporation. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

As a condition to closing of the Business Combination, SBC will complete certain restructuring transactions pursuant to which SBC Medical Group Co., Ltd., a Japanese corporation (“SBC-Japan”) and certain affiliated service companies, medical corporations, and other entities, which collectively carry on the business of SBC-Japan and such other related entities, will become subsidiaries of SBC.

As consideration for the Business Combination, the holders of SBC securities collectively will be entitled to receive from the Company, in the aggregate, a number of the Company’s securities with an aggregate value equal to (a) $1,200,000,000, minus (b) the amount, if any, by which $3,000,000 exceeds SBC’s Net Working Capital, plus (c) the amount, if any, by which SBC’s Net Working Capital exceeds $3,000,000, minus (d) the aggregate amount of any outstanding indebtedness (minus cash held by SBC) of SBC at Closing, minus (e) specified transaction expenses of SBC associated with the Business Combination.

In connection with the Merger Agreement, 1,200,000 Sponsor Shares will be issued to the Sponsor on the date that is the earlier of (a) the six (6) month anniversary of the Closing or (b) the expiration of the “Founder Shares Lock-up Period” (as defined in the Company’s Insider Letter with the initial stockholders); provided that, the Sponsor in its sole discretion may direct Pono to issue all or a portion of the Sponsor Shares on such earlier or later date as it shall determine (which date shall not be earlier than the Closing).

On May 5, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), and the chairman adjourned the Special Meeting to May 8, 2023. On May 8, 2023, the Company held the Special Meeting. During the Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from May 9, 2023 to February 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account, and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder. As approved by the stockholders of the Company, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on May 8, 2023. The Company’s stockholders elected to redeem an aggregate of 9,577,250 shares of Class A common stock of the Company in connection with the Special Meeting. Following such redemptions, the amount of funds remaining in the trust account is approximately $20.0 million. On February 5, 2024, the Company’s stockholders approved a proposal to extend the date by which the Company must consummate a business combination from February 9, 2024 to November 9, 2024.

In connection with the Special Meeting, the Company and the Sponsor entered into non-redemption agreements with certain unaffiliated stockholders owning, in the aggregate, 998,682 shares of the Company’s Class A common stock, pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the Extension Amendment. In connection with the non-redemption agreements, the Sponsor agreed to transfer to the stockholders that entered into such agreements Sponsor Shares upon the consummation of the Company’s initial business combination.

On October 26, 2023, the Company entered into the Second Amendment to the Merger Agreement (the “Amendment”) with the parties thereto. Prior to the Amendment, the Pono board of directors as of the Closing was to be designated as follows: (i) three persons designated prior to the Closing by SBC, two of whom must qualify as independent directors; (ii) one person designated prior to the Closing by the Company; and (iii) one person mutually agreed upon and designated prior to the Closing by the Company and SBC, who must qualify as an independent director. Following the Amendment, the Company board of directors as of the Closing will be designated as follows: (i) three persons designated prior to the Closing by SBC, at least one of whom must qualify as an independent director; (ii) one person designated prior to the Closing by the Company, who must qualify as an independent director; and (iii) one person mutually agreed upon and designated prior to the Closing by the Company and SBC, who must qualify as an independent director.

On December 28, 2023, the Company entered into the Third Amendment to the Merger Agreement with the parties thereto. The amendment was entered into solely to extend the Outside Date (as defined in the Merger Agreement) from December 31, 2023 to March 31, 2024.

On April 22, 2024, the Company entered into the Fourth Amendment to the Merger Agreement with Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated, Mehana Capital, LLC, and Dr. Yoshiyuki Aikawa. The Amendment was entered into solely to extend the Outside Date (as defined in the Merger Agreement) from June 30, 2024 to September 30, 2024.

On August 12, 2024, the Company filed a definitive proxy statement with the SEC for the special meeting of stockholders to approve the Business Combination and related transactions. The special meeting was scheduled for August 23, 2024 at 1:00 p.m. Eastern Time.

Issuance of Convertible Promissory Note

On May 18, 2023, the Company entered into a Convertible Promissory Note with SBC, pursuant to which SBC agreed to loan the Company an aggregate principal of $1,000,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and is due and payable upon the earlier to occur of (i) the first business day following the consummation of the Company’s initial Business Combination and (ii) May 17, 2024, unless accelerated upon the occurrence of an event of default.

On February 27, 2024, the Company and SBC entered into an Amendment to the Note (the “Amended Note Purchase Agreement”), which increased the purchase price of the note from $1,000,000 to $2,700,000 and amended the maturity date to the earlier to occur of (i) the first business day following the consummation of the Company’s initial Business Combination and (ii) August 29, 2024, unless accelerated upon the occurrence of an event of default. In consideration for entering into the Amended Note, each of the parties to the Merger Agreement agreed to release each other party from any claims arising out of any termination of the Merger Agreement or failure to consummate the transactions contemplated thereby. The Convertible Promissory Note will automatically convert into Class A Common Stock at one share for each $10 in outstanding principal amount. As of June 30, 2024 and December 31, 2023, the outstanding balance under the Convertible Promissory Note amounted to an aggregate of $2,700,000 and $1,000,000, respectively.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from March 11, 2022 (inception) through June 30, 2024 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after our Initial Public Offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2023, Pono had net income of $339,767, which resulted from interest and dividend income on investments held in the Trust Account of $2,641,407, partially offset by operating and formation costs of $1,635,452, franchise tax expense of $137,379, and income tax expense of $528,809.

For the period from March 11, 2022 (inception) through December 31, 2022, Pono had net income of $552,813, which resulted from operating and formation costs of $382,051, income tax expenses of $248,508 and franchise tax expenses of $161,644, partially offset by interest and dividend income on investments held in the Trust Account for $1,345,016.

For the three months ended June 30, 2024, we had a net loss of $308,266, which resulted from operating and formation costs of $460,648, franchise tax of $41,073, and income tax expense of $40,507, partially offset by interest and dividend income on investments held in the Trust Account for $233,962.

For the three months ended June 30, 2023, we had net income of $196,786, which resulted from interest and dividend income on investments held in the Trust Account for $836,888, partially offset by operating and formation costs of $430,842, franchise tax expense of $42,532, and income tax expense of $166,728.

For the six months ended June 30, 2024, we had a net loss of $600,812, which resulted from operating and formation costs of $923,287, franchise tax expense of $83,100, and income tax expense of $85,722, partially offset by interest and dividend income on investments held in the Trust Account for $491,297.

For the six months ended June 30, 2023, we had net income of $810,119 which resulted from interest and dividend income on investments held in the Trust Account for $2,101,363, partially offset by operating and formation costs of $805,330, franchise tax expense of $56,491, and income tax expense of $429,423.

Liquidity, Capital Resources, and Going Concern

For the year ended December 31, 2023, net cash used in operating activities was $2,132,921, which was due to interest and dividends earned on marketable securities held in the Trust Account of $2,641,407, offset by net income of $339,767, and a change in operating assets and liabilities of $168,719.

For the period from March 11, 2022 (inception) through December 31, 2022, net cash used in operating activities was $462,816, which was due to interest earned on marketable securities held in the Trust Account of $1,345,016, offset by net income of $552,813 and a change in operating assets and liabilities of $329,387.

For the year ended December 31, 2023, net cash provided by investing activities was $101,010,630, which was due to proceeds from the Trust Account for payment to redeeming stockholders of $100,078,879, proceeds from the Trust Account to pay franchise taxes of $931,751.

For the period from March 11, 2022 (inception) through December 31, 2022 net cash used in investing activities was $117,875,000 which was due to the investment of cash in the Trust Account.

For the year ended December 31, 2023, net cash used in financing activities was $99,078,879, which was due to payment to redeeming stockholders of $100,078,879, partially offset by proceeds from convertible promissory note of $1,000,000.

For the period from March 11, 2022 (inception) through December 31, 2022, net cash provided by financing activities was $118,823,380, which was due to the proceeds from the sale of Units (as defined below) (net of the underwriting discount) of $113,045,000, proceeds from the sale of Placement Units (as defined below) of $6,343,750, and proceeds from the issuance of Class B common stock to the Sponsor of $25,000, offset in part by payment of offering costs of $590,370.

The registration statement for Pono’s Initial Public Offering was declared effective on August 4, 2022. On August 9, 2022, Pono consummated the Initial Public Offering of 11,500,000 units, (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 1,500,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $115,000,000.

For the six months ended June 30, 2024, net cash used in operating activities was $895,262, which was due to interest and dividends earned on marketable securities held in the Trust Account of $491,297 and net loss of $600,812, offset by a change in operating assets and liabilities of $196,847.

For the six months ended June 30, 2023, net cash used in operating activities was $1,315,001, which was due to interest and dividends earned on marketable securities held in the Trust Account of $2,101,363 and by a change in operating liabilities of $23,757, offset by net income of $810,119.

For the six months ended June 30, 2024, net cash provided by investing activities was $3,260,369 which was due to proceeds from the Trust Account of $2,964,667 and proceeds from the Trust Account to pay franchise taxes of $295,702.

For the six months ended June 30, 2023, net cash provided by investing activities was $100,883,237, which was primarily due to proceeds from the Trust Account for payment to redeeming shareholders of $100,078,879, proceeds from the Trust Account to pay franchise taxes of $804,358.

For the six months ended June 30, 2024, net cash used in financing activities was $1,264,667, which was due to payments to redeeming stockholders of $2,964,667, offset by proceeds from the amended convertible promissory note of $1,700,000.

For the six months ended June 30, 2023, net cash used in financing activities was $99,078,879, which was due to payments to redeeming stockholders of $100,078,879, partially offset by proceeds from the amended convertible promissory note of $1,000,000.

The registration statement for the Company’s Initial Public Offering was declared effective on August 4, 2022. On August 9, 2022, the Company consummated the Initial Public Offering of 11,500,000 units, (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 1,500,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $115,000,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 634,375 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Mehana Capital LLC (the “Sponsor”), including 63,000 Placement Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $6,343,750.

Following the closing of the Initial Public Offering on August 9, 2022, an amount of $117,875,000 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the funds held in the trust account and not previously released to us to pay our taxes (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay our taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest earned on the amount in the trust account will be sufficient to pay our taxes. We expect the only taxes payable by us out of the funds in the trust account will be income and franchise taxes, if any. To the extent that our common stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2024, the Company had $1,384,834 in cash held outside of the Trust Account, working capital deficit, net of income tax payable and franchise tax payable of $1,992,535 and accumulated deficit of $6,596,081. The Company has incurred and expects to continue to incur significant costs in pursuit of the Company’s financing and acquisition plans. For the six months ended June 30, 2024 and 2023, the Company had loss from operations of $1,006,387 and $861,821, respectively and net cash used in operating activities was $895,262 and $1,315,001, respectively. Management plans to address this uncertainty with the successful closing of the business combination. The Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the Initial Public Offering held outside of the Trust Account for paying existing accounts payable and consummating the Business Combination. Although certain of the Company’s initial stockholders, officers and directors or their affiliates have committed up to $1,500,000 Working Capital Loans (see Note 5) from time to time or at any time, there is no guarantee that the Company will receive such funds. In addition, the Company will have until November 9, 2024 to consummate a business combination. If a business combination is not consummated by November 9, 2024, less than one year after the date these unaudited condensed consolidated financial statements are issued, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, along with the lack of liquidity, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 9, 2024. The Company intends to complete the initial business combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by November 9, 2024.

Off-Balance Sheet Arrangements

As of June 30, 2024 and December 31, 2023, we did not have any off-balance sheet arrangements.

Contractual Obligations

Registration and Stockholder Rights Agreement

The holders of the Founder Shares and Placement Units (including securities contained therein) and Units (including securities contained therein) that may be issued upon conversion of working capital loans and extension loans, and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the Units issued as part of the working capital loans and extension loans and Class A common stock issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

Administrative Support Agreement

The Company’s Sponsor has agreed, commencing from the date of the Initial Public Offering through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to Mehana Capital LLC, the Sponsor, $10,000 per month for these services to complete a business combination. For the three and six months ended June 30, 2024 and 2023, $30,000 and $60,000 were incurred and paid to Mehana Capital LLC for these services.

Underwriting Agreement

Simultaneously with the Initial Public Offering, the underwriters fully exercised the over-allotment option to purchase an additional 1,500,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $15,000,000.

The underwriters were paid a cash underwriting discount of $0.17 per Unit, or $1,955,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $4,025,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles, which require our management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. There are items within our financial statement that require estimation but are not deemed critical, as defined above.

For a detailed discussion of our significant accounting policies and related judgments, see Note 2 of the Notes to Unaudited Condensed Consolidated Financial Statements in “Item 1. Condensed Consolidated Financial Statements (Unaudited)” of this report.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires public entities to disclose consistent categories and greater disaggregation of information in the rate reconciliation and for income taxes paid. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2024, with early adoption permitted. The accounting pronouncement is not expected to have a material impact on the Company’s related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

MANAGEMENT

Our directors hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office. Biographical information concerning our directors and executive officers listed above is set forth below.

Name	Age	Position(s)
Yoshiyuki Aikawa	54	Director, Chairman and Chief Executive Officer
Yuya Yoshida	46	Director and Chief Operating Officer
Ryoji Murata	53	Chief Financial Officer
Akira Komatsu	49	Chief Strategy Officer and Secretary
Ken Edahiro	42	Independent Director
Mike Sayama	70	Independent Director
Fumitoshi Fujiwara	58	Independent Director

Executive Officers

Yoshiyuki Aikawa.    Dr. Aikawa has served as our Chief Executive Officer and Chairman of our Board of Directors since September 17, 2024, and in the same positions with SBC Medical Group, Inc. since January 20, 2023. Additionally, since September 2017, Dr. Aikawa has been the Chief Executive Officer of SBC Medical Group Co., Ltd. (formerly known as Aikawa Medical Group Co., Ltd.), a Japanese company that provides management services to clinics. Dr. Aikawa, stepped down from his position as Chief Executive Officer and Representative of SBC Medical Group Co., Ltd. on September 1, 2024, and remains as a director of SBC Medical Group Co., Ltd. In March 2000, Dr. Aikawa opened Shonan Beauty Clinic in Fujisawa, Japan, as a private clinic. Subsequently, he expanded his operations to include multiple cosmetic surgery clinics, transforming the clinic into a corporation. From January 2016 to December 2019, Dr. Aikawa served as the chairman of the MC. From 2014 to 2015, Dr. Aikawa was the president and a director of the Japanese Society of Aesthetic Plastic Surgery. Additionally, from 2008, he was associated with Harvard Medical School, PGA. Dr. Aikawa is also a member of the Japanese Society of Aesthetic Plastic Surgery, Japan Laser Therapy Association, Japan Liposuction Society, Chemical Peeling Society, Japanese Society of Anesthesiologists, and PostGraduate Assembly of Anesthesiology at Harvard Medical School. Dr. Aikawa holds a medical license from Nihon University Medical School, where he graduated in 1997. Dr. Aikawa does not hold, and has not previously held, any directorships in any reporting companies. We believe that Dr. Aikawa’s extensive professional experience with MCs, including as a founder and a chairman, as well as his experience as the chief executive officer of a company providing management services to clinics, and his experience as a doctor and in the aesthetic plastic surgery field qualifies him to serve as a director on the Company’s board of directors.

Yuya Yoshida.    Mr. Yoshida has served as our Chief Operating Officer and member of our Board of Directors since September 17, 2024, and in the same positions with SBC Medical Group, Inc. since September 29, 2023. Mr. Yoshida has also served as the Executive Vice President and the Chief Financial Officer of SBC Medical Group Co., Ltd. (Japan) since July 1, 2023. From January 2016 to June 2023, Mr. Yoshida worked in Corporate Development (Global Head and Director of Corporate Development in 2018) at Rakuten Group Co., Ltd. From 2003 to 2016, Mr. Yoshida worked in securities, principal M&A, and investment banking at Mitsubishi UFJ Financial Group. Mr. Yoshida has extensive knowledge in E-Commerce, logistics, settlement, finance, mergers and acquisitions and divestiture transactions. Mr. Yoshida graduated with a Master of Law degree from Keio University in 2003. Mr. Yoshida also graduated with a Master of Business Administration degree from UCLA Anderson Business School in 2014. Mr. Yoshida does not hold, and has not previously held, any directorships in any reporting companies. We believe that Mr. Yoshida’s professional experience working in corporate development as well as his extensive knowledge of E-Commerce, logistics, settlement, finance, mergers and acquisitions and divestiture transactions qualifies him to serve as a director on the Company’s board of directors.

Ryoji Murata.    Mr. Murata has served as our Chief Financial Officer since September 17, 2024, and in the same position with SBC Medical Group, Inc. since January 20, 2023. He has overseen the accounting and finance operations of SBC Medical Group Co., Ltd. (Japan) and its subsidiary, L’Ange Cosmetique, Inc., since January 2022. From 1995 to December 2021, Mr. Murata worked in the accounting after graduating from Doshisha University in 1995, he worked in accounting department and obtained Japanese certified public accountant qualification in 2009. Since 2010, he has served as the accounting manager for listed Japanese companies such as Dwango Co., Ltd., Kadokawa Co., Ltd., and USEN-NEXT Holdings Co., Ltd. During that time, he also served as the general manager of the management division of U-NEXT Co., Ltd., and was involved in business integration between listed companies twice, specifically for financial matters and accounting procedures. Mr. Murata is an accounting and tax expert. Mr. Murata does not hold, and has not previously held, any directorships in any reporting companies. Mr. Murata is a Japanese Certified Public Accountant.

Akira Komatsu.    Akira Komatsu. Mr. Komatsu has served as our Chief Strategy Officer and Secretary since September 17, 2024, and in the same positions with SBC Medical Group, Inc. since January 20, 2023. Mr. Komatsu has also served as the Secretary of, and in several management capacities for, SBC Medical Group Co., Ltd. (Japan) since 2018. From 1998 to 2017, Mr. Komatsu engaged in sales and customer development at WarpSpace Co., Ltd., which is mainly engaged in advertising agency business as a head of Sales and Customer Division. During that time, Mr. Komatsu obtained a level 2 secretarial certificate in 2012 and a level 2 bookkeeping certificate in 2013. Mr. Komatsu does not hold, and has not held, any directorships in any reporting companies.

Independent Directors

Ken Edahiro.    Mr. Edahiro serves as a director of the Company since September 17, 2024. Mr. Edahiro has served as the Chief Strategy Officer and director of BizReach, a Cloud service provider, since February 2020 and June 2019, respectively. From January 2014 through May 2019, he served as the General Manager of King, a leading interactive entertainment company. From August 2012 through December 2013, Mr. Edahiro served as the head of global strategy and marketing of gloops, a provider of computer games. From April 2004 through July 2012, He served as a Chief Account Executive at Dentsu, a provider of advertising services. In 2004, Mr. Edahiro received a degree from Hitotsubashi University. We believe that Mr. Edahiro’s experience as a chief strategy officer and extensive knowledge of marketing qualifies him to serve as a director on the Company’s board of directors.

Mike Sayama, Ph.D.    Dr. Mike Sayama serves as an independent director of the Company since March 11, 2022. Dr. Sayama currently also serves as an Independent Director of Pono Capital Three, Inc. (NASDAQ: PTHR) and as an Independent Director for AERWINS Technologies Inc. (f/k/a Pono Capital Corp.) (NASDAQ: AWIN). Dr. Sayama was formerly the Executive Director of Community First since it was established in July 2016 until January 2021. As the founding executive director, he was responsible for operations, developing a strategic plan for an accountable health community in East Hawaii, community relations, and fund raising. From January 2021 to June 2021 he served as the Director of Strategy to facilitate the transition to a new management team. From October 2013 to December 2018, Dr. Sayama served as a Vice President at Pono Health and was Director of Learning Health Homes, a project where he was responsible for managing the East Hawaii Independent Physicians Association and implementing a data platform integrating health plan, hospital, and physician data. Dr. Sayama also facilitated the reorganization of EHI and development of its strategic direction. Community First, a 501(c) 3 non-profit, which serves as a neutral forum for healthcare stakeholders in East Hawaii, grew out of the Learning Health Homes Initiative. From August 1997 to October 2013, Dr. Sayama served as a Vice President of the Hawaii Medical Service Association, first in Health Benefits Management and then in Customer Relations. In the first position, he streamlined preauthorization and appeal processes, including the elimination of preauthorization for inpatient admissions without increase in inpatient utilization. In his second position he established call centers in Hilo which stabilized the call center work force and improved the timeliness and accuracy of customer service. From April 2001 to April 2005, Dr. Sayama was a Director on the City Bank Board, and from April 2005 to April 2009, was a Director on the Boards of Central Pacific Bank and Central Pacific Financial Corporation. Regarding education: In May 1975, he received his Bachelor of Arts degree in Psychology from Yale University, and in August 1979, his Master of Arts degree in Clinical Psychology from University of Michigan. In August 1982, Dr. Sayama received his Ph.D. degree in Clinical Psychology from University of Michigan. He is the author of several books on psychotherapy and Zen Buddhism. His community service includes having been a Director on the Bay Clinic Board (the Federally Qualified Health Center in East Hawaii) and currently serving as the Abbot of Chozen-ji, International Zen Dojo. Mr. Sayama brings broad knowledge of the healthcare technology industry, as well as prior experience serving as a founding executive director, which makes him a valuable addition to our board of directors.

Fumitoshi Fujiwara.    Mr. Fujiwara serves as a director of the Company since September 17, 2024. Mr. Fujiwara has served as an executive officer to Medirom Healthcare Technologies Inc. since March 2017. In addition, since 2023, he has served as managing partner and chief executive officer of Linden Capital Partners LLC. Furthermore, since November 2009, Mr. Fujiwara has served as a director, managing partner and chief executive officer to Eaglestone Capital Management Inc. From 2001 to 2009, he served as a director, managing partner and chief executive officer of AC Capital Inc. From 2000 to 2001, Mr. Fujiwara served as a director, managing partner and chief investment officer to Spiral & Star Co., Ltd. From 1993 to 2000, he served as the chief executive officer and chief financial officer to KOEI Tecmo Holdings Co., Ltd. From 1989 to 1993, Mr. Fujiwara served as a manager to Shuwa Corporation. He graduated from Meiji Gakuin University, Faculty of Law in 1989. Mr. Fujiwara does not hold, and has not held, any directorships in any reporting companies. We believe that Mr. Fujiwara’s experience as a chief financial officer of a Nasdaq listed company and extensive knowledge of financial and accounting issues qualifies him to serve as a director on the Company’s board of directors.

Board of Directors

The Company’s board of directors consists of five (5) individuals, a majority of whom are independent directors in accordance with Nasdaq requirements. The directors serve until their respective successors are duly elected and qualified, or until their earlier death, disqualification, resignation, or removal. The Company’s board is divided into three classes, with only one class of directors being elected in each year. The classes of the board are composed as follows: Class I — Ken Edahiro and Mike Sayama, to hold office until the 2024 annual meeting of stockholders; Class II — Fumitoshi Fujiwara and Yuya Yoshida, to hold office until the 2025 annual meeting of stockholders; and Class III — Yoshiyuki Aikawa, to hold office until the 2026 annual meeting of stockholders. Each of Ken Edahiro, Mike Sayama, and Fumitoshi Fujiwara qualify as an independent director under Nasdaq listing standards. On September 17, 2024, the Company entered into indemnification agreements, with each of its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors and of certain board committees. The Company’s board of directors consists of five (5) individuals, a majority of whom are independent directors in accordance with Nasdaq requirements.

Committees of the Board of Directors

The Company’s board of directors has the authority to appoint committees to perform certain management and administration functions. The Company’s board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. The charters for each of these committees are available on the Company’s website at https://sbc-holdings.com/. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Audit Committee

The audit committee of the board of directors of the Company consists of Messrs. Ken Edahiro, Mike Sayama, and Fumitoshi Fujiwara. The Company’s board of directors has determined each member is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act. The chairperson of the audit committee is Mr. Fujiwara. Mr. Fujiwara also qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•        helping to ensure the independence and performance of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing policies on risk assessment and risk management;

•        reviewing related party transactions;

•        obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Company’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•        approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee consists of Messrs. Ken Edahiro, Mike Sayama, and Fumitoshi Fujiwara. The Company’s board of directors has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of the compensation committee is Fumitoshi Fujiwara. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee include:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the Company’s Chief Executive Officer’s compensation, evaluating the Company’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Company’s Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of the Company’s other executive officers;

•        reviewing and recommending to the Company’s board of directors the compensation of the Company’s directors;

•        reviewing the Company’s executive compensation policies and plans;

•        reviewing and approving, or recommending that the Company’s board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for the Company’s executive officers and other senior management, as appropriate;

•        administering the Company’s incentive compensation equity-based incentive plans;

•        selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•        assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•        if required, producing a report on executive compensation to be included in the Company’s annual proxy statement;

•        reviewing and establishing general policies relating to compensation and benefits of the Company’s employees; and

•        reviewing the Company’s overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the Company’s board of directors consists of Messrs. Ken Edahiro, Mike Sayama, and Fumitoshi Fujiwara. The Company’s board of directors has determined each proposed member is independent under Nasdaq listing standards. The chairperson of the nominating and corporate governance committee is Mr. Fumitoshi Fujiwara.

Specific responsibilities of the nominating and corporate governance committee include:

•        identifying, evaluating and selecting, or recommending that the Company’s board of directors approve, nominees for election to the Company’s board of directors;

•        evaluating the performance of the Company’s board of directors and of individual directors;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of the Company’s corporate governance practices and reporting;

•        reviewing management succession plans; and

•        developing and making recommendations to the Company’s board of directors regarding corporate governance guidelines and matters.

Code of Business Conduct and Ethics

The Company adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on the Company’s website at https://sbc-holdings.com/. Information contained on or accessible through such website is not a part of this registration statement, and is not incorporated herein by reference. The Company intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s compensation committee has ever been an officer or employee of the Company. None of Company’s executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on the Company’s compensation committee.

Implications of Being a Controlled Company

The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements. Dr. Yoshiyuki Aikawa controls approximately 90.23% of the voting power of our outstanding common stock, and, therefore controls a majority of the voting power of the Company’s outstanding common stock, and the Company is a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•        that a majority of the board consists of independent directors;

•        for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•        that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While the Company does not intend to rely on these exemptions, the Company may use these exemptions now or in the future. As a result, the Company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

EXECUTIVE COMPENSATION

Executive Compensation of the Company Prior to the Business Combination

None of the Company’s executive officers or directors prior to the Business Combination received any cash compensation for services rendered to the Company. None of the Company’s executive officers or directors prior to the Business Combination were granted any stock options or stock appreciation rights or any other awards under long-term incentive plans. At the closing of the Business Combination, the Company’s initial stockholders, executive officers and directors, or any of their respective affiliates prior to the Business Combination were reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Executive Compensation of SBC Medical Group, Inc.

Summary Compensation Table

The following table presents information regarding the compensation paid by SBC-Japan, our operating subsidiary, to Yoshiyuki Aikawa, our Chief Executive Officer, Yuya Yoshida, our Chief Operating Officer, Ryoji Murata, our Chief Financial Officer, Akira Komatsu, our Chief Strategy Officer, Yuji Katayose, our Marketing Director, and Yoshimune Tanaka, our Property Acquisition Director, for services rendered to SBC-Japan during the fiscal years ended December 31, 2023 and 2022. We refer to these individuals as our “named executive officers.” No other executive officers received total compensation in excess of US$100,000.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yoshiyuki Aikawa	2023	17,078,678	—	—	—	—	—	—	17,078,678
Chief Executive Officer (principal executive officer)	2022	16,742,210	—	—	—	—	—	—	16,742,210
Yuya Yoshida(1)	2023	159,215	—	—	—	—	—	—	159,215
Chief Operating Officer	2022	—	—	—	—	—	—	—	—
Ryoji Murata	2023	136,990	—	—	—	—	—	—	136,990
Chief Financial Officer (principal financial officer)	2022	92,856	—	—	—	—	—	—	92,856
Akira Komatsu	2023	75,041	—	—	—	—	—	—	75,041
Chief Strategy Officer	2022	77,189	—	—	—	—	—	—	77,189
Yuji Katayose	2023	183,807	—	—	—	—	—	—	183,807
Marketing Director	2022	193,496	—	—	—	—	—	—	193,496
Yoshimune Tanaka	2023	91,897	—	—	—	—	—	—	91,897
Property Acquisition Director	2022	103,740	—	—	—	—	—	—	103,740

____________

(1)      Mr. Yoshida has served as our Chief Operating Officer and member of the Board of Directors since September 29, 2023.

Employment Agreements of SBC Medical Group, Inc.

SBC Medical Group, Inc. has not entered into any employment agreements with its executive officers since its inception.

Director Compensation of SBC Medical Group, Inc.

SBC Medical Group, Inc.’s Board of Directors is comprised of two non-independent directors, consisting of Yoshiyuki Aikawa, our Chief Executive Officer, and Yuya Yoshida, our Chief Operating Officer. These officers receive no additional compensation for serving as directors on SBC Medical Group, Inc.’s Board of Directors.

Executive Compensation of the Company After the Business Combination

Executive Employment Agreements

On September 17, 2024, the Company entered into employment agreements (the “Employment Agreements”) with executive officers: Dr. Yoshiyuki Aikawa (Chief Executive Officer), Yuya Yoshida (Chief Operating Officer), Ryoji Murata (Chief Financial Officer) and Akira Komatsu (Chief Strategy Officer and Secretary).

The Employment Agreements all provide for at-will employment that may be terminated by the Company for death or disability and with or without cause, by the executive with or without good reason, or mutually terminated by the parties. The Employment Agreements for Dr. Aikawa and Messrs. Yoshida, Murata and Komatsu provide for a severance payment equal to the remaining base salary for the remaining period of the respective term of employment (each term is one (1) year) upon termination by the Company without cause or termination by such executive for good reason. The executive agreements provide for an annual base salary of $12,000,000, $304,404, $136,990 and $75,041 for Dr. Aikawa and Messrs. Yoshida, Murata and Komatsu, respectively, as well as possible annual performance bonuses and equity grants under the equity incentive plan if and when determined by the Company’s Compensation Committee.

Provisions Applicable to All Executive Employment Agreements

Each of the Executive Employment Agreements described above, has an initial term of 1 year, provided that the term of each agreement will automatically be extended for one or more additional terms of one year each unless either the Company or applicable executive provides notice to the other of their desire to not so renew the initial term or renewal term (as applicable) at least 30 days prior to the expiration of then-current initial term or renewal term (as applicable). Each of the agreements provide that the applicable executive’s employment with the Company shall be “at will,” meaning that either applicable executive or the Company may terminate the applicable executive’s employment at any time and for any reason, subject to the other provisions of the agreement.

Each of the agreements may be terminated by the Company, either with or without “Cause”, or by the applicable executive, either with or without “Good Reason”.

For purposes of each agreement, “Cause” means:

•        a violation of any material written rule or policy of the Company for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee;

•        misconduct by the applicable executive to the material detriment of the Company;

•        the applicable executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony;

•        the applicable executive’s gross negligence in the performance of the applicable executive’s duties and responsibilities to the Company as described in this Agreement; or

•        the applicable executive’s material failure to perform the applicable executive’s duties and responsibilities to the Company as described in the agreement (other than any such failure resulting from the applicable executive’s incapacity due to physical or mental illness or any such failure subsequent to the applicable executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to the applicable executive of the specific nature of such material failure and the applicable executive’s failure to cure such material failure within 10 days following receipt of such notice.

For purposes of each agreement, “Good Reason” means:

•        at any time following a Change of Control (as defined below), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the applicable executive immediately prior to a Change of Control;

•        a reduction in base salary or target or maximum bonus, other than as part of an across-the-board reduction in salaries of management personnel;

•        the relocation of the applicable executive’s principal executive office to a location more than 50 miles further from the applicable executive’s principal executive office immediately prior to such relocation; or

•        a material breach by the Company of any of the terms and conditions of the agreement which the Company fails to correct within 10 days after the Company receives written notice from the applicable executive of such violation.

For purposes of each agreement a “Change of Control” of the Company will be deemed to have occurred if, after the effective date of the applicable agreement, (i) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

In the event that the Company terminates the term of the applicable agreement or the applicable executive’s employment with Cause, or if the applicable executive terminates their agreement without good reason, then, subject to any other agreements between the company with respect to other equity grants made to such executive:

•        the Company will pay to the applicable executive any unpaid base salary and benefits then owed or accrued, and any unreimbursed expenses;

•        any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited; and

•        all of the parties’ rights and obligations under the agreement will cease, other than those rights or obligations which arose prior to the termination date or in connection with such termination, and subject to the survival provisions of the agreements.

In the event that the Company terminates the term of the applicable agreement or the applicable executive’s employment without Cause, or if the applicable executive terminates their agreement with good reason, then, subject to any other agreements between the company with respect to other equity grants made to such executive:

•        the Company will pay to the applicable executive any base salary, bonuses, and benefits then owed or accrued, and any unreimbursed expenses;

•        the Company will pay to the applicable executive, in one lump sum, an amount equal to the base salary that would have been paid to the applicable executive for the remainder of the initial term of the applicable agreement (if the termination occurs during the initial term of the applicable agreement) or renewal term of the applicable agreement (if the termination occurs during a renewal term of the applicable agreement);

•        any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will, to the extent not already vested, be deemed automatically vested; and

•        all of the parties’ rights and obligations under the agreement will cease, other than those rights or obligations which arose prior to the termination date or in connection with such termination, and subject to the survival provisions of the agreements.

In the event of the applicable executive’s death or total disability during the term of the applicable agreement, the term of the applicable agreement and the applicable executive’s employment shall terminate on the date of death or total disability. In the event of such termination, the Company’s sole obligations hereunder to the applicable executive (or the applicable executive’s estate) shall be for unpaid base salary, accrued but unpaid bonus and benefits (then owed or accrued and owed in the future), a pro-rata bonus for the year of termination based on the applicable executive’s target bonus for such year and the portion of such year in which the applicable executive was employed, and reimbursement of expenses pursuant to the terms hereon through the effective date of termination, and any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited as of the termination date.

In the event that the term of the applicable agreement is not renewed by either party, any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited as of the expiration of the term of the applicable agreement without any further action of the parties.

If it is determined that any payment provided to the applicable executive under the applicable agreement or otherwise, whether or not in connection with a Change of Control (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such that the Payment would be subject to an excise tax under section 4999 of the Code (the “Excise Tax”), the Company will pay to the applicable executive an additional amount (the “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by the applicable executive after the payment of any Excise Tax and any federal, state and local income and employment tax on the Gross-Up Payment, shall be equal to the Excise Tax due on the Payment and any interest and penalties in respect of such Excise Tax.

During the term of the applicable agreement, the applicable executive is entitled to fringe benefits consistent with the practices of the Company, and to the extent the Company provides similar benefits to the Company’s executive officers, and is entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the applicable executive in connection with the performance of the applicable executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures.

Each of the agreements provides that, during the term of the applicable agreement, the applicable executive will be entitled to indemnification and insurance coverage for officers’ liability, fiduciary liability and other liabilities arising out of the applicable executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other executive, and such coverage and protections, with respect to the various liabilities as to which the applicable executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the term of the applicable agreement. Any indemnification agreement entered into between the Company and the applicable executive shall continue in full force and effect in accordance with its terms following the termination of the applicable.

Each of the employment agreements contains customary confidentiality provisions, and customary provisions related to Company ownership of intellectual property conceived or made by the applicable executive in connection with the performance of their duties under the applicable agreement (i.e., a “work-made-for-hire” provision).

Each of the agreements contains a non-compete provision which provides that, for the term of the applicable agreement and for a period of 2 years thereafter, the applicable executive shall not, directly or indirectly: (i) engage in any other business, association or relationship of any kind with any business which provides, in whole or in part, the same or similar services and/or products offered by the which directly or indirectly competes with Company; nor (ii) solicit or accept, or induce any person or entity to reduce goods or services to Company, or in any manner assist others in the solicitation, acceptance, or inducement of, any business transactions with Company’s existing and prospective clients, accounts, suppliers and/or other persons or entities with whom the Company has had business relationships (or whom Company had specifically identified for a prospective business relationship). These restrictions extend to the geographic area in which the Company actively conducted business immediately prior to termination of the applicable agreement.

Each of the agreements also contains a customary non-solicitation provision, in which the applicable executive agrees that, for the term of the applicable agreement and for a period of 3 years thereafter, the applicable executive will not, directly or indirectly solicit or discuss with any employee of Company the employment of such Company employee by any other commercial enterprise other than Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than Company, provided that this provision does not prohibit the applicable executive from undertaking a general recruitment advertisement provided that the foregoing is not targeted towards any person or entity identified above, or from hiring, employing or engaging any such person or entity who responds to such general recruitment advertisement.

Due to the application of various States’ laws, there is no assurance that the non-compete provisions or the non-solicitation provisions as set forth in each of the agreements will be enforced. Each of the agreements contains a “blue pencil” provision that, in the event that a court determines that any of these restrictions are unenforceable, the parties to the agreement agreed that it is their desire that the court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substitute restriction be deemed incorporated in the agreement and enforceable against the applicable executive.

Each of the agreements contains customary representations and warranties by the applicable executive, relating to the agreement, and any securities of the Company that may be issued to the executive, and contains other customary miscellaneous provisions relating to waivers, assignments, third party rights, survival of provisions following termination, severability, notices, waiver of jury trials and other provisions.

Each of the agreements is governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and for all purposes shall be construed in accordance with the laws of such state, without giving effect to the choice of law provisions of such state. Each of the agreements provide that all legal proceedings concerning the applicable agreement will be in the state and federal courts sitting in Los Angeles County, California, provided that each agreement also includes a provision relating to any disputes being settled by arbitration.

Equity Incentive Compensation Plan

On August 23, 2024, the Company’s stockholders approved the SBC Medical Group Holdings Incorporated Equity Incentive Plan (the “Plan”). The Company’s board of directors approved the Plan on August 9, 2024. The Plan reserved the issuance of 15,000,000 shares of common stock as equity awards in accordance with the Plan.

Summary of the Equity Incentive Plan

The Plan allows the Company to make equity and equity-based incentive awards to officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

Approximately 15,000,000 shares of common stock of the Company will be initially reserved for the issuance of awards under the Plan (the “Initial Limit”). The Initial Limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in the Company’s capitalization. The maximum aggregate number of shares of common stock of the Company that may be issued upon exercise of incentive stock options under the Plan shall not exceed the Initial Limit, as adjusted. Shares underlying any awards under the Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.

The Plan contains a limitation whereby the value of all awards under the Plan and all other cash compensation paid by the Company to any non-employee director may not exceed $1,000,000 for the first calendar year a non-employee director is initially appointed to the Company’s board of directors, and $750,000 in any other calendar year.

The Plan will be administered by the compensation committee of the Company’s board of directors, the Company’s board of directors or such other similar committee pursuant to the terms of the Plan. The plan administrator, which initially will be the compensation committee of the Company’s board of directors, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Plan. The plan administrator may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, the authority to awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in the Plan will be officers, employees, non-employee directors and consultants of the Company and its subsidiaries as selected from time to time by the plan administrator in its discretion.

The Plan permits the granting of both options to purchase common stock of the Company intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the common stock of the Company on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of common stock of the Company that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock of the Company, or cash, equal to the value of the appreciation in the Company’s stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of common stock of the Company on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

The plan administrator may award restricted shares of common stock of the Company and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. The plan administrator may also grant shares of common stock of the Company that are free from any restrictions under the Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock of the Company.

The plan administrator may grant cash-based awards under the Plan to participants, subject to the achievement of certain performance goals, including continued employment with the Company.

The Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the Plan, to certain limits in the Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Except as set forth in a stock award agreement issued under the Plan, in the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of Company’s then outstanding capital stock, each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (a) Company’s continuation of such outstanding stock awards (if the Company is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or

(e) the opportunity for participants to exercise the stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto.

The Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon or after a “Change in Control” (as defined in the Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between the Company or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.

Participants in the Plan are responsible for the payment of any federal, state or local taxes that the Company or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock of the Company to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Company or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company or its subsidiaries in an amount that would satisfy the withholding amount due.

The Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

The plan administrator may amend or discontinue the Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Equity Incentive Plan will require the approval of the Company’s stockholders. Generally, without stockholder approval, (i) no amendment or modification of the Equity Incentive Plan may reduce the exercise price of any stock option or the strike price of any stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the common stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange.

All stock awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which Company securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Company’s board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Company board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

No awards may be granted under the Plan after the date that is ten years from the Plan Effective Date. No awards under the Plan have been made prior to the date of this registration statement.

Form S-8

When permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock of the Company issuable under Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Plan. It does not describe all federal tax consequences under the Plan, nor does it describe state or local tax consequences.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of the Company’s common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of the Company’s common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of the Company’s common stock at exercise (or, if less, the amount realized on a sale of such shares of the Company’s common stock) over the option price thereof, and (ii) the Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of the Company’s common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of the Company’s common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of the Company’s common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of the Company’s common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

For all other awards under the Plan, either the Company or its subsidiaries generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No awards have been previously granted under the Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this registration statement because participation and the types of awards that may be granted under the Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this registration statement.

Director Compensation

Currently, non-employee directors do not receive any compensation for their services as directors. In the future, the Company expects to develop and adopt a compensation plan for all directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of October 3, 2024, by:

•        each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s common stock; and

•        each of the Company’s officers and directors.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

In the table below, percentage ownership is based on 103,020,816 shares of common stock outstanding as of October 3, 2024, including 94,683,855 shares issued as Merger Consideration, and reflects the valid redemption of 135,471 shares of Class A common stock by public stockholders of Pono. The table below includes the common stock underlying the Private Placement Warrants held or to be held by Sponsor because these securities exercisable within sixty (60) days. This table also assumes that there are no other issuances of equity securities in connection with the Closing, including equity awards that may be issued under the Equity Incentive Plan following the Business Combination.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Unless otherwise noted, the business address of each of the beneficial owners listed below is c/o the Company at 200 Spectrum Center Dr., Suite 300, Irvine, CA 92618.

Name and Address of Beneficial Owners†	Number of Shares Beneficially Owned	% of Class(1)
Directors and Executive Officers
Yoshiyuki Aikawa	92,958,960	90.23%
Yuya Yoshida	—	—
Ryoji Murata	—	—
Akira Komatsu	—	—
Ken Edahiro	—	—
Mike Sayama	15,000	*%
Fumitoshi Fujiwara	—	—
All named executive officers and directors as a group 7 persons	92,973,960	90.25%
Greater than 5% Holders:
ZUU Funders Co. Ltd.(2)	5,057,534	4.91%

____________

*        Less than 1.0%

(1)      Percentages are based on 103,020,816 shares of SBC’s common stock outstanding following the consummation of the Business Combination.

(2)     All reported shares of common stock are directly and indirectly beneficially owned by ZUU Funders Co. Ltd. ZUU Funders Co. Ltd is the operating partner of ZUU Target Fund for SBC Medical Group HD Investment Partnership and Second ZUU Target Fund for SBC Medical Group HD Investment Partnership and a wholly-owned subsidiary of ZUU Co. Ltd. ZUU Co. Ltd. is majority owned and controlled by Kazumasa Tomita. Each Reporting Person specifically disclaims beneficial ownership of the securities reported herein except to the extent of his or its pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiary were or are a party, or in which we or our subsidiary were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities (a “significant shareholder”), or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

We recognize that transactions between us and any of our directors or executives or with a third party in which one of our officers, directors or significant shareholders has an interest can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our Company and stockholders.

The Audit Committee of the Board of Directors is charged with responsibility for reviewing, approving and overseeing any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K), including the propriety and ethical implications of any such transactions, as reported or disclosed to the Audit Committee, and to determine whether the terms of the transaction are not less favorable to us than could be obtained from an unaffiliated party.

Related Party Transactions Prior to the Business Combination

Founder Shares

On May 17, 2022, the Sponsor was issued 2,875,000 shares (the “Founder Shares”) of Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised the over-allotment option in full, so those shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees as disclosed herein) until, with respect to any of the Class B common stock, the earlier of (i) six months after the date of the consummation of a business combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a business combination, with respect to the remaining any of the Class B common stock, upon six months after the date of the consummation of a business combination, or earlier, in each case, if, subsequent to a business combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. On May 8, 2023, the Sponsor converted 2,874,999 Founder Shares of Class B common stock into 2,874,999 shares of Class A common stock, which shares included these same transfer restrictions.

Administrative Support Agreement

The Company’s Sponsor has agreed, commencing from the date of the Initial Public Offering through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to Mehana Capital LLC, the Sponsor, $10,000 per month for these services to complete a business combination. For the three and six months ended June 30, 2024 and 2023, $30,000 and $60,000 were incurred and paid to Mehana Capital LLC for these services, respectively.

Convertible Promissory Note

On May 18, 2023, Pono entered into a Convertible Promissory Note with Legacy SBC, pursuant to which Legacy SBC agreed to loan Pono an aggregate principal of $1,000,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and was due and payable upon the earlier to occur of (i) the first business day following the consummation of the Company’s initial Business Combination and (ii) May 17, 2024, unless accelerated upon the occurrence of an event of default.

On February 27, 2024, Pono and Legacy SBC entered into an Amendment to the Note (the “Amended Note Purchase Agreement”), which increased the purchase price of the note from $1,000,000 to $2,700,000 and amended the maturity date to the earlier to occur of (i) the first business day following the consummation of the Company’s initial Business Combination and (ii) August 29, 2024, unless accelerated upon the occurrence of an event of default. In consideration for entering into the Amended Note, each of the parties to the Merger Agreement agreed to release each other party from any claims arising out of any termination of the Merger Agreement or failure to consummate the transactions contemplated thereby. The Convertible Promissory Note automatically converted into Class A Common Stock at one share for each $10 in outstanding principal amount at the Closing. As of June 30, 2024 and December 31, 2023, the outstanding balance under the Convertible Promissory Note amounted to an aggregate of $2,700,000 and $1,000,000, respectively.

Non-redemption Agreement

On May 5, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), and the chairman adjourned the Special Meeting to May 8, 2023. On May 8, 2023, the Company held the Special Meeting. During the Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from May 9, 2023 to February 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account, and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder. As approved by the stockholders of the Company, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on May 8, 2023. The Company’s stockholders elected to redeem an aggregate of 9,577,250 shares of Class A common stock of the Company in connection with the Special Meeting. Following such redemptions, the amount of funds remaining in the trust account was approximately $20 million.

In connection with the Special Meeting, the Company and the Sponsor entered into non-redemption agreements with certain unaffiliated stockholders owning, in the aggregate, 998,682 shares of the Company’s Class A common stock, pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the Extension Amendment. On February 5, 2024, the Company’s stockholders approved a proposal to extend the date by which the Company must consummate a business combination from February 9, 2024 to November 9, 2024.

The Company estimated the aggregate fair value of the 339,565 Sponsor Shares attributable to the Non-Redeeming Stockholders to be $709,691 or $2.09 per share. Each Non-Redeeming Stockholder acquired from the Sponsor an indirect economic interest in the Sponsor Shares. The excess of the fair value of the Sponsor Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, it was recognized by the Company as a capital contribution by the Sponsor to induce these holders of the Class A shares not to redeem, with a corresponding charge to additional paid-in capital to recognize the fair value of the shares transferred as an offering cost.

On January 11, 2024, the Company entered into a non-redemption agreement with ZUU Funders Co. Ltd. (“ZUU”) which agreed to acquire from public stockholders of the Company 1,500,000 to 1,700,000 shares of Class A common stock, par value $0.0001 per share, of the Company in the open market, at a prices no higher than the redemption price per share payable to stockholders who exercise redemption rights in connection with the stockholder vote to approve the Company’s proposed business combination and to agree to waive its redemption rights and hold the shares until after the closing of the Business Combination. In consideration of ZUU’s agreement to waive its redemption rights with respect to the shares, and subject to (i) ZUU acquiring 1,500,000 to 1,700,000 shares of common stock in the open market, and (ii) ZUU’s satisfaction of its other obligations under the non-redemption agreement, the Company, on the closing date of the Business Combination, provided that ZUU has continued to hold ZUU’s shares through the closing date, Yoshiyuki Aikawa, the chief executive officer of the SBC Medical Group, Inc.

agreed to transfer to ZUU a number of common stock shares equal to one (1) Incentive Share for each public share purchased in the open market Aikawa (the “Incentive Shares”), pursuant to the non-redemption agreement that was continuously owned by ZUU until the closing date of the Business Combination.

On September 17, 2024, Yoshiyuki Aikawa, the chief executive officer of the SBC Medical Group, Inc. and the Company, caused to be transferred 1,503,473 shares of common stock held by Dr. Aikawa to ZUU Funders Co., Ltd. for $0 as incentive shares pursuant to the Non-Redemption Agreement.

Related Party Transactions of Legacy SBC

In February 2023, Legacy SBC paid off the retirement compensation expense of $22,082,643 accrued to Yoshiko Aikawa.

In July 2023, the CEO of Legacy resigned as a member of the general meeting of members (or shain) of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai, and Medical Corporation Ritz Cosmetic Surgery. In August 2023, SBC Medical Group, Inc. contributed JPY1,000,000 (approximately $6,695 when payment made) to each of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai and Medical Corporation Aikeikai, and became the 100% equity interest holder of these non-profit medical corporations, which are still related parties of Legacy SBC as the relatives of the CEO of Legacy SBC remains as members of these medical corporations and these Medical Corporations’ controlling financial interests rest with the members.

In August 2023, Legacy SBC entered into property sales agreements with General Incorporation Association SBC, an entity under common control of Legacy, to sell its certain properties and entire equity interest in Ai Inc. and Lange Inc., with a total amount of JPY3,113,603,355 (approximately $22,473,000 when received), excluding JPY232,177,630 consumption tax.

Since September 2023, Legacy SBC started providing services to two additional medical corporations in Japan, namely, Medical Corporation Association Furinkai and Medical Corporation Association Junikai, which are considered as related parties of Legacy SBC as the relatives of the CEO of Legacy SBC being members of the two medical corporations.

In January 2024, Legacy SBC acquired 353,600 shares of common stock of Waqoo, accounts for less than 10% ownership, a related-party company listed on the Tokyo Stock Exchange, of which the CEO of Legacy SBC is a principal shareholder, with a fair value of $5,565,938 through a share exchange agreement.

The related parties had material transactions for the six months ended June 30, 2024 and 2023 consist of the following:

Name of Related Parties	Nature of Relationship as of June 30, 2024
Yoshiyuki Aikawa	Sole shareholder, director and CEO of Legacy SBC
Yoshiko Aikawa	Representative director of a subsidiary of Legacy SBC
Mizuho Yamashita	Director of a subsidiary of Legacy SBC
Medical Corporation Shobikai	The relatives of CEO of Legacy SBC being the Members of the MC
Medical Corporation Kowakai	The relatives of CEO of Legacy SBC being the Members of the MC
Medical Corporation Nasukai	The relatives of CEO of Legacy SBC being the Members of the MC
Medical Corporation Aikeikai	The relatives of CEO of Legacy SBC being the Members of the MC
Medical Corporation Jukeikai	The relatives of CEO of Legacy SBC being the Members of the MC
Medical Corporation Ritz Cosmetic Surgery	The relatives of CEO of Legacy SBC being the Members of the MC
Medical Corporation Association Junikai	The relatives of CEO of Legacy SBC being the Members of the MC
Medical Corporation Association Furinkai	The relatives of CEO of Legacy SBC being the Members of the MC
Japan Medical & Beauty Inc.	Controlled by the CEO of Legacy SBC
SBC Inc., previously known as SBC China Inc.	Controlled by the CEO of Legacy SBC
Hariver Inc.	Controlled by the CEO of Legacy SBC

Name of Related Parties	Nature of Relationship as of June 30, 2024
Public Interest Foundation SBC Medical Promotion Foundation	The relative of CEO of Legacy SBC being a Member of Public Interest Foundation SBC Medical Promotion Foundation
AI Med Inc.	Controlled by the CEO of Legacy SBC
General Incorporated Association SBC	The CEO of Legacy SBC being the Member of General Incorporated Association SBC
Amulet Inc.	Controlled by Mizuho Yamashita, a director of a subsidiary of Legacy SBC
SBC Irvine MC	Significantly influenced by Legacy SBC
SBC Tokyo Medical University, previously known as Ryotokuji University	The CEO of Legacy SBC is the chairman of SBC Tokyo Medical University
SBC Shonan Osteopathic Clinic Co., Ltd.	The CEO of Legacy SBC is a principal shareholder of SBC Shonan Osteopathic Clinic Co., Ltd.
Waqoo Inc.	The CEO of Legacy SBC is a principal shareholder of Waqoo Inc.
General Incorporated Association Taiseikai	The relatives of CEO of Legacy SBC being the Members of General Incorporated Association Taiseikai

During the six months ended June 30, 2024 and 2023, the transactions with related parties are as follows:

	For the Six Months Ended June 30,
	2024	2023
Medical Corporation Shobikai	$26,205,206	$33,109,091
Medical Corporation Kowakai	25,998,681	17,444,445
Medical Corporation Nasukai	24,113,981	18,942,043
Medical Corporation Aikeikai	11,113,976	8,105,210
Medical Corporation Jukeikai	3,698,101	1,275,997
Medical Corporation Ritz Cosmetic Surgery	2,672,883	516,360
Japan Medical & Beauty Inc.	19,713	24,895
Hariver Inc.	9,856	11,041
SBC Inc., previously known as SBC China Inc.	1,842	60
Public Interest Foundation SBC Medical Promotion Foundation	59	625
General Incorporated Association SBC	304	—
SBC Tokyo Medical University, previously known as Ryotokuji University	40,817	32,830
Yoshiyuki Aikawa	54,130	2,267
Mizuho Yamashita	—	15,458
Amulet Inc.	—	927
AI Med Inc.	207	15,197
SBC Irvine MC	682,057	720,498
Medical Corporation Association Furinkai	4,880,109	—
Medical Corporation Association Junikai	2,013,450	—
General Incorporated Association Taiseikai	993	—
SBC Shonan Osteopathic Clinic Co., Ltd.	2,880	—
Total	$101,509,245	$80,216,944

As of June 30, 2024 and December 31, 2023, the balances with related parties are as follows:

Accounts receivable	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$4,270,647	$9,251,427
Medical Corporation Nasukai	6,716,636	8,447,448
Medical Corporation Kowakai	6,554,855	7,841,059
Medical Corporation Aikeikai	2,816,432	4,661,649
Medical Corporation Jukeikai	778,715	1,358,213
Medical Corporation Association Furinkai	1,252,149	1,039,074
Medical Corporation Ritz Cosmetic Surgery	482,829	520,891
Medical Corporation Association Junikai	859,837	348,187
Japan Medical & Beauty Inc.	—	139,767
SBC Tokyo Medical University, previously known as Ryotokuji University	436	66,546
AI Med Inc.	—	2,329
SBC Inc., previously known as SBC China Inc.	1,348	45
Public Interest Foundation SBC Medical Promotion Foundation	—	37
SBC Shonan Osteopathic Clinic Co., Ltd.	1,284	—
SBC Irvine MC	122,149	—
General Incorporated Association Taiseikai	304	—
General Incorporated Association SBC	53	—
Total	$23,857,674	$33,676,672
Other receivables	June 30, 2024	December 31, 2023
SBC Inc., previously known as SBC China Inc.	$5,245,990	$—
Total	$5,245,990	$—
Finance lease receivables	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$1,994,216	$2,568,709
Medical Corporation Kowakai	2,387,575	2,779,347
Medical Corporation Nasukai	2,684,466	2,019,117
Medical Corporation Aikeikai	1,492,424	1,782,124
Medical Corporation Jukeikai	482,444	335,317
Medical Corporation Ritz Cosmetic Surgery	1,008,402	79,439
Total	$10,049,527	$9,564,053
Less: current portion	6,598,828	6,143,564
Non-current portion	$3,450,699	$3,420,489
Due from related party, net	June 30, 2024	December 31, 2023
SBC Irvine MC	$3,301,013	$3,238,209
Less: allowance for credit loss	(3,301,013)	(3,238,209)
Total	$—	$—

Long-term investments in MCs – related parties	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$6,216	$7,090
Medical Corporation Kowakai	6,216	7,090
Medical Corporation Nasukai	6,216	7,090
Medical Corporation Aikeikai	6,216	7,090
Medical Corporation Jukeikai	6,685,971	7,626,184
Medical Corporation Ritz Cosmetic Surgery	10,658,205	12,157,011
Total	$17,369,040	$19,811,555
Advances from customers	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$7,877,988	$13,438,645
Medical Corporation Kowakai	3,618,451	4,237,765
Medical Corporation Nasukai	3,317,683	4,117,597
Medical Corporation Aikeikai	928,692	1,168,947
Medical Corporation Jukeikai	56,118	85,044
Medical Corporation Ritz Cosmetic Surgery	4,877	10,177
Total	$15,803,809	$23,058,175
Notes payable – related parties	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$9,410,372	$5,264,101
Medical Corporation Kowakai	6,901,327	3,855,650
Medical Corporation Nasukai	6,208,280	4,099,032
Medical Corporation Aikeikai	428,944	1,561,642
Medical Corporation Jukeikai	372,383	268,552
Medical Corporation Ritz Cosmetic Surgery	498,940	268,445
Total	$23,820,246	$15,317,422
Less: current portion	9,672,886	3,369,203
Non-current portion	$14,147,360	$11,948,219
Due to related party	June 30, 2024	December 31, 2023
Yoshiyuki Aikawa	$3,469,183	$3,583,523
Total	$3,469,183	$3,583,523
	For the Six Months Ended June 30,
Allowance for credit loss movement	2024	2023
Beginning balance	$3,238,209	$2,867,455
Provision for credit loss	62,804	146,452
Ending balance	$3,301,013	$3,013,907

The balances of due to and due from related parties represent the outstanding loans to and from related parties, respectively, as of June 30, 2024 and December 31, 2023. These loans are non-secured, interest-free and due on demand.

Legacy SBC made a prepayment of JPY2.4 billion (approximately $18.32 million when payment was made) in December 2022 to purchase a patent use right ready to be used on January 1, 2023 with the useful life of sixteen years from SBC Tokyo Medical University, previously known as Ryotokuji University. SBC Tokyo Medical University later became a related party of Legacy SBC in March 2023 when the CEO of Legacy SBC became the chairman of the university. As SBC Tokyo Medical University was not a related party at the time the patent use right was purchased, this was not identified as a related party transaction.

In February 2023, Legacy SBC paid off the retirement compensation expense accrued to Yoshiko Aikawa.

During the six months ended June 30, 2024 and 2023, Legacy SBC purchased medical equipment and cosmetics of $5,413,462 and $1,596,023, respectively, from Japan Medical & Beauty Inc., which was recognized and included in the cost of revenues.

Related Party Transactions After the Business Combination

Employment Agreements

On September 17, 2024, the Company entered into employment agreements (the “Employment Agreements”) with executive officers: Dr. Yoshiyuki Aikawa (Chief Executive Officer), Yuya Yoshida (Chief Operating Officer), Ryoji Murata (Chief Financial Officer) and Akira Komatsu (Chief Strategy Officer and Secretary).

The Employment Agreements all provide for at-will employment that may be terminated by the Company for death or disability and with or without cause, by the executive with or without good reason, or mutually terminated by the parties. The Employment Agreements for Dr. Aikawa and Messrs. Yoshida, Murata and Komatsu provide for a severance payment equal to the remaining base salary for the remaining period of the respective term of employment (each term is one (1) year) upon termination by the Company without cause or termination by such executive for good reason. The executive agreements provide for an annual base salary of $12,000,000, $304,404, $136,990 and $75,041 for Dr. Aikawa and Messrs. Yoshida, Murata and Komatsu, respectively, as well as possible annual performance bonuses and equity grants under the equity incentive plan if and when determined by the Company’s Compensation Committee.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Amended Charter in its entirety for a complete description of the rights and preferences of our securities. The full text of the Amended Charter is included in Exhibit 3.1 hereto. The following description summarizes the material terms of the capital stock of the Company. Because it is only a summary, it may not contain all the information that is important to you.

Authorized Capital Stock

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.0001 par value, and 20,000,000 shares of undesignated preferred stock, $0.0001 par value. As of October 3, 2024, there are 103,020,816 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of our common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

No shareholders of the Company holding common stock have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Company.

Preferred Stock

The Amended Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the Business Combination. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of our common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of our common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of our common stock upon exercise of a warrant unless the Company’s common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

If a registration statement covering the shares of our common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Company’s common stock issuable upon exercise of the warrants is not effective within a specified period following the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

To date, the shares of common stock have not traded at a price that would allow us to call the Public Warrants for redemption. If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. In the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the warrant agreement, notice of redemption will be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. In addition, the Company will issue a press release and file a current report on Form 8-K with the Securities and Exchange Commission containing notice of redemption. The Company is not contractually obligated to notify investors when its warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the warrant agreement.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the

“fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (i) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) and (ii) one (1) minus the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of our common stock in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of our common stock in connection with an Extension requiring a stockholder vote to amend the Charter (i) for an Extension or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of our common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Placement Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Pono. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our common stock to be issued to the warrant holder.

Placement Warrants

Except as described below, the Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Placement Warrants (including our common stock issuable upon exercise of the Placement Warrants) are not transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor) and will be entitled to registration rights, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Placement Warrants on a cashless basis. The Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. The payment of any cash dividends will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

The Amended Charter and the Company’s bylaws and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company’s board of directors and therefore depress the trading price of the Company’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the Company’s board of directors or taking other corporate actions, including effecting changes in the management of the Company. Among other things, the Amended Charter and the Company’s bylaws include provisions regarding:

•        the ability of the Company’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the board;

•        the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

•        the exclusive right of the Company’s board of directors to elect a director to fill a vacancy created by the expansion of the Company’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company’s board of directors;

•        the requirement that directors may only be removed from the Company’s board of directors for cause;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of stockholders may be called only by the Company’s board of directors, the chairperson of the Company’s board of directors, the Company’s chief executive officer or the Company’s president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of the Amended Charter or the Company’s bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company’s board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the Company’s board of directors to amend the bylaws, which may allow the Company’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Company’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company’s board of directors or management.

Any provision of the Amended Charter, the Company’s bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for the Company’s common stock.

The Company is subject to statutory “anti-takeover” provisions under Delaware law; the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 of the DGCL which may prohibit certain business combinations with stockholders owning 15% or more of the Company’s outstanding voting stock. These anti-takeover provisions and other provisions in the Company’s Amended Charter and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of the Company’s board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving the Company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause the Company to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in the Company’s board of directors could cause the market price of the Company’s common stock to decline.

Certain provisions of the Company’s amended and restated bylaws are intended to strengthen the position of the Company’s board of directors in the event of a hostile takeover attempt. These provisions have the effect of providing the Company’s board of directors with the sole power to fill vacancies on the Company’s board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent (10%) or more of the entire capital stock of the corporation issued and outstanding and entitled to vote. The Company may include provisions in its certificate of incorporation that may discourage a third party from making a proposal to acquire us, even if some of its stockholders might consider the proposal to be in their best interests. For example, the Company may amend its certificate of incorporation to authorize its board of directors to issue one (1) or more classes or series of preferred stock that could discourage or delay a tender offer or change in control. In addition, the Company may enter into a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

Exclusive Forum for Certain Lawsuits

The Amended Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to the Company or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The Amended Charter also provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Registration Rights

The holders of the Founder Shares and Placement Units (and any securities underlying the Placement Units) are entitled to registration rights pursuant to the registration rights agreement that was signed at the time of the IPO, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

The Company’s common stock and warrants are currently quoted on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the symbols “SBC” and “SBCWW,” respectively.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock they hold registered for resale covered by this prospectus.

This prospectus relates to the possible offer and resale from time to time by the Selling Securityholders of 9,350,846 shares of common stock under this prospectus.

The following table provides, as of October 3, 2024, information regarding the beneficial ownership of our securities held by each Selling Securityholder, the securities that may be sold by each Selling Securityholder under this prospectus and the number and percentage of securities that each Selling Securityholder will beneficially own after this offering. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Securityholders have voting and investment power.

The Selling Securityholders are not making any representation that any shares of common stock covered by this prospectus will be offered for sale. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Name of Selling Securityholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering			Maximum Number of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Beneficially Owned after Offering
	Number(1)	Percent(2)			Number	Percent(2)
Second ZUU Target Fund for SBC Medical Group HD Investment Business Partnership(4)	2,325,279	2.26%		2,325,279	0	*%
Dustin Shindo(5)	1,624,145	1.57%		989,770	634,375%
ZUU Funders Co. Ltd.(6)	1,503,473	1.46%		1,503,473	0	*%
Mehana Capital LLC(7)	1,494,810	1.44%		1,494,810	0	*%
HeartCore Enterprise, Inc.(8)	812,719	*	%	812,719	0	*%
Kotaro Chiba(9)	333,525	*	%	333,525	0	*%
Haruki Satomi(10)	240,000	*	%	240,000	0	*%
Hiroshi Tomishima(11)	160,000	*	%	160,000	0	*%
Darryl Nakamoto(12)	100,000	*	%	100,000	0	*%
Atsumi Hasegawa(13)	100,000	*	%	100,000	0	*%
FFG FOF No.1 Investment Limited Partnership(14)	100,000	*	%	100,000	0	*%
Radcliffe SPAC Master Fund, L.P.(15)	100,000	*	%	100,000	0	*%
Amethyst Arbitrage International Master Fund(16)	96,030	*	%	96,030	0	*%
Kobashi Holdings Corporation(17)	80,000	*	%	80,000	0	*%
ENECHANGE Corporation(18)	80,000	*	%	80,000	0	*%

Name of Selling Securityholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering			Maximum Number of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Beneficially Owned after Offering
	Number(1)	Percent(2)			Number	Percent(2)
Masaki Yamamoto(19)	80,000	*	%	80,000	0	*	%
HIBC(20)	80,000	*	%	80,000	0	*	%
Wolverine Flagship Fund Trading Limited(21)	83,250	*	%	83,250	0	*	%
Midas Capital Flagship Fund(22)	68,705	*	%	68,705	0	*	%
Verition Multi-Strategy Master Fund Ltd.(23)	60,285	*	%	60,285	0	*	%
Akihiro Yamamoto(24)	56,000	*	%	56,000	0	*	%
Trisha Nomura(25)	50,000	*	%	50,000	0	*	%
Shuhei Komatsu(26)	50,000	*	%	50,000	0	*	%
Tatsuo Terabe(27)	48,000	*	%	48,000	0	*	%
Tohru Akaura(28)	40,000	*	%	40,000	0	*	%
Six Tree Capital(29)	40,000	*	%	40,000	0	*	%
Kazuo Sato(30)	40,000	*	%	40,000	0	*	%
Allison Van Orman(31)	40,000	*	%	40,000	0	*	%
Masahiko Homma(32)	40,000	*	%	40,000	0	*	%
Tsubasa Murakami(33)	24,000	*	%	24,000	0	*	%
Mike Sayama(34)	15,000	*	%	15,000	0	*	%
Jason Fujimoto(35)	10,000	*	%	10,000	0	*	%
Adam Bauer(36)	10,000	*	%	10,000	0	*	%

____________

*        Less than 1%

(1)      The amounts and percentages of common stock beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)      Based on 103,020,816 shares of common stock issued and outstanding.

(3)      The shares of common stock shown in this column includes shares of common stock that are offered for resale by the Selling Securityholders.

(4)      Second ZUU Target Fund for SBC Medical Group HD Investment Business Partnership (“ZUU”) is the record and beneficial owner of the securities set forth in the table. Kazumasa Tomita, the CEO of ZUU, has voting control and investment discretion over the securities reported herein that are held by ZUU. The address of ZUU is 3-6-28 Aobadai, Meguroku, Tokyo 154-0042 Japan.

(5)      Dustin Shindo’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816. Includes 634,375 shares underlying private warrants which may be exercised within 60 days hereof.

(6)      ZUU Funders Co. Ltd. (“ZUU”) is the record and beneficial owner of the securities set forth in the table. Kazumasa Tomita, the CEO of ZUU, has voting control and investment discretion over the securities reported herein that are held by ZUU. The address of ZUU is 3-6-28 Aobadai, Meguroku, Tokyo 154-0042 Japan.

(7)      Includes 860,435 shares of common stock (“Sponsor Shares”), which Mehana Capital LLC has a right to receive under the Merger Agreement, which shall be issued on the date that is the earlier of (a) the six (6) month anniversary of the Closing or (b) the expiration of the “Founder Shares Lock-up Period” (as defined in the Insider Letter), provided, however, that Mehana Capital LLC in its sole discretion may direct the Company to issue all or a portion of the Sponsor Shares on such earlier or later date as it shall determine (which date shall not be earlier than the Closing). Mehana Capital LLC is the record and beneficial owner of the securities set forth in the table. Dustin Shindo, the Managing Member of Mehana Capital LLC, has voting control and investment discretion over the securities reported herein that are held by Mehana Capital LLC. The address of Mehana Capital LLC is 4348 Waialae Ave #632, Honolulu, Hawaii 968.

(8)      HeartCore Enterprise, Inc. (“HeartCore”) is the record and beneficial owner of the securities set forth in the table. Sumitaka Yamamoto, the Chief Executive Officer of HeartCore, has voting control and investment discretion over the securities reported herein that are held by HeartCore. The address of HeartCore is 1-2-33, Higashigotanda, Shinagawa-ku, Tokyo, Japan.

(9)      Kotaro Chiba’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(10)    Haruki Satomi’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(11)    Hiroshi Tomishima’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(12)    Darryl Nakamoto’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(13)    Atsumi Hasegawa’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(14)    FFG FOF No.1 Investment Limited Partnership (“FFG”) is the record and beneficial owner of the securities set forth in the table. Yasuhiko Yoshida, the President and Representative Director of FFG, has voting control and investment discretion over the securities reported herein that are held by FFG. The address of FFG is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816

(15)    Radcliffe SPAC Master Fund, L.P. (“Radcliffe”) is the record and beneficial owner of the securities set forth in the table. Steve Katznelson, the Chief Investment Officer of Radcliffe Capital Management, has voting control and investment discretion over the securities reported herein that are held by Radcliffe. The address of Radcliffe is 50 Monument Road, Suite 300 Bala Cynwyd, PA 19004.

(16)   Amethyst Arbitrage International Master Fund (“Amethyst”) is the record and beneficial owner of the securities set forth in the table. Bryan Nunnelley, the Chief Executive Officer, of Crystalline Management, has voting control and investment discretion over the securities reported herein that are held by Amethyst. The address of Amethyst is 1525 – 1002, rue Sherbrooke Ouest Montréal (Québec) Canada H3A 3L6

(17)    Kobashi Holdings Corporation (“Kobashi”) is the record and beneficial owner of the securities set forth in the table. Shojiro Kobashi, the President and Representative Director of Kobashi, has voting control and investment discretion over the securities herein that are held by Kobashi. The address of Kobashi is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(18)    ENECHANGE Corporation (“Enechange”) is the record and beneficial owner of the securities set forth in the table. Tomoya Maruoka, the Chief Executive Officer of Enechange, has voting control and investment discretion over the securities reported herein that are held by Enechange. The address of Enechange is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(19)    Masaki Yamamoto’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(20)    HIBC is the record and beneficial owner of the securities set forth in the table. Noboru Hachimine, the Chief Executive Officer of HIBC, has voting control and investment discretion over the securities reported herein that are held by HIBC. The address of HIBC is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(21)    Wolverine Flagship Fund Trading Limited (“Wolverine”) is the record and beneficial owner of the securities set forth in the table. Christopher Lazarus Gust, the Chief Executive Officer and Chief Investment Officer of Wolverine, has voting control and investment discretion over the securities reported herein that are held by Wolverine. The address of Wolverine is 175 W. Jackson Blvd., Suite 340 Chicago, IL 60604.

(22)    Midas Capital Flagship Fund (“Midas”) is the record and beneficial owner of the securities set forth in the table. Hideki Yoshimura, the Chief Executive Officer of Midas, has voting control and investment discretion over the securities reported herein that are held by Midas. The address of Midas is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(23)    Verition Multi-Strategy Master Fund Ltd. (“Verition”) is the record and beneficial owner of the securities set forth in the table. Nicholas Maounis, the CEO of Verition, has voting control and investment discretion over the securities reported herein that are held by Verition. The address of Verition is One American Lane Greenwich, Connecticut 06831.

(24)    Akihiro Yamamoto’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(25)    Trisha Nomura’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(26)    Shuhei Komatsu’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(27)    Tatsuo Terabe’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(28)    Tohru Akaura’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(29)    Six Tree Capital (“Six Tree”) is the record and beneficial owner of the securities set forth in the table. Gary E. Zimmerman, the Managing Partner of Six Tree, has voting control and investment discretion over the securities reported herein that are held by Six Tree. The address of Six Tree is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(30)    Kazuo Sato’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(31)    Allison Van Orman’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(32)    Masahiko Homma’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(33)    Tsubasa Murakami’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(34)    Mike Sayama’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(35)    Jason Fujimoto’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(36)    Adam Bauer’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

PLAN OF DISTRIBUTION

Issuance of Common Stock Underlying Warrants

Pursuant to the terms of the Warrants, the shares of Common Stock issuable upon exercise thereof will be distributed to those Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

Resale of Common Stock and Private Placement Warrants by Selling Securityholders

We are registering common stock and Private Placement Warrants offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common stock and Private Placement Warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on the Nasdaq Global Market, Nasdaq Capital Market or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. The securities registered for resale in this prospectus being offered by the Selling Securityholders will be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their common stock or Private Placement Warrants or interests therein:

•        ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•        block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker dealer as principal and resale by the broker dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Securityholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of securities offered by this prospectus, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of securities being offered by the Selling Securityholders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised by a holder thereof.

The Selling Securityholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Securityholders and any broker-dealer participating in the distribution of the securities will be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If the Selling Securityholders want to sell its securities under this prospectus in the United States, the Selling Securityholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act, or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for the Selling Securityholders will be able to advise the Selling Securityholders in which states our securities are exempt from registration with that state for secondary sales.

Any person who purchases our securities from the Selling Securityholders offered by this prospectus who then wants to sell such securities will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and the Selling Securityholders indicates in which state(s) such Selling Securityholders desires to sell such Selling Securityholder’s securities, we will be able to identify whether such Selling Securityholder will need to register or will be able to rely on an exemption therefrom.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholder and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all of our fees and expenses incident to the registration of the securities covered by this prospectus, including with regard to compliance with state securities or “blue sky” laws. The registration expenses of any registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective, will be borne by the Company.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of our common stock, or the availability for future sale of shares of common stock, will have on the market price of shares of our common stock prevailing from time to time. The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Prior to the possible offer and resale by this prospectus, we have a total of 103,020,816 shares of our common stock outstanding. Of these shares, approximately 1,571,445 shares are tradeable without restriction by persons other than our “affiliates”. The remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”), and may not be sold absent registration under the Securities Act or compliance with Rule 144 thereunder or in reliance on another exemption from registration. Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with that issuer.

Prior to the possible offer and resale of the securities offered by this prospectus, we also have 11,500,000 Public Warrants, each Public Warrant entitles the holder thereof to purchase one share of common stock for $11.50 per share.

Equity Plans

On August 23, 2024, the Company’s stockholders approved the SBC Medical Group Holdings Incorporated Equity Incentive Plan (the “Plan”). The Company’s board of directors approved the Plan on August 9, 2024. The Plan reserved the issuance of 15,000,000 shares of common stock as equity awards in accordance with the Plan. We expect to file a registration statement on Form S-8 under the Securities Act to register the offer and sale of all shares of common stock or securities convertible or exchangeable for shares of our common stock issuable under the Plan and the shares of our common stock registered under such registration statement will be available for resale by nonaffiliates in the public market without restriction under the Securities Act and by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

At the closing of the Business Combination, certain significant stockholders of SBC Medical Group, Inc. entered into a registration rights agreement with us providing for the right to three demand registrations, piggy-back registrations and shelf registrations with respect to shares of our common stock. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

Lock-Up Agreements

In connection with the Business Combination, certain stockholders of SBC Medical Group, Inc. (“Legacy SBC”) and certain of Legacy SBC’s officers and directors (such stockholders, the “Company Holders”) entered into a lock-up agreement (the “Lock-up Agreement”) pursuant to which they will be contractually restricted, during the Lock-up Period (as defined below), from selling or transferring any of (i) their shares of SBC common stock held immediately following the Closing and (ii) any of their shares of SBC common stock that result from converting securities held immediately following the Closing (the “Lock-up Shares”). The “Lock-up Period” means the period commencing at Closing and end the earliest of: (a) six months from the Closing, (b) the date the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property and (c) the date on which the closing sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing; provided that 1/3 of such restricted shares shall be released from such restrictions if the closing stock price of the Company’s common stock reaches each of $13.00, $15.00, and $17.00.

The Sponsor is subject to a lock-up pursuant to a letter agreement (the “Sponsor Lock-up Agreement”), entered into at the time of the IPO (as defined below), among Pono, the Sponsor and the other parties thereto, pursuant to which the Sponsor is subject to a lock-up beginning on the Closing and end the earliest of: (a) six months from the

Closing, (b) the date the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Company’s stockholders having the right to exchange their shares of the Company’s common stock for cash, securities or other property and (c) the date on which the closing sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred and fifty (150) days after the Closing; provided that ⅓ of such restricted shares shall be released from such restrictions if the closing stock price of Pono common stock reaches each of $13.00, $15.00, and $17.00. “IPO” means Pono’s public offering of 11,500,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $115,000,000, which was consummated on August 9, 2022.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of a company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then-outstanding shares of common stock, or (2) if and when the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and availability of current public information about our company. A person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the “Super” Form 8-K related to the Business Combination filed on September 20, 2024).

Following the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Transfer Agent

The Company’s transfer agent and registrar for our common stock and Public Warrants is Continental Stock Transfer & Trust Company located at 1 State Street, New York, NY 10004 and their telephone is (212) 509-4000.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who hold the securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare contribution tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        insurance companies;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our voting shares;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        dealers or traders subject to a mark to market method of accounting with respect to the securities;

•        persons holding the securities as part of a “straddle,” hedge, constructive sale, conversion or other integrated or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass through entities for U.S. federal income tax purposes; and

•        tax exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. tax law other than the U.S. federal income tax (such as gift, estate or Medicare contribution taxes) or except as discussed below, any tax reporting obligations of a holder of our securities. This discussion also assumes that any distribution made (or deemed made on our securities and any consideration received (or deemed received) by a holder from the sale or other disposition of our securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP

AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Personal Holding Company Status

We could be subject to a second level of U.S. federal income tax on a portion of our income if we are determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations, pension funds and charitable trusts) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, certain royalties, annuities and, under certain circumstances, rents).

Depending on the date and size of our transactions, at least 60% of our adjusted ordinary gross income may consist of PHC income as discussed above. In addition, depending on the concentration of our stock in the hands of individuals, including the members of our sponsor and certain tax-exempt organizations, pension funds and charitable trusts, more than 50% of our stock may be owned or deemed owned (pursuant to the constructive ownership rules) by such persons during the last half of a taxable year. Thus, no assurance can be given that we will not become a PHC following this offering or in the future. If we are or were to become a PHC in a given taxable year, we would be subject to an additional PHC tax, currently 20%, on our undistributed PHC income, which generally includes our taxable income, subject to certain adjustments. The PHC requirements may apply to us in the taxable year of the offering and/or future taxable years.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Taxation of Distributions.    If we pay cash distributions to U.S. holders of shares of our common stock, such distributions generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities.    Upon a sale or other taxable disposition of our securities which, in general, would include a redemption of common, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in such securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to various limitations that are not described herein because a discussion of such limitations depends on each U.S. holder’s particular facts and circumstances.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its securities so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost less, in the case of a share of common stock, any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding.    In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

•        a non resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of a security.

Taxation of Distributions.    In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities.    A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our securities, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our securities from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding.    Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our securities. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our securities, and, beginning January 1, 2019, sales or other disposition proceeds from our securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner of the payment that is not a foreign financial institution (or that is a foreign financial institution entitled to a reduced rate of withholding tax with respect to such payment under an income tax treaty) generally may be entitled to a refund or credit of any amounts withheld by filing a U.S. federal income tax return and providing certain other information to the IRS (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anthony, Linder & Cacomanolis, PLLC, 1700 Palm Beach Lakes Blvd, Suite 820, West Palm Beach, FL 33401.

EXPERTS

The financial statements of SBC Medical Group, Inc. (formerly known as SBC Medical Group Holdings Incorporated) as of December 31, 2023 and 2022, and for the years then ended, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of SBC Medical Group Holdings Incorporated (formerly known as Pono Capital Two, Inc.) as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and for the period from March 11, 2022 (inception) to December 31, 2022, included in this prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN THE REGISTRANT’S CERTIFYING ACCOUNTANT

Prior to the Business Combination, on March 20, 2023, the Board of Legacy SBC approved the engagement of MaloneBailey, LLP (“MaloneBailey”) as Legacy SBC’s independent registered public accounting firm to audit its consolidated financial statements for the years ending December 31, 2022 and 2021. MaloneBailey served as the independent registered public accounting firm of Legacy SBC prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), Pono’s independent registered public accounting firm prior to the Business Combination, was informed that it would be dismissed on September 19, 2024 and replaced by MaloneBailey as the Company’s independent registered public accounting firm.

The audit report of Marcum on Pono, the Company’s legal predecessor, financial statements as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and for the period from March 11, 2022 (inception) to December 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope, or accounting principles except for an explanatory paragraph in such report regarding substantial doubt about Pono’s ability to continue as a going concern.

During the period from March 11, 2022 (date of inception) through December 31, 2023, and the subsequent interim periods through June 30, 2024, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make a reference in connection with their opinion to the subject matter of the disagreement or reportable events as defined in Item 304(a)(1)(v) of Regulation S-K (“Regulation S-K”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a previously disclosed material weakness in Pono’s internal control over financial reporting identified by Pono, which resulted in the restatement of Pono’s financial statements for certain interim periods.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Delaware law, our fourth amended and restated certificate of incorporation, as amended, and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the common stock offered for resale by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information relating to us and our common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract or document.

The registration statement on Form S-1, of which this prospectus forms a part, including exhibits, is available at the SEC’s website at http://www.sec.gov.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
(FORMERLY PONO CAPITAL TWO, INC.)
INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 2024 (Unaudited) and December 31, 2023	F-28
Unaudited Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2024 and 2023	F-29
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the three and six months ended June 30, 2024 and 2023	F-30
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2024 and 2023	F-31
Notes to Unaudited Condensed Consolidated Financial Statements	F-32

SBC MEDICAL GROUP, INC.
(FORMERLY SBC MEDICAL GROUP HOLDINGS INCORPORATED)
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Pono Capital Two, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Pono Capital Two, Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2023 and for the period from March 11, 2022 (inception) through December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023 and for the period from March 11, 2022 (inception) through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses on or before November 9, 2024. The Company entered into an agreement and plan of merger with a business combination target on January 31, 2023; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to November 9, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after November 9, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum LLP

We have served as the Company’s auditor from 2022 to 2024.

Boston, MA
March 18, 2024

PONO CAPITAL TWO, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash	$284,394	$485,564
Prepaid expenses	110,149	236,625
Total Current Assets	394,543	722,189
Marketable securities held in Trust Account	20,850,793	119,220,016
Total Assets	$21,245,336	$119,942,205

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$43,910	$79,440
Accrued expenses	480,050	76,420
Convertible Promissory Note	1,000,000	—
Franchise tax payable	72,978	161,644
Income tax payable	11,317	248,508
Excise tax payable	1,000,789	—
Total Current Liabilities	2,609,044	566,012
Deferred underwriting fee payable	4,025,000	4,025,000
Total Liabilities	6,634,044	4,591,012

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 1,922,750 and 11,500,000 shares at redemption value of $10.72 and $10.32 per share as of December 31, 2023 and 2022, respectively	20,606,204	118,709,864

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 3,566,874(1) and 691,875 shares issued and outstanding (excluding 1,922,750 and 11,500,000 shares subject to possible redemption) at December 31, 2023 and December 31, 2022, respectively	357	69
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 1 and 2,875,000 issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	288
Additional paid-in capital	—	—
Accumulated deficit	(5,995,269)	(3,359,028)
Total Stockholders’ Deficit	(5,994,912)	(3,358,671)
Total Liabilities and Stockholders’ Deficit	$21,245,336	$119,942,205

____________

(1)      2,874,999 converted Class B shares are not subject to possible redemption

The accompanying notes are an integral part of these consolidated financial statements.

PONO CAPITAL TWO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2023	For the period from March 11, 2022 (inception) through December 31, 2022
Operating and formation costs	$1,635,452	$382,051
Franchise tax expense	137,379	161,644
Loss from Operations	(1,772,831)	(543,695)

Other Income:
Interest and dividend income on investments held in Trust Account	2,641,407	1,345,016
Income before income taxes	868,576	801,321
Income tax expense	(528,809)	(248,508)
Net income	$339,767	$552,813

Basic weighted average shares outstanding, Class A common stock	7,840,002	5,951,288
Basic net income per share, Class A common stock	$0.04	$0.06
Diluted weighted average shares outstanding, Class A common stock	7,900,002	5,951,288
Diluted net income per share, Class A common stock	$0.04	$0.06
Basic weighted average shares outstanding, Class B common stock	1,008,220	2,683,051
Basic net income per share, Class B common stock	$0.04	$0.06
Diluted weighted average shares outstanding, Class B common stock	1,008,220	2,683,051
Diluted net income per share, Class B common stock	$0.04	$0.06

The accompanying notes are an integral part of these consolidated financial statements.

PONO CAPITAL TWO, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	691,875	$69	2,875,000	$288	$—	$(3,359,028)	$(3,358,671)
Shareholder 2023 Non-Redemption Agreements	—	—	—	—	709,691	—	709,691
Shareholder 2023 Non-Redemption Agreements	—	—	—	—	(709,691)	—	(709,691)
Conversion of Class B common stock to Class A common stock	2,874,999	288	(2,874,999)	(288)	—	—	—
Excise tax	—	—	—	—	—	(1,000,789)	(1,000,789)
Accretion of Class A common stock subject to redemption to redemption amount	—	—	—	—	—	(1,975,219)	(1,975,219)
Net income	—	—	—	—	—	339,767	339,767
Balance at December 31, 2023	3,566,874	$357	1	$—	$—	$(5,995,269)	$(5,994,912)

The accompanying notes are an integral part of these consolidated financial statements.

PONO CAPITAL TWO, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM MARCH 11, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at March 11, 2022 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	2,875,000	288	24,712	—	25,000
Issuance of Placement Units	634,375	63	—	—	6,343,687	—	6,343,750
Issuance of Representative shares	57,500	6	—	—	67,269	—	67,275
Proceeds allocated to Public Warrants	—	—	—	—	2,978,500	—	2,978,500
Value of offering costs allocated to the fair value of equity instruments	—	—	—	—	(205,388)	—	(205,388)
Accretion of Class A common stock subject to redemption to redemption amount	—	—	—	—	(9,208,780)	(3,911,841)	(13,120,621)
Net income	—	—	—	—		552,813	552,813
Balance at December 31, 2022	691,875	$69	2,875,000	$288	$—	$(3,359,028)	$(3,358,671)

____________

(1)      Includes up to 375,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). The underwriters exercised their over-allotment option in full on August 9, 2022; thus, no shares of common stock remain subject to forfeiture as of August 9, 2022 (see Note 5).

The accompanying notes are an integral part of these consolidated financial statements.

PONO CAPITAL TWO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2023	For the period from March 11, 2022 (inception) through December 31, 2022
Cash Flows from Operating Activities:
Net income	$339,767	$552,813
Adjustments to reconcile net income to net cash used in operating activities:
Interest and dividend income on investments held in Trust Account	(2,641,407)	(1,345,016)
Changes in operating assets and liabilities:
Prepaid expenses	126,476	(236,625)
Accounts payable	(35,530)	79,440
Accrued expenses	403,630	76,420
Franchise tax payable	(88,666)	161,644
Income tax payable	(237,191)	248,508
Net cash used in operating activities	(2,132,921)	(462,816)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(117,875,000)
Proceeds from Trust Account to pay taxes	931,751	—
Proceeds from Trust Account for payment to redeeming stockholders	100,078,879	—
Net cash provided by (used in) investing activities	101,010,630	(117,875,000)

Cash Flows from Financing Activities:
Proceeds from convertible promissory note	1,000,000	—
Payment to redeeming stockholders	(100,078,879)	—
Proceeds from sale of private placement units		6,343,750
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discount paid		113,045,000
Proceeds from promissory note – related party	—	300,000
Repayment of Promissory note – related party		(300,000)
Advance from Sponsor for payment of formation costs	—	412
Repayment to Sponsor for payment of formation costs	—	(412)
Payment of offering costs	—	(590,370)
Net cash (used in) provided by financing activities	(99,078,879)	118,823,380

Net Change in Cash	(201,170)	485,564
Cash – Beginning of period	485,564	—
Cash – End of period	$284,394	$485,564

Supplemental disclosure of non-cash investing and financing activities:
Excise tax related to redemption of Class A common stock	$1,000,789	$—
Shareholder 2023 Non-Redemption Agreements	$709,691	$—
Accretion of Class A common stock subject to redemption to redemption amount	$1,975,219	$13,120,621
Fair value of Representative Shares	$—	$67,275
Deferred underwriting fee payable	$—	$4,025,000
Cash paid for income and franchise taxes	$992,045	—

The accompanying notes are an integral part of these consolidated financial statements.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Pono Capital Two, Inc. (the “Company”) is a blank check company incorporated in Delaware on March 11, 2022. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from March 11, 2022 (inception) through December 31, 2023 relates to the Company’s formation and initial public offering (“Initial Public Offering”) and subsequent costs related to completing a business combination. The Company will not generate any operating revenues until after the completion of a business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on August 4, 2022. On August 9, 2022, the Company consummated the Initial Public Offering of 11,500,000 units, (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), including 1,500,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $115,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 634,375 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Mehana Capital LLC (the “Sponsor”), including 63,000 Placement Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $6,343,750, which is described in Note 4.

Following the closing of the Initial Public Offering on August 9, 2022, an amount of $117,875,000 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”), and will be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $6,637,645, consisting of $1,955,000 of cash underwriting fees, $4,025,000 of deferred underwriting fees and $67,275 of costs related to Representative Shares and $590,370 of other offering costs. In addition, at December 31, 2023, $284,394 of cash was held outside of the Trust Account and is available for working capital purposes.

On September 23, 2022, the Company announced that the holders of the Units may elect to separately trade the Public Shares and the Public Warrants (as defined in Note 3) commencing on September 26, 2022. Those Public Shares not separated will continue to trade on The Nasdaq Global Market under the symbol “PTWOU,” and the Class A Common Stock and warrants that are separated will trade on The Nasdaq Global Market under the symbols “PTWO” and “PTWOW,” respectively.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that the Company will be able to complete a business combination successfully. The Company must complete a business combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial business combination. The Company will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The Company will provide its holders of Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a business combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.25 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a business combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a business combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such business combination and a majority of the shares voted are voted in favor of the business combination. If the Company seeks stockholder approval of a business combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a business combination.

The Sponsor has agreed (a) to vote its Class B common stock, the common stock included in the Placement Units and the Public Shares purchased in the Initial Public Offering in favor of a business combination, (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation with respect to the Company’s pre-business combination activities prior to the consummation of a business combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Class B common stock) and Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a business combination (or to sell any shares in a tender offer in connection with a business combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-business combination activity and (d) that the Class B common stock and Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a business combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased in the Initial Public Offering if the Company fails to complete its business combination.

Pursuant to the Third Amended and Restated Certificate of Incorporation of the Company, the Company had until 9 months (or up to 18 months from the closing of the Initial Public Offering at the election of the Company pursuant to nine one month extensions subject to satisfaction of certain conditions, including the deposit of $379,500 ($0.033 per unit) for such one month extension, into the Trust Account, or as extended by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation) from the closing of the Initial Public Offering to consummate a business combination (the “Combination Period”). On February 5, 2024, the Company filed an amendment to the Third Amended and Restated Certificate of Incorporation of the Company (i) to extend the Combination Period from February 9, 2023 to November 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account and (ii) to provide for the right of a holder of Class B common stock to convert such shares

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder If the Company is unable to complete a business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.25 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Liquidity

As of December 31, 2023, the Company had $284,394 in cash held outside of the Trust Account, working capital deficit, net of income tax payable and franchise tax payable of $1,129,417 and accumulated deficit of $5,995,269. The Company has incurred and expects to continue to incur significant costs in pursuit of the Company’s financing and acquisition plans. For the year ended December 31, 2023, the Company had a loss from operations of $1,772,831 and net cash used in operating activities was $2,132,921. The Company’s liquidity needs to date have been further satisfied through a Convertible Promissory Note of $1,000,000 issued on May 26, 2023. The Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the Initial Public Offering held outside of the Trust Account for paying existing accounts payable and consummating the Business Combination. Although certain of the Company’s initial stockholders, officers and directors or their affiliates have committed up to $1,500,000 Working Capital Loans (see Note 5) from time to time or at any time, there is no guarantee that the Company will receive such funds. In addition, the Company will have until November 9, 2024 to consummate a business combination. If a business combination is not consummated by November 9, 2024, less than one year after the date these consolidated financial statements are issued, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, along with the lack of liquidity, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 9, 2024. The Company intends to complete the initial business combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by November 9, 2024.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Risks and Uncertainties

The military action commenced in February 2022 between the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, as well as the military action between Hamas and Israel and the risk of escalations of other military conflicts have created and are expected to create global economic consequences. As a result, the Company’s ability to consummate a business combination, or the operations of a target business with which the Company ultimately consummates a business combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a business combination are not yet determinable. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax.

Any redemption or other repurchase that occurs on or after January 1, 2023, in connection with a business combination, votes relating to certain amendments to the Company’s Amended and Restated Certificate of Incorporation or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax in connection with a business combination, votes relating to certain amendments to the Company’s Amended and Restated Certificate of Incorporation or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. The mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to effect an extension of the time in which the Company must complete a business combination or complete a business combination.

Consideration of IR Act Excise Tax

On May 8, 2023, the Company’s stockholders redeemed 9,577,250 Class A shares for a total of $100,078,879. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future events will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of December 31, 2023 and determined that a contingent liability should be calculated and recorded. As of December 31, 2023, the Company recorded $1,000,789 of excise tax liability calculated as 1% of shares redeemed.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Proposed Business Combination

On January 31, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Pono Two Merger Sub, Inc., a Delaware corporation incorporated in January 2023, and a wholly-owned subsidiary of the Company (“Merger Sub”), SBC Medical Group Holdings Incorporated, a Delaware corporation (“SBC”), Mehana Capital, LLC, in its capacity as Purchaser Representative, and Yoshiyuki Aikawa, in his capacity as Seller Representative.

Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into SBC, with SBC continuing as the surviving corporation. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

As a condition to closing of the Business Combination, SBC will complete certain restructuring transactions pursuant to which SBC Medical Group Co., Ltd., a Japanese corporation (“SBC-Japan”) and certain related entities which carry on the business of SBC-Japan and such other related entities, will become subsidiaries of SBC.

As consideration for the Business Combination, the holders of SBC securities as of the closing of the Business Combination, collectively will be entitled to receive from the Company, in the aggregate, a number of the Company’s securities with an aggregate value equal to (a) $1,000,000,000, minus (b) the amount, if any, by which $3,000,000 exceeds SBC’s Net Working Capital, plus (c) the amount, if any, by which SBC’s Net Working Capital exceeds $3,000,000, minus (d) the aggregate amount of any outstanding indebtedness (minus cash held by SBC) of SBC at Closing, minus (e) specified transaction expenses of SBC associated with the Business Combination.

The Merger Consideration otherwise payable to SBC stockholders at the Closing is subject to a number of shares of Pono Class A common stock equal to three percent (3.0%) of the Merger Consideration being placed in escrow with an escrow agent to be agreed by the parties, for post-closing adjustments (if any) to the Merger Consideration.

The Merger Consideration is subject to adjustment after the Closing based on confirmed amounts of the Closing Net Indebtedness, Net Working Capital and transaction expenses as of the Closing Date. If the adjustment is a negative adjustment in favor of the Company, the escrow agent shall distribute to the Company a number of shares of the Company’s Class A common stock with a value equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of SBC, the Company will issue to the SBC stockholders an additional number of shares of the Company’s Class A common stock with a value equal to the adjustment amount.

On April 26, 2023, the Company entered into an amendment to the Merger Agreement (the “Amendment”) with the other parties thereto. Prior to the Amendment, the Merger Agreement provided that the 1,200,000 newly issued shares of Class A Common Stock (“Sponsor Shares”) will be issued to the Sponsor on the date that is the earlier of (a) the six (6) month anniversary of the Closing or (b) the expiration of the “Founder Shares Lock-up Period” (as defined in the Company’s Insider Letter with the initial stockholders). Pursuant to the Amendment, the Sponsor in its sole discretion may direct the Company to issue all or a portion of the Sponsor Shares on an earlier or later date as it may determine, which date will not be earlier than the Closing. In addition, pursuant to the Amendment, the date by which (i) SBC will complete its agreed upon disclosure schedules, (ii) the Company will complete its due diligence review of SBC, and (iii) the parties to the Merger Agreement will agree upon any modifications or amendments to the Merger Agreement to the terms and conditions therein, among other related matters, was extended from April 28, 2023 to May 31, 2023. SBC also agreed to purchase, or to cause one of its Affiliates to purchase, equity in the Sponsor in an amount equal to $1,000,000, by way of a separate agreement. In the event that the parties failed to agree upon and execute the investment documents by May 5, 2023, then, for a period of two business days thereafter, either party could have terminated the Merger Agreement by providing written notice to the other party. In the event that the investment documents were agreed upon and executed by all parties by May 5, 2023, but SBC did not make payment for the investment on or before May 15, 2023, then, for a period of two business days thereafter, the Company could have terminated the Merger Agreement by providing written notice to SBC. Neither party provided notice of termination of the Merger Agreement within two business days as a result of failing to agree upon the investment documents by May 5, 2023.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

On May 5, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), and the chairman adjourned the Special Meeting to May 8, 2023. During the Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from May 9, 2023 to February 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder (the “Extension Amendment”). The Company’s stockholders elected to redeem an aggregate of 9,577,250 shares of Class A common stock of the Company in connection with the Special Meeting. Following such redemptions, the amount of funds remaining in the trust account is approximately $20.0 million.

In connection with the Special Meeting, the Company and the Sponsor entered into the 2023 Non-Redemption Agreements with certain unaffiliated stockholders owning, in the aggregate, 998,682 shares of the Company’s Class A common stock, pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the Extension Amendment. In connection with the 2023 Non-Redemption Agreements, the Sponsor agreed to transfer to the stockholders that entered into such agreements Sponsor Shares upon the consummation of the Company’s initial business combination.

On May 8, 2023, the Sponsor converted 2,874,999 Founder Shares of Class B common stock into 2,874,999 shares of Class A common stock, pursuant to the Third Amended and Restated Certificate of Incorporation of the Company.

On February 3, 2024, the Company held a special meeting of stockholders (the “Special Meeting”), and the chairman adjourned the Special Meeting to February 3, 2024. During the Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from February 9, 2024 to November 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder (the “Extension Amendment”). The Company’s stockholders elected to redeem an aggregate of 273,334 shares of Class A common stock of the Company in connection with the Special Meeting. Following such redemptions, the amount of funds remaining in the trust account is approximately $17.9 million.

On February 27, 2024, the Company and SBC entered into an Amendment to the Note Purchase Agreement (the “Amended Note Purchase Agreement”), which increased the purchase price of the Note from $1,000,000 to $2,700,000. In connection with entering into the Amended Note Purchase Agreement, the Company and SBC amended the Note (the “Amended Note”) to increase the Principal Amount from $1,000,000 to $2,700,000. In consideration for entering into the Amended Note, each of the parties to the Merger Agreement agreed to release each other party from any claims arising out of any termination of the Merger Agreement or failure to consummate the transactions contemplated thereby.

Amended and Restated Merger Agreement

On June 21, 2023, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”) with the parties thereto. Prior to the A&R Merger Agreement, the Merger Agreement provided that by June 22, 2023: (i) SBC shall complete its agreed upon disclosure schedules, (ii) the Company shall complete its due diligence review of SBC, and (iii) the parties to the Original Agreement shall agree upon any modifications or amendments to the Original Agreement to the terms and conditions therein. The parties entered into the A&R Merger Agreement in connection with such requirements.

The A&R Merger Agreement revised the target companies to be directly or indirectly purchased by the Company following a restructuring of SBC’s corporate structure, to include only the Service Companies and Other Entities, and to no longer include the direct or indirect purchase of SBC’s Medical Corporations, and as a result, removed other references to the Medical Corporations, including the related representations and warranties, among others. Pursuant to the A&R Merger Agreement, the parties agreed that, following the date of the A&R Merger Agreement, SBC

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

used its commercially reasonable efforts to complete its disclosure schedules and delivered them to the Company by August 31, 2023. Upon delivery of the disclosure schedules to the Company, the disclosure schedules were deemed to modify and supplement SBC’s representations and warranties set forth in the A&R Merger Agreement. The A&R Merger Agreement also extended the date by which the Closing shall occur from September 30, 2023 (subject to extension) to December 31, 2023. Pursuant to the A&R Merger Agreement, the parties also agreed that any future expenses incurred in connection with the extension of the time by which the Company must complete its initial business combination shall be borne entirely by the Company, which replaces and supersedes the prior requirement under the Original Agreement for the Company and SBC to share such expenses equally. See the Current Report on Form 8-K filed by the Company with the SEC on June 22, 2023 for additional details.

On September 8, 2023, Pono entered into the First Amendment to the A&R Merger Agreement (the “Amendment”) with the parties thereto. Prior to the Amendment, the A&R Merger Agreement provided for the holders of SBC securities collectively to be entitled to receive from Pono, in the aggregate, a number of Pono securities with an aggregate value equal to (the “Merger Consideration”) (a) $1,200,000,000, minus (b) the amount, if any, by which $3,000,000 exceeds SBC’s Net Working Capital, plus (c) the amount, if any, by which SBC’s Net Working Capital exceeds $3,000,000, minus (d) the aggregate amount of any outstanding indebtedness (minus cash held by SBC) of SBC at Closing, minus (e) specified transaction expenses of SBC associated with the Business Combination. Pursuant to the Amendment, the $1,200,000,000 amount in the Merger Consideration calculation above was reduced to $1,000,000,000.

On October 26, 2023, Pono entered into the Second Amendment to the Merger Agreement (the “Amendment”) with the parties thereto. Prior to the Amendment, the Pono board of directors as of the Closing was to be designated as follows: (i) three persons designated prior to the Closing by SBC, two of whom must qualify as independent directors; (ii) one person designated prior to the Closing by Pono; and (iii) one person mutually agreed upon and designated prior to the Closing by Pono and SBC, who must qualify as an independent director. Following the Amendment, the Pono board of directors as of the Closing will be designated as follows: (i) three persons designated prior to the Closing by SBC, at least one of whom must qualify as an independent director; (ii) one person designated prior to the Closing by Pono, who must qualify as an independent director; and (iii) one person mutually agreed upon and designated prior to the Closing by Pono and SBC, who must qualify as an independent director.

On December 28, 2023, Pono entered into the Third Amendment to the Merger Agreement (the “Amendment”) with the parties thereto. The Amendment was entered into solely to extend the Outside Date (as defined in the Merger Agreement) from December 31, 2023 to March 31, 2024.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and December 31, 2022.

Investments Held in Trust Account

As of December 31, 2023 and December 31, 2022, the assets held in the Trust Account were held in money market funds, which were invested in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Such trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest and dividend income on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. The Company had $20,850,793 and $119,220,016 in investments held in the Trust Account as of December 31, 2023 and December 31, 2022, respectively.

Common Stock Subject to Possible Redemption

All of the Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the business combination and in connection with certain

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

amendments to the Company’s Amended and Restated Certificate of Incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus Public Shares would be required to be disclosed outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit.

As of December 31, 2023, the Class A common stock reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(2,978,500)
Issuance costs allocated to Class A common stock	(6,432,257)
Plus:
Accretion of Class A common stock subject to redemption to redemption amount	13,120,621
Class A common stock subject to possible redemption as of December 31, 2022	118,709,864
Plus:
Accretion of Class A common stock subject to redemption to redemption amount	1,975,219
Redemption of Class A common stock subject to redemption	(100,078,879)
Class A common stock subject to possible redemption as of December 31, 2023	$20,606,204

Income Taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740 — Income Taxes (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the unaudited condensed consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2023 and December 31, 2022 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income Per Share

Net income per share is computed by dividing net income by the weighted-average number of shares outstanding during the period. Therefore, the income per share calculation allocates income shared pro rata between Class A and Class B common stock. As a result, the calculated net income per share is the same for Class A and Class B common stock. The Company has not considered the effect of the Public Warrants (as defined in Note 3) and Placement Warrants (as defined in Note 4), to purchase an aggregate of 12,134,375 shares in the calculation of income per share, since the exercise of the warrants is contingent upon the occurrence of future events. The 100,000 Class A Shares (as defined in Note 5) that would be issuable upon conversion of the Convertible Promissory Note have been included in the calculation of diluted net income per ordinary share.

The following table reflects the calculation of basic and diluted net income per share:

	For the year ended December 31, 2023		For the period from March 11, 2022 (inception) through December 31, 2022
	Class A	Class B	Class A	Class B
Basic net income per share:
Numerator:
Net income	$301,052	$38,715	$381,031	$171,782
Denominator:
Basic weighted average shares outstanding	7,840,002	1,008,220	5,951,288	2,683,051
Basic net income per share	$0.04	$0.04	$0.06	$0.06

Diluted net income per share:
Numerator:
Net income	$301,313	$38,454	$381,031	$171,782
Denominator:
Diluted weighted average shares outstanding	7,900,002	1,008,220	5,951,288	2,683,051
Diluted net income per share	$0.04	$0.04	$0.06	$0.06

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets measured at fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. For derivative instruments that are classified as equity, the derivative instruments are initially measured at fair value (or allocated value), and subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statement of operations.

The warrants are not precluded from equity classification, and are accounted for as such on the date of issuance, and each balance sheet date thereafter.

Offering Costs

The Company complies with the requirements of ASC Topic 340, Other Assets and Deferred Costs and SEC Staff Accounting Bulletin (“SAB”) Topic 5A-Expenses of Offering. Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering date that are directly related to the Initial Public Offering. The Company recorded offering costs as a reduction of temporary equity in connection with the warrants and shares.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires public entities to disclose consistent categories and greater disaggregation of information in the rate reconciliation and for income taxes paid. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2024, with early adoption permitted. The accounting pronouncement is not expected to have a material impact on our consolidated financial statements and related disclosures.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on August 4, 2022. On August 9, 2022, the Company consummated the Initial Public Offering of 11,500,000 Units, including 1,500,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $115,000,000. Each Unit consisted of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 634,375 Placement Units at a price of $10.00 per Placement Unit in a private placement to the Sponsor, including 63,000 Placement Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $6,343,750. Each Placement Unit consists of one share of Class A common stock (“Placement Share”) and one warrant (“Placement Warrant”). The proceeds from the sale of the Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a business combination within the Combination Period, the proceeds from the sale of the Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 17, 2022, the Sponsor was issued 2,875,000 shares (the “Founder Shares”) of Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised the over-allotment option in full, so those shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees as disclosed herein) until, with respect to any of the Class B common stock, the earlier of (i) six months after the date of the consummation of a business combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a business combination, with respect to the remaining any of the Class B common stock, upon six months after the date of the consummation of a business combination, or earlier, in each case, if, subsequent to a business combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. On May 8, 2023, the Sponsor converted 2,874,999 Founder Shares of Class B common stock into 2,874,999 shares of Class A common stock, which shares include these same transfer restrictions.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Promissory Note — Related Party

On April 25, 2022, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). This loan is non-interest bearing and payable on the earlier of (i) March 31, 2023 or (ii) the date on which Company consummates the Initial Public Offering. Prior to the Initial Public Offering, the Company had borrowed $300,000 under the Promissory Note. The outstanding balance under the Promissory Note of $300,000 was repaid at the closing of the Initial Public Offering on August 9, 2022.

Administrative Support Agreement

The Company’s Sponsor has agreed, commencing from the date of the Initial Public Offering through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to Mehana Capital LLC, the Sponsor, $10,000 per month for these services to complete a business combination. For the year ended December 31, 2023, $120,000 was incurred and paid to Mehana Capital LLC for these services. For the period from March 11, 2022 (inception) through December 31, 2022, $50,000 was incurred and paid to Mehana Capital LLC for these services.

Convertible Promissory Note

On May 26, 2023, the Company entered into a Convertible Promissory Note with SBC, pursuant to which SBC agreed to loan the Company an aggregate principal of $1,000,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and is due and payable upon the earlier to occur of (i) the first business day following the consummation of the Company’s initial Business Combination and (ii) May 17, 2024, unless accelerated upon the occurrence of an event of default. There is an outstanding balance of $1,000,000 for this SBC loan as of December 31, 2023. The Convertible Promissory Note will automatically convert into Class A Common Stock at one share for each $10 in outstanding principal amount. As of December 31, 2023 and December 31, 2022, the outstanding balance under the Convertible Promissory Note amounted to an aggregate of $1,000,000 and $0, respectively.

Related Party Loans

In order to finance transaction costs in connection with the initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial business combination, the Company will repay such loaned amounts. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, including the repayment of loans from the Sponsor to pay for any amount deposited to pay for any extension of the time to complete the initial business combination, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Units, at a price of $10.00 per Unit at the option of the lender, upon consummation of the initial business combination. The Units would be identical to the Placement Units. The terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2023 and December 31, 2022, the Company did not have any outstanding related party loans other than the Convertible Promissory Note referenced above.

2023 Non-Redemption Agreements

On May 5, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), and the chairman adjourned the Special Meeting to May 8, 2023. On May 8, 2023, the Company held the Special Meeting. During the Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from May 9, 2023 to February 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account, and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

stock on a one-for-one basis prior to the closing of a business combination at the election of the holder. As approved by the stockholders of the Company, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on May 8, 2023. The Company’s stockholders elected to redeem an aggregate of 9,577,250 shares of Class A common stock of the Company in connection with the Special Meeting. Following such redemptions, the amount of funds remaining in the trust account was approximately $20 million.

In connection with the Special Meeting, the Company and the Sponsor entered into the 2023 Non-Redemption Agreements with certain unaffiliated stockholders owning, in the aggregate, 998,682 shares of the Company’s Class A common stock, pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the Extension Amendment.

The Company estimated the aggregate fair value of the 339,565 Sponsor Shares attributable to the Non-Redeeming Stockholders to be $709,691 or $2.09 per share. Each Non-Redeeming Stockholder acquired from the Sponsor an indirect economic interest in the Sponsor Shares. The excess of the fair value of the Sponsor Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, it was recognized by the Company as a capital contribution by the Sponsor to induce these holders of the Class A shares not to redeem, with a corresponding charge to additional paid-in capital to recognize the fair value of the shares transferred as an offering cost.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights Agreement

The holders of the Founder Shares and Placement Units (including securities contained therein) and Units (including securities contained therein) that may be issued upon conversion of working capital loans and extension loans, and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of the Units issued as part of the working capital loans and extension loans and Class A common stock issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

Underwriting Agreement

Simultaneously with the Initial Public Offering, the underwriters fully exercised the over-allotment option to purchase an additional 1,500,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $15,000,000.

The underwriters were paid a cash underwriting discount of $0.17 per Unit, or $1,955,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $4,025,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Representative Shares

Upon closing of the Initial Public Offering, the Company issued 57,500 shares of Class A common stock to the underwriters. The underwriters have agreed not to transfer, assign or sell the Representative Shares until the completion of the initial business combination. In addition, the underwriters have agreed (i) to waive their redemption

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

rights with respect to the Representative Shares in connection with the completion of the initial business combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the Representative Shares if the Company fails to complete its initial business combination within 18 months from the closing of the Initial Public Offering.

The Representative Shares are subject to a lock-up for a period of 180 days immediately following the commencement of sales of the registration statement pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales of the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners, registered persons or affiliates or as otherwise permitted under Rule 5110(e)(2).

The initial measurement of the fair value of the Representative Shares was determined using the market approach to value the subject interest. Based on the indication of fair value using the market approach, the Company determined the fair value of the Representative Shares to be $1.17 per share or $67,275 (for the 57,500 Representative Shares issued) as of the date of the Initial Public Offering (which is also the grant date).

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a business combination, the Company has granted EF Hutton a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(g)(3)(A)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2023 and December 31, 2022, there were 5,489,624 and 12,191,875 shares of Class A common stock issued and outstanding, including 1,922,750 and 11,500,000 shares of Class A common stock subject to possible redemption and classified as temporary equity. As of December 31, 2023 and December 31, 2022, the remaining 3,566,874 and 691,875 shares are classified as permanent equity and are comprised of 2,874,999 shares that were converted from Class B common stock into Class A common stock, 634,375 shares included in the Placement Units and 57,500 Representative Shares.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2023 and December 31, 2022, there were 1 and 2,875,000 shares of Class B common stock issued and outstanding, respectively. Of the 2,875,000 shares of Class B common stock outstanding as of December 31, 2022, up to 375,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On August 9, 2022, the underwriters exercised the over-allotment option in full, so those shares are no longer subject to forfeiture.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

The holders of record of the common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve the initial business combination, the insiders, officers and directors, have agreed to vote their respective shares of common stock acquired in the Initial Public Offering or following the Initial Public Offering in the open market, in favor of the proposed business combination.

Shares of Class B common stock shall be convertible into shares of Class A common stock on a one-for-one basis automatically on the closing of the business combination at a ratio for which the numerator shall be equal to the sum of 20% of all shares of Class A Common Stock issued and outstanding or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Company, related to or in connection with the consummation of the initial business combination (excluding any securities issued or issuable to any seller in the initial business combination, any Placement Warrants issued to the Sponsor or its affiliates upon conversion of loans to the Company) plus the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial business combination; and the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial business combination.

On May 8, 2023, the Sponsor converted 2,874,999 Founder Shares of Class B common stock into 2,874,999 shares of Class A common stock.

Warrants — As of December 31, 2023 and December 31, 2022, there were 11,500,000 Public Warrants and 634,375 Placement Warrants outstanding. Each whole Public Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering and 30 days after the completion of the initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A common stock. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of the initial business combination or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial business combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of the initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each Public Warrant holder; and

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise the redemption right if the issuance of shares of common stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the market value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants except that, so long as they are held by the Sponsor or its permitted transferees, (i) they (including the Class A common stock issuable upon exercise of these Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial business combination, and (ii) the holders thereof (including with respect to shares of Class A common stock issuable upon exercise of such Placement Warrants) are entitled to registration rights.

The Company accounts for the 12,134,375 warrants issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 634,375 Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

NOTE 8. INCOME TAXES

The Company’s net deferred tax assets (liabilities) as of December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets
Start-up costs	$318,746	$80,230
Net operating loss carryforwards	15,119	—
Total deferred tax assets	333,864	80,230
Valuation allowance	(333,864)	(80,230)
Deferred tax assets, net of allowance	$—	$—

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES (cont.)

The income tax provision for the year ended December 31, 2023 and 2022 consists of the following:

	December 31, 2023	December 31, 2022
Federal
Current	$528,809	$248,508
Deferred	(176,665)	(80,230)

State
Current	—	—
Deferred	(76,969)	—
Change in valuation allowance	253,634	80,230
Income tax provision	$528,809	$248,508

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period ended December 31, 2023 and 2022 the change in the valuation allowance was $253,634 and $80,230, respectively.

As of December 31, 2023 and 2022, the Company has $299,023 and $0, respectively, of state net operating loss carryovers, which do not expire, to offset future taxable income.

A reconciliation of the federal income tax rate to the Company’s effective tax rate are as follows:

	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	(6.5)%	0.0%
Previous tax year adjustment	1.5%	—%
Non-deductible transaction costs	15.7%	—%
Other permanent items, net	—%	—%
Change in valuation allowance	29.2%	10.0%
Income tax provision	60.9%	31.0%

The Company files income tax returns in the U.S. federal and the state of Hawaii jurisdictions and is subject to examination by the taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2023
Assets
Investments held in Trust Account:	—	—	—	—
U.S. Treasury Securities	$20,850,793	$20,850,793	$—	$—

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2022
Assets
Investments held in Trust Account:	—	—	—	—
U.S. Treasury Securities	$119,220,016	$119,220,016	$—	$—

NOTE 10. SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than those subsequent events described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 11, 2024, Pono Capital Two, Inc., a Delaware corporation (the “Company” or “Pono”), filed an amended preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with the special meeting of stockholders. As more fully described in the proxy statement, the special meeting will be held for the purpose of considering and voting on a proposal to amend (the “Extension Amendment”) the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”), to extend the date by which the Company has to consummate a business combination from February 9, 2024 to November 9, 2024.

In connection with the Extension Amendment, public stockholders may elect to redeem their shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with the Company’s initial public offering (the “Trust Account”), including interest not previously released to the Company to pay franchise and income taxes, divided by the number of then outstanding public shares. If the Extension Amendment is approved by the requisite vote of stockholders, the remaining holders of public shares will retain their right to redeem their public shares when the business combination is submitted to the stockholders, subject to any limitations set forth in the Charter, as amended by the Extension Amendment.

On January 11, 2024, the Company entered into the 2024 Non-Redemption Agreement with an unaffiliated investor (the “Holder”) which agreed to acquire from public stockholders of the Company 1,500,000 to 1,700,000 shares of Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”) in the open market, at a prices no higher than the redemption price per share payable to stockholders who exercise redemption rights in connection with the stockholder vote to approve the Company’s proposed business combination (“Business Combination”) with SBC Medical Group Holdings Incorporated, a Delaware corporation (the “Target”), prior to the stockholder meeting to vote on the Extension Amendment (the “Meeting Date”) and to agree to waive its redemption rights and hold the shares until after the closing of the Business Combination. In consideration of the Holder’s agreement to waive its redemption rights with respect to the shares, and subject to (i) the Holder acquiring 1,500,000 to 1,700,000 shares of Common Stock in the open market, and (ii) Holder’s satisfaction of its other obligations under the 2024 Non-Redemption Agreement, the Company, on the closing date of the Business Combination, provided that Holder has continued to hold the Holder’s shares through the closing date, Target and Yoshiyuki Aikawa, the chief executive officer of the Target, shall cause to be issued or transferred to Holder a number of shares of Common Stock held by Dr. Aikawa (the “Incentive Shares”), which will equal one (1) Incentive Share for each public share purchased in the open market pursuant to the 2024 Non-Redemption Agreement that is continuously owned by Holder until the closing date of the Business Combination. The 2024 Non-Redemption Agreement terminates on the earliest to occur of (i) the closing date of the Business Combination, (ii) the termination of the related Business Combination Agreement, or (iii) April 30, 2024 (the “Clearance Date”) if the Company has not cleared all SEC comments to its proxy statement in connection with the Business Combination by that date. On March 15, 2024, the parties to the 2024 Non-Redemption Agreement entered into an amendment to the 2024 Non-Redemption Agreement to extend the Clearance Date to June 30, 2024, and to agree to close the business combination on or before August 31, 2024.

PONO CAPITAL TWO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. SUBSEQUENT EVENTS (cont.)

On February 3, 2024, the Company held a special meeting of stockholders (the “Special Meeting”), and the chairman adjourned the Special Meeting to February 3, 2024. During the Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from February 9, 2024 to November 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder (the “Extension Amendment”). The Company’s stockholders elected to redeem an aggregate of 273,334 shares of Class A common stock of the Company in connection with the Special Meeting. Following such redemptions, the amount of funds remaining in the trust account is approximately $17.9 million.

On February 27, 2024, the Company and SBC entered into an Amendment to the Note Purchase Agreement (the “Amended Note Purchase Agreement”), which increased the purchase price of the Note from $1,000,000 to $2,700,000. In connection with entering into the Amended Note Purchase Agreement, the Company and SBC amended the Note (the “Amended Note”) to increase the Principal Amount from $1,000,000 to $2,700,000. In consideration for entering into the Amended Note, each of the parties to the Merger Agreement agreed to release each other party from any claims arising out of any termination of the Merger Agreement or failure to consummate the transactions contemplated thereby.

PONO CAPITAL TWO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets:
Current assets:
Cash	$1,384,834	$284,394
Prepaid expenses	59,253	110,149
Total Current Assets	1,444,087	394,543
Marketable securities held in Trust Account	18,081,721	20,850,793
Total Assets	$19,525,808	$21,245,336

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$76,988	$43,910
Accrued expenses	659,634	480,050
Promissory Note	2,700,000	1,000,000
Franchise tax payable	15,545	72,978
Income tax payable	2,039	11,317
Excise tax payable	1,030,436	1,000,789
Total Current Liabilities	4,484,642	2,609,044
Deferred underwriting fee payable	4,025,000	4,025,000
Total Liabilities	8,509,642	6,634,044

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 188,645 and 1,922,750 shares at redemption value of $11.59 and $10.72 per share as of June 30, 2024 and December 31, 2023, respectively	$2,185,602	$20,606,204

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 5,027,645 and 3,566,874 shares issued and outstanding (excluding 188,645 and 1,922,750 shares subject to possible redemption as of June 30, 2024 and December 31, 2023, respectively)	503	357
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 1 share issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	15,426,142	—
Accumulated deficit	(6,596,081)	(5,995,269)
Total Stockholders’ Equity (Deficit)	8,830,564	(5,994,912)
Total Liabilities and Stockholders’ Equity (Deficit)	$19,525,808	$21,245,336

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PONO CAPITAL TWO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended		For the six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Operating and formation costs	$460,648	$430,842	$923,287	$805,330
Franchise tax expense	41,073	42,532	83,100	56,491
Loss from Operations	(501,721)	(473,374)	(1,006,387)	(861,821)

Other Income:
Interest and dividend income on investments held in Trust Account	233,962	836,888	491,297	2,101,363
(Loss) income before income taxes	(267,759)	363,514	(515,090)	1,239,542
Income tax expense	(40,507)	(166,728)	(85,722)	(429,423)
Net (loss) income	$(308,266)	$196,786	$(600,812)	$810,119

Basic weighted average shares outstanding, Class A common stock	5,216,290	8,288,366	5,270,356	8,621,878
Basic net (loss) income per share, Class A common stock	$(0.06)	$0.02	$(0.11)	$0.08
Diluted weighted average shares outstanding, Class A common stock	5,486,290	8,288,366	5,486,180	8,621,878
Diluted net (loss) income per share, Class A common stock	$(0.06)	$0.02	$(0.11)	$0.08
Basic weighted average shares outstanding, Class B common stock	1	1,200,550	1	2,033,149
Basic net (loss) income per share, Class B common stock	$(0.06)	$0.02	$(0.11)	$0.08
Diluted weighted average shares outstanding, Class B common stock	1	1,200,550	1	2,033,149
Diluted net (loss) income per share, Class B common stock	$(0.06)	$0.02	$(0.11)	$0.08

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PONO CAPITAL TWO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

	FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2023	3,566,874	357	1	$—	$—	$(5,995,269)	$(5,994,912)
Reclassification of Class A common stock upon purchase by Holder and forfeiture of redemption rights	1,435,811	144	—	—	15,504,766	—	15,504,910
Excise tax	—	—	—	—	(29,647)	—	(29,647)
Accretion of Class A common stock subject to redemption to redemption amount	—	—	—	—	(170,032)	—	(170,032)
Net loss	—	—	—	—	—	(292,546)	(292,546)
Balance at March 31, 2024	5,002,685	501	1	—	15,305,087	(6,287,815)	9,017,773
Accretion of Class A common stock subject to redemption to redemption amount	—	—	—	—	(152,567)	—	(152,567)
Reclassification of Class A common stock upon purchase by Holder and forfeiture of redemption rights	24,960	2	—	—	273,622	—	273,624
Net loss	—	—	—	—	—	(308,266)	(308,266)
Balance at June 30, 2024	5,027,645	$503	1	$—	$15,426,142	$(6,596,081)	$8,830,564
	FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	691,875	$69	2,875,000	$288	$—	$(3,359,028)	$(3,358,671)
Accretion of Class A common stock subject to redemption to redemption amount	—	—	—	—	—	(987,821)	(987,821)
Net income	—	—	—	—	—	613,333	613,333
Balance at March 31, 2023	691,875	69	2,875,000	288	$—	(3,733,516)	(3,733,159)
Shareholder non-redemption agreement	—	—	—	—	709,691	—	709,691
Shareholder non-redemption agreement	—	—	—	—	(709,691)	—	(709,691)
Conversion of Class B common stock to Class A common stock	2,874,999	288	(2,874,999)	(288)	—	—	—
Excise tax	—	—	—	—	—	(1,000,789)	(1,000,789)
Accretion of Class A common stock subject to redemption to redemption amount	—	—	—	—	—	(669,095)	(669,095)
Net income	—	—	—	—	—	196,786	196,786
Balance at June 30, 2023	3,566,874	$357	1	$—	$—	$(5,206,614)	$(5,206,257)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PONO CAPITAL TWO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the six months ended
	June 30, 2024	June 30, 2023
Cash Flows from Operating Activities:
Net (loss) income	$(600,812)	$810,119
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest and dividend income on investments held in Trust Account	(491,297)	(2,101,363)
Changes in operating assets and liabilities:
Prepaid expenses	50,896	57,764
Accounts payable	33,078	409
Accrued expenses	179,584	277,981
Franchise tax payable	(57,433)	(119,334)
Income tax payable	(9,278)	(240,577)
Net cash used in operating activities	(895,262)	(1,315,001)

Cash Flows from Investing Activities:
Proceeds from Trust Account for payment to redeeming stockholders	2,964,667	100,078,879
Proceeds from Trust Account to pay taxes	295,702	804,358
Net cash provided by investing activities	3,260,369	100,883,237

Cash Flows from Financing Activities
Proceeds from convertible promissory note	1,700,000	1,000,000
Payment to redeeming stockholders	(2,964,667)	(100,078,879)
Net cash used in financing activities	(1,264,667)	(99,078,879)

Net Change in Cash	1,100,440	489,357
Cash – Beginning of period	284,394	485,564
Cash – End of period	$1,384,834	$974,921

Supplemental disclosure of non-cash investing and financing activities:
Accretion of Class A common stock subject to redemption to redemption amount	$322,599	$1,656,916
Reclassification of Class A common stock upon purchase by Holder and forfeiture of redemption rights	$15,778,534	$—
Shareholder non-redemption agreement	$—	$709,691
Excise tax related to redemption of Class A common stock	$29,647	$1,000,789
Supplemental cash flow information
Cash paid for income and franchise taxes	$235,533	$845,824

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Pono Capital Two, Inc. (the “Company”) is a blank check company incorporated in Delaware on March 11, 2022. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2024, the Company had not commenced any operations. All activity for the period from March 11, 2022 (inception) through June 30, 2024 relates to the Company’s formation and initial public offering (“Initial Public Offering”) and activity related to identifying and completing the business combination. The Company will not generate any operating revenues until after the completion of a business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on August 4, 2022. On August 9, 2022, the Company consummated the Initial Public Offering of 11,500,000 units, (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), including 1,500,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $115,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 634,375 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Mehana Capital LLC (the “Sponsor”), including 63,000 Placement Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $6,343,750, which is described in Note 4.

Following the closing of the Initial Public Offering on August 9, 2022, an amount of $117,875,000 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”), and will be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $6,637,645, consisting of $1,955,000 of cash underwriting fees, $4,025,000 of deferred underwriting fees and $67,275 of costs related to Representative Shares and $590,370 of other offering costs. In addition, as of June 30, 2024, $1,384,834 of cash was held outside of the Trust Account and is available for working capital purposes.

On September 23, 2022, the Company announced that the holders of the Units may elect to separately trade the Public Shares and the Public Warrants (as defined in Note 3) commencing on September 26, 2022. Those Public Shares not separated will continue to trade on The Nasdaq Global Market under the symbol “PTWOU,” and the Class A Common Stock and warrants that are separated will trade on The Nasdaq Global Market under the symbols “PTWO” and “PTWOW,” respectively.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that the Company will be able to complete a business combination successfully. The Company must complete a business combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial business combination. The Company will only complete a business combination if the post-transaction company owns or acquires 50% or more

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its holders of Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a business combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.25 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a business combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a business combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such business combination and a majority of the shares voted are voted in favor of the business combination. If the Company seeks stockholder approval of a business combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a business combination.

The Sponsor has agreed (a) to vote its Class B common stock, the common stock included in the Placement Units and the Public Shares purchased in the Initial Public Offering in favor of a business combination, (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation with respect to the Company’s pre-business combination activities prior to the consummation of a business combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Class B common stock) and Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a business combination (or to sell any shares in a tender offer in connection with a business combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-business combination activity and (d) that the Class B common stock and Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a business combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased in the Initial Public Offering if the Company fails to complete its business combination.

Pursuant to the Third Amended and Restated Certificate of Incorporation of the Company, the Company had until 9 months (or up to 18 months from the closing of the Initial Public Offering at the election of the Company pursuant to nine one month extensions subject to satisfaction of certain conditions, including the deposit of $379,500 ($0.033 per unit) for such one month extension, into the Trust Account, or as extended by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation) from the closing of the Initial Public Offering to consummate a business combination (the “Combination Period”). On February 5, 2024, the Company

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

filed an amendment to the Third Amended and Restated Certificate of Incorporation of the Company (i) to extend the Combination Period from February 9, 2023 to November 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder If the Company is unable to complete a business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.25 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Liquidity

As of June 30, 2024, the Company had $1,384,834 in cash held outside of the Trust Account, working capital deficit, net of income, franchise, and excise tax payable and franchise tax payable of $1,992,535 and accumulated deficit of $6,596,081. The Company has incurred and expects to continue to incur significant costs in pursuit of the Company’s financing and acquisition plans. For the six months ended June 30, 2024 and 2023, the Company had loss from operations of $1,006,387 and $861,821, respectively and net cash used in operating activities was $895,262 and $1,315,001, respectively. Management plans to address this uncertainty with the successful closing of the business combination. The Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the Initial Public Offering held outside of the Trust Account for paying existing accounts payable and consummating the Business Combination. Although certain of the Company’s initial stockholders, officers and directors or their affiliates have committed up to $1,500,000 Working Capital Loans (see Note 5) from time to time or at any time, there is no guarantee that the Company will receive such funds. In addition, the Company will have until November 9, 2024 to consummate a business combination. If a business combination is not consummated November 9, 2024, less than one year after the date these unaudited condensed consolidated financial statements are issued, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, along with the lack of liquidity, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

should the Company be required to liquidate after November 9, 2024. The Company intends to complete the initial business combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by November 9, 2024.

Risks and Uncertainties

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax.

Any redemption or other repurchase that occurs on or after January 1, 2023, in connection with a business combination, votes relating to certain amendments to the Company’s Amended and Restated Certificate of Incorporation or otherwise, may be subject to the Excise Tax. Whether and to what extent the Company would be subject to the Excise Tax in connection with a business combination, votes relating to certain amendments to the Company’s Amended and Restated Certificate of Incorporation or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. The mechanics of any required payment of the Excise Tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to effect an extension of the time in which the Company must complete a business combination or complete a business combination.

Consideration of Inflation Reduction Act Excise Tax

On May 8, 2023 and February 5, 2024, the Company’s stockholders redeemed 9,577,250 and 273,334 Class A shares, respectively, for a total of $100,078,879 and $2,964,667, respectively. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists, the likelihood that the future events will confirm the loss or impairment of an asset, or the incurrence of a liability, can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of June 30, 2024 and determined that a contingent liability should be calculated and recorded. During the second quarter of 2024, the IRS issued final regulations with respect to the timing and payment of the excise tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024. The Company is currently evaluating its options with respect to payment of this obligation. If the Company is unable to pay its obligation in full, it will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full. As of June 30, 2024 and December 31, 2023, the Company recorded $1,030,436 and $1,000,789, respectively, of excise tax liability calculated as 1% of shares redeemed.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

Proposed Business Combination

On January 31, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”, as amended and restated on June 21, 2023, and as amended by the Fourth Amendment to the Merger Agreement on April 22, 2024, the “Merger Agreement”), by and among the Company, Pono Two Merger Sub, Inc., a Delaware corporation incorporated in January 2023, and a wholly-owned subsidiary of the Company (“Merger Sub”), SBC Medical Group Holdings Incorporated, a Delaware corporation (“SBC”), Mehana Capital, LLC, in its capacity as Purchaser Representative, and Yoshiyuki Aikawa, in his capacity as seller representative.

Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into SBC, with SBC continuing as the surviving corporation. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

As a condition to closing of the Business Combination, SBC will complete certain restructuring transactions pursuant to which SBC Medical Group Co., Ltd., a Japanese corporation (“SBC-Japan”) and certain related entities which carry on the business of SBC-Japan and such other related entities, will become subsidiaries of SBC.

As consideration for the Business Combination, the holders of SBC securities as of the closing of the Business Combination, collectively will be entitled to receive from the Company, in the aggregate, a number of the Company’s securities with an aggregate value equal to (a) $1,200,000,000, minus (b) the amount, if any, by which $3,000,000 exceeds SBC’s net working capital, plus (c) the amount, if any, by which SBC’s net working capital exceeds $3,000,000, minus (d) the aggregate amount of any outstanding indebtedness (minus cash held by SBC) of SBC at closing, minus (e) specified transaction expenses of SBC associated with the Business Combination.

The Merger Consideration (as defined below) otherwise payable to SBC stockholders at the closing is subject to a number of shares of Pono Class A common stock equal to three percent (3.0%) of the Merger Consideration being placed in escrow with an escrow agent to be agreed by the parties, for post-closing adjustments (if any) to the Merger Consideration.

The Merger Consideration is subject to adjustment after the closing based on confirmed amounts of the closing net indebtedness, net working capital and transaction expenses as of the closing date. If the adjustment is a negative adjustment in favor of Pono, the escrow agent shall distribute to Pono a number of shares of Pono Class A common stock with a value equal to the absolute value of the adjustment amount. If the adjustment is a positive adjustment in favor of SBC, Pono will issue to the SBC stockholders an additional number of shares of Pono Class A common stock with a value equal to the adjustment amount.

On April 26, 2023, the Company entered into an amendment to the Merger Agreement (the “Amendment”) with the other parties thereto. Prior to the Amendment, the Merger Agreement provided that the 1,200,000 newly issued shares of Class A Common Stock (“Sponsor Shares”) will be issued to the Sponsor on the date that is the earlier of (a) the six (6) month anniversary of the Closing or (b) the expiration of the “Founder Shares Lock-up Period” (as defined in the Company’s insider letter with the initial stockholders). Pursuant to the Amendment, the Sponsor in its sole discretion may direct the Company to issue all or a portion of the Sponsor Shares on an earlier or later date as it may determine, which date will not be earlier than the closing. In addition, pursuant to the Amendment, the date by which (i) SBC will complete its agreed upon disclosure schedules, (ii) the Company will complete its due diligence review of SBC, and (iii) the parties to the Merger Agreement will agree upon any modifications or amendments to the Merger Agreement to the terms and conditions therein, among other related matters, was extended from April 28, 2023 to May 31, 2023. SBC also agreed to purchase, or to cause one of its affiliates to purchase, equity in the Sponsor in an amount equal to $1,000,000, by way of a separate agreement. In the event that the parties failed to agree upon and execute the investment documents by May 5, 2023, then, for a period of two business days thereafter, either party could have terminated the Merger Agreement by providing written notice to the other party. In the event that the investment documents were agreed upon and executed by all parties by May 5, 2023, but SBC did not make payment for the investment on or before May 15, 2023, then, for a period of two business days thereafter, the Company could have

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

terminated the Merger Agreement by providing written notice to SBC. Neither party provided notice of termination of the Merger Agreement within two business days as a result of failing to agree upon the investment documents by May 5, 2023.

On May 5, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), and the chairman adjourned the Special Meeting to May 8, 2023. During the Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from May 9, 2023 to February 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a Business Combination at the election of the holder (the “Extension Amendment”). The Company’s stockholders elected to redeem an aggregate of 9,577,250 shares of Class A common stock of the Company in connection with the Special Meeting. Following such redemptions, the amount of funds remaining in the trust account is approximately $20.0 million.

In connection with the Special Meeting, the Company and the Sponsor entered into non-redemption agreements with certain unaffiliated stockholders owning, in the aggregate, 998,682 shares of the Company’s Class A common stock, pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the Extension Amendment. In connection with the non-redemption agreements, the Sponsor agreed to transfer to the stockholders that entered into such agreements Sponsor Shares upon the consummation of the Company’s initial Business Combination.

On May 8, 2023, the Sponsor converted 2,874,999 Founder Shares into 2,874,999 shares of Class A common stock, pursuant to the Third Amended and Restated Certificate of Incorporation of the Company.

On January 11, 2024, the Company entered into a non-redemption agreement with an unaffiliated investor (the “Holder”) which agreed to acquire from public stockholders of the Company 1,500,000 to 1,700,000 shares of Class A common stock, par value $0.0001 per share, of the Company in the open market, at a prices no higher than the redemption price per share payable to stockholders who exercise redemption rights in connection with the stockholder vote to approve the Company’s proposed business combination with SBC, prior to the stockholder meeting to vote on the Extension Amendment (the “Meeting Date”) and to agree to waive its redemption rights and hold the shares until after the closing of the Business Combination. In consideration of the Holder’s agreement to waive its redemption rights with respect to the shares, and subject to (i) the Holder acquiring 1,500,000 to 1,700,000 shares of Class A common stock in the open market, and (ii) Holder’s satisfaction of its other obligations under the non-redemption agreement, the Company, on the closing date of the Business Combination, provided that Holder has continued to hold the Holder’s shares through the closing date, SBC and Yoshiyuki Aikawa, the chief executive officer of the Target, shall cause to be issued or transferred to Holder the incentive shares, which will equal one (1) incentive share for each public share purchased in the open market pursuant to the non-redemption agreement that is continuously owned by holder until the closing date of the Business Combination. This non-redemption agreement originally terminated on the earliest to occur of (i) the closing date of the Business Combination, (ii) the termination of the related Business Combination Agreement, or (iii) April 30, 2024 if the Company had not cleared all SEC comments to its proxy statement in connection with the Business Combination by that date. On March 15, 2024, the parties to the non-redemption agreement entered into an amendment to the non-redemption agreement to extend the clearance date to June 30, 2024, and to agree to close the business combination on or before August 31, 2024. On August 8, 2024, the parties to the non-redemption agreement entered into an amendment to the non-redemption agreement to extend the clearance date to September 10, 2024, and to agree to close the business combination on or before September 16, 2024.

As of June 30, 2024, the Holder had purchased 1,460,771 Class A common stock, and had forfeited the redemption rights in relation to those shares. As such, it has been determined that the Holder has not yet met the minimum shares required for the transfer of the incentive shares.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

On February 5, 2024, the Company held a special meeting of stockholders (the “Second Special Meeting”). During the Second Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from February 9, 2024 to November 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder (the “Extension Amendment”). The Company’s stockholders elected to redeem an aggregate of 273,334 shares of Class A common stock of the Company in connection with the Second Special Meeting. Following such redemptions, the amount of funds remaining in the trust account is approximately $17.9 million.

Amended and Restated Merger Agreement

On June 21, 2023, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”) with the parties thereto. Prior to the A&R Merger Agreement, the Merger Agreement provided that by June 22, 2023: (i) SBC shall complete its agreed upon disclosure schedules, (ii) the Company shall complete its due diligence review of SBC, and (iii) the parties to the Original Agreement shall agree upon any modifications or amendments to the Original Agreement to the terms and conditions therein. The parties entered into the A&R Merger Agreement in connection with such requirements.

The A&R Merger Agreement revised the target companies to be directly or indirectly purchased by the Company following a restructuring of SBC’s corporate structure, to include only the Service Companies and Other Entities, and to no longer include the direct or indirect purchase of SBC’s Medical Corporations, and as a result, removed other references to the Medical Corporations, including the related representations and warranties, among others. Pursuant to the A&R Merger Agreement, the parties agreed that, following the date of the A&R Merger Agreement, SBC used its commercially reasonable efforts to complete its disclosure schedules and delivered them to the Company by August 31, 2023. Upon delivery of the disclosure schedules to the Company, the disclosure schedules were deemed to modify and supplement SBC’s representations and warranties set forth in the A&R Merger Agreement. The A&R Merger Agreement also extended the date by which the Closing shall occur from September 30, 2023 (subject to extension) to December 31, 2023. Pursuant to the A&R Merger Agreement, the parties also agreed that any future expenses incurred in connection with the extension of the time by which the Company must complete its initial business combination shall be borne entirely by the Company, which replaces and supersedes the prior requirement under the Original Agreement for the Company and SBC to share such expenses equally. See the Current Report on Form 8-K filed by the Company with the SEC on June 22, 2023 for additional details.

On September 8, 2023, Pono entered into the First Amendment to the A&R Merger Agreement (the “Amendment”) with the parties thereto. Prior to the Amendment, the A&R Merger Agreement provided for the holders of SBC securities collectively to be entitled to receive from Pono, in the aggregate, a number of Pono securities with an aggregate value equal to (the “Merger Consideration”) (a) $1,200,000,000, minus (b) the amount, if any, by which $3,000,000 exceeds SBC’s Net Working Capital, plus (c) the amount, if any, by which SBC’s Net Working Capital exceeds $3,000,000, minus (d) the aggregate amount of any outstanding indebtedness (minus cash held by SBC) of SBC at Closing, minus (e) specified transaction expenses of SBC associated with the Business Combination. Pursuant to the Amendment, the $1,200,000,000 amount in the Merger Consideration calculation above was reduced to $1,000,000,000.

Second Amendment to Merger Agreement

On October 26, 2023, Pono entered into the Second Amendment to the A&R Merger Agreement (the “Amendment”) with the parties thereto. Prior to the Amendment, the Pono board of directors as of the Closing was to be designated as follows: (i) three persons designated prior to the Closing by SBC, two of whom must qualify as independent directors; (ii) one person designated prior to the Closing by Pono; and (iii) one person mutually agreed

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

upon and designated prior to the Closing by Pono and SBC, who must qualify as an independent director. Following the Amendment, the Pono board of directors as of the Closing will be designated as follows: (i) three persons designated prior to the Closing by SBC, at least one of whom must qualify as an independent director; (ii) one person designated prior to the Closing by Pono, who must qualify as an independent director; and (iii) one person mutually agreed upon and designated prior to the Closing by Pono and SBC, who must qualify as an independent director.

Third Amendment to Merger Agreement

On December 28, 2023, the parties entered into the Third Amendment to the A&R Merger Agreement (the “Third Amendment”) with the parties thereto. The Third Amendment was entered into solely to extend the Outside Date (as defined in the A&R Merger Agreement) from December 31, 2023 to June 30, 2024.

Fourth Amendment to Merger Agreement

On April 22, 2024, Pono entered into the Fourth Amendment to the Merger Agreement (the “Amendment”) with Pono Two Merger Sub, Inc., SBC Medical Group Holdings Incorporated, Mehana Capital, LLC, and Dr. Yoshiyuki Aikawa. The Amendment was entered into solely to extend the Outside Date (as defined in the Merger Agreement) from June 30, 2024 to September 30, 2024.

Special Meeting of Stockholders to Approve the Business Combination and Related Transactions

On August 12, 2024, the Company filed a definitive proxy statement with the SEC for the special meeting of stockholders to approve the Business Combination and related transactions. The special meeting is scheduled for August 23, 2024 at 1:00 p.m. Eastern Time.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 2, 2024, the Company received a notice from Nasdaq indicating that the Company was not in compliance with the required 1,100,000 publicly held shares for continued listing on the Nasdaq. The letter is only a notification of deficiency, and has no current effect on the listing or trading of the Company’s securities on Nasdaq. The Company submitted its plan to regain compliance on May 16, 2024.

On May 6, 2024, the Company received a written notice from Nasdaq stating that the Company’s listed securities failed to maintain a minimum Market Value of Publicly Held Shares (“MVPHS”) of $15,000,000 which is a requirement for continued listing on The Nasdaq Global Market in accordance with Nasdaq Listing Rule 5450(b)(2)(C) (the “MVPHS Requirement”) based upon the Company’s MVPHS for the 34 consecutive business days prior to the date of the notice. The notice has no immediate effect on the listing of the Company’s securities on Nasdaq. In accordance with the Nasdaq listing rules, the Company has been provided 180 calendar days, or until November 4, 2024, to regain compliance. To regain compliance, the Company must maintain a minimum MVPHS of $15,000,000 for a period of ten (10) consecutive days.

On May 7, 2024, the Company received a separate written notice from Nasdaq stating that the Company no longer complies with Nasdaq’s continued listing rules on The Nasdaq Global Market due to the Company not having maintained a minimum of 400 total holders for continued listing, as required pursuant to Nasdaq Listing Rule 5450(a)(2) (the “Total Holders Requirement”). The notice has no immediate effect on the listing of the Company’s securities on Nasdaq. In accordance with the Nasdaq listing rules, the Company had 45 calendar days to submit a plan to regain compliance and, if Nasdaq accepts the plan, Nasdaq can grant the Company an extension of up to 180 calendar days from the date of the letter to evidence compliance. The Company submitted its plan to regain compliance on May 16, 2024.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on March 19, 2024. The interim results for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the period ending December 31, 2024 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2024 and December 31, 2023.

Investments Held in Trust Account

As of June 30, 2024 and December 31, 2023, the assets held in the Trust Account were held in money market funds, which were invested in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Such trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest and dividend income on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. The Company had $18,081,721 and $20,850,793 in investments held in the Trust Account as of June 30, 2024 and December 31, 2023, respectively.

Common Stock Subject to Possible Redemption

All of the Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the business combination and in connection with certain amendments to the Company’s Amended and Restated Certificate of Incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus Public Shares would be required to be disclosed outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of June 30, 2024, the Class A common stock reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(2,978,500)
Issuance costs allocated to Class A common stock	(6,432,257)
Plus:
Accretion of Class A common stock subject to redemption to redemption amount	15,095,840
Redemption of Class A common stock subject to redemption	(100,078,879)
Class A common stock subject to possible redemption as of December 31, 2023	20,606,204
Plus:
Accretion of Class A common stock subject to redemption to redemption amount	170,032
Redemption of Class A common stock subject to redemption	(2,964,667)
Reclassification of Public Shares upon purchase by Holder and forfeiture of redemption rights	(15,504,910)
Class A common stock subject to possible redemption as of March 31, 2024	$2,306,659
Plus:
Accretion of Class A common stock subject to redemption to redemption amount	152,567
Reclassification of Public Shares upon purchase by Holder and forfeiture of redemption rights	(273,624)
Class A common stock subject to possible redemption as of June 30, 2024	$2,185,602

Income Taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740 — Income Taxes (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the unaudited condensed consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2024 and December 31, 2023 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net (Loss) Income Per Share

Net (loss) income per share is computed by dividing net (loss) income by the weighted-average number of shares outstanding during the period. Therefore, the income per share calculation allocates income shared pro rata between Class A and Class B common stock. As a result, the calculated net (loss) income per share is the same for Class A and Class B common stock. The Company has not considered the effect of the Public Warrants (as defined in Note 3) and Placement Warrants (as defined in Note 4), to purchase an aggregate of 12,134,375 shares in the calculation of income per share, since the exercise of the warrants is contingent upon the occurrence of future events. The 270,000 Class A Shares (as defined in Note 5) that would be issuable upon conversion of the Convertible Promissory Note have been included in the calculation of diluted net income per ordinary share.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net (loss) income per share:

	For the three months ended June 30, 2024		For the three months ended June 30, 2023		For the six months ended June 30, 2024		For the six months ended June 30, 2023
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic net (loss) income per share
Numerator:
Net (loss) income	$(308,266)	$—	$171,888	$24,898	$(600,812)	$—	$655,535	$154,584
Denominator:
Basic weighted average shares outstanding	5,216,290	1	8,288,366	1,200,550	5,270,356	1	8,621,878	2,033,149
Basic net (loss) income per share	$(0.06)	$(0.06)	$0.02	$0.02	$(0.11)	$(0.11)	$0.08	$0.08

Diluted net (loss) income per share
Numerator:
Net (loss) income	$(308,266)	$—	$171,888	$24,898	$(600,812)	$—	$655,535	$154,584
Denominator:
Diluted weighted average shares outstanding	5,486,290	1	8,288,366	1,200,550	5,486,180	1	8,621,878	2,033,149
Diluted net (loss) income per share	$(0.06)	$(0.06)	$0.02	$0.02	$(0.11)	$(0.11)	$0.08	$0.08

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the balance sheet for current assets and current liabilities approximate fair value due to their short-term nature. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1	—

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2	—

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Level 3	—	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets measured at fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. For derivative instruments that are classified as equity, the derivative instruments are initially measured at fair value (or allocated value), and subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statement of operations.

The warrants are not precluded from equity classification, and are accounted for as such on the date of issuance, and each balance sheet date thereafter.

Offering Costs

The Company complies with the requirements of ASC Topic 340, Other Assets and Deferred Costs and SEC Staff Accounting Bulletin (“SAB”) Topic 5A-Expenses of Offering. Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering date that are directly related to the Initial Public Offering. The Company recorded offering costs as a reduction of temporary equity in connection with the warrants and shares.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires public entities to disclose consistent categories and greater disaggregation of information in the rate reconciliation and for income taxes paid. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2024, with early adoption permitted. The accounting pronouncement is not expected to have a material impact on our consolidated financial statements and related disclosures.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on August 4, 2022. On August 9, 2022, the Company consummated the Initial Public Offering of 11,500,000 Units, including 1,500,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $115,000,000. Each Unit consisted of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 634,375 Placement Units at a price of $10.00 per Placement Unit in a private placement to the Sponsor, including 63,000 Placement Units issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating gross proceeds of $6,343,750. Each Placement Unit consists of one share of Class A common stock (“Placement Share”) and one warrant (“Placement Warrant”). The proceeds from the sale of the Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a business combination within the Combination Period, the proceeds from the sale of the Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 17, 2022, the Sponsor was issued 2,875,000 shares (the “Founder Shares”) of Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised the over-allotment option in full, so those shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of the Class B common stock (except to certain permitted transferees as disclosed herein) until, with respect to any of the Class B common stock, the earlier of (i) six months after the date of the consummation of a business combination, or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a business combination, with respect to the remaining any of the Class B common stock, upon six months after the date of the consummation of a business combination, or earlier, in each case, if, subsequent to a business combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. On May 8, 2023, the Sponsor converted 2,874,999 Founder Shares of Class B common stock into 2,874,999 shares of Class A common stock, which shares include these same transfer restrictions.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Support Agreement

The Company’s Sponsor has agreed, commencing from the date of the Initial Public Offering through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to Mehana Capital LLC, the Sponsor, $10,000 per month for these services to complete a business combination. For the three and six months ended June 30, 2024 and 2023, $30,000 and $60,000 were incurred and paid to Mehana Capital LLC for these services, respectively.

Convertible Promissory Note

On May 18, 2023, the Company entered into a Convertible Promissory Note with SBC, pursuant to which SBC agreed to loan the Company an aggregate principal of $1,000,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and is due and payable upon the earlier to occur of (i) the first business day following the consummation of the Company’s initial Business Combination and (ii) May 17, 2024, unless accelerated upon the occurrence of an event of default.

On February 27, 2024, the Company and SBC entered into an Amendment to the Note (the “Amended Note Purchase Agreement”), which increased the purchase price of the note from $1,000,000 to $2,700,000 and amended the maturity date to the earlier to occur of (i) the first business day following the consummation of the Company’s initial Business Combination and (ii) August 29, 2024, unless accelerated upon the occurrence of an event of default. In consideration for entering into the Amended Note, each of the parties to the Merger Agreement agreed to release each other party from any claims arising out of any termination of the Merger Agreement or failure to consummate the transactions contemplated thereby. The Convertible Promissory Note will automatically convert into Class A Common Stock at one share for each $10 in outstanding principal amount. As of June 30, 2024 and December 31, 2023, the outstanding balance under the Convertible Promissory Note amounted to an aggregate of $2,700,000 and $1,000,000, respectively.

Related Party Loans

In order to finance transaction costs in connection with the initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial business combination, the Company will repay such loaned amounts. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, including the repayment of loans from the Sponsor to pay for any amount deposited to pay for any extension of the time to complete the initial business combination, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Units, at a price of $10.00 per Unit at the option of the lender, upon consummation of the initial business combination. The Units would be identical to the Placement Units. The terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2024 and December 31, 2023, the Company did not have any outstanding related party loans.

Non-redemption Agreement

On May 5, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), and the chairman adjourned the Special Meeting to May 8, 2023. On May 8, 2023, the Company held the Special Meeting. During the Special Meeting, stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (i) to extend the date by which the Company has to consummate a business combination from May 9, 2023 to February 9, 2024 for no additional amount to be paid by the Sponsor into the Trust Account, and (ii) to provide for the right of a holder of Class B common stock to convert such shares into shares of Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder. As approved by the stockholders of the Company, the Company filed an amendment to its Amended and Restated Certificate of

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Incorporation with the Delaware Secretary of State on May 8, 2023. The Company’s stockholders elected to redeem an aggregate of 9,577,250 shares of Class A common stock of the Company in connection with the Special Meeting. Following such redemptions, the amount of funds remaining in the trust account was approximately $20 million.

In connection with the Special Meeting, the Company and the Sponsor entered into non-redemption agreements with certain unaffiliated stockholders owning, in the aggregate, 998,682 shares of the Company’s Class A common stock, pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the Extension Amendment. On February 5, 2024, the Company’s stockholders approved a proposal to extend the date by which the Company must consummate a business combination from February 9, 2024 to November 9, 2024.

The Company estimated the aggregate fair value of the 339,565 Sponsor Shares attributable to the Non-Redeeming Stockholders to be $709,691 or $2.09 per share. Each Non-Redeeming Stockholder acquired from the Sponsor an indirect economic interest in the Sponsor Shares. The excess of the fair value of the Sponsor Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, it was recognized by the Company as a capital contribution by the Sponsor to induce these holders of the Class A shares not to redeem, with a corresponding charge to additional paid-in capital to recognize the fair value of the shares transferred as an offering cost.

On January 11, 2024, the Company entered into a non-redemption agreement with the Holder which agreed to acquire from public stockholders of the Company 1,500,000 to 1,700,000 shares of Class A common stock, par value $0.0001 per share, of the Company in the open market, at a prices no higher than the redemption price per share payable to stockholders who exercise redemption rights in connection with the stockholder vote to approve the Company’s proposed business combination with the Target, prior to the Meeting Date and to agree to waive its redemption rights and hold the shares until after the closing of the Business Combination. In consideration of the Holder’s agreement to waive its redemption rights with respect to the shares, and subject to (i) the Holder acquiring 1,500,000 to 1,700,000 shares of Common Stock in the open market, and (ii) Holder’s satisfaction of its other obligations under the non-redemption agreement, the Company, on the closing date of the Business Combination, provided that Holder has continued to hold the Holder’s shares through the closing date, Target and Yoshiyuki Aikawa, the chief executive officer of the Target, shall cause to be issued or transferred to Holder a number of shares of Common Stock held by Dr. Aikawa (the “Incentive Shares”), which will equal one (1) Incentive Share for each public share purchased in the open market pursuant to the non-redemption agreement that is continuously owned by Holder until the closing date of the Business Combination. This non-redemption agreement terminates on the earliest to occur of (i) the closing date of the Business Combination, (ii) the termination of the related Business Combination Agreement, or (iii) April 30, 2024 if the Company has not cleared all SEC comments to its proxy statement in connection with the Business Combination by that date. On March 15, 2024, the parties to the non-redemption agreement entered into an amendment to the non-redemption agreement to extend the Clearance Date to June 30, 2024, and to agree to close the business combination on or before August 31, 2024. On August 8, 2024, the parties to the non-redemption agreement entered into an amendment to the non-redemption agreement to extend the clearance date to September 10, 2024, and to agree to close the business combination on or before September 16, 2024.

As of June 30, 2024, the Holder had purchased 1,460,771 Class A common stock, and had forfeited the redemption rights in relation to those shares. As such, it has been determined that the Holder has not yet met the minimum shares required for the transfer of the Incentive Shares.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights Agreement

The holders of the Founder Shares and Placement Units (including securities contained therein) and Units (including securities contained therein) that may be issued upon conversion of working capital loans and extension loans, and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

issued upon conversion of the Units issued as part of the working capital loans and extension loans and Class A common stock issuable upon conversion of the Founder Shares, will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

Underwriting Agreement

Simultaneously with the Initial Public Offering, the underwriters fully exercised the over-allotment option to purchase an additional 1,500,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $15,000,000.

The underwriters were paid a cash underwriting discount of $0.17 per Unit, or $1,955,000 in the aggregate, upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $4,025,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Representative Shares

Upon closing of the Initial Public Offering, the Company issued 57,500 shares of Class A common stock to the underwriters. The underwriters have agreed not to transfer, assign or sell the Representative Shares until the completion of the initial business combination. In addition, the underwriters have agreed (i) to waive their redemption rights with respect to the Representative Shares in connection with the completion of the initial business combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the Representative Shares if the Company fails to complete its initial business combination within 18 months from the closing of the Initial Public Offering.

The Representative Shares are subject to a lock-up for a period of 180 days immediately following the commencement of sales of the registration statement pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities may not be sold, transferred, assigned, pledged or hypothecated or the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales of the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners, registered persons or affiliates or as otherwise permitted under Rule 5110(e)(2).

The initial measurement of the fair value of the Representative Shares was determined using the market approach to value the subject interest. Based on the indication of fair value using the market approach, the Company determined the fair value of the Representative Shares to be $1.17 per share or $67,275 (for the 57,500 Representative Shares issued) as of the date of the Initial Public Offering (which is also the grant date).

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a business combination, the Company has granted EF Hutton a right of first refusal to act as lead-left book running manager and lead left manager for any and all future private or public equity, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(g)(3)(A)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2024 and December 31, 2023, there were 5,216,290 and 5,489,624 shares of Class A common stock issued and outstanding, including 188,645 and 1,922,750 shares of Class A common stock subject to possible redemption and classified as temporary equity. As of June 30, 2024, the remaining 5,027,645 shares are classified as permanent equity and are comprised of 2,874,999 shares that were converted from Class B common stock into Class A common stock, 634,375 shares included in the Placement Units, 57,500 Representative Shares, and 1,460,771 shares purchased by the Holder for which the Holder forfeited redemption rights. As of December 31, 2023, the remaining 3,566,874 shares are classified as permanent equity and are comprised of 2,874,999 shares that were converted from Class B common stock, 634,375 shares included in the Placement Units and 57,500 Representative Shares.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2024 and December 31, 2023, there was 1 share of Class B common stock issued and outstanding.

The holders of record of the common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve the initial business combination, the insiders, officers and directors, have agreed to vote their respective shares of common stock acquired in the Initial Public Offering or following the Initial Public Offering in the open market, in favor of the proposed business combination.

Shares of Class B common stock shall be convertible into shares of Class A common stock on a one-for-one basis automatically on the closing of the business combination at a ratio for which the numerator shall be equal to the sum of 20% of all shares of Class A Common Stock issued and outstanding or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Company, related to or in connection with the consummation of the initial business combination (excluding any securities issued or issuable to any seller in the initial business combination, any Placement Warrants issued to the Sponsor or its affiliates upon conversion of loans to the Company) plus the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial business combination; and the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial business combination.

On May 8, 2023, the Sponsor converted 2,874,999 Founder Shares of Class B common stock into 2,874,999 shares of Class A common stock.

Warrants — As of June 30, 2024 and December 31, 2023, there were 11,500,000 Public Warrants and 634,375 Placement Warrants outstanding. Each whole Public Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering and 30 days after the completion of the initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A common stock. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial business combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective by the

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ EQUITY (DEFICIT) (cont.)

60th business day after the closing of the initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each Public Warrant holder; and

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise the redemption right if the issuance of shares of common stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at a Newly Issued Price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the market value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants except that, so long as they are held by the Sponsor or its permitted transferees, (i) they (including the Class A common stock issuable upon exercise of these Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial business combination, and (ii) the holders thereof (including with respect to shares of Class A common stock issuable upon exercise of such Placement Warrants) are entitled to registration rights.

The Company accounts for the 12,134,375 warrants issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 634,375 Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

PONO CAPITAL TWO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES

The Company’s effective tax rate for the three and six months ended June 30, 2024 was (15)% and (17)%, respectively. The Company’s effective tax rate for the three and six months ended June 30, 2023 was 46% and 35%, respectively. The Company’s effective tax rate differs from the statutory income tax rate of 21% primarily due to non-deductible transaction costs and the change in the valuation allowance.

The Company has used a discrete effective tax rate method to calculate taxes for the three and six months ended June 30, 2024 and 2023. The Company believes that, at this time, the use of the discrete method for the three and six months ended June 30, 2024 and 2023 is more appropriate than the estimated annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of June 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2024
Assets
Marketable securities held in Trust Account:
U.S. Treasury Securities	$18,081,721	$18,081,721	$—	$—
Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2023
Assets
Marketable securities held in Trust Account:
U.S. Treasury Securities	$20,850,793	$20,850,793	$—	$—

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than as discussed in Note 1 and Note 5, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of
SBC Medical Group Holdings Incorporated

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SBC Medical Group Holdings Incorporated and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholder’s equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operation and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 18 to the consolidated financial statements, the 2022 consolidated financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com

We have served as the Company’s auditor since 2023.

Tokyo, Japan
May 7, 2024, except for the calculation of net income per share as to which the date is July 31, 2024

SBC MEDICAL GROUP HOLDINGS INCORPORATED

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2023	2022 (Restated)
ASSETS
Current assets:
Cash and cash equivalents	$103,022,932	$51,737,994
Accounts receivable	1,437,077	868,712
Accounts receivable – related parties	33,676,672	12,225,049
Inventories	3,090,923	1,350,057
Short-term investment	—	1,906,600
Finance lease receivables, current – related parties	6,143,564	22,800,209
Income tax recoverable	—	7,752,614
Customer loans receivable, current	8,484,753	—
Prepaid expenses and other current assets	10,050,005	14,307,407
Total current assets	165,905,926	112,948,642

Non-current assets:
Property and equipment, net	13,582,017	15,960,348
Intangible assets, net	19,739,276	7,269,571
Long-term investments	849,434	916,030
Goodwill, net	3,590,791	3,865,856
Finance lease receivables, non-current – related parties	3,420,489	5,277,128
Operating lease right-of-use assets	5,919,937	5,549,037
Deferred tax assets	—	5,271,633
Customer loans receivable, non-current	6,444,025	—
Long-term prepayments	4,099,763	27,329,716
Long-term investments in MCs – related parties	19,811,555	21,298,647
Other assets	15,442,058	19,795,791
Total non-current assets	92,899,345	112,533,757
Total assets	$258,805,271	$225,482,399

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accounts payable	$26,531,944	$15,321,562
Current portion of long-term loans	156,217	4,759,939
Notes payable, current – related parties	3,369,203	—
Advances from customers	2,074,457	1,044,683
Advances from customers – related parties	23,058,175	29,398,770
Income tax payable	8,782,930	3,427,089
Operating lease liabilities, current	3,885,812	3,479,871
Accrued retirement compensation expense – related party	—	22,900,763
Accrued liabilities and other current liabilities	21,009,009	17,842,598
Due to related parties	3,583,523	3,077,210
Total current liabilities	92,451,270	101,252,485

SBC MEDICAL GROUP HOLDINGS INCORPORATED

CONSOLIDATED BALANCE SHEETS — (Continued)

	As of December 31,
	2023	2022 (Restated)
Non-current liabilities:
Long-term loans	1,062,722	5,528,344
Notes payable, non-current – related parties	11,948,219	—
Deferred tax liabilities	6,013,565	7,337,867
Operating lease liabilities, non-current	2,444,316	2,361,452
Other liabilities	1,074,930	1,152,168
Total non-current liabilities	22,543,752	16,379,831
Total liabilities	114,995,022	117,632,316

Stockholder’s equity:
Preferred stock ($0.0001 par value, 20,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022)	—	—
Common stock ($0.0001 par value, 200,000,000 shares authorized, 7,949,000 and 1 shares issued and outstanding as of December 31, 2023 and 2022, respectively)*	795	—
Additional paid-in capital*	36,887,905	26,624,694
Retained earnings	142,848,732	103,478,696
Accumulated other comprehensive loss	(37,578,255)	(24,853,275)
Total SBC Medical Group Holdings Incorporated’s stockholder’s equity	142,159,177	105,250,115
Non-controlling interests	1,651,072	2,599,968
Total stockholder’s equity	143,810,249	107,850,083
Total liabilities and stockholder’s equity	$258,805,271	$225,482,399

____________

*        Retrospectively restated for effect of share issuances on September 8, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

SBC MEDICAL GROUP HOLDINGS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2023	2022 (Restated)
Revenues, net – related parties	$182,738,049	$169,137,976
Revenues, net	10,804,374	5,022,642
Total revenues, net	193,542,423	174,160,618
Cost of revenues	56,238,385	59,327,724
Gross profit	137,304,038	114,832,894

Operating expenses:
Selling, general and administrative expenses	66,234,942	70,654,294
Retirement compensation expense – related party	—	22,830,286
Impairment loss on goodwill	—	251,172
Misappropriation loss	409,030	979,603
Total operating expenses	66,643,972	94,715,355

Income from operations	70,660,066	20,117,539

Other income (expenses):
Interest income	86,748	472,382
Interest expense	(45,292)	(31,441)
Other income	3,623,332	3,898,906
Other expenses	(745,519)	(780,619)
Total other income	2,919,269	3,559,228

Income before income taxes	73,579,335	23,676,767

Income tax expense	35,018,729	18,124,349

Net income	38,560,606	5,552,418
Less: net loss attributable to non-controlling interests	(809,430)	(762,584)
Net income attributable to SBC Medical Group Holdings Incorporated	$39,370,036	$6,315,002

Other comprehensive income (loss):
Foreign currency translation adjustment	$(12,855,686)	$(13,327,433)
Unrealized gain on available-for-sale debt security, net of tax effect of nil and $4,513 for the years ended December 31, 2023 and 2022, respectively	—	8,760
Reclassification of unrealized gain on available-for-sale debt security to net income when realized, net of tax effect of $3,869 and nil for the years ended December 31, 2023 and 2022, respectively	(8,760)	—
Total comprehensive income (loss)	25,696,160	(7,766,255)
Less: comprehensive loss attributable to non-controlling interests	(948,896)	(760,230)
Comprehensive income (loss) attributable to SBC Medical Group Holdings Incorporated	$26,645,056	$(7,006,025)

Net income per share attributable to SBC Medical Group Holdings Incorporated*
Basic and diluted	$4.95	$0.79

Weighted average shares outstanding*
Basic and diluted	7,949,000	7,949,000

____________

*        Retrospectively restated for effect of share issuances on September 8, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

SBC MEDICAL GROUP HOLDINGS INCORPORATED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock*		Additional Paid-in Capital*	Retained Earnings	Accumulated Other Comprehensive Loss	Total SBC Medical Group Holdings Incorporated’s Stockholder’s Equity	Non- controlling Interests	Total Stockholder’s Equity
	Number	Amount
Balance as of December 31, 2021 (Restated)	1	$—	$28,151,412	$97,163,694	$(11,532,248)	$113,782,858	$—	$113,782,858
Deemed distribution in connection with reorganization	—	—	(1,526,718)	—	—	(1,526,718)	—	(1,526,718)
Non-controlling interests arising from acquisition of subsidiaries	—	—	—	—	—	—	3,360,198	3,360,198
Net income (Restated)	—	—	—	6,315,002	—	6,315,002	(762,584)	5,552,418
Unrealized gain on available-for-sale debt security, net of tax effect of $4,513	—	—	—	—	8,760	8,760	—	8,760
Foreign currency translation adjustment (Restated)	—	—	—	—	(13,329,787)	(13,329,787)	2,354	(13,327,433)
Balance as of December 31, 2022 (Restated)	1	$—	$26,624,694	$103,478,696	$(24,853,275)	$105,250,115	$2,599,968	$107,850,083
Issuance of common stock*	7,948,999	795	10	—	—	805	—	805
Net income	—	—	—	39,370,036	—	39,370,036	(809,430)	38,560,606
Reclassification of unrealized gain on available-for-sale debt security to net income when realized, net of tax effect of $3,869	—	—	—	—	(8,760)	(8,760)	—	(8,760)
Deemed contribution in connection with disposal of property and equipment	—	—	9,620,453	—	—	9,620,453	—	9,620,453
Deemed contribution in connection with reorganization	—	—	642,748	—	—	642,748	—	642,748
Foreign currency translation adjustment	—	—	—	—	(12,716,220)	(12,716,220)	(139,466)	(12,855,686)
Balance as of December 31, 2023	7,949,000	$795	$36,887,905	$142,848,732	$(37,578,255)	$142,159,177	$1,651,072	$143,810,249

____________

*        Retrospectively restated for effect of share issuances on September 8, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

SBC MEDICAL GROUP HOLDINGS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022 (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$38,560,606	$5,552,418
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	12,246,942	5,932,053
Non-cash lease expense	3,297,824	3,401,437
Allowance for credit losses	370,754	342,693
Impairment loss on property and equipment	204,026	103,500
Impairment loss on goodwill	—	251,172
Impairment loss on long-term investment	—	759,815
Realized gain on short-term investments	(223,164)	—
Gain on disposal of property and equipment	(249,532)	(1,902,524)
Deferred income taxes	4,113,395	(3,900,397)
Changes in operating assets and liabilities:
Accounts receivable	(596,069)	53,095
Accounts receivable – related parties	(22,402,301)	(2,910,513)
Inventories	(1,825,942)	(666,638)
Finance lease receivables – related parties	16,575,319	(6,743,011)
Customer loans receivable	413,867	—
Prepaid expenses and other current assets	4,102,808	(5,788,784)
Long-term prepayments	(3,539,280)	—
Other assets	(1,328,682)	(10,643,903)
Accounts payable	12,201,755	172,607
Notes payable – related parties	(23,816)	—
Advances from customers	461,043	152,267
Advances from customers – related parties	(4,264,184)	2,324,082
Income tax payable	13,359,434	(8,542,547)
Operating lease liabilities	(3,158,619)	(3,414,800)
Accrued liabilities and other current liabilities	4,452,022	2,673,260
Accrued retirement compensation expense – related party	(22,082,643)	22,830,286
Other liabilities	4,759	(82,937)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	50,670,322	(47,369)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(8,543,351)	(3,907,233)
Purchase of intangible assets	(1,683,030)	—
Purchase of convertible note	(1,000,000)	—
Prepayments for property and equipment and intangible assets	(981,567)	(21,038,137)
Advances to related parties	(2,283,020)	(6,426,972)
Purchase of short-term investments	(2,106,720)	(1,887,459)
Purchase of long-term investments	—	(758,270)
Long-term investments in MCs – related parties	(26,780)	—
Cash received (paid) for acquisition of subsidiaries, net of cash received	722,551	(6,486,251)
Long-term loans to others	(926,020)	(466,423)
Repayments from related parties	1,912,266	6,084,279
Repayments from others	581,274	—
Proceeds from sales of short-term investments	4,127,261	—
Proceeds from surrender of life insurance policies	3,954,760	—
Proceeds from disposal of property and equipment	8,046,007	2,236,074
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,793,631	(32,650,392)

SBC MEDICAL GROUP HOLDINGS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	As of December 31,
	2023	2022 (Restated)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from related parties	12,310,106	124,198
Proceeds from issuance of common stock	10	—
Repayments of long-term loans	(8,730,942)	(5,207,915)
Repayments to related parties	(7,707,007)	(1,366,968)
Deemed contribution in connection with disposal of property and equipment	9,620,453	—
Deemed contribution (distribution) in connection with reorganization	642,748	(1,526,718)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	6,135,368	(7,977,403)

Effect of changes in foreign currency exchange rate	(7,314,383)	(12,090,396)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	51,284,938	(52,765,560)
CASH AND CASH EQUIVALENTS AS OF THE BEGINNING OF THE YEAR	51,737,994	104,503,554
CASH AND CASH EQUIVALENTS AS OF THE END OF THE YEAR	$103,022,932	$51,737,994

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$45,292	$31,441
Cash paid for income taxes	$17,842,407	$30,824,511

NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment transferred from long-term prepayments	$7,681,830	$573,412
An intangible asset transferred from long-term prepayments	$17,666,115	$—
Settlement of loan payable to a related party in connection with disposal of property and equipment	$4,163,604	$—
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$2,305,199	$1,018,898
Remeasurement of operating lease liabilities and right-of-use assets due to lease modifications	$2,110,079	$4,362,088
Settlement of loan payable to a related party in connection with issuance of common stock	$795	$—
Non-cash purchase consideration for acquisition of a subsidiary	$705,528	$—
Issuance of promissory notes to related parties in connection with loan services provided	$15,396,709	$—

The accompanying notes are an integral part of these consolidated financial statements.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Business Overview

SBC Medical Group Holdings Incorporated (“SBC USA”), a holding company, was incorporated under the laws of the state of Delaware on January 20, 2023. SBC USA, through its consolidated subsidiaries and variable interest entity (“VIE”), is principally engaged in medical industry to provide comprehensive management services to the medical corporations and their clinics, including but not limited to licensure of the use of trademark and brand name of “Shonan Beauty Clinic”, sales of medical equipment, medical consumables procurement services, and management of customer’s loyalty program, etc.

SBC USA and its consolidated subsidiaries and VIE are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

Reorganization

In June 2020 and April 2022, SBC Inc., a company incorporated in Japan in June 2007, and Advice Innovation Co., Ltd., a company incorporated in Japan in December 2018, were merged with and into SBC Medical Group Co., Ltd. (“SBC Japan”), a company incorporated in Japan in September 2017 and previously known as Aikawa Medical Management Co., Ltd., respectively, with SBC Japan being the surviving entity in such mergers.

In April 2023, SBC Japan acquired 100% equity interest of L’Ange Cosmetique Co., Ltd. (“L’Ange Sub”), a company incorporated in Japan in June 2003, and Shobikai Co., Ltd. (“Shobikai Sub”), a company incorporated in Japan in June 2014, through share exchange. As a result, L’Ange Sub and Shobikai Sub become wholly owned subsidiaries of SBC Japan.

In August 2023, SBC Japan and L’Ange Sub disposed of their entire equity interest in Ai Inc. and Lange Inc., both incorporated in the Federated States of Micronesia in January 2022, respectively, for cash. As a result, Ai Inc. and Lange Inc. cease to be subsidiaries of the Company, with the related investment in capital being treated as a deemed distribution and the disposal proceeds treated as a deemed contribution.

In September 2023, SBC USA acquired 100% equity interest of SBC Japan through share exchange with one share of its common stock. As a result, SBC Japan becomes a wholly owned subsidiary of SBC USA.

The above reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controlled these entities before and after the reorganization. The consolidation of the Company has been accounted for at historical cost and prepared on the basis as if the transactions had become effective as of the beginning of the earliest period presented in the accompanying consolidated financial statements.

Corporate Structure

As of December 31, 2023, the Company’s major subsidiaries and VIE are as follows:

Name	Place of Incorporation	Date of Incorporation or Acquisition	Percentage of Ownership	Principal Activities
SBC Medical Group Co., Ltd.	Japan	September 29, 2017	100%	Franchising, procurement and management services for the medical corporations
L’Ange Cosmetique Co., Ltd.	Japan	June 18, 2003	100%	Management and rental services for the medical corporations
Shobikai Co., Ltd.	Japan	June 4, 2014	100%	Procurement, management and rental services for the medical corporations

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Name	Place of Incorporation	Date of Incorporation or Acquisition	Percentage of Ownership	Principal Activities
Liesta Co., Ltd.	Japan	December 15, 2020	100%	Real estate brokerage services
Skynet Academy Co., Ltd.	Japan	April 1, 2022	78%	Pilot training services
SBC Sealane Co., Ltd.	Japan	June 7, 2022	100%	Construction services
Cellpro Japan Co., Ltd.	Japan	July 1, 2022	59%	Medical technology development
SBC Marketing Co., Ltd.	Japan	June 30, 2022	100%	Internet marketing services
Medical Payment Co., Ltd.	Japan	June 30, 2022	75%	Loan services
SBC Medical Consulting Co., Ltd.	Japan	August 2, 2022	100%	Human resource services
Shoubikai Medical Vietnam Co., Ltd.	Vietnam	August 29, 2013	100%	Cosmetic clinic
SBC Healthcare Inc.	United States	December 16, 2019	100%	Management services for cosmetic clinic in the United States
SBC Irvine, LLC*	United States	December 27, 2018	100%	Management services for cosmetic clinic in the United States
Kijimadairakanko Inc.	Japan	April 3, 2023	100%	Ski resorts and tourism services
Aikawa Medical Management, Inc.	United States	May 10, 2017	VIE	Management services for cosmetic clinic in the United States

____________

*        A subsidiary of SBC Healthcare Inc.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The consolidated financial statements include the financial statements of the Company, its subsidiaries, and consolidated VIE for which the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Company obtained control and continues to be consolidated until the date that such control ceases. All significant transactions and balances among the Company’s subsidiaries, including the VIE, have been eliminated upon consolidation.

Reclassification

Certain immaterial amounts have been reclassified in the consolidated statements of cash flows. The reclassification had no impact on net earnings or total assets and liabilities.

Variable Interest Entities

In accordance with the guidance for the consolidation of VIE, the Company identifies its variable interests and analyzes to determine if the entity in which the Company has a variable interest is a VIE. Determination if a variable interest is a VIE includes both quantitative and qualitative consideration. For those entities determined to be VIEs within the scope of the VIE model, a further quantitative and qualitative analysis is performed to determine if the Company is deemed the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant. The

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company would consolidate those entities in which it is determined to be the primary beneficiary. For the years ended December 31, 2023 and 2022, the Company is not the primary beneficiary of any VIE, except for Aikawa Medical Management, Inc. The Company based its qualitative analysis on its review of the design of the entity, its organizational and governance structure including decision-making ability and the relevant development, operating management and financial agreements.

The Company evaluates its relationship with its VIE on an ongoing basis to determine whether it continues to be the primary beneficiary of its consolidated VIE, or whether it has become the primary beneficiary of the VIE it does not consolidate.

Voting Model

If a legal entity fails to meet any of the three characteristics of a VIE, we then evaluate such entity under the voting model. Under the voting model, we consolidate the entity if we determine that we, directly or indirectly, have greater than 50% of the voting rights and that other equity holders do not have substantive participating rights.

Assessment of Medical Corporations in Japan

SBC Japan, L’Ange Sub and Shobikai Sub are each designated as a medical service corporation (the “MSC”) to provide services to the MCs (the “MCs”) in Japan. To maintain and strengthen the business relationship and to secure the source of revenues from the MCs, the Company acquired equity interests in the following MCs throughout the years.

Name of the MC	Percentage of Equity Interest Acquired	Percentage of Voting Interest Held
Medical Corporation Shobikai	100%	0%
Medical Corporation Kowakai	100%	0%
Medical Corporation Nasukai	100%	0%
Medical Corporation Aikeikai	100%	0%
Medical Corporation Jukeikai	100%	0%
Medical Corporation Ritz Cosmetic Surgery	100%	0%

As non-profit organizations, MCs are required to comply with the medical-related laws and regulations of the Japanese Medical Care Act (the “Act”, “Medical Care Act”). In accordance with the Act, the highest authority of MCs is its general meeting of members (the “Members”), with each Member having one voting right. The Company, through the MSCs, has no right to elect the Members, no decision-making ability and no right to dividend or any profit distribution, but has the right to receive distribution of the residual assets of the MCs.

Since the not-for-profit entities scope exception to the variable interest model is applicable to the MCs, the Company evaluates its business relationship, franchisor-franchisee agreements and/or services agreements with the MCs in Japan under the voting model. The Company has concluded that consolidation of the MCs is not appropriate for the periods presented as it does not have a majority voting interest in the Members of the MCs nor does it have a controlling financial interest in the MCs. The equity interests in the MCs held by the Company are recorded as long-term investments in MCs — related parties on the consolidated balance sheets. The transactions between the Company and the MCs are disclosed in Note 17 Related Party Transactions.

(b)    Foreign Currency

The Company maintains its books and record in its local currency, Japanese YEN (“JPY” or “¥”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in other income (expenses) in the statements of operations and comprehensive income (loss).

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The reporting currency of the Company is the United States Dollars (“US$” or “$”), and the accompanying financial statements have been expressed in US$. In accordance with ASC Topic 830-30, “Translations of Financial Statements”, assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from the translation of financial statements are recorded as a separate component of accumulated other comprehensive loss within the statements of changes in stockholder’s equity.

Translation of amounts from local currency of the Company into US$1 has been made at the following exchange rates:

	December 31, 2023	December 31, 2022
Current JPY: US$1 exchange rate	141.0350	131.0000
Average JPY: US$1 exchange rate	140.5261	131.4044

(c)     Non-controlling Interests

Non-controlling interests in the consolidated balance sheets represent the portion of the equity in the subsidiaries not attributable, directly or indirectly, to the Company. The portion of the income or loss applicable to the non-controlling interests in subsidiaries is also separately reflected in the consolidated statements of operations and comprehensive income (loss).

(d)    Use of Estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, useful lives and impairment of long-lived assets, impairment of goodwill, impairment of long-term investments in MCs — related parties, valuation allowance of deferred tax assets, uncertain income tax positions, purchase price allocation for business combinations and asset acquisitions, the recognition and measurement of impairment of investments in securities, allowance for credit losses and implicit interest rate of operating leases. Management bases its estimates on historical experience and other assumptions it believes to be reasonable under the circumstances and evaluates these estimates on an on-going basis. Actual results could differ from those estimates.

(e)     Business Combinations and Asset Acquisitions

Business combinations are recorded using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and non-controlling interest, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses are expensed as incurred. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Transaction costs directly attributable to the acquisition are expensed as incurred.

If investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalized transaction costs, and does not result in the recognition of goodwill. The cost of the acquisition is allocated to the assets acquired on the basis of relative fair values.

Fair value is determined based upon the guidance of ASC Topic 820, Fair Value Measurements and Disclosures, and generally are determined using Level 2 inputs and Level 3 inputs. The determination of fair value involves the use of significant judgment and estimates. The Company utilizes the assistance of a third-party appraiser to determine the fair value as of the date of an acquisition.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In a business combination or asset acquisition, the Company may recognize identifiable intangibles that meet either or both the contractual legal criterion or the separability criterion.

(f)     Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and deposits in banks and other financial institutions that are unrestricted as to withdrawal or use, and which have original maturities of three months or less. The Company maintains bank accounts in Japan, Vietnam and the United States.

(g)    Accounts Receivable

Accounts receivable represent the Company’s right to an amount of consideration that is unconditional (only the passage of time is required before payment of the consideration is due). The Company’s accounts receivable balances are unsecured, bear no interest and are due upon normally within a year from the date of the sale.

The Company adopted Accounting Standards Updates (“ASU”) No. 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments on January 1, 2021.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables. The Company considers various factors in establishing, monitoring, and adjusting its allowance for credit losses including the aging of receivables and aging trends, customer creditworthiness and specific exposures related to particular customers. The Company also monitors other risk factors and forward-looking information, such as country specific risks and economic factors that may affect a customer’s ability to pay in establishing and adjusting its allowance for credit losses. Accounts receivable balances are written off after all collection efforts have ceased.

(h)    Inventories

Inventories, mainly consist of medical supplies and PC equipment, are stated at the lower of cost or estimated net realizable value, with cost computed on the first-in, first-out (“FIFO”) basis. The Company records inventory reserves for obsolete and slow-moving inventory and for estimated shrinkage between physical inventory counts. Inventory reserves are recorded based on inventory obsolescence trends, historical experience and application of the specific identification method, if any.

(i)     Short-term Investment

The Company’s short-term investment consists of debt security classified as available-for-sale, which is measured at fair value with unrealized gains and losses included in other comprehensive income (loss) and realized gain and losses included in other income (expenses).

(j)     Finance Lease Receivables

Finance lease receivables, which result from sales-type leases, are measured at the discounted present value of (i) future minimum lease payments, (ii) any residual value not subject to a bargain purchase option, as finance lease receivables on its consolidated balance sheets, and (iii) accrued interest on the balance of the finance lease receivables based on the interest rate inherent in the applicable lease over the term of the leases.

Management periodically evaluates individual customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Finance lease receivables are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2023, and 2022, the Company determined no allowance for doubtful accounts was necessary for finance lease receivables.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(k)    Customer Loans Receivable and Note Payables — Related Parties

In February 2023, the Company started to provide loan services to certain customers of the related-party MCs (“End Customers”). When a loan is granted to finance an End Customer’s purchase, the Company issues a promissory note to the MC to pay off the purchase transaction on behalf of the End Customer, and the End Customer is required to repay the Company in monthly installments. The loans provided to the End Customers are unsecured, interest-bearing, and due in three months to five years, depending on the End Customers’ choice of the loan service term.

The Company records the customer loans receivables at gross loan receivables less unamortized costs of issuance fees or discounts, which are amortized over the life of the loan to interest income. During the year ended December 31, 2023, the Company generated interest income of $112,619 from the loan services, which was included in revenues.

Management periodically evaluates individual End Customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Customer loans receivable are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2023, the Company determined no allowance for doubtful accounts was necessary for customer loans receivable.

The Company repays each promissory note issued to the MCs at the end of the term with a lump sum payment. The promissory notes are unsecured, bear no interest, and are due in three months to five years, depending on the term of the loans provided to the corresponding End Customers.

(l)     Property and Equipment, Net

Property and equipment are measured using the cost model and are stated at cost less accumulated depreciation. Acquisition cost includes mainly the costs directly attributable to the acquisition. Depreciation is calculated using the straight-line and declining methods over the following estimated useful lives:

	Depreciation Method	Useful Life
Land	Not depreciated	—
Buildings and facilities attached to buildings	Straight-line method	3 – 47 years
Machinery, equipment and automobiles	Declining balance method	2 – 15 years
Vessels and aircraft	Declining balance method	2 – 8 years
Software*	Straight-line method	5 years

____________

*        Represents software that is non-detachable to the hardware.

The costs incurred for assets that were still under construction as of the year-end were reported as construction in progress. No provision for depreciation is made on the assets under construction until such time as the relevant assets are completed and ready for their intended use.

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value of the item disposed and proceeds realized thereon.

(m)   Intangible Assets, Net

Intangible assets with an indefinite life are not amortized and are tested for impairment annually or more frequently if events or changes in circumstances indicate that they might be impaired.

Intangible assets with finite lives are initially recorded at cost and amortized on a straight-line basis over the estimated economic useful lives of the respective assets. Acquired intangible assets from business combinations and asset acquisitions are recognized and measured at fair value at the time of acquisition. Those assets represent assets with finite lives are further amortized on a straight-line basis over the estimated economic useful lives of the respective assets.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The estimated useful lives of intangible assets are as follows:

	Depreciation Method	Useful Life
Assembled workforce	Straight-line method	2 years
Patent use right	Straight-line method	16 years

(n)    Goodwill, Net

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired in the business combination. In accordance with FASB ASC Topic 350, “Intangibles-Goodwill and Others”, goodwill is subject to at least an annual assessment for impairment or more frequently if events or changes in circumstances indicate that an impairment may exist, applying a fair-value based test.

The Company would recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit.

When performing the annual impairment test, the Company has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would be required to perform a quantitative impairment analysis for goodwill. The quantitative analysis requires a comparison of the fair value of the reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The fair value is generally determined using the income approach with the discounted cash flow valuation method, which requires management to make significant estimates and assumptions related to forecasted revenues and cash flows and the discount rates.

(o)    Impairment of Long-lived Assets Other Than Goodwill

Long-lived assets with finite lives, primarily property and equipment, intangible assets, and operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

(p)    Long-term Investments

The Company’s long-term investments in privately held entities that do not report NAV per share are accounted for using a measurement alternative, under which these investments are measured at cost, adjusted for observable price changes and impairments, with changes recognized in other income (expenses).

The Company recognizes both realized and unrealized gain and losses in its consolidated statements of operations and comprehensive income (loss), classified with other income (expenses). Unrealized gains and losses represent observable price changes for investments in privately held entities that do not report NAV per share. Realized gains and losses represent the difference between proceeds received upon disposition of investments and their historical or adjusted cost. Impairments are realized losses, which result in an adjusted cost, and represent charges to reduce the carrying values of investments in privately held entities that do not report NAV per share, if impairments are deemed other than temporary, to their estimated fair value.

(q)    Long-term Prepayments

Long-term prepayments consist primarily of prepayments made for purchasing property and equipment and intangible assets, cloud-based services, and deferred consumption tax.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(r)     Long-term Investments in MCs — Related Parties

Long-term investments in MCs — related parties represent the payments to obtain equity interests of the MCs in Japan, made by the Company through SBC Japan, a company designated as a MSC in Japan. In accordance with the Act and articles of incorporation of the MCs, which are non-profit organizations, the equity interest holders of MCs are prohibited from receiving any profit distribution from MCs but have the right to receive distribution of the residual assets of the MCs in proportion to the amount of their contribution. As of the balance sheet dates, the investments represent probable future benefit to be realized at the time of dissolution of MCs or the equity interests being sold.

The investments in MCs — related parties are accounted for using a measurement alternative, under which the investments are measured at cost, less impairment, and adjusted for observable price changes. The Company reviews the investments in MCs for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The payments made for such investments are classified as investing activities in the consolidated statements of cash flows. The MCs are considered related parties as the relatives of the Chief Executive Officer (“CEO”) of the Company being the Members of the MCs. Also see Note 2(a) for further details.

(s)     Corporate-owned Life Insurance Policies

The Company has purchased corporate-owned life insurance policies to insure its CEO and a key officer of the Company. Management considers these policies to be operating assets. These insurance policies are recorded at their cash surrender values, included in other assets in the consolidated balance sheets with change in cash surrender value during the period recorded in selling, general and administrative expenses.

(t)     Lease

The Company determines if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is or contains a lease if there are identified assets and the right to control the use of an identified asset is conveyed for a period in exchange for consideration. Control over the use of the identified assets means the lessee has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.

The Company classifies its leases as either finance leases or operating leases if it is the lessee, or sale-type, direct financing, or operating leases if it is the lessor. The following criteria is used to determine if a lease is a finance lease (as a lessee) or sales-type or direct financing lease (as a lessor):

(i)     ownership is transferred from lessor to lessee by the end of the lease term;

(ii)    an option to purchase is reasonably certain to be exercised;

(iii)   the lease term is for the major part of the underlying asset’s remaining economic life;

(iv)   the present value of lease payments equals or exceeds substantially all of the fair value of the underlying assets; or

(v)    the underlying asset is specialized and is expected to have no alternative use at the end of the lease term.

If any of the above criteria is met, the Company accounts for the lease as a finance, a sales-type, or a direct financing lease. If none of the criteria is met, the Company accounts for the lease as an operating lease.

Lessee accounting

The Company recognizes right-of-use assets and lease liabilities for all leases other than those with a term of twelve months or less as the Company has elected to apply the short-term lease recognition exemption. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are classified and recognized at the commencement date of a lease. Lease liabilities are measured based on the present

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

value of fixed lease payments over the lease term. Right-of-use assets consist of (i) initial measurement of the lease liability; (ii) lease payments made to the lessor at or before the commencement date less any lease incentives received; and (iii) initial direct costs incurred by the Company.

As the rates implicit on the Company’s leases for which it is the lessee are not readily determinable, the Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments. When determining the incremental borrowing rate, the Company assesses multiple variables such as lease term, collateral, economic conditions, and its creditworthiness.

From time to time, we may enter into sublease agreements with third parties. Our subleases generally do not relieve us of our primary obligations under the corresponding head lease. As a result, we account for the head lease based on the original assessment at lease inception. We determine if the sublease arrangement is either a sales-type, direct financing, or operating lease at inception of the sublease. If the total remaining lease cost on the head lease for the term of the sublease is greater than the anticipated sublease income, the right-of-use asset is assessed for impairment. Our subleases are generally operating leases and we recognize sublease income on a straight-line basis over the sublease term.

Lessor accounting — operating leases

The Company accounts for the revenue from its lease contracts by utilizing the single component accounting policy. This policy requires the Company to account for, by class of underlying asset, the lease component and nonlease component(s) associated with each lease as a single component if two criteria are met.

(i)      the timing and pattern of transfer of the lease component and the nonlease component(s) are the same; and

(ii)    the lease component would be classified as an operating lease if it were accounted for separately.

Lease components consist primarily of fixed rental payments, which represent scheduled rental amounts due under our leases. Nonlease components consist primarily of tenant recoveries representing reimbursements of rental operating expenses, including recoveries for utilities, repairs and maintenance and common area expenses.

If the lease component is the predominant component, we account for all revenues under such lease as a single component in accordance with the lease accounting standard. Conversely, if the nonlease component is the predominant component, all revenues under such lease are accounted for in accordance with the revenue recognition accounting standard. Our operating leases qualify for the single component accounting, and the lease component in each of our leases is predominant. Therefore, we account for all revenues from our operating leases under the lease accounting standard and classify these revenues as lease revenue.

The Company commences recognition of rental income related to the operating leases at the date the property is ready for its intended use by the tenant and the tenant takes possession or controls the physical use of the leased asset. Income from rentals related to fixed rental payments under operating leases is recognized on a straight-line basis over the respective operating lease terms. Amounts received currently but recognized as revenue in future periods are classified in other liabilities in the Company’s consolidated balance sheets.

Lessor accounting — sales-type leases

The Company purchases medical equipment from vendors and leases it to its customers, who are required to pay installments throughout the term of the leases. The lease agreements include lease payments that are fixed, do not contain residual value guarantees or variable lease payments. The lease terms are based on the non-cancellable term of the lease and the buyer may have options to terminate the lease in advance when meets certain conditions. The customers obtain control of the medical equipment when they physically possess the equipment.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes sales from sales-type leases equal to the present value of the minimum lease payments discounted using the implicit interest rate in the lease and cost of sales equal to carrying amount of the asset being leased and any initial direct costs incurred, less the present value of the unguaranteed residual. Interest income from the leases is recognized over the lease terms and included in revenues, net.

The Company excludes from the measurement of its lease revenues any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction and collected from a customer.

(u)    Revenue Recognition

The Company recognizes revenue from franchising services, procurement services, management services and other services or product sales under ASC Topic 606, “Revenue from Contracts with Customers”.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Revenue amount represents the invoiced value, net of consumption tax and applicable local government levies, if any. The consumption tax on sales is calculated at 10% of gross sales. The Company does not have significant remaining unfulfilled performance obligations or contract balances.

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. The determination of whether the Company acts as a principal or an agent in a transaction is based on the evaluation of whether (i) the Company is primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue from rental services under ASC Topic 842, “Leases”.

The Company currently generates its revenue from the following main sources:

Franchising Revenue

The Company generates franchising revenue (royalty income) by licensing its intellectual properties, including but not limited to the Company’s brand name (“Shonan Beauty Clinic”), trade name, patents, and trademarks, as a franchisor pursuant to franchise agreements with the medical corporations (the “MCs”) in Japan. Prior to April 2023, royalty income was based on a percentage of sales and recognized at the time when the related sales occurred; since April 2023, it is based on a fixed amount to each clinic of the MCs; since September 2023, it is based on a fixed amount to each MC and a fixed amount to each clinic of the MCs and recognized over time as services are rendered.

Procurement Revenue

The Company generates procurement services revenue by purchasing primarily advertising services and medical materials from qualified vendors on behalf of MCs to maintain brand quality consistency. Procurement services revenue is recognized at the point in time upon the delivery of products or over time as services are performed. Occasionally, the Company receives vendor discounts on certain large purchases. It recognizes revenue based on actual payments and will return the over-collection resulting from such discounts to MCs.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management Services Revenue

The Company provides loyalty program management services, labor supporting services, function supporting services, and management consulting services to MCs.

Loyalty program management services

The Company awards loyalty points on behalf of MCs to MCs’ customers, who earn loyalty points from each qualified purchase made at the loyalty program participating clinics of MCs, in exchange for a handling fee. The revenue is based on a percentage of the related payment amount made by MCs’ customers and is recognized when the loyalty points are awarded.

At the time loyalty points are awarded, a MC pays the Company cash in an amount equivalent to the awarded loyalty points, which is recorded as advances from customers. When a MC’s customers redeem the loyalty points, the Company returns the cash back to the MC in an amount equivalent to the redeemed loyalty points. The awarded loyalty points expire if a MC’s customer does not make any additional qualified purchase at a participating clinic within a year. The Company accumulates and tracks the points on behalf of MCs until the loyalty points expire, at which time the Company recognizes an amount equivalent to the expired loyalty points as revenue, which is normally not significant.

The Company also awards certain points to MCs’ customers on behalf of MCs for free in order to increase the volume of MC’s sales, from which the Company earns other types of revenues, such as royalty income. When a MC’s customers redeem such points, the Company reimburses MC in an amount equivalent to the used free points and records it as a reduction of the revenue recognized.

The Company is an agent in the management of loyalty programs, and as a result, revenues are recognized net of the cost of redemptions.

Labor supporting services

The Company generates revenue by dispatching staff to MCs to provide a range of services, primarily including clinic operation, IT, and administrative services. The Company recognizes the revenue over the time when services are rendered.

Function supporting services

The revenue is derived from providing functional supporting services to MCs, such as accounting and human resources services. The Company recognizes the revenue over the time when services are rendered.

Management consulting services

The Company generates revenue by providing consulting services to MCs in relation to business operations of cosmetic dermatology. The Company recognizes the revenue over the time when services are rendered.

Rental Services Revenue

The Company generates rental income from operating leases and sales-type leases, which is accounted for under ASC Topic 842. Operating lease revenue is generally recognized on straight-line basis over the terms of the lease agreements and sales-type leases revenue is generally recognized on the lease commitment date. Also see Note 2(t).

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other Revenues

The Company generates other miscellaneous revenues such as medicine dispensed sales revenue, brokerage services revenue, construction services revenue, pilot training services revenue, interest income, etc. These revenues are recognized when the Company satisfies performance obligations.

(v)    Cost of Revenues

Cost of revenues primarily consists of costs of goods sold associated with sales-type leases, rent expenses associated with operating subleases, salaries and related expenses for personnel directly involved in delivery of services to customers, and allocation of indirect costs such as corporate overhead.

(w)    Advertising Expenses

Advertising expenses consist primarily of costs of promotion and marketing for the Company’s image and services and are included in selling, general and administrative expenses. The Company expenses advertising costs as incurred or the first time the advertising takes place, whichever is earlier, in accordance with the ASC 720-35, “Advertising Costs”. The advertising expenses were $3,367,608 and $6,570,241 for the years ended December 31, 2023 and 2022, respectively.

(x)    Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, accounts receivable and customer loans receivable. The Company places its cash and cash equivalents with financial institutions. The Company does not require collateral or other security to support financial instruments subject to credit risk. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the year ended December 31, 2023, customer A, B, C and D represent 29%, 24%, 23% and 11% of the Company’s total revenues, respectively. For the year ended December 31, 2022, customer A, B and C represent 40%, 23% and 23% of the Company’s total revenues, respectively.

As of December 31, 2023, customer A, B, C and D represent 26%, 24%, 22% and 13% of the Company’s total outstanding accounts receivable, respectively. As of December 31, 2022, customer A, B and C represent 36%, 23% and 24% of the Company’s total outstanding accounts receivable, respectively.

For the year ended December 31, 2023, vendor A and B represent 14% and 12% of the Company’s total purchase, respectively. For the year ended December 31, 2022, vendor A and B represent 12% and 11% of the Company’s total purchase, respectively.

As of December 31, 2023, vendor A, B and D represent 19%, 14% and 14% of the Company’s total outstanding accounts payable, respectively. As of December 31, 2022, vendor A, B and C represent 20%, 13% and 11% of the Company’s total outstanding accounts payable, respectively.

(y)    Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management determined the Company’s operations constitute a single reporting segment.

(z)     Comprehensive Income or Loss

ASC Topic 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in stockholder’s equity during a period from non-owner sources.

(aa)  Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the reporting period. Diluted net income per share reflects the potential dilution that could occur if stock options and other commitments to issue common shares were exercised or equity awards vest resulting in the issuance of common shares that could share in the net income of the Company.

(bb)  Stock Based Compensation

The Company accounts for stock-based compensation awards in accordance with ASC Topic 718, “Compensation — Stock Compensation.” The cost of services received from employees and non-employees in exchange for awards of equity instruments is recognized in the consolidated statements of operations and comprehensive income (loss) based on the estimated fair value of those awards on the grant date and amortized on a straight-line basis over the requisite service period or vesting period. The Company records forfeitures as they occur.

(cc)   Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC Topic 850, “Related Party Disclosures,” and other relevant ASC standards.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

(dd)  Income Taxes

Income taxes are accounted for using an asset and liability method in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company follows ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of ASC Topic 740, when tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

(ee)   Fair Value Measurements

The Company performs fair value measurements in accordance with ASC Topic 820. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. An asset’s or a liability’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820 establishes three levels of inputs that may be used to measure fair value:

•        Level 1: quoted prices in active markets for identical assets or liabilities;

•        Level 2: inputs other than Level 1 that are observable, either directly or indirectly; or

•        Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

As of December 31, 2023 and 2022, the carrying values of current assets, except for short-term investments, and current liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments. Debt that bears variable interest rates index to prime also approximates fair value as it reprices when market interest rates change.

Assets measured at fair value on a recurring basis as of December 31, 2023 and 2022 are summarized below.

Fair Value Measurements as of December 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair Value at December 31, 2023
Available-for-sale debt security	—	—	—	—

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements as of December 31, 2022
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair Value at December 31, 2022
Available-for-sale debt security	—	1,906,600	—	1,906,600

(ff)    Commitments and Contingences

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(gg)  Recent Accounting Pronouncements

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements — Codification Amendment in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU modified the disclosure and presentation requirements of a variety of codification topics by aligning them with the SEC’s regulations. The amendments to the various topics should be applied prospectively, and the effective date will be determined for each individual disclosure based on the effective date of the SEC’s removal of the related disclosure. If the SEC has not removed the applicable requirements from Regulation S-X or Regulation S-K by June 30, 2027, then this ASU will not become effective. Early adoption is prohibited. The Company does not expect the amendments of this accounting standard update to have a material impact on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvement to Income Tax Disclosures” to enhance the transparency and decision usefulness of income tax disclosures, primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024, and for annual periods beginning after December 15, 2025 for all other entities, on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

NOTE 3 — VARIABLE INTEREST ENTITY

A VIE is defined as a legal entity whose equity owners do not have sufficient equity at risk, or, as a group, the holders of the equity investment at risk lack any of the following three characteristics: decision-making rights, the obligation to absorb losses, or the right to receive the expected residual returns of the entity. The primary beneficiary is identified as the variable interest holder that has both the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and the obligation to absorb expected losses or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Company followed ASC Topic 810, “Consolidation”, utilizing a qualitative approach, and determined that it is the primary beneficiary of its VIE, Aikawa Medical Management, Inc. (“AMM”) and consolidated the result of operations, financial conditions, and cash flows of AMM in the consolidated financial statements.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — VARIABLE INTEREST ENTITY (cont.)

The following amounts and balances of AMM were included in the Company’s consolidated financial statements of December 31, 2023 and 2022 and for the years then ended:

	As of December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$28,934	$75,024
Accounts receivable	26,916	13,490
Prepaid expenses and other current assets	11,074	13,621
Total current assets	66,924	102,135

Property and equipment, net	1,799,372	3,644,229
Loans receivable from subsidiaries of the Company	3,060,581	2,999,542
Other assets	2,275	2,275
Total non-current assets	4,862,228	6,646,046

Total assets	$4,929,152	$6,748,181

LIABILITIES
Current Liabilities
Accounts payable	$17,942	$19,035
Accrued liabilities and other current liabilities	17,824	17,824
Due to related party	2,875,408	2,973,083
Total current liabilities	2,911,174	3,009,942

Loan payable to a subsidiary of the Company	9,157,660	10,835,596
Total non-current liabilities	9,157,660	10,835,596

Total liabilities	$12,068,834	$13,845,538
	For the Years Ended December 31,
	2023	2022
Revenues*	$163,146	$129,461
Cost of revenues	$61,647	$61,647
Total operating expenses	$128,549	$149,454
Net loss	$(27,050)	$(33,297)
Net cash provided by operating activities	$202,624	$7,209
Net cash provided by (used in) investing activities	$(90,000)	$101,158
Net cash used in financing activities	$(158,714)	$(187,418)

____________

*        During the years ended December 31, 2023 and 2022, all revenues of AMM were generated from a subsidiary of the Company.

NOTE 4 — BUSINESS COMBINATIONS AND ASSET ACQUISITIONS

Business Combinations and Goodwill

The Company accounted for business combination using the acquisition method of accounting under ASC Topic 805. The total purchase price was allocated to the assets acquired, liabilities assumed and non-controlling interest based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — BUSINESS COMBINATIONS AND ASSET ACQUISITIONS (cont.)

The determination of fair values involves the use of significant judgments and estimates. The judgments used to determine the estimated fair value assigned to assets acquired and liabilities assumed, and non-controlling interest, as well as the expected future cash flows and related discount rates, can materially impact the Company’s consolidated financial statements. Significant inputs and assumptions used for the model included the amount and timing of expected future cash flows and discount rates. The Company utilized the assistance of a third-party valuation appraiser to determine the fair value of non-controlling interest as of the date of acquisition.

Skynet Academy Co., Ltd., SBC Sealane Co., Ltd., and SBC Marketing Co., Ltd.

On April 1, 2022, the Company acquired 70% equity interest of Skynet Academy Co., Ltd. (“Skynet”), a company providing pilot training services, with a cash consideration of JPY205,195,200 ($1,566,376).

On June 7, 2022, the Company acquired 100% equity interest of SBC Sealane Co., Ltd. (“Sealane”), previously known as Sealane Co., Ltd., a construction company, with a cash consideration of JPY200,000,000 ($1,526,718).

On June 30, 2022, the Company acquired 100% equity interest of SBC Marketing Co., Ltd. (“SMK”), previously known as VIXIA Co., Ltd., a company providing internet marketing services, with a cash consideration of JPY95,000,000 ($725,191).

The Company aims to provide more diversified services to its main customers, the MCs, through these acquisitions.

The above business combinations are individually immaterial. The aggregated purchase price was allocated on the date of the acquisitions as follows:

Cash and cash equivalents	$592,186
Accounts receivable	532,618
Inventories	454,470
Prepaid expenses and other current assets	41,834
Property and equipment, net	993,350
Goodwill	4,117,804
Other assets	370,507
Accounts payable	(191,035)
Advances from customers	(767,439)
Accrued liabilities and other current liabilities	(115,721)
Long-term loans	(1,316,909)
Operating lease liabilities	(129,769)
Other liabilities	(189,672)
Non-controlling interest	(573,939)
Total purchase consideration	$3,818,285

Pro forma results of operations for the above business combinations have not been presented because they are not material to the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2023 and 2022 individually or in aggregate.

The results of operations, financial position and cash flows of Skynet, Sealane and SMK have been included in the Company’s consolidated financial statements since their respective acquisition dates.

The Company’s policy is to perform its annual impairment testing on goodwill for each of its reporting units on December 31, of each year or more frequently if events or changes in circumstances indicate that an impairment may exist. During the year ended December 31, 2022, the Company assessed qualitative factors and determined it was more likely than not that the fair value exceeded carrying value for each reporting unit, except for Skynet. The Company performed a quantitative assessment for goodwill of Skynet, which involves the comparison of the fair value of Skynet

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — BUSINESS COMBINATIONS AND ASSET ACQUISITIONS (cont.)

to its carrying value. The Company used the income approach with the discounted cash flow valuation method to estimate fair value, which requires management to make significant estimates and assumptions related to forecasted revenues and cash flows and the discount rates. The impairment loss on goodwill of $251,172 was recognized during the year ended December 31, 2022. No impairment loss is identified on goodwill for the year ended December 31, 2023.

Asset Acquisitions

The following acquisitions did not meet the definition of a business combination under ASC Topic 805, so the Company accounted for these transactions as asset acquisitions. In an asset acquisition, goodwill is not recognized, but rather any excess consideration transferred over the fair value of the net assets acquired is allocated on a relative fair value basis to the identifiable net assets. In addition, related transaction expenses are capitalized and allocated to the net assets acquired on a relative fair value basis.

Cellpro Japan Co., Ltd.

On July 1, 2022, the Company acquired 59.1% equity interest of Cellpro Japan Co., Ltd. (“Cellpro”), previously known as Cellpro Co., Ltd., a company engaged in medical technology development, with a total cash consideration of JPY520,000,000 ($3,969,466), of which JPY80,000,000 ($610,687) was paid to Cellpro for 1,000 shares of common stock subscription and the remaining JPY440,000,000 ($3,358,779) paid to Cellpro’s original shareholder.

The following table summarizes the amounts for the Cellpro acquisition which were allocated to the fair values of aggregated net assets and non-controlling interest acquired:

Cash and cash equivalents	$59,804
Accounts receivable	35,288
Prepaid expenses and other current assets	619,979
Assembled workforce	9,664,199
Other assets	120,277
Accounts payable	(3,248)
Short-term loans	(66,486)
Accrued liabilities and other current liabilities	(14,501)
Long-term loans	(354,908)
Deferred tax liabilities	(3,342,847)
Non-controlling interest	(2,748,091)
Net assets and non-controlling interest acquired	$3,969,466

The assets in the purchase price allocation are stated at fair value based on estimates of fair value using available information and making assumptions management believes are reasonable. The intangible asset identified and valued related to the transaction is an assembled workforce. The fair value of the assembled workforce was determined using the replacement cost method, which considers the costs that the Company would have incurred to replace a comparable workforce to the workforce acquired from Cellpro. Such costs include, but are not limited to, recruitment costs, training costs and the cost of lost productivity. The replacement costs were estimated based on a percentage of each employee’s salary. The assembled workforce will be amortized over a useful life of two years on a straight-line basis.

The results of operations, financial position and cash flows of Cellpro have been included in the Company’s consolidated financial statements since the date of acquisition.

Medical Payment Co., Ltd.

On June 30, 2022, the Company acquired 75% equity interest of Medical Payment Co., Ltd. (“MP”), previously known as L’attrait Payment Co., Ltd., a company providing loan services to customers of cosmetic clinics, with a cash consideration of JPY15,000,000 ($114,504).

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — BUSINESS COMBINATIONS AND ASSET ACQUISITIONS (cont.)

The following table summarizes the amounts for the MP acquisition which were allocated to the fair value of aggregated net assets acquired:

Cash and cash equivalents	$153,327
Prepaid expenses and other current assets	3,709
Accounts payable	(504)
Accrued liabilities and other current liabilities	(3,860)
Non-controlling interest	(38,168)
Net assets and non-controlling interest acquired	$114,504

The assets in the purchase price allocation are stated at fair value based on estimates of fair value using available information and making assumptions management believes are reasonable.

The results of operations, financial position and cash flows of MP have been included in the Company’s consolidated financial statements since the date of acquisition.

Kijimadairakanko Inc.

On April 3, 2023, the Company acquired 100% equity interest of Kijimadairakanko Inc. (“Kijima”), a company operating ski resorts and tourism-related business, with a cash consideration of JPY1,026,152 ($7,029). Meanwhile, the Company’s preexisting loans of JPY103,000,000 ($705,528) to Kijima were considered effectively settled upon the acquisition. The settlement amount was included in the total purchase consideration summarized as follows:

Cash consideration	$7,029
Effective settlement of preexisting loans	705,528
Total consideration	$712,557

The following table summarizes the amounts for the Kijima acquisition which were allocated to the fair value of aggregated net assets acquired:

Cash and cash equivalents	$729,580
Accounts receivable	36,389
Inventories	17,636
Prepaid expenses and other current assets	5,717
Property and equipment, net	889,397
Other assets	30,983
Accounts payable	(143,340)
Advances from customers	(647,061)
Income tax payable	(1,250)
Long-term loans	(205,494)
Net assets acquired	$712,557

The assets in the purchase price allocation are stated at fair value based on estimates of fair value using available information and making assumptions management believes are reasonable.

The results of operations, financial position and cash flows of Kijima have been included in the Company’s consolidated financial statements since the date of acquisition.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of December 31, 2023 and 2022, prepaid expenses and other current assets consist of the following:

	December 31, 2023	December 31, 2022
Advances to suppliers	$6,497,608	$14,270,179
Convertible note receivable*	1,000,000	—
Other receivables**	2,390,276	—
Others	162,121	37,228
Total	$10,050,005	$14,307,407

____________

*        In May 2023, the Company purchased from Pono Capital Two, Inc. (“Pono”), a special purpose acquisition company incorporated in Delaware, a convertible promissory note in aggregate principal amount of $1,000,000, which will automatically convert into shares of Class A common stock of Pono at a conversion price of $10.00 per unit immediately prior to the expected merger between the Company and Pono Two Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Pono, with the Company continuing as the surviving entity (“Pono Merger”).

**      Represent a refundable deposit to be returned by a supplier, reimbursement receivables from a business partner, and other miscellaneous receivables.

NOTE 6 — FINANCE LEASE RECEIVABLES

As of December 31, 2023 and 2022, finance lease receivables consist of the following:

	December 31, 2023	December 31, 2022
Future minimum lease payments receivable	$9,586,741	$19,215,007
Estimated residual value	—	8,933,255
Gross finance lease receivables	9,586,741	28,148,262
Less: unearned interest income	(22,688)	(70,925)
Finance lease receivables	$9,564,053	$28,077,337
Finance lease receivables, current	$6,143,564	$22,800,209
Finance lease receivables, non-current	$3,420,489	$5,277,128

As of December 31, 2023, maturities of the Company’s gross finance lease receivables are as follows:

Years ending December 31,
2024	$6,143,564
2025	2,612,480
2026	830,697
Thereafter	—
Total	$9,586,741

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — PROPERTY AND EQUIPMENT, NET

As of December 31, 2023 and 2022, property and equipment, net consist of the following:

	December 31, 2023	December 31, 2022
Land	$1,799,443	$3,735,156
Buildings and facilities attached to buildings	8,412,348	12,366,461
Machinery, equipment and automobiles	5,539,542	6,864,218
Vessels and aircraft	4,091,772	25,032,828
Software	3,778,911	3,278,873
Construction in progress	591,306	398,706
Subtotal	24,213,322	51,676,242
Less: accumulated depreciation	(8,231,990)	(33,143,505)
Less: accumulated impairment	(2,399,315)	(2,572,389)
Property and equipment, net	$13,582,017	$15,960,348

In August 2023, the Company disposed of certain properties to General Incorporated Association SBC, an entity controlled by the CEO of the Company, who is the sole stockholder of the Company. The payment in excess of the net book value received from General Incorporated Association SBC of $9,620,453 was included as a deemed contribution in connection with disposal of property and equipment in the Company’s consolidated statements of changes in stockholder’s equity.

Depreciation expense was $6,586,036 and $3,523,439 for the years ended December 31, 2023 and 2022, respectively.

The Company recognized an impairment loss of $204,026 and $103,500, and a gain on disposal of property and equipment of $249,532 and $1,902,524 for the years ended December 31, 2023 and 2022, respectively.

NOTE 8 — INTANGIBLE ASSETS, NET

As of December 31, 2023 and 2022, intangible assets, net consist of the following:

	December 31, 2023	December 31, 2022
Assembled workforce	$8,976,567	$9,664,199
Patent use right	18,435,140	—
Others	212,190	21,422
Subtotal	27,623,897	9,685,621
Less: accumulated amortization	(7,884,621)	(2,416,050)
Intangible assets, net	$19,739,276	$7,269,571

Amortization expense was $5,660,906 and $2,408,614 for the years ended December 31, 2023 and 2022, respectively.

Other intangible assets consist of miscellaneous intangible assets with indefinite useful life.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — INTANGIBLE ASSETS, NET (cont.)

Estimated future amortization expense related to intangible assets as of December 31, 2023 is as follows:

For the Years Ended December 31,	Amortization Expenses
2024	$3,396,338
2025	1,152,196
2026	1,152,196
2027	1,152,196
2028	1,152,196
Thereafter	11,521,964
Total	$19,527,086

NOTE 9 — INVESTMENTS

As of December 31, 2023 and 2022, investments consist of the following:

	December 31, 2023	December 31, 2022
Investment in available-for-sale debt security	$—	$1,906,600
Short-term investment	$—	$1,906,600

Investments in private entities or organizations that do not report NAV per share:
Entities or organizations without observable price changes	$1,557,366	$1,678,192
Less: accumulated impairment	(707,932)	(762,162)
Long-term investments	$849,434	$916,030

The Company recognized an unrealized gain on available-for-sale debt security of nil and $8,760 for the years ended December 31, 2023 and 2022, respectively.

The Company recognized a realized gain on available-for-sale debt securities of $223,164 and nil for the years ended December 31, 2023 and 2022, respectively.

The Company recognized an impairment loss of nil and $759,815 on long-term investments for the years ended December 31, 2023 and 2022, respectively.

NOTE 10 — OTHER ASSETS

As of December 31, 2023 and 2022, other assets consist of the following:

	December 31, 2023	December 31, 2022
Security deposits	$3,049,112	$3,785,963
Corporate-owned life insurance policies	11,529,700	14,580,080
Long-term loans receivable, primarily student loans	647,641	1,115,954
Others	215,605	313,794
Total	$15,442,058	$19,795,791

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — ACCRUED LIABILITIES AND OTHER CURRENT LIABILITIES

As of December 31, 2023 and 2022, accrued liabilities and other current liabilities consist of the following:

	December 31, 2023	December 31, 2022
Individual income tax withheld on behalf of employees	$943,195	$1,394,365
Wages and bonus payables	6,264,711	7,428,384
Consumption tax payable	12,968,580	6,721,713
Liabilities assumed in connection with purchase of property and equipment	656,508	2,271,223
Others	176,015	26,913
Total	$21,009,009	$17,842,598

NOTE 12 — LONG-TERM LOANS

As of December 31, 2023 and 2022, the Company’s long-term loans from banks and other financial institution consist of following:

Indebtedness	Weighted Average Interest Rate*	Weighted Average Years to Maturity*	December 31, 2023	December 31, 2022
Guaranteed loans
Fixed rate loans	0.86%	3.19	$575,191	$542,748
Variable rate loans	0.38%	1.29	289,226	380,176
Non-interest bearing loan	0.00%	—	—	184,443
Subtotal	1.24%	4.48	864,417	1,107,367

Unsecured loans
Fixed rate loans	0.15%	2.25	354,522	152,672
Variable rate loans	—%	—	—	9,028,244
Subtotal	0.15%	2.25	354,522	9,180,916

Total long-term loans	1.39%	6.73	1,218,939	10,288,283

Less: current portion			(156,217)	(4,759,939)
Non-current portion			$1,062,722	$5,528,344

____________

*        Pertained to information for loans outstanding as of December 31, 2023.

The Company borrowed loans from various banks and a financial institution for business acquisition and working capital purposes.

Interest expense was $45,292 and $31,441 for the years ended December 31, 2023 and 2022, respectively.

The guarantee information of the Company’s outstanding loans as of December 31, 2023 and 2022 consists of the following:

	December 31, 2023	December 31, 2022
Co-guaranteed by CEO of subsidiaries within the Company’s organizational structure and Tokyo Credit Guarantee Association	$747,474	$966,169
Co-guaranteed by CEO of a subsidiary within the Company’s organizational structure and Kanagawa Credit Guarantee Association	$116,943	$141,198

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — LONG-TERM LOANS (cont.)

As of December 31, 2023, future minimum payments for long-term loans are as follows:

Years ending December 31,	Principal Repayment
2024	$156,217
2025	172,170
2026	307,314
2027	156,911
2028	92,318
Thereafter	334,009
Total	$1,218,939

NOTE 13 — OPERATING LEASES — AS A LESSEE

The Company has entered into operating leases for offices and sublease purposes, with terms ranging from two to nine years. The estimated effect of lease renewal and termination options, as applicable, that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right-of-use assets and lease liabilities was included in the consolidated financials.

During the years ended December 31, 2023 and 2022, certain operating leases were guaranteed by related parties of the Company.

Operating lease expenses for lease payments are recognized on a straight-line basis over the lease term. Leases with an initial term of twelve months or less are not recorded on the consolidated balance sheets.

The components of lease costs are as follows:

	For the Years Ended December 31,
	2023	2022
Operating lease costs	$4,056,387	$3,406,297
Short-term lease costs	757,457	535,989
Total lease costs	$4,813,844	$3,942,286

The following table presents supplemental information related to the Company’s operating leases:

	For the Years Ended December 31,
	2023	2022
Operating cash flows from operating leases	$4,005,952	$3,562,767
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$2,305,199	$1,018,898
Remeasurement of operating lease liabilities and right-of use assets due to lease modifications	$2,110,079	$4,362,088

Weighted average remaining lease term (years)	2.30	2.30
Weighted average discount rate (per annum)	0.19%	0.19%

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — OPERATING LEASES — AS A LESSEE (cont.)

As of December 31, 2023, the future maturity of lease liabilities is as follows:

Years ending December 31,	Lease Payment
2024	$4,038,334
2025	1,631,860
2026	191,006
2027	173,233
2028	173,233
Thereafter	281,123
Total undiscounted lease payments	6,488,789
Less: imputed interest	(158,661)
Total operating lease liabilities	$6,330,128

NOTE 14 — INCOME TAXES

United States

SBC USA, SBC Healthcare Inc., SBC Irvine, LLC, and Aikawa Medical Management, Inc. are incorporated in the United States and subject to federal income tax rate at 21% statutory tax rate with respect to the assessable income generated from the United States.

Japan

The Company conducts its major businesses in Japan and is subject to tax in this jurisdiction. During the years ended December 31, 2023, and 2022, substantially all the taxable income of the Company is generated in Japan. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of approximately 34.69% and 34.66% for the years ended December 31, 2023 and 2022, respectively.

Vietnam

Shoubikai Medical Vietnam Co., Ltd. is incorporated in Vietnam and subject to income tax rate at 20% statutory tax rate with respect to the assessable income generated from Vietnam.

For the years ended December 31, 2023, and 2022, the Company’s income tax expenses are as follows:

	For the Years Ended December 31,
	2023	2022
Current	$30,905,334	$22,024,746
Deferred	4,113,395	(3,900,397)
Total	$35,018,729	$18,124,349

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — INCOME TAXES (cont.)

A reconciliation of the effective income tax rates reflected in the accompanying consolidated statements of operations and comprehensive income (loss) to the Japanese statutory tax rates for the years ended December 31, 2023 and 2022 are as follows:

	For the Years Ended December 31,
	2023	2022
Japanese statutory tax rate	34.69%	34.66%
Effect of income tax rate difference under different tax jurisdictions	0.59%	0.43%
Expenses not deductible for tax purpose	(1.88)%	10.71%
Effect of change in valuation allowance	12.04%	24.10%
Other adjustments	2.15%	6.65%
Effective tax rate	47.59%	76.55%

Since October 2023, the Company has been undergoing a tax examination conducted by the Japanese tax authority for the income tax returns filed by SBC Japan for the years ended March 31, 2016 through March 31, 2023, the income tax returns filed by L’Ange Sub for the years ended February 28, 2021 through February 28, 2023, and the income tax returns filed by Shobikai Sub for the years ended March 31, 2021 through March 31, 2023. The total liabilities on the income tax exposure, excluding the impact associated with the misappropriations of Company funds discussed in Note 18, are estimated to be around JPY23 million ($166 thousand) based on the information provided by the management and subject to further change upon the conclusion of the tax investigation. Such liabilities were recognized and reported in the consolidated financial statements for the year ended December 31, 2023. As a result of the tax examination, the Company plans to file the amended tax returns in mid-May 2024.

The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities on December 31, 2023 and 2022 are presented below:

	December 31, 2023	December 31, 2022
Deferred income tax assets
Change in accrued retirement compensation expense	$—	$7,908,745
Revenue and expense adjustments	4,142,338	1,686,125
Change in cash surrender value of life insurance policies	(1,168,097)	583,477
Lease liabilities	2,195,824	2,024,649
Net operating losses carryforwards	7,397,655	3,221,455
Others	220,885	199,637
Subtotal	12,788,605	15,624,088
Less: valuation allowance	(7,397,655)	(3,221,455)
Total deferred income tax assets	$5,390,950	$12,402,633

Deferred income tax liabilities
Revenue and expense adjustments	$(9,131,874)	$(7,195,395)
Change in cash surrender value of life insurance policies	—	(2,607,050)
Right-of-use assets	(2,053,535)	(1,923,341)
Intangible asset acquired through asset acquisition	—	(2,507,135)
Others	(219,106)	(235,946)
Total deferred income tax liabilities	$(11,404,515)	$(14,468,867)

Deferred income tax assets, net	$—	$5,271,633
Deferred income tax liabilities, net	$(6,013,565)	$(7,337,867)

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — INCOME TAXES (cont.)

The realization of deferred tax assets is dependent upon the generation of sufficient taxable income of the appropriate character in future periods. The Company regularly assesses the ability to realize its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighs all available positive and negative evidence, including its earnings history and results of recent operations, projected future taxable income, and tax planning strategies.

The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as the Company’s projections for growth. The adjustments of a valuation allowance against deferred tax assets may cause greater volatility in the effective tax rate in the periods in which the valuation allowance is adjusted. Based upon the level of historical taxable profit and projections for future taxable profit over the periods for which the deferred tax assets are deductible, management believes it is probable that the Company will utilize the benefits of these deferred tax assets as of December 31, 2023, and 2022. Uncertainty of estimates of future taxable profit could increase due to changes in the economic environment surrounding the Company, effects by market conditions, effects of currency fluctuations or other factors.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the applicability of interest and penalties) based on technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2023 and 2022, the management considered the Company did not have any significant unrecognized uncertain tax positions. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from December 31, 2023. Open tax years in Japan are five years. The Company’s income tax returns filed in Japan for the tax years prior to March 31, 2023 were examined by the relevant tax authorities.

NOTE 15 — STOCKHOLDER’S EQUITY

The Company was authorized to issue 200,000,000 shares of common stock, par value of $0.0001 per share, and 20,000,000 shares of preferred stock, par value of $0.0001 per share.

In January 2023, the Company issued 1,000 shares of common stock to the CEO of the Company with a purchase price of $0.01 per share. In September 2023, the Company issued 7,947,999 shares of common stock to the CEO of the Company with a purchase price of $0.0001 per share. Since the Company was solely owned by the CEO, there was no change in relative shareholder rights, rank, or value before and after these issuances, therefore, net income per share was retrospectively adjusted for all periods presented.

As of December 31, 2023, there were 7,949,000 shares of common stock issued and outstanding and no preferred stock issued and outstanding. As of December 31, 2022, there was 1 share of common stock issued and outstanding and no preferred stock issued and outstanding, and the number of shares reflects the retrospective presentation of the share issuance on September 8, 2023, due to the recapitalization between entities under common control.

Stock-based compensation

On November 18, 2022 (“Effective Date”), the Company entered into a Common Stock Purchase Warrant Agreement (the “Warrant Agreement”) with HeartCore Enterprise, Inc. (“HeartCore”) pursuant to which it agreed to compensate HeartCore with common stock purchase warrants (the “Warrants”) in exchange for professional services to be provided by HeartCore in connection with its merger or other transaction with a special purpose acquisition company (“SPAC”) wherein the Company becomes a subsidiary of the SPAC (the “Merger”). HeartCore may exercise the Warrants in 10 years upon the Company’s consummation of the Merger or the occurrence of other fundamental events defined in the Warrant Agreement to purchase 2.7% of the fully diluted shares of the Company’s common stock as of the date of the Merger, for an exercise price per share of $0.01, subject to adjustment as provided in the Warrant Agreement. The Warrants were fully vested as of the Effective Date.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — STOCKHOLDER’S EQUITY (cont.)

In September 2023, the Company granted 711,110 common stock options to its CEO, 20,700 common stock options to a representative director of a subsidiary of the Company, and 449,190 common stock options to doctors of related-party MCs (the “Holders”) respectively, with an exercise price of $0.0001 per share. The options vest on the three-month, fifteen-month, and twenty-seven-month anniversary of the date of the Merger, in an amount equal to one-third of the applicable shares of common stock, respectively, with the expiration period of ten years from the grant date. The 449,190 options granted to the Holders were terminated in January 2024, in connection with which the Company granted 449,190 common stock purchase warrants to the Holders. See Note 19.

In September 2023, the Company entered into a common stock purchase warrant agreement (the “Warrant Agreement II”) pursuant to which the Company allotted 400,000 warrants to the immediate family members of the CEO of the Company and allotted 200,000 warrants to its business partners. The warrants may be exercised in ten years upon the Company’s consummation of the Merger or the occurrence of other fundamental events defined in the Warrant Agreement II to purchase the Company’s common stock, for an exercise price per share of $0.0001. The warrants were fully vested on the grant date.

As of December 31, 2023, the Company did not recognize any stock-based compensation expense as the performance condition of exercisability upon consummation of the Merger is not considered probable until it occurs.

NOTE 16 — DISAGGREGATION OF REVENUES

Revenues generated from different revenue streams consist of the following:

	For the Years Ended December 31,
	2023	2022
Royalty income	$42,103,380	$24,554,792
Procurement services	53,186,662	54,076,620
Management services	72,282,549	67,013,751
Rental services	7,336,768	20,717,982
Others	18,633,064	7,797,473
Total	$193,542,423	$174,160,618

During the years ended December 31, 2023 and 2022, the Company recognized revenue of $973,866 and $121,762 from the opening balance of advances from customers, respectively. During the years ended December 31, 2023 and 2022, the Company recognized revenue of $1,382,803 and nil from the opening balance of advances from customers — related parties, respectively.

As of December 31, 2023 and 2022, and for the years then ended, substantially all of our long-lived assets and revenues generated are attributed to the Company’s operation in Japan.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — RELATED PARTY TRANSACTIONS

The related parties that had material transactions for the years ended December 31, 2023 and 2022 consist of the following:

Name of Related Parties	Nature of Relationship as of December 31, 2023
Yoshiyuki Aikawa	Sole shareholder, director and CEO of the Company
Yoshiko Aikawa	Representative director of a subsidiary of the Company
Mizuho Yamashita	Director of a subsidiary of the Company
Bunpei Samata	Representative director of a subsidiary of the Company
Medical Corporation Shobikai	The relatives of the CEO of the Company being the Members of the MC
Medical Corporation Kowakai	The relatives of the CEO of the Company being the Members of the MC
Medical Corporation Nasukai	The relatives of the CEO of the Company being the Members of the MC
Medical Corporation Aikeikai	The relatives of the CEO of the Company being the Members of the MC
Medical Corporation Jukeikai	The relatives of the CEO of the Company being the Members of the MC
Medical Corporation Ritz Cosmetic Surgery	The relatives of the CEO of the Company being the Members of the MC
Medical Corporation Association Junikai	The relatives of the CEO of the Company being the Members of the MC
Medical Corporation Association Furinkai	The relatives of the CEO of the Company being the Members of the MC
Japan Medical & Beauty Inc.	Controlled by the CEO of the Company
Innocent Medical Inc.	Controlled by the CEO of the Company
SBC Inc., previously known as SBC China Inc.	Controlled by the CEO of the Company
Hariver Inc.	Controlled by the CEO of the Company
General Incorporated Association SBC	Controlled by the CEO of the Company
Public Interest Foundation SBC Medical Promotion Foundation	Controlled by the CEO of the Company
AI Med Inc.	Controlled by the CEO of the Company
Amulet Inc.	Controlled by Mizuho Yamashita, a director of a subsidiary of the Company
SBC Irvine MC	Significantly influenced by the Company
Ryotokuji University	The CEO of the Company is the chairman of Ryotokuji University
SBC Shonan Osteopathic Clinic Inc.	The CEO of the Company is a principal shareholder of SBC Shonan Osteopathic Clinic Inc.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — RELATED PARTY TRANSACTIONS (cont.)

During the years ended December 31, 2023 and 2022, the transactions with related parties are as follows:

Revenues from related parties	For the Years Ended December 31,
	2023	2022
Medical Corporation Shobikai	$56,554,316	$69,216,058
Medical Corporation Kowakai	45,115,149	39,522,761
Medical Corporation Nasukai	45,893,461	40,353,587
Medical Corporation Aikeikai	21,521,302	16,807,731
Medical Corporation Jukeikai	4,518,846	1,840,350
Medical Corporation Ritz Cosmetic Surgery	2,603,405	108,519
Innocent Medical Inc.	—	45,661
Japan Medical & Beauty Inc.	488,023	45,661
Hariver Inc.	21,740	22,830
SBC Inc., previously known as SBC China Inc.	467	87
Public Utility Foundation SBC Foundation for Medical Promotion	387	127
General Incorporated Association SBC	569	—
Ryotokuji University	231,191	—
SBC Shonan Osteopathic Clinic Inc.	69,227	—
Yoshiyuki Aikawa	67,516	88,632
Yoshiko Aikawa	—	1,994
Mizuho Yamashita	19,214	7,541
Amulet Inc.	3,587	7,775
AI Med Inc.	556,397	—
SBC Irvine MC	1,298,539	1,068,662
Medical Corporation Association Furinkai	2,923,608	—
Medical Corporation Association Junikai	851,105	—
Total	$182,738,049	$169,137,976
Retirement compensation expense accrued to a related party	For the Years Ended December 31,
	2023	2022
Yoshiko Aikawa	$—	$22,830,286
Total	$—	$22,830,286

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — RELATED PARTY TRANSACTIONS (cont.)

As of December 31, 2023 and 2022, the balances with related parties are as follows:

Accounts receivable	December 31, 2023	December 31, 2022
Medical Corporation Shobikai	$9,251,427	$4,651,734
Medical Corporation Nasukai	8,447,448	2,956,662
Medical Corporation Kowakai	7,841,059	3,117,728
Medical Corporation Aikeikai	4,661,649	1,276,427
Medical Corporation Jukeikai	1,358,213	193,525
Medical Corporation Association Furinkai	1,039,074	—
Medical Corporation Ritz Cosmetic Surgery	520,891	10,771
Medical Corporation Association Junikai	348,187	—
Japan Medical & Beauty Inc.	139,767	—
Ryotokuji University	66,546	—
AI Med Inc.	2,329	—
SBC Inc., previously known as SBC China Inc.	45	45
Hariver Inc.	—	4,845
Innocent Medical Inc.	—	13,237
Public Interest Foundation SBC Medical Promotion Foundation	37	75
Total	$33,676,672	$12,225,049
Finance lease receivables	December 31, 2023	December 31, 2022
Medical Corporation Shobikai	$2,568,709	$7,042,337
Medical Corporation Kowakai	2,779,347	8,862,032
Medical Corporation Nasukai	2,019,117	7,172,078
Medical Corporation Aikeikai	1,782,124	4,140,005
Medical Corporation Ritz Cosmetic Surgery	79,439	244,987
Medical Corporation Jukeikai	335,317	615,898
Total	$9,564,053	$28,077,337
Less: current portion	6,143,564	22,800,209
Non-current portion	$3,420,489	$5,277,128
Due from related party, net	December 31, 2023	December 31, 2022
SBC Irvine MC	$3,238,209	$2,867,455
Less: allowance for credit loss	(3,238,209)	(2,867,455)
Total	$—	$—
Long-term investments in MCs – related parties	December 31, 2023	December 31, 2022
Medical Corporation Shobikai	$7,090	$—
Medical Corporation Kowakai	7,090	—
Medical Corporation Nasukai	7,090	—
Medical Corporation Aikeikai	7,090	—
Medical Corporation Jukeikai	7,626,184	8,210,373
Medical Corporation Ritz Cosmetic Surgery	12,157,011	13,088,274
Total	$19,811,555	$21,298,647

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — RELATED PARTY TRANSACTIONS (cont.)

In July 2023, the CEO of the Company resigned as a member of the general meeting (“Member”) of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai, and Medical Corporation Ritz Cosmetic Surgery. In August 2023, the Company contributed JPY1,000,000 ($6,695 when payment was made) to each of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, and Medical Corporation Aikeikai, and became the 100% equity interest holder of these non-profit MCs, which are still related parties of the Company as the relatives of the CEO of the Company remain as Members of these MCs while these MCs’ controlling financial interests rest with the Members. Also see Note 2(a) for further details.

Accrued retirement compensation expense	December 31, 2023	December 31, 2022
Yoshiko Aikawa	$—	$22,900,763
Total	$—	$22,900,763
Advances from customers	December 31, 2023	December 31, 2022
Medical Corporation Shobikai	$13,438,645	$16,533,138
Medical Corporation Kowakai	4,237,765	5,640,578
Medical Corporation Nasukai	4,117,597	5,882,118
Medical Corporation Aikeikai	1,168,947	1,314,710
Medical Corporation Jukeikai	85,044	28,226
Medical Corporation Ritz Cosmetic Surgery	10,177	—
Total	$23,058,175	$29,398,770
Notes payable – related parties	December 31, 2023	December 31, 2022
Medical Corporation Shobikai	$5,264,101	$—
Medical Corporation Kowakai	3,855,650	—
Medical Corporation Nasukai	4,099,032	—
Medical Corporation Aikeikai	1,561,642	—
Medical Corporation Jukeikai	268,552	—
Medical Corporation Ritz Cosmetic Surgery	268,445	—
Total	$15,317,422	$—
Less: current portion	3,369,203	—
Non-current portion	$11,948,219	$—
Due to related parties	December 31, 2023	December 31, 2022
Yoshiyuki Aikawa	$3,583,523	$3,010,724
Bunpei Samata	—	66,486
Total	$3,583,523	$3,077,210
Allowance for credit loss movement	December 31, 2023	December 31, 2022
Beginning balance	$2,867,455	$2,524,762
Provision for credit loss	370,754	342,693
Ending balance	$3,238,209	$2,867,455

The balances of due to and due from related parties represent the outstanding loans to and from related parties, respectively, as of December 31, 2023 and 2022. These loans are non-secured, interest-free and due on demand.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — RELATED PARTY TRANSACTIONS (cont.)

The Company made a prepayment of JPY2.4 billion (approximately $18.32 million when payment was made) in December 2022 to purchase a patent use right ready to be used on January 1, 2023 with the useful life of sixteen years from Ryotokuji University. Ryotokuji University later became a related party of the Company in March 2023 when the CEO of the Company became the chairman of the university. As Ryotokuji University was not a related party at the time the patent use right was purchased, this was not identified as a related party transaction.

In February 2023, the Company paid off the retirement compensation expense accrued to Yoshiko Aikawa.

During the year ended December 31, 2023, the Company purchased medical equipment of $2,842,588 from Japan Medical & Beauty Inc., which was recognized and included in the cost of revenues.

Also see Note 7, 12, 13, 15 and 18 for more transactions with related parties.

NOTE 18 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Misappropriations of Funds

In January 2024, in connection with a routine tax examination of the Company’s income tax returns, the Japanese tax authority discovered misappropriations of Company funds by a former director of general affairs and legal department of L’Ange Cosmetique Co., Ltd., which is a subsidiary of the Company (the “former director”), who received kickbacks from multiple vendors of SBC Japan (collectively with the former director, the “participants”) possibly beginning as early as 2012 until the misappropriations were discovered. The former director was suspended immediately upon the discovery and was terminated effective February 23, 2024. The Company has commenced a criminal complaint in Tokyo against the participants.

Shortly after this discovery, the Company engaged independent legal counsel and forensic consultants to investigate the misappropriations. The investigation, which was completed in March 2024, revealed that the participants had misappropriated approximately JPY632 million ($5.6 million), including consumption tax, from the Company of which the former director received approximately JPY335 million ($3.0 million), between April 2016 and the discovery of the misappropriations in January 2024. The amount misappropriated prior to April 2016 could not be accurately determined because certain data for the period prior to April 2016 was unavailable, the Company does not expect such amount to be material based on current estimates.

The Company found no evidence that any other employee of the Company was aware of, or colluded in, the misappropriations of Company funds or that there was any unlawful activity apart from that associated with the participants’ misappropriations of Company funds. The misappropriated amounts, excluding the consumption tax, representing advertising services purchased on behalf of a related-party MC, were originally included in the revenues reported on a net basis. After discovery of the misappropriations, the amounts were restated as a misappropriation loss and the Company plans to file amended tax returns to reflect the changes accordingly.

The Company has restated its previously reported consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss) and cash flows for the years then ended. The following tables summarize the effects of the restatements on each financial statement line item as of the dates and for the periods indicated. The effects of the restatement are incorporated within Notes 2, 11, 14, 16 and 17.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Consolidated Balance Sheets as of December 31,

		2022			2021
		As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Advances from customers – related parties	a	$25,170,856	$4,227,914	$29,398,770	$27,360,491	$3,472,937	$30,833,428
Income tax payable	b	3,713,977	(286,888)	3,427,089	5,082,183	(259,643)	4,822,540
Accrued liabilities and other current liabilities	a	17,904,076	(61,478)	17,842,598	17,881,878	(49,681)	17,832,197
Total current liabilities		97,372,937	3,879,548	101,252,485	80,947,540	3,163,613	84,111,153
Total liabilities		113,752,768	3,879,548	117,632,316	96,150,194	3,163,613	99,313,807
Retained earnings	d	108,025,572	(4,546,876)	103,478,696	100,611,633	(3,447,939)	97,163,694
Accumulated other comprehensive loss	d	(25,520,603)	667,328	(24,853,275)	(11,816,574)	284,326	(11,532,248)
Total SBC Medical Group Holdings Incorporated’s stockholder’s equity		109,129,663	(3,879,548)	105,250,115	116,946,471	(3,163,613)	113,782,858
Total stockholder’s equity		111,729,631	(3,879,548)	107,850,083	116,946,471	(3,163,613)	113,782,858

Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31,

		2022			2021
		As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Revenues, net – related parties	a	$169,316,086	$(178,110)	$169,137,976	$153,782,284	$(206,662)	$153,575,622
Total revenues, net		174,338,728	(178,110)	174,160,618	157,256,890	(206,662)	157,050,228
Gross profit		115,011,004	(178,110)	114,832,894	103,143,291	(206,662)	102,936,629
Misappropriation loss	c	—	979,603	979,603	—	1,136,639	1,136,639
Total operating expenses		93,735,752	979,603	94,715,355	54,270,994	1,136,639	55,407,633
Income from operations		21,275,252	(1,157,713)	20,117,539	48,872,297	(1,343,301)	47,528,996
Income before income taxes		24,834,480	(1,157,713)	23,676,767	50,770,180	(1,343,301)	49,426,879
Income tax expense	b	18,183,125	(58,776)	18,124,349	17,725,760	(68,198)	17,657,562
Net income		6,651,355	(1,098,937)	5,552,418	33,044,420	(1,275,103)	31,769,317
Net income attributable to SBC Medical Group Holdings Incorporated		7,413,939	(1,098,937)	6,315,002	33,044,420	(1,275,103)	31,769,317
Foreign currency translation adjustment	d	(13,710,435)	383,002	(13,327,433)	(11,172,410)	284,327	(10,888,083)
Total comprehensive income (loss)		(7,050,320)	(715,935)	(7,766,255)	21,872,010	(990,776)	20,881,234
Comprehensive income (loss) attributable to SBC Medical Group Holdings Incorporated		(6,290,090)	(715,935)	(7,006,025)	21,872,010	(990,776)	20,881,234
Net income per share attributable to SBC Medical Group Holdings Incorporated
Basic and diluted	d	0.93	(0.14)	0.79	4.16	(0.16)	4.00

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Consolidated Statements of Cash Flows for the Years Ended December 31,

		2022			2021
		As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Net income	d	$6,651,355	$(1,098,937)	$5,552,418	$33,044,420	$(1,275,103)	$31,769,317
Advances from customers – related parties	a	1,148,559	1,175,523	2,324,082	27,421,928	1,363,968	28,785,896
Income tax payable	b	(8,483,771)	(58,776)	(8,542,547)	5,314,874	(68,198)	5,246,676
Accrued liabilities and other current liabilities	a	2,691,070	(17,810)	2,673,260	4,691,046	(20,667)	4,670,379
Net cash provided by (used in) operating activities		(47,369)	—	(47,369)	70,736,446	—	70,736,446

The Company has also restated its previously reported unaudited consolidated balance sheets as of June 30, 2023 and 2022, and September 30, 2023 and 2022, the related unaudited consolidated statements of operations and comprehensive loss and cash flows for the six months ended June 30, 2023 and 2022, and the related unaudited consolidated statements of operations and comprehensive income (loss) and cash flows for the nine months ended September 30, 2023 and 2022. The following tables summarize the effects of the restatements on each financial statement line item as of the dates and for the periods indicated.

Unaudited Consolidated Balance Sheets as of June 30,

		2023			2022
		As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Advances from customers – related parties	a	$14,627,312	$4,187,150	$18,814,462	$22,844,012	$3,479,462	$26,323,474
Income tax payable	b	1,787,132	(270,978)	1,516,154	2,259,657	(245,803)	2,013,854
Accrued liabilities and other current liabilities	a	15,154,140	(61,126)	15,093,014	13,934,795	(50,263)	13,884,532
Total current liabilities		65,583,456	3,855,046	69,438,502	68,397,169	3,183,396	71,580,565
Total liabilities		76,453,410	3,855,046	80,308,456	84,129,179	3,183,396	87,312,575
Retained earnings	d	125,098,673	(4,948,615)	120,150,058	116,078,252	(4,049,089)	112,029,163
Accumulated other comprehensive loss	d	(44,257,856)	1,093,569	(43,164,287)	(37,252,856)	865,693	(36,387,163)
Total SBC Medical Group Holdings Incorporated’s stockholder’s equity		107,465,521	(3,855,046)	103,610,475	105,450,090	(3,183,396)	102,266,694
Total stockholder’s equity		109,323,962	(3,855,046)	105,468,916	106,065,842	(3,183,396)	102,882,446

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Unaudited Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended June 30,

		2023			2022
		As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Revenues, net – related parties	a	$80,280,990	$(64,046)	$80,216,944	$84,257,295	$(97,431)	$84,159,864
Total revenues, net		83,978,090	(64,046)	83,914,044	86,013,957	(97,431)	85,916,526
Gross profit		60,502,333	(64,046)	60,438,287	57,069,730	(97,431)	56,972,299
Misappropriation loss	c	—	352,250	352,250	—	535,871	535,871
Total operating expenses		33,438,520	352,250	33,790,770	34,451,159	535,871	34,987,030
Income from operations		27,063,813	(416,296)	26,647,517	22,618,571	(633,302)	21,985,269
Income before income taxes		29,360,451	(416,296)	28,944,155	25,498,643	(633,302)	24,865,341
Income tax expense	b	12,685,539	(14,557)	12,670,982	10,028,712	(32,152)	9,996,560
Net income		16,674,912	(401,739)	16,273,173	15,469,931	(601,150)	14,868,781
Net income attributable to SBC Medical Group Holdings Incorporated		17,073,101	(401,739)	16,671,362	15,466,619	(601,150)	14,865,469
Foreign currency translation adjustment	d	(19,277,214)	426,241	(18,850,973)	(25,446,378)	581,367	(24,865,011)
Total comprehensive loss		(2,405,679)	24,502	(2,381,177)	(9,966,018)	(19,783)	(9,985,801)
Comprehensive loss attributable to SBC Medical Group Holdings Incorporated		(1,664,152)	24,502	(1,639,650)	(9,969,663)	(19,783)	(9,989,446)
Net income per share attributable to SBC Medical Group Holdings Incorporated
Basic and diluted	d	2.15	(0.05)	2.10	1.95	(0.08)	1.87

Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30,

		2023			2022
		As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Net income	d	$16,674,912	$(401,739)	$16,273,173	$15,469,931	$(601,150)	$14,868,781
Advances from customers – related parties	a	(8,552,909)	422,701	(8,130,208)	(10,436)	643,044	632,608
Income tax payable	b	1,356,676	(14,557)	1,342,119	(12,865,621)	(32,152)	(12,897,773)
Accrued liabilities and other current liabilities	a	(979,594)	(6,405)	(985,999)	(1,180,194)	(9,742)	(1,189,936)
Net cash used in operating activities		(428,601)	—	(428,601)	(16,497,111)	—	(16,497,111)

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Unaudited Consolidated Balance Sheets as of September 30,

		2023			2022
		As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Advances from customers – related parties	a	$14,783,225	$4,130,457	$18,913,682	$26,512,040	$3,574,327	$30,086,367
Income tax payable	b	11,876,835	(266,749)	11,610,086	2,969,027	(247,103)	2,721,924
Accrued liabilities and other current liabilities	a	15,984,996	(60,319)	15,924,677	13,056,290	(51,819)	13,004,471
Total current liabilities		70,635,378	3,803,389	74,438,767	68,575,226	3,275,405	71,850,631
Total liabilities		76,346,710	3,803,389	80,150,099	84,246,040	3,275,405	87,521,445
Retained earnings	d	133,486,971	(4,980,499)	128,506,472	121,495,602	(4,305,478)	117,190,124
Accumulated other comprehensive loss	d	(45,431,704)	1,177,110	(44,254,594)	(41,514,598)	1,030,073	(40,484,525)
Total SBC Medical Group Holdings Incorporated’s stockholder’s equity		124,943,967	(3,803,389)	121,140,578	106,605,698	(3,275,405)	103,330,293
Total stockholder’s equity		126,414,460	(3,803,389)	122,611,071	109,734,480	(3,275,405)	106,459,075

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss) for the Nine Months Ended September 30,

		2023			2022
		As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Revenues, net – related parties	a	$125,405,884	$(69,231)	$125,336,653	$130,597,314	$(138,985)	$130,458,329
Total revenues, net		131,261,960	(69,231)	131,192,729	133,892,662	(138,985)	133,753,677
Gross profit		94,005,894	(69,231)	93,936,663	83,522,855	(138,985)	83,383,870
Misappropriation loss	c	—	380,766	380,766	—	764,419	764,419
Total operating expenses		46,885,138	380,766	47,265,904	48,511,276	764,419	49,275,695
Income from operations		47,120,756	(449,997)	46,670,759	35,011,579	(903,404)	34,108,175
Income before income taxes		50,464,205	(449,997)	50,014,208	38,553,211	(903,404)	37,649,807
Income tax expense	b	25,699,618	(16,374)	25,683,244	17,876,942	(45,865)	17,831,077
Net income		24,764,587	(433,623)	24,330,964	20,676,269	(857,539)	19,818,730
Net income attributable to SBC Medical Group Holdings Incorporated		25,461,399	(433,623)	25,027,776	20,883,969	(857,539)	20,026,430
Foreign currency translation adjustment	d	(20,335,004)	509,782	(19,825,222)	(29,824,255)	745,747	(29,078,508)
Total comprehensive income (loss)		4,420,823	76,159	4,496,982	(9,045,471)	(111,792)	(9,157,263)
Comprehensive income (loss) attributable to SBC Medical Group Holdings Incorporated		5,550,298	76,159	5,626,457	(8,814,055)	(111,792)	(8,925,847)
Net income per share attributable to SBC Medical Group Holdings Incorporated
Basic and diluted	d	3.20	(0.05)	3.15	2.63	(0.11)	2.52

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Unaudited Consolidated Statements of Cash Flows the Nine Months Ended September 30,

		2023			2022
		As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Net income	d	$24,764,587	$(433,623)	$24,330,964	$20,676,269	$(857,539)	$19,818,730
Advances from customers – related parties	a	(7,887,252)	456,920	(7,430,332)	5,367,133	917,303	6,284,436
Income tax payable	b	16,534,436	(16,374)	16,518,062	(2,566,527)	(45,865)	(2,612,392)
Accrued liabilities and other current liabilities	a	305,666	(6,923)	298,743	(1,395,667)	(13,899)	(1,409,566)
Net cash provided by (used in) operating activities		22,727,203	—	22,727,203	(2,136,199)	—	(2,136,199)

____________

a.       To reverse the revenues recognized and adjust overstated consumption tax payable, and recognize the corresponding payments received from the related-party MC as an advance payment for future demands upon the agreement with the related-party MC.

b.       To adjust the overstated income tax expense and income tax payable.

c.       To reclassify the misappropriated amount from net revenues to misappropriation loss.

d.       The combination of above.

NOTE 19 — SUBSEQUENT EVENTS

The Company evaluated subsequent events through May 7, 2024, which is the date the consolidated financial statements are issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in the financial statements other than as disclosed below.

Issuance of Warrants

In January 2024, the Company terminated 449,190 common stock options granted to doctors of related-party MCs (the “Holders”) in September 2023. In connection with the termination, the Company entered into a common stock purchase warrant agreement (the “Warrant Agreement III”) pursuant to which the Company issued to the Holders warrants to acquire an equal number of shares of common stock as previously subject to the options issued to each of the Holders in September 2023. The warrants may be exercised on the three-month, fifteen-month, and twenty-seven-month anniversary of the date of the Merger or the occurrence of other fundamental events defined in the Warrant Agreement III (the “Trigger Date”), to acquire an amount equal to one-third of the applicable shares of common stock, respectively, with an exercise price per share of $0.0001. The warrants were fully vested on the grant date and will expire on the tenth anniversary of the Trigger Date.

Disposal and Merger

In January 2024, the Company disposed of its subsidiary, Cellpro, to Waqoo Inc. (“Waqoo”), a Japanese company listed on the Tokyo Stock Exchange, of which the CEO of the Company is a non-controlling shareholder with more than 10% ownership, in exchange for 353,600 shares of Waqoo’s common stock through a share exchange agreement. The disposal of Cellpro does not represent a strategic shift that has (or will have) a major effect on the Company’s operations and financial results. After the stock exchange, SBC Japan became a shareholder with less than 10% ownership of Waqoo.

In February 2024, the Company and Pono entered into an Amendment to the Note Purchase Agreement to amend the principal amount of the convertible promissory note from $1,000,000 to $2,700,000, which will automatically convert into shares of Class A common stock of Pono at a conversion price of $10.00 per unit immediately prior to the Pono Merger.

In April 2024, the Company entered into the fourth amendment to the amended and restated agreement and plan of merger (as amended from time to time, the “Merger Agreement”) with Pono and the other parties thereto, to merge with the Merger Sub with the Company continuing as the surviving entity (the “Pono Merger”). The transaction is expected to close in the second half of 2024, subject to the approval of Pono’s stockholders and other customary closing conditions, including applicable regulatory approvals.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$103,702,770	$103,022,932
Accounts receivable	2,315,948	1,437,077
Accounts receivable – related parties	23,857,674	33,676,672
Inventories	1,947,005	3,090,923
Finance lease receivables, current – related parties	6,598,828	6,143,564
Customer loans receivable, current	14,525,297	8,484,753
Other receivables – related party	5,245,990	—
Prepaid expenses and other current assets	11,526,931	10,050,005
Total current assets	169,720,443	165,905,926

Non-current assets:
Property and equipment, net	11,879,132	13,582,017
Intangible assets, net	14,828,253	19,739,276
Long-term investments	4,635,304	849,434
Goodwill, net	3,148,091	3,590,791
Finance lease receivables, non-current – related parties	3,450,699	3,420,489
Operating lease right-of-use assets	4,614,597	5,919,937
Deferred tax assets	868,604	—
Customer loans receivable, non-current	6,664,910	6,444,025
Long-term prepayments	3,633,491	4,099,763
Long-term investments in MCs – related parties	17,369,040	19,811,555
Other assets	14,433,783	15,442,058
Total non-current assets	85,525,904	92,899,345
Total assets	$255,246,347	$258,805,271

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accounts payable	$14,602,870	$26,531,944
Current portion of long-term loans	112,042	156,217
Notes payable, current – related parties	9,672,886	3,369,203
Advances from customers	1,103,522	2,074,457
Advances from customers – related parties	15,803,809	23,058,175
Income tax payable	12,773,567	8,782,930
Operating lease liabilities, current	3,449,126	3,885,812
Accrued liabilities and other current liabilities	14,022,067	21,009,009
Due to related party	3,469,183	3,583,523
Total current liabilities	75,009,072	92,451,270

SBC MEDICAL GROUP HOLDINGS INCORPORATED
UNAUDITED CONSOLIDATED BALANCE SHEETS — (Continued)

	June 30, 2024	December 31, 2023
Non-current liabilities:
Long-term loans	646,878	1,062,722
Notes payable, non-current – related parties	14,147,360	11,948,219
Deferred tax liabilities	2,316,808	6,013,565
Operating lease liabilities, non-current	1,454,794	2,444,316
Other liabilities	1,015,841	1,074,930
Total non-current liabilities	19,581,681	22,543,752
Total liabilities	94,590,753	114,995,022

Stockholder’s equity:
Preferred stock ($0.0001 par value, 20,000,000 shares authorized, no shares issued and outstanding as of June 30, 2024 and December 31, 2023)	—	—
Common stock ($0.0001 par value, 200,000,000 shares authorized, 7,949,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023)	795	795
Additional paid-in capital	36,887,905	36,887,905
Retained earnings	180,090,892	142,848,732
Accumulated other comprehensive loss	(56,683,275)	(37,578,255)
Total SBC Medical Group Holdings Incorporated’s stockholder’s equity	160,296,317	142,159,177
Non-controlling interests	359,277	1,651,072
Total stockholder’s equity	160,655,594	143,810,249
Total liabilities and stockholder’s equity	$255,246,347	$258,805,271

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenues, net – related parties	$51,039,038	$39,238,104	$101,509,245	$80,216,944
Revenues, net	2,063,042	1,763,322	6,400,877	3,697,100
Total revenues, net	53,102,080	41,001,426	107,910,122	83,914,044
Cost of revenues	13,682,405	9,078,576	28,971,072	23,475,757
Gross profit	39,419,675	31,922,850	78,939,050	60,438,287

Operating expenses:
Selling, general and administrative expenses	12,129,115	16,192,346	27,187,605	33,438,520
Misappropriation loss	—	160,198	—	352,250
Total operating expenses	12,129,115	16,352,544	27,187,605	33,790,770

Income from operations	27,290,560	15,570,306	51,751,445	26,647,517

Other income (expenses):
Interest income	11,644	10,610	29,333	76,111
Interest expense	(7,424)	(25,508)	(10,432)	(33,402)
Other income	306,291	1,272,763	655,972	2,736,854
Other expenses	(514,636)	(158,600)	(1,951,292)	(482,925)
Gain on disposal of subsidiary	—	—	3,813,609	—
Total other income (expenses)	(204,125)	1,099,265	2,537,190	2,296,638

Income before income taxes	27,086,435	16,669,571	54,288,635	28,944,155

Income tax expense	8,529,110	6,814,289	16,981,094	12,670,982

Net income	18,557,325	9,855,282	37,307,541	16,273,173
Less: net income (loss) attributable to non-controlling interests	72,917	(813,640)	65,381	(398,189)
Net income attributable to SBC Medical Group Holdings Incorporated	$18,484,408	$10,668,922	$37,242,160	$16,671,362

Other comprehensive income (loss):
Foreign currency translation adjustment	$(9,046,549)	$(7,878,633)	$(19,240,401)	$(18,850,973)
Unrealized gain on available-for-sale debt security, net of tax effect of nil and $86,150 for the three months ended June 30, 2024 and 2023, respectively; nil and $101,725 for the six months ended June 30, 2024 and 2023, respectively	—	166,561	—	196,623
Total comprehensive income (loss)	9,510,776	2,143,210	18,067,140	(2,381,177)
Less: comprehensive income (loss) attributable to non-controlling interests	22,000	(1,130,375)	(70,000)	(741,527)
Comprehensive income (loss) attributable to SBC Medical Group Holdings Incorporated	$9,488,776	$3,273,585	$18,137,140	$(1,639,650)

Net income per share attributable to SBC Medical Group Holdings Incorporated*
Basic and diluted	$2.33	$1.34	$4.69	$2.10

Weighted average shares outstanding*
Basic and diluted	7,949,000	7,949,000	7,949,000	7,949,000

____________

*        Retrospectively restated for effect of share issuances on September 8, 2023.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total SBC Medical Group Holdings Incorporated’s Stockholder’s Equity	Non- controlling Interests	Total Stockholder’s Equity
	Number	Amount
Balance as of December 31, 2023	7,949,000	$795	$36,887,905	$142,848,732	$(37,578,255)	$142,159,177	$1,651,072	$143,810,249
Disposal of subsidiary	—	—	—	—	—	—	(1,221,795)	(1,221,795)
Net income (loss)	—	—	—	18,757,752	—	18,757,752	(7,536)	18,750,216
Foreign currency translation adjustment	—	—	—	—	(10,109,388)	(10,109,388)	(84,464)	(10,193,852)
Balance as of March 31, 2024	7,949,000	795	36,887,905	161,606,484	(47,687,643)	150,807,541	337,277	151,144,818
Net income	—	—	—	18,484,408	—	18,484,408	72,917	18,557,325
Foreign currency translation adjustment	—	—	—	—	(8,995,632)	(8,995,632)	(50,917)	(9,046,549)
Balance as of June 30, 2024	7,949,000	$795	$36,887,905	$180,090,892	$(56,683,275)	$160,296,317	$359,277	$160,655,594
	Common Stock*		Additional Paid-in Capital*	Retained Earnings	Accumulated Other Comprehensive Loss	Total SBC Medical Group Holdings Incorporated’s Stockholder’s Equity	Non- controlling Interests	Total Stockholder’s Equity
	Number	Amount
Balance as of December 31, 2022	1	$—	$26,624,694	$103,478,696	$(24,853,275)	$105,250,115	$2,599,968	$107,850,083
Issuance of common stock	1,000	—	10	—	—	10	—	10
Net income	—	—	—	6,002,440	—	6,002,440	415,451	6,417,891
Unrealized gain on available-for-sale debt security, net of tax effect of $15,575	—	—	—	—	30,062	30,062	—	30,062
Foreign currency translation adjustment	—	—	—	—	(10,945,737)	(10,945,737)	(26,603)	(10,972,340)
Balance as of March 31, 2023	1,001	—	26,624,704	109,481,136	(35,768,950)	100,336,890	2,988,816	103,325,706
Net income (loss)	—	—	—	10,668,922	—	10,668,922	(813,640)	9,855,282
Unrealized gain on available-for-sale debt security, net of tax effect of $86,150	—	—	—	—	166,561	166,561	—	166,561
Foreign currency translation adjustment	—	—	—	—	(7,561,898)	(7,561,898)	(316,735)	(7,878,633)
Balance as of June 30, 2023	1,001	$—	$26,624,704	$120,150,058	$(43,164,287)	$103,610,475	$1,858,441	$105,468,916

____________

*        Retrospectively restated for effect of share issuances on September 8, 2023.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$37,307,541	$16,273,173
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,849,422	6,400,831
Non-cash lease expense	1,923,890	2,132,980
Allowance for credit losses	62,804	146,452
Impairment loss on property and equipment	—	194,336
Fair value change of long-term investments	1,045,557	—
Gain on disposal of subsidiary	(3,813,609)	—
Gain on disposal of property and equipment	(902)	(249,532)
Deferred income taxes	(3,322,728)	(1,514,836)
Changes in operating assets and liabilities:
Accounts receivable	(1,423,412)	(1,392,104)
Accounts receivable – related parties	5,843,499	(18,400,405)
Inventories	561,921	(4,347,104)
Finance lease receivables – related parties	(1,759,556)	16,427,854
Customer loans receivable	7,521,267	—
Prepaid expenses and other current assets	(1,488,347)	9,999,175
Long-term prepayments	(41,412)	—
Other assets	(1,007,431)	(1,099,364)
Accounts payable	(8,960,556)	7,497,459
Notes payable – related parties	(5,101,368)	—
Advances from customers	(755,977)	(716,491)
Advances from customers – related parties	(4,663,233)	(8,130,208)
Income tax payable	5,462,133	1,342,119
Operating lease liabilities	(1,998,196)	(2,004,281)
Accrued liabilities and other current liabilities	(4,444,172)	(985,999)
Accrued retirement compensation expense – related party	—	(22,082,643)
Other liabilities	77,625	79,987
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	22,874,760	(428,601)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,565,333)	(1,085,391)
Purchase of intangible assets	—	(1,683,030)
Purchase of convertible note	(1,700,000)	(1,000,000)
Prepayments for property and equipment	—	(287,174)
Advances to related parties	(617,804)	(682,260)
Payments made on behalf of a related party	(5,245,990)	—
Purchase of short-term investments	—	(49,724)
Cash received for acquisition of subsidiary, net of cash received	—	722,551
Long-term loans to others	(62,489)	(381,588)
Repayments from related parties	555,000	535,808
Repayments from others	44,748	—
Disposal of subsidiary, net of cash disposed of	(815,819)	—
Proceeds from disposal of property and equipment	1,971	147,924
NET CASH USED IN INVESTING ACTIVITIES	(9,405,716)	(3,762,884)

SBC MEDICAL GROUP HOLDINGS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from related parties	—	11,777,729
Proceeds from issuance of common stock	—	10
Repayments of long-term loans	(59,217)	(4,509,916)
Repayments to related parties	(50,124)	(7,608,925)
NET CASH USED IN FINANCING ACTIVITIES	(109,341)	(341,102)

Effect of changes in foreign currency exchange rate	(12,679,865)	(11,436,739)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	679,838	(15,969,326)
CASH AND CASH EQUIVALENTS AS OF THE BEGINNING OF THE PERIOD	103,022,932	51,737,994
CASH AND CASH EQUIVALENTS AS OF THE END OF THE PERIOD	$103,702,770	$35,768,668

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$10,432	$33,402
Cash paid for income taxes	$16,191,178	$12,608,072

NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment transferred from long-term prepayments	$—	$7,329,186
An intangible asset transferred from long-term prepayments	$—	$17,666,115
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$—	$1,029,518
Remeasurement of operating lease liabilities and right-of-use assets due to lease modifications	$1,376,034	$2,062,879
Issuance of promissory notes to related parties in connection with loan services provided	$16,085,387	$31,496
Non-cash purchase consideration for an asset acquisition	$—	$705,528

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Business Overview

SBC Medical Group Holdings Incorporated (“SBC USA”), a holding company, was incorporated under the laws of the state of Delaware on January 20, 2023. SBC USA, through its consolidated subsidiaries and variable interest entity (“VIE”), is principally engaged in medical industry to provide comprehensive management services to the medical corporations and their clinics, including but not limited to licensure of the use of trademark and brand name of “Shonan Beauty Clinic”, sales of medical equipment, medical consumables procurement services, and management of customer’s loyalty program, etc.

SBC USA and its consolidated subsidiaries and VIE are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

Reorganization

In June 2020 and April 2022, SBC Inc., a company incorporated in Japan in June 2007, and Advice Innovation Co., Ltd., a company incorporated in Japan in December 2018, were merged with and into SBC Medical Group Co., Ltd. (“SBC Japan”), a company incorporated in Japan in September 2017 and previously known as Aikawa Medical Management Co., Ltd., respectively, with SBC Japan being the surviving entity in such mergers.

In April 2023, SBC Japan acquired 100% equity interest of L’Ange Cosmetique Co., Ltd. (“L’Ange Sub”), a company incorporated in Japan in June 2003, and Shobikai Co., Ltd. (“Shobikai Sub”), a company incorporated in Japan in June 2014, through share exchange. As a result, L’Ange Sub and Shobikai Sub become wholly owned subsidiaries of SBC Japan.

In August 2023, SBC Japan and L’Ange Sub disposed of their entire equity interest in Ai Inc. and Lange Inc., both incorporated in the Federated States of Micronesia in January 2022, respectively, for cash. As a result, Ai Inc. and Lange Inc. cease to be subsidiaries of the Company, with the related investment in capital being treated as a deemed distribution and the disposal proceeds treated as a deemed contribution.

In September 2023, SBC USA acquired 100% equity interest of SBC Japan through share exchange with one share of its common stock. As a result, SBC Japan becomes a wholly owned subsidiary of SBC USA.

The above reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controlled these entities before and after the reorganization. The consolidation of the Company has been accounted for at historical cost and prepared on the basis as if the transactions had become effective as of the beginning of the earliest period presented in the accompanying consolidated financial statements.

Corporate Structure

As of June 30, 2024, the Company’s major subsidiaries and VIE are as follows:

Name	Place of Incorporation	Date of Incorporation or Acquisition	Percentage of Ownership	Principal Activities
SBC Medical Group Co., Ltd.	Japan	September 29, 2017	100%	Franchising, procurement and management services for the medical corporations
L’Ange Cosmetique Co., Ltd.	Japan	June 18, 2003	100%	Management and rental services for the medical corporations
Shobikai Co., Ltd.	Japan	June 4, 2014	100%	Procurement, management and rental services for the medical corporations
Liesta Co., Ltd.	Japan	December 15, 2020	100%	Real estate brokerage services

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Name	Place of Incorporation	Date of Incorporation or Acquisition	Percentage of Ownership	Principal Activities
Skynet Academy Co., Ltd.	Japan	April 1, 2022	78%	Pilot training services
SBC Sealane Co., Ltd.	Japan	June 7, 2022	100%	Construction services
SBC Marketing Co., Ltd.	Japan	June 30, 2022	100%	Internet marketing services
Medical Payment Co., Ltd.	Japan	June 30, 2022	75%	Loan services
SBC Medical Consulting Co., Ltd.	Japan	August 2, 2022	100%	Human resource services
Shoubikai Medical Vietnam Co., Ltd.	Vietnam	August 29, 2013	100%	Cosmetic clinic
SBC Healthcare Inc.	United States	December 16, 2019	100%	Management services for cosmetic clinic in the United States
SBC Irvine, LLC*	United States	December 27, 2018	100%	Management services for cosmetic clinic in the United States
Kijimadairakanko Inc.	Japan	April 3, 2023	100%	Ski resorts and tourism services
Aikawa Medical Management, Inc.	United States	May 10, 2017	VIE	Management services for cosmetic clinic in the United States

____________

*        A subsidiary of SBC Healthcare Inc.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The unaudited consolidated financial statements do not include all of the information and disclosure required by the U.S. GAAP for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments consisting of a normal recurring nature considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2023.

The unaudited consolidated financial statements include the financial statements of the Company, its subsidiaries, and consolidated VIE for which the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Company obtained control and continues to be consolidated until the date that such control ceases. All significant transactions and balances among the Company’s subsidiaries, including the VIE, have been eliminated upon consolidation.

Variable Interest Entities

In accordance with the guidance for the consolidation of VIE, the Company identifies its variable interests and analyzes to determine if the entity in which the Company has a variable interest is a VIE. Determination if a variable interest is a VIE includes both quantitative and qualitative consideration. For those entities determined to be VIEs within the scope of the VIE model, a further quantitative and qualitative analysis is performed to determine if the Company is deemed the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company would consolidate those entities in which it is determined to be the primary beneficiary. The Company based its qualitative analysis on its review of the design of the entity, its organizational structure including decision-making ability and the relevant development, operating management and financial agreements.

The Company evaluates its relationship with its VIE on an ongoing basis to determine whether it continues to be the primary beneficiary of its consolidated VIE, or whether it has become the primary beneficiary of the VIE it does not consolidate.

Voting Model

If a legal entity fails to meet any of the three characteristics of a VIE, we then evaluate such entity under the voting model. Under the voting model, we consolidate the entity if we determine that we, directly or indirectly, have greater than 50% of the voting rights and that other equity holders do not have substantive participating rights.

Assessment of Medical Corporations in Japan

SBC Japan, L’Ange Sub and Shobikai Sub are each designated as a medical service corporation (the “MSC”) to provide services to the MCs (the “MCs”) in Japan. To maintain and strengthen the business relationship and to secure the source of revenues from the MCs, the Company acquired equity interests in the following MCs throughout the years.

Name of the MC	Percentage of Equity Interest Acquired	Percentage of Voting Interest Held
Medical Corporation Shobikai	100%	0%
Medical Corporation Kowakai	100%	0%
Medical Corporation Nasukai	100%	0%
Medical Corporation Aikeikai	100%	0%
Medical Corporation Jukeikai	100%	0%
Medical Corporation Ritz Cosmetic Surgery	100%	0%

As non-profit organizations, MCs are required to comply with the medical-related laws and regulations of the Japanese Medical Care Act (the “Act”, “Medical Care Act”). In accordance with the Act, the highest authority of MCs is its general meeting of members (the “Members”), with each Member having one voting right. The Company, through the MSCs, has no right to elect the Members, no decision-making ability and no right to dividend or any profit distribution, but has the right to receive distribution of the residual assets of the MCs.

Since the not-for-profit entities scope exception to the variable interest model is applicable to the MCs, the Company evaluates its business relationship, franchisor-franchisee agreements and/or services agreements with the MCs in Japan under the voting model. The Company has concluded that consolidation of the MCs is not appropriate for the periods presented as it does not have a majority voting interest in the Members of the MCs nor does it have a controlling financial interest in the MCs. The equity interests in the MCs held by the Company are recorded as long-term investments in MCs — related parties on the unaudited consolidated balance sheets. The transactions between the Company and the MCs are disclosed in Note 17 Related Party Transactions.

(b) Foreign Currency

The Company maintains its books and record in its local currency, Japanese YEN (“JPY” or “¥”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in other income (expenses) in the unaudited statements of operations and comprehensive income (loss).

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The reporting currency of the Company is the United States Dollars (“US$” or “$”), and the accompanying financial statements have been expressed in US$. In accordance with ASC Topic 830-30, “Translations of Financial Statements”, assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from the translation of financial statements are recorded as a separate component of accumulated other comprehensive loss within the unaudited statements of changes in stockholder’s equity.

Translation of amounts from local currency of the Company into US$1 has been made at the following exchange rates:

	June 30, 2024	June 30, 2023
Current JPY:US$1 exchange rate	160.8680	145.9900
Average JPY:US$1 exchange rate	152.1868	135.8533

(c) Use of Estimates

In preparing the unaudited consolidated financial statements in conformity U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information available as of the date of the unaudited consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, useful lives and impairment of long-lived assets, impairment of goodwill, impairment of long-term investments in MCs — related parties, valuation allowance of deferred tax assets, uncertain income tax positions, the recognition and measurement of impairment of investments in securities, allowance for credit losses and implicit interest rate of operating leases. Management bases its estimates on historical experience and other assumptions it believes to be reasonable under the circumstances and evaluates these estimates on an on-going basis. Actual results could differ from those estimates.

(d) Customer Loans Receivable and Note Payables — Related Parties

In February 2023, the Company started to provide loan services to certain customers of the related-party MCs (“End Customers”). When a loan is granted to finance an End Customer’s purchase, the Company issues a promissory note to the MC to pay off the purchase transaction on behalf of the End Customer, and the End Customer is required to repay the Company in monthly installments. The loans provided to the End Customers are unsecured, interest-bearing, and due in three months to five years, depending on the End Customers’ choice of the loan service term.

The Company records the customer loans receivables at gross loan receivables less unamortized costs of issuance fees or discounts, which are amortized over the life of the loan to interest income. During the six months ended June 30, 2024 and 2023, the Company generated interest income of $490,210 and $443, respectively, from the loan services, which were included in revenues.

Management periodically evaluates individual End Customer’s financial condition, credit history and the current economic conditions to make adjustments in the allowance when necessary. Customer loans receivable are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of June 30, 2024 and December 31, 2023, the Company determined no allowance for doubtful accounts was necessary for customer loans receivable.

The Company repays each promissory note issued to the MCs at the end of the term with a lump sum payment. The promissory notes are unsecured, bear no interest, and are due in three months to five years, depending on the term of the loans provided to the corresponding End Customers.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(e) Intangible Assets, Net

Intangible assets with an indefinite life are not amortized and are tested for impairment annually or more frequently if events or changes in circumstances indicate that they might be impaired.

Intangible assets with finite lives are initially recorded at cost and amortized on a straight-line basis over the estimated economic useful lives of the respective assets. Acquired intangible assets from business combinations are recognized and measured at fair value at the time of acquisition. Those assets represent assets with finite lives are further amortized on a straight-line basis over the estimated economic useful lives of the respective assets.

The estimated useful lives of intangible assets are as follows:

Useful Life
Patent use right	16 years

(f) Goodwill, Net

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired in the business combination. In accordance with FASB ASC Topic 350, “Intangibles-Goodwill and Others”, goodwill is subject to at least an annual assessment for impairment or more frequently if events or changes in circumstances indicate that an impairment may exist, applying a fair-value based test.

The Company would recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit.

When performing the annual impairment test, the Company has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would be required to perform a quantitative impairment analysis for goodwill. The quantitative analysis requires a comparison of the fair value of the reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The fair value is generally determined using the income approach with the discounted cash flow valuation method, which requires management to make significant estimates and assumptions related to forecasted revenues and cash flows and the discount rates.

(g) Impairment of Long-lived Assets Other Than Goodwill

Long-lived assets with finite lives, primarily property and equipment, intangible assets, and operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

(h) Long-term Investments

Investments in equity securities with readily determinable fair values

The Company holds investments in equity securities of publicly listed companies, for which the Company does not have significant influence. Investments in equity securities with readily determinable fair values are measured at fair value and any changes in fair value are recognized in other income (expenses).

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments in privately held companies and organizations that do not report NAV per share

The Company’s long-term investments in privately held entities that do not report NAV per share are accounted for using a measurement alternative, under which these investments are measured at cost, adjusted for observable price changes and impairments, with changes recognized in other income (expenses).

The Company recognizes both realized and unrealized gain and losses in its unaudited consolidated statements of operations and comprehensive income (loss), classified with other income (expenses). Unrealized gains and losses represent observable price changes for investments in privately held entities that do not report NAV per share. Realized gains and losses represent the difference between proceeds received upon disposition of investments and their historical or adjusted cost. Impairments are realized losses, which result in an adjusted cost, and represent charges to reduce the carrying values of investments in privately held entities that do not report NAV per share, if impairments are deemed other than temporary, to their estimated fair values.

(i) Long-term Investments in MCs — Related Parties

Long-term investments in MCs — related parties represent the payments to obtain equity interests of the MCs in Japan, made by the Company through SBC Japan, a company designated as a MSC in Japan. In accordance with the Act and articles of incorporation of the MCs, which are non-profit organizations, the equity interest holders of MCs are prohibited from receiving any profit distribution from MCs but have the right to receive distribution of the residual assets of the MCs in proportion to the amount of their contribution. As of the balance sheet dates, the investments represent probable future economic benefit to be realized at the time of dissolution of MCs or the equity interests being sold.

The investments in MCs — related parties are accounted for using a measurement alternative, under which these investments are measured at cost, less impairment, and adjusted for observable price changes. The Company reviews the investments in MCs for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The payments made for such investments are classified as investing activities in the unaudited consolidated statements of cash flows. The MCs are considered related parties as the relatives of the Chief Executive Officer (“CEO”) of the Company being the Members of the MCs. Also see Note 2(a) for further details.

(j) Lease

The Company determines if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is or contains a lease if there are identified assets and the right to control the use of an identified asset is conveyed for a period in exchange for consideration. Control over the use of the identified assets means the lessee has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.

The Company classifies its leases as either finance leases or operating leases if it is the lessee, or sales-type, direct financing, or operating leases if it is the lessor. The following criteria is used to determine if a lease is a finance lease (as a lessee) or sales-type or direct financing lease (as a lessor):

(i)     ownership is transferred from lessor to lessee by the end of the lease term;

(ii)    an option to purchase is reasonably certain to be exercised;

(iii)   the lease term is for the major part of the underlying asset’s remaining economic life;

(iv)   the present value of lease payments equals or exceeds substantially all of the fair value of the underlying assets; or

(v)    the underlying asset is specialized and is expected to have no alternative use at the end of the lease term.

If any of the above criteria is met, the Company accounts for the lease as a finance, a sales-type, or a direct financing lease. If none of the criteria is met, the Company accounts for the lease as an operating lease.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lessee accounting

The Company recognizes right-of-use assets and lease liabilities for all leases other than those with a term of twelve months or less as the Company has elected to apply the short-term lease recognition exemption. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are classified and recognized at the commencement date of a lease. Lease liabilities are measured based on the present value of fixed lease payments over the lease term. Right-of-use assets consist of (i) initial measurement of the lease liability; (ii) lease payments made to the lessor at or before the commencement date less any lease incentives received; and (iii) initial direct costs incurred by the Company.

As the rates implicit on the Company’s leases for which it is the lessee are not readily determinable, the Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments. When determining the incremental borrowing rate, the Company assesses multiple variables such as lease term, collateral, economic conditions, and its creditworthiness.

From time to time, we may enter into sublease agreements with third parties. Our subleases generally do not relieve us of our primary obligations under the corresponding head lease. As a result, we account for the head lease based on the original assessment at lease inception. We determine if the sublease arrangement is either a sales-type, direct financing, or operating lease at inception of the sublease. If the total remaining lease cost on the head lease for the term of the sublease is greater than the anticipated sublease income, the right-of-use asset is assessed for impairment. Our subleases are generally operating leases and we recognize sublease income on a straight-line basis over the sublease term.

Lessor accounting — operating leases

The Company accounts for the revenue from its lease contracts by utilizing the single component accounting policy. This policy requires the Company to account for, by class of underlying asset, the lease component and nonlease component(s) associated with each lease as a single component if two criteria are met.

(i)     the timing and pattern of transfer of the lease component and the nonlease component(s) are the same; and

(ii)    the lease component would be classified as an operating lease if it were accounted for separately.

Lease components consist primarily of fixed rental payments, which represent scheduled rental amounts due under our leases. Nonlease components consist primarily of tenant recoveries representing reimbursements of rental operating expenses, including recoveries for utilities, repairs and maintenance and common area expenses.

If the lease component is the predominant component, we account for all revenues under such lease as a single component in accordance with the lease accounting standard. Conversely, if the nonlease component is the predominant component, all revenues under such lease are accounted for in accordance with the revenue recognition accounting standard. Our operating leases qualify for the single component accounting, and the lease component in each of our leases is predominant. Therefore, we account for all revenues from our operating leases under the lease accounting standard and classify these revenues as rental income.

The Company commences recognition of rental income related to the operating leases at the date the property is ready for its intended use by the tenant and the tenant takes possession or controls the physical use of the leased asset. Income from rentals related to fixed rental payments under operating leases is recognized on a straight-line basis over the respective operating lease terms. Any amounts received but will be recognized as revenue in future periods are classified in advances from customers in the Company’s unaudited consolidated balance sheets.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Lessor accounting — sales-type leases

The Company purchases medical equipment from vendors and leases it to its customers, who are required to pay installments throughout the term of the leases. The lease agreements include lease payments that are fixed, do not contain residual value guarantees or variable lease payments. The lease terms are based on the non-cancellable term of the lease and the buyer may have options to terminate the lease in advance when meets certain conditions. The customers obtain control of the medical equipment when they physically possess the equipment.

The Company recognizes sales from sales-type leases equal to the present value of the minimum lease payments discounted using the implicit interest rate in the lease and cost of sales equal to carrying amount of the asset being leased and any initial direct costs incurred, less the present value of the unguaranteed residual. Interest income from the leases is recognized over the lease terms and included in revenues, net.

The Company excludes from the measurement of its lease revenues any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction and collected from a customer.

(k) Revenue Recognition

The Company recognizes revenue from franchising services, procurement services, management services and other services or product sales under ASC Topic 606, “Revenue from Contracts with Customers”.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Revenue amount represents the invoiced value, net of consumption tax and applicable local government levies, if any. The consumption tax on sales is calculated at 10% of gross sales. The Company does not have significant remaining unfulfilled performance obligations or contract balances.

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. The determination of whether the Company acts as a principal or an agent in a transaction is based on the evaluation of whether (i) the Company is primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue from rental services under ASC Topic 842, “Leases”.

The Company currently generates its revenue from the following main sources:

Franchising Revenue

The Company generates franchising revenue (royalty income) by licensing its intellectual properties, including but not limited to the Company’s brand name (“Shonan Beauty Clinic”), trade name, patents, and trademarks, as a franchisor pursuant to franchise agreements with the medical corporations (the “MCs”) in Japan. Prior to April 2023, royalty income was based on a percentage of sales and recognized at the time when the related sales occurred; since April 2023, it is based on a fixed amount to each clinic of the MCs; since September 2023, it is based on a fixed amount to each MC and a fixed amount to each clinic of the MCs and recognized over time as services are rendered.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Procurement Revenue

The Company generates procurement services revenue by purchasing primarily advertising services and medical materials from qualified vendors on behalf of MCs to maintain brand quality consistency. Procurement services revenue is recognized at the point in time upon the delivery of products or over time as services are performed. Occasionally, the Company receives vendor discounts on certain large purchases. It recognizes revenue based on actual payments and will return the over-collection resulting from such discounts to MCs.

Management Services Revenue

The Company provides loyalty program management services, labor supporting services, function supporting services, and management consulting services to MCs.

Loyalty program management services

The Company awards loyalty points on behalf of MCs to MCs’ customers, who earn loyalty points from each qualified purchase made at the loyalty program participating clinics of MCs, in exchange for a handling fee. The revenue is based on a percentage of the related payment amount made by MCs’ customers and is recognized when the loyalty points are awarded.

At the time loyalty points are awarded, a MC pays the Company cash in an amount equivalent to the awarded loyalty points, which is recorded as advances from customers. When a MC’s customers redeem the loyalty points, the Company returns the cash back to the MC in an amount equivalent to the redeemed loyalty points. The awarded loyalty points expire if a MC’s customer does not make any additional qualified purchase at a participating clinic within a year. The Company accumulates and tracks the points on behalf of MCs until the loyalty points expire at which time the Company recognizes an amount equivalent to the expired loyalty points as revenue, which is normally not significant.

The Company also awards certain points to MCs’ customers on behalf of MCs for free in order to increase the volume of MC’s sales, from which the Company earns other types of revenues, such as royalty income. When a MC’s customers redeem such points, the Company reimburses MC in an amount equivalent to the used free points and records it as a reduction of the revenue recognized.

The Company is an agent in the management of loyalty programs, and as a result, revenues are recognized net of the cost of redemptions.

Labor supporting services

The Company generates revenue by dispatching staff to MCs to provide a range of services, primarily including clinic operation, IT, and administrative services. The Company recognizes the revenue over the time when services are rendered.

Function supporting services

The revenue is derived from providing functional supporting services to MCs, such as accounting and human resources services. The Company recognizes the revenue over the time when services are rendered.

Management consulting services

The Company generates revenue by providing consulting services to MCs in relation to business operations of cosmetic dermatology. The Company recognizes the revenue over the time when services are rendered.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Rental Services Revenue

The Company generates rental income from operating leases and sales-type leases, which is accounted for under ASC Topic 842. Operating lease revenue is generally recognized on straight-line basis over the terms of the lease agreements and sales-type leases revenue is generally recognized on the lease commitment date. Also see Note 2(j).

Other Revenues

The Company generates other miscellaneous revenues such as accommodation services income, medicine dispensed sales revenue, brokerage services revenue, construction services revenue, pilot training services revenue, interest income, etc. These revenues are recognized when the Company satisfies performance obligations.

(l)     Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, accounts receivable, customer loans receivable and other receivables. The Company places its cash and cash equivalents with financial institutions. The Company does not require collateral or other security to support financial instruments subject to credit risk. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the six months ended June 30, 2024, customer A, B, C and D represent 24%, 22%, 24% and 10% of the Company’s total revenues, respectively. For the six months ended June 30, 2023, customer A, B and C represent 39%, 23% and 21% of the Company’s total revenues, respectively.

As of June 30, 2024, customer A, B, C and D account for 16%, 26%, 25% and 11% of the Company’s total outstanding accounts receivable, respectively. As of December 31, 2023, customer A, B, C and D account for 26%, 24%, 22% and 13% of the Company’s total outstanding accounts receivable, respectively.

For the six months ended June 30, 2024, vendor A represents 15% of the Company’s total purchases. For the six months ended June 30, 2023, vendor A and D represent 16% and 12% of the Company’s total purchases, respectively.

As of June 30, 2024, vendor A and B represent 23% and 16% of the Company’s total outstanding accounts payable, respectively. As of December 31, 2023, vendor A, B and D represent 19%, 14% and 14% of the Company’s total outstanding accounts payable, respectively.

(m)   Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC Topic 850, “Related Party Disclosures,” and other relevant ASC standards.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

(n)    Fair Value Measurements

The Company performs fair value measurements in accordance with ASC Topic 820. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

An asset’s or a liability’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820 establishes three levels of inputs that may be used to measure fair value:

•        Level 1: quoted prices in active markets for identical assets or liabilities;

•        Level 2: inputs other than Level 1 that are observable, either directly or indirectly; or

•        Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

As of June 30, 2024 and December 31, 2023, the carrying values of current assets and current liabilities approximated their fair values reported in the unaudited consolidated balance sheets due to the short-term maturities of these instruments. Debt that bears variable interest rates index to prime also approximates fair value as it reprices when market interest rates change.

Assets measured at fair value on a recurring basis as of June 30, 2024 and December 31, 2023 are summarized below.

Fair Value Measurements as of June 30, 2024
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair Value at June 30, 2024
Long-term investments:
Equity investments at fair value with readily determinable fair value	$3,890,594	—	—	$3,890,594
Fair Value Measurements as of December 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair Value at December 31, 2023
Long-term investments:
Equity investments at fair value with readily determinable fair value	—	—	—	—

(o)    Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. ASU No. 2023-09 is effective for public entities for annual reporting periods beginning after December 15, 2023, on a retrospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvement to Income Tax Disclosures” to enhance the transparency and decision usefulness of income tax disclosures, primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for public business entities for annual periods beginning after December 15, 2024, and for annual periods beginning after December 15, 2025 for all other entities, on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

NOTE 3 — VARIABLE INTEREST ENTITY

A VIE is defined as a legal entity whose equity owners do not have sufficient equity at risk, or, as a group, the holders of the equity investment at risk lack any of the following three characteristics: decision-making rights, the obligation to absorb losses, or the right to receive the expected residual returns of the entity. The primary beneficiary is identified as the variable interest holder that has both the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and the obligation to absorb expected losses or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Company followed ASC Topic 810, “Consolidation”, utilizing a qualitative approach, and determined that it is the primary beneficiary of its VIE, Aikawa Medical Management, Inc. (“AMM”) and consolidated the result of operations, financial conditions, and cash flows of AMM in the consolidated financial statements.

The following amounts and balances of AMM were included in the Company’s unaudited consolidated financial statements as of June 30, 2024 and December 31, 2023 and for the three and six months ended June 30, 2024 and 2023:

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$34,012	$28,934
Accounts receivable	26,916	26,916
Prepaid expenses and other current assets	12,295	11,074
Total Current Assets	73,223	66,924

Property and equipment, net	1,799,372	1,799,372
Loans receivables from subsidiaries of the Company	3,081,370	3,060,581
Other assets	2,275	2,275
Total Non-current Assets	4,883,017	4,862,228

Total Assets	$4,956,240	$4,929,152

LIABILITIES
Current Liabilities
Accounts payable	$17,400	$17,942
Accrued liabilities and other current liabilities	17,824	17,824
Due to related party	2,825,984	2,875,408
Total Current Liabilities	2,861,208	2,911,174

Loan payable to a subsidiary of the Company	8,064,637	9,157,660
Total Non-current Liabilities	8,064,637	9,157,660

Total Liabilities	$10,925,845	$12,068,834

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — VARIABLE INTEREST ENTITY (cont.)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$40,470	$40,470	$188,860	$80,940
Cost of revenues	$—	$15,411	$56,510	$30,823
Total operating expenses	$112,919	$5,093	$255,720	$17,053
Net income (loss)	$(72,449)	$72,626	$(123,370)	$33,064
Net cash provided by (used in) operating activities	$(122,328)	$103,937	$(101,725)	$132,905
Net cash provided by (used in) investing activities	$55,000	$(55,270)	$50,000	$(80,000)
Net cash used in financing activities	$(39,551)	$(71,257)	$(49,424)	$(83,226)

NOTE 4 — DISPOSAL OF SUBSIDIARY

Cellpro Japan Co., Ltd.

On January 1, 2024, the Company disposed of its subsidiary, Cellpro Japan Co., Ltd. (“Cellpro”), to Waqoo Inc. (“Waqoo”), a Japanese company listed on the Tokyo Stock Exchange, of which the CEO of the Company is a non-controlling shareholder with more than 10% ownership interest, in exchange for 353,600 shares of Waqoo’s common stock through a share exchange agreement. The disposal of Cellpro did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results.

After the stock exchange, SBC Japan became a shareholder with less than 10% ownership interest of Waqoo. The common stock of Waqoo was recorded as an investment in a public entity with readily determinable fair value, which was included in long-term investments. Also see Note 9 for further details.

The following table summarizes of the assets and liabilities disposed of at the disposal date.

Cash and cash equivalents	$815,819
Accounts receivable	307,127
Accounts receivable – related parties	146,857
Inventories	244,440
Prepaid expense and other current assets	8,115
Property and equipment, net	300,779
Intangible assets, net	2,249,706
Other assets	84,763
Accounts payable	(191,343)
Current portion of long-term loans	(28,418)
Income tax payable	(99,266)
Accrued liabilities and other current liabilities	(175,012)
Long-term loans	(260,978)
Deferred tax liabilities	(776,249)
Net assets of the subsidiary	2,626,340
Non-controlling interest of the subsidiary	(1,221,795)
Net assets of the subsidiary attributable to the Company	1,404,545
Reclassification of accumulated translation adjustment into gain on disposal	347,784
Fair value of consideration received – Waqoo’s common stock	5,565,938
Gain on disposal of subsidiary	$3,813,609

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of June 30, 2024 and December 31, 2023, prepaid expenses and other current assets consist of the following:

	June 30, 2024	December 31, 2023
Advances to suppliers	$7,487,096	$6,497,608
Convertible note receivable*	2,700,000	1,000,000
Other receivables**	915,218	2,390,276
Others	424,617	162,121
Total	$11,526,931	$10,050,005

____________

*        In May 2023, the Company purchased from Pono Capital Two, Inc. (“Pono”), a special purpose acquisition company incorporated in Delaware, a convertible promissory note in aggregate principal amount of $1,000,000, which will automatically convert into shares of Class A common stock of Pono at a conversion price of $10.00 per unit immediately prior to the expected merger between the Company and Pono Two Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Pono, with the Company continuing as the surviving entity (“Pono Merger”). In February 2024, the Company and Pono entered into an Amendment to the Note Purchase Agreement, which increased the principal amount of the convertible promissory note from $1,000,000 to $2,700,000.

**      Represent a refundable deposit to be returned by a supplier, reimbursement receivables from a business partner, and other miscellaneous receivables.

NOTE 6 — FINANCE LEASE RECEIVABLES

As of June 30, 2024 and December 31, 2023, finance lease receivables consist of the following:

	June 30, 2024	December 31, 2023
Future minimum lease payments receivable	$10,074,258	$9,586,741
Estimated residual value	—	—
Gross finance lease receivables	10,074,258	9,586,741
Less: unearned interest income	(24,731)	(22,688)
Finance lease receivables	$10,049,527	$9,564,053
Finance lease receivables, current	$6,598,828	$6,143,564
Finance lease receivables, non-current	$3,450,699	$3,420,489

As of June 30, 2024, maturities of the Company’s gross finance lease receivables are as follows:

Years ending December 31,
Remaining of 2024	$2,730,592
2025	4,212,948
2026	2,650,836
2027	479,882
Total	$10,074,258

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — PROPERTY AND EQUIPMENT, NET

As of June 30, 2024 and December 31, 2023, property and equipment, net consist of the following:

	June 30, 2024	December 31, 2023
Land	$1,799,434	$1,799,443
Buildings and facilities attached to buildings	7,818,714	8,412,348
Machinery, equipment and automobiles	4,972,441	5,539,542
Aircraft	3,587,308	4,091,772
Software	3,761,639	3,778,911
Construction in progress	766,833	591,306
Subtotal	22,706,369	24,213,322
Less: accumulated depreciation	(8,353,870)	(8,231,990)
Less: accumulated impairment	(2,473,367)	(2,399,315)
Property and equipment, net	$11,879,132	$13,582,017

Depreciation expense was $570,730 and $2,179,096 for the three months ended June 30, 2024 and 2023, respectively, and $1,315,539 and $3,473,022 for the six months ended June 30, 2024 and 2023, respectively.

The Company recognized an impairment loss of nil and $194,336 for the three months ended June 30, 2024 and 2023, respectively, and nil and $194,336 for the six months ended June 30, 2024 and 2023, respectively.

The Company recognized a gain on disposal of property and equipment of $902 and $197,384 for the three months ended June 30, 2024 and 2023, respectively, and $902 and $249,532 for the six months ended June 30, 2024 and 2023, respectively.

NOTE 8 — INTANGIBLE ASSETS, NET

As of June 30, 2024 and December 31, 2023, intangible assets, net consist of the following:

	June 30, 2024	December 31, 2023
Assembled workforce	$—	$8,976,567
Patent use right	16,162,319	18,435,140
Others	181,151	212,190
Subtotal	16,343,470	27,623,897
Less: accumulated amortization	(1,515,217)	(7,884,621)
Intangible assets, net	$14,828,253	$19,739,276

Amortization expense was $260,215 and $1,424,419 for the three months ended June 30, 2024 and 2023, respectively, and $533,883 and $2,927,809 for the six months ended June 30, 2024 and 2023, respectively.

Other intangible assets consist of miscellaneous intangible assets with indefinite useful life.

Estimated future amortization expense related to intangible assets as of June 30, 2024 is as follows:

Years ending December 31,	Amortization expense
Remaining of 2024	$505,072
2025	1,010,145
2026	1,010,145
2027	1,010,145
2028	1,010,145
Thereafter	10,101,450
Total	$14,647,102

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — INVESTMENTS

As of June 30, 2024 and December 31, 2023, investments consist of the following:

	June 30, 2024	December 31, 2023
Investments in private entities or organizations that do not report NAV per share:
Entities or organizations without observable price changes	$1,365,362	$1,557,366
Investment in a public entity with readily determinable fair value – related party	3,890,594	—
Less: accumulated impairment	(620,652)	(707,932)
Long-term investments	$4,635,304	$849,434

The Company recognized an unrealized gain on available-for-sale debt security of nil and $166,561 for the three months ended June 30, 2024 and 2023, respectively, and nil and $196,623 for the six months ended June 30, 2024 and 2023, respectively.

In January 2024, the Company acquired 353,600 shares of common stock of Waqoo, representing less than 10% ownership interest, a related-party company listed on the Tokyo Stock Exchange, with a fair value of $5,565,938 through a share exchange agreement. During the three and six months ended June 30, 2024, the Company recognized an unrealized loss of $107,046 and $1,045,557 on the investment in Waqoo, respectively.

NOTE 10 — OTHER ASSETS

As of June 30, 2024 and December 31, 2023, other assets consist of the following:

	June 30, 2024	December 31, 2023
Security deposits	$2,606,524	$3,049,112
Corporate-owned life insurance policies	11,056,058	11,529,700
Long-term loans receivable, primarily student loans	584,579	647,641
Others	186,622	215,605
Total	$14,433,783	$15,442,058

NOTE 11 — ACCRUED LIABILITIES AND OTHER CURRENT LIABILITIES

As of June 30, 2024 and December 31, 2023, accrued liabilities and other current liabilities consist of the following:

	June 30, 2024	December 31, 2023
Individual income tax withheld on behalf of employees	$729,832	$943,195
Wages and bonus payables	6,832,616	6,264,711
Consumption tax payable	4,425,498	12,968,580
Liabilities assumed in connection with purchase of property and equipment	1,130,177	656,508
Others	903,944	176,015
Total	$14,022,067	$21,009,009

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — LONG-TERM LOANS

As of June 30, 2024 and December 31, 2023, the Company’s long-term loans from banks and other financial institution consist of the following:

Indebtedness	Weighted Average Interest Rate*	Weighted Average Years to Maturity*	June 30, 2024	December 31, 2023
Guaranteed loans
Fixed rate loans	1.11%	3.86	$463,809	$575,191
Variable rate loans	0.19%	0.49	108,623	289,226
Subtotal	1.30%	4.35	572,432	864,417

Unsecured loans
Fixed rate loans	0.13%	2.64	186,488	354,522
Subtotal	0.13%	2.64	186,488	354,522
Total long-term loans	1.43%	6.99	758,920	1,218,939
Less: current portion			(112,042)	(156,217)
Non-current portion			$646,878	$1,062,722

____________

*        Pertained to information for loans outstanding as of June 30, 2024.

The Company borrowed loans from various banks and a financial institution for working capital purposes.

Interest expense was $7,424 and $25,508 for the three months ended June 30, 2024 and 2023, respectively, and $10,432 and $33,402 for the six months ended June 30, 2024 and 2023, respectively.

The guarantee information of the Company’s outstanding loans as of June 30, 2024 and December 31, 2023 consists of the following:

	June 30, 2024	December 31, 2023
Co-guaranteed by CEO of subsidiaries within the Company’s organizational structure and Tokyo Credit Guarantee Association	$572,432	$747,474
Co-guaranteed by CEO of a subsidiary within the Company’s organizational structure and Kanagawa Credit Guarantee Association	$—	$116,943

As of June 30, 2024, future minimum payments for long-term loans are as follows:

Years ending December 31,	Principal Repayment
Remaining of 2024	$56,021
2025	126,029
2026	130,691
2027	125,109
2028	68,479
Thereafter	252,591
Total	$758,920

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — OPERATING LEASES — AS A LESSEE

The Company has entered into operating leases for offices and sublease purposes, with terms ranging from two to nine years. The estimated effect of lease renewal and termination options, as applicable, that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right-of-use assets and lease liabilities was included in the unaudited consolidated financials.

During the six months ended June 30, 2024 and 2023, certain operating leases were guaranteed by related parties of the Company.

Operating lease expenses for lease payments are recognized on a straight-line basis over the lease term. Leases with an initial term of twelve months or less are not recorded on the unaudited consolidated balance sheets.

The components of lease costs are as follows:

	For the Six Months Ended June 30,
	2024	2023
Operating lease costs	$1,927,643	$2,137,433
Short-term lease costs	180,053	215,712
Total lease costs	$2,107,696	$2,353,145

The following table presents supplemental information related to the Company’s operating leases:

	For the Six Months Ended June 30,
	2024	2023
Operating cash flows from operating leases	$1,992,121	$2,180,627
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$—	$1,029,518
Remeasurement of operating lease liabilities and right-of-use assets due to lease modifications	$1,376,034	$2,062,879
Weighted average remaining lease term (years)	2.03	2.05
Weighted average discount rate (per annum)	0.19%	0.19%

As of June 30, 2024, the future maturity of lease liabilities is as follows:

Years ending December 31,	Lease Payment
Remaining of 2024	$2,554,482
2025	1,618,370
2026	189,009
2027	151,876
2028	151,876
Thereafter	246,463
Total undiscounted lease payments	4,912,076
Less: imputed interest	(8,156)
Total operating lease liabilities	$4,903,920

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — INCOME TAXES

United States

SBC USA, SBC Healthcare Inc., SBC Irvine, LLC, and Aikawa Medical Management, Inc. are incorporated in the United States and subject to federal income tax rate at 21% statutory tax rate with respect to the assessable income generated from the United States.

Japan

The Company conducts its major businesses in Japan and is subject to tax in this jurisdiction. During the six months ended June 30, 2024 and 2023, substantially all the taxable income of the Company is generated in Japan. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of 34.69% and 34.58% for the six months ended June 30, 2024 and 2023, respectively.

Vietnam

Shoubikai Medical Vietnam Co., Ltd. is incorporated in Vietnam and subject to income tax rate at 20% statutory tax rate with respect to the assessable income generated from Vietnam.

For the six months ended June 30, 2024 and 2023, the Company’s income tax expenses are as follows:

	For the Six Months Ended June 30,
Income Tax Expense	2024	2023
Current	$20,303,822	$14,185,818
Deferred	(3,322,728)	(1,514,836)
Total	$16,981,094	$12,670,982

In 2023, the Company changed the tax year end of SBC Japan, L’Ange Sub and Shobikai Sub from March 31 to December 31. During the six months ended June 30, 2024, the Company made income tax payments of $16,191,178, including enterprise tax payments of $4,800,458, which were deductible for tax purpose. The effective tax rate was 31.28% and 43.78% for the six months ended June 30, 2024 and 2023, respectively.

Since October 2023, the Company has been undergoing a tax examination conducted by the Japanese tax authority for the income tax returns filed by SBC Japan for the years ended March 31, 2016 through March 31, 2023, the income tax returns filed by L’Ange Sub for the years ended February 28, 2021 through February 28, 2023, and the income tax returns filed by Shobikai Sub for the years ended March 31, 2021 through March 31, 2023. The tax examination was completed, the subsidiaries of the Company filed the amended tax returns or received the correction notices from the Japanese tax authority in May 2024. There was no material difference between the final result and the income tax liabilities recorded by the Company for the year ended December 31, 2023.

NOTE 15 — SHAREHOLDER’S EQUITY

The Company was authorized to issue 200,000,000 shares of common stock, par value of $0.0001 per share, and 20,000,000 shares of preferred stock, par value of $0.0001 per share.

In January 2023, the Company issued 1,000 shares of common stock to the CEO of the Company with a purchase price of $0.01 per share. In September 2023, the Company issued 7,947,999 shares of common stock to the CEO of the Company with a purchase price of $0.0001 per share. Since the Company was solely owned by the CEO of the Company, there was no change in relative shareholder rights, rank, or value before and after these issuances, and therefore net income per share was retrospectively adjusted for all periods presented.

As of June 30, 2024 and December 31, 2023, there were 7,949,000 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — SHAREHOLDER’S EQUITY (cont.)

Stock-based compensation

In January 2024, the Company terminated 449,190 common stock options granted to doctors of related-party MCs (the “Holders”) in September 2023. In connection with the termination, the Company entered into a common stock purchase warrant agreement (the “Warrant Agreement III”) pursuant to which the Company issued to the Holders warrants to acquire an equal number of shares of common stock as previously subject to the options issued to each of the Holders in September 2023. The warrants may be exercised on the three-month, fifteen-month, and twenty-seven-month anniversary of the date of the Company completes its merger or other transaction with a special purpose acquisition company (“SPAC”) wherein the Company becomes a subsidiary of the SPAC (the “Merger”) or the occurrence of other fundamental events defined in the Warrant Agreement III (the “Trigger Date”), to acquire an amount equal to one-third of the applicable shares of common stock, respectively, with an exercise price per share of $0.0001. The warrants were fully vested on the grant date and will expire on the tenth anniversary of the Trigger Date.

In June 2024, the Company terminated all common stock options and warrants ever granted, except for 270,000 warrants granted to HeartCore Enterprise, Inc. (“HeartCore”) in November 2022 and 50,000 warrants granted to a business partner in September 2023.

As of June 30, 2024 and December 31, 2023, there were nil and 1,131,810 common stock options and warrants granted to related parties of the Company, respectively.

The following table summarizes the stock option/warrant activities and related information for the six months ended June 30, 2024 and 2023:

	Number of Options/ Warrants*	Weighted Average Exercise Price*	Weighted Average Remaining Term (Years)**	Intrinsic Value
As of January 1, 2023	270,000	$0.01	10.00	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
As of June 30, 2023	270,000	$0.01	10.00	$—

As of January 1, 2024	2,051,000	$0.0014	10.00	$—
Granted	449,190	0.0001	—	—
Exercised	—	—	—	—
Forfeited/Cancelled	(2,180,190)	0.0001	—	—
As of June 30, 2024	320,000	$0.0085	10.00	$—
Vested and exercisable as of June 30, 2024	—	$—	—	$—

____________

*        On November 8, 2022, the Company entered into a Common Stock Purchase Warrant Agreement (the “Warrant Agreement”) with HeartCore pursuant to which, the Company granted HeartCore common stock purchase warrants to purchase 2.7% of the fully diluted shares of the Company’s common stock as of the date of the Merger, for an exercise price per share of $0.01, subject to adjustment as provided in the Warrant Agreement. As of June 30, 2024 and December 31, 2023, the number of such warrants was calculated to be 270,000.

**      All of the options and warrants granted are not exercisable before the Merger and will be expired on the tenth anniversary of the Trigger Date.

As of June 30, 2024, the Company did not recognize any stock-based compensation expense as the performance condition of exercisability upon consummation of the Merger is not considered probable until it occurs.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — DISAGGREGATION OF REVENUES

Revenues generated from different revenue streams consist of the following:

	For the Six Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Royalty income	$14,626,256	$9,955,479	$29,736,524	$16,839,041
Procurement services	13,536,608	13,186,629	26,732,592	25,703,245
Management services	16,705,597	13,471,805	32,360,267	30,724,761
Rental services	3,453,173	1,226,444	7,071,114	3,343,410
Others	4,780,446	3,161,069	12,009,625	7,303,587
Total	$53,102,080	$41,001,426	$107,910,122	$83,914,044

During the six months ended June 30, 2024 and 2023, the Company recognized revenue of $1,970,889 and $503,681 from the opening balance of advances from customers, respectively; and recognized revenue of nil and $1,382,803 from the opening balance of advances from customers — related parties, respectively.

As of June 30, 2024 and December 31, 2023, and for the six months ended June 30, 2024 and 2023, substantially all of our long-lived assets and revenues generated are attributed to the Company’s operation in Japan.

NOTE 17 — RELATED PARTY TRANSACTIONS

The related parties had material transactions for the six months ended June 30, 2024 and 2023 consist of the following:

Name of Related Parties	Nature of Relationship as of June 30, 2024
Yoshiyuki Aikawa	Sole shareholder, director and CEO of the Company
Yoshiko Aikawa	Representative director of a subsidiary of the Company
Mizuho Yamashita	Director of a subsidiary of the Company
Medical Corporation Shobikai	The relatives of CEO of the Company being the Members of the MC
Medical Corporation Kowakai	The relatives of CEO of the Company being the Members of the MC
Medical Corporation Nasukai	The relatives of CEO of the Company being the Members of the MC
Medical Corporation Aikeikai	The relatives of CEO of the Company being the Members of the MC
Medical Corporation Jukeikai	The relatives of CEO of the Company being the Members of the MC
Medical Corporation Ritz Cosmetic Surgery	The relatives of CEO of the Company being the Members of the MC
Medical Corporation Association Junikai	The relatives of CEO of the Company being the Members of the MC
Medical Corporation Association Furinkai	The relatives of CEO of the Company being the Members of the MC
Japan Medical & Beauty Inc.	Controlled by the CEO of the Company
SBC Inc., previously known as SBC China Inc.	Controlled by the CEO of the Company
Hariver Inc.	Controlled by the CEO of the Company
Public Interest Foundation SBC Medical Promotion Foundation	The relative of CEO of the Company being a Member of Public Interest Foundation SBC Medical Promotion Foundation
AI Med Inc.	Controlled by the CEO of the Company
General Incorporated Association SBC	The CEO of the Company being the Member of General Incorporated Association SBC
Amulet Inc.	Controlled by Mizuho Yamashita, a director of a subsidiary of the Company
SBC Irvine MC	Significantly influenced by the Company
SBC Tokyo Medical University, previously known as Ryotokuji University	The CEO of the Company is the chairman of SBC Tokyo Medical University
SBC Shonan Osteopathic Clinic Co., Ltd.	The CEO of the Company is a principal shareholder of SBC Shonan Osteopathic Clinic Co., Ltd.
Waqoo Inc.	The CEO of the Company is a principal shareholder of Waqoo Inc.
General Incorporated Association Taiseikai	The relatives of CEO of the Company being the Members of General Incorporated Association Taiseikai

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — RELATED PARTY TRANSACTIONS (cont.)

During the six months ended June 30, 2024 and 2023, the transactions with related parties are as follows:

	For the Six Months Ended June 30,
	2024	2023
Medical Corporation Shobikai	$26,205,206	$33,109,091
Medical Corporation Kowakai	25,998,681	17,444,445
Medical Corporation Nasukai	24,113,981	18,942,043
Medical Corporation Aikeikai	11,113,976	8,105,210
Medical Corporation Jukeikai	3,698,101	1,275,997
Medical Corporation Ritz Cosmetic Surgery	2,672,883	516,360
Japan Medical & Beauty Inc.	19,713	24,895
Hariver Inc.	9,856	11,041
SBC Inc., previously known as SBC China Inc.	1,842	60
Public Interest Foundation SBC Medical Promotion Foundation	59	625
General Incorporated Association SBC	304	—
SBC Tokyo Medical University, previously known as Ryotokuji University	40,817	32,830
Yoshiyuki Aikawa	54,130	2,267
Mizuho Yamashita	—	15,458
Amulet Inc.	—	927
AI Med Inc.	207	15,197
SBC Irvine MC	682,057	720,498
Medical Corporation Association Furinkai	4,880,109	—
Medical Corporation Association Junikai	2,013,450	—
General Incorporated Association Taiseikai	993	—
SBC Shonan Osteopathic Clinic Co., Ltd.	2,880	—
Total	$101,509,245	$80,216,944

As of June 30, 2024 and December 31, 2023, the balances with related parties are as follows:

Accounts receivable	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$4,270,647	$9,251,427
Medical Corporation Nasukai	6,716,636	8,447,448
Medical Corporation Kowakai	6,554,855	7,841,059
Medical Corporation Aikeikai	2,816,432	4,661,649
Medical Corporation Jukeikai	778,715	1,358,213
Medical Corporation Association Furinkai	1,252,149	1,039,074
Medical Corporation Ritz Cosmetic Surgery	482,829	520,891
Medical Corporation Association Junikai	859,837	348,187
Japan Medical & Beauty Inc.	—	139,767
SBC Tokyo Medical University, previously known as Ryotokuji University	436	66,546
AI Med Inc.	—	2,329
SBC Inc., previously known as SBC China Inc.	1,348	45
Public Interest Foundation SBC Medical Promotion Foundation	—	37
SBC Shonan Osteopathic Clinic Co., Ltd.	1,284	—
SBC Irvine MC	122,149	—
General Incorporated Association Taiseikai	304	—
General Incorporated Association SBC	53	—
Total	$23,857,674	$33,676,672

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — RELATED PARTY TRANSACTIONS (cont.)

Other receivables	June 30, 2024	December 31, 2023
SBC Inc., previously known as SBC China Inc.	$5,245,990	$—
Total	$5,245,990	$—
Finance lease receivables	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$1,994,216	$2,568,709
Medical Corporation Kowakai	2,387,575	2,779,347
Medical Corporation Nasukai	2,684,466	2,019,117
Medical Corporation Aikeikai	1,492,424	1,782,124
Medical Corporation Jukeikai	482,444	335,317
Medical Corporation Ritz Cosmetic Surgery	1,008,402	79,439
Total	$10,049,527	$9,564,053
Less: current portion	6,598,828	6,143,564
Non-current portion	$3,450,699	$3,420,489
Due from related party, net	June 30, 2024	December 31, 2023
SBC Irvine MC	$3,301,013	$3,238,209
Less: allowance for credit loss	(3,301,013)	(3,238,209)
Total	$—	$—
Long-term investments in MCs – related parties	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$6,216	$7,090
Medical Corporation Kowakai	6,216	7,090
Medical Corporation Nasukai	6,216	7,090
Medical Corporation Aikeikai	6,216	7,090
Medical Corporation Jukeikai	6,685,971	7,626,184
Medical Corporation Ritz Cosmetic Surgery	10,658,205	12,157,011
Total	$17,369,040	$19,811,555
Advances from customers	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$7,877,988	$13,438,645
Medical Corporation Kowakai	3,618,451	4,237,765
Medical Corporation Nasukai	3,317,683	4,117,597
Medical Corporation Aikeikai	928,692	1,168,947
Medical Corporation Jukeikai	56,118	85,044
Medical Corporation Ritz Cosmetic Surgery	4,877	10,177
Total	$15,803,809	$23,058,175

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — RELATED PARTY TRANSACTIONS (cont.)

Notes payable – related parties	June 30, 2024	December 31, 2023
Medical Corporation Shobikai	$9,410,372	$5,264,101
Medical Corporation Kowakai	6,901,327	3,855,650
Medical Corporation Nasukai	6,208,280	4,099,032
Medical Corporation Aikeikai	428,944	1,561,642
Medical Corporation Jukeikai	372,383	268,552
Medical Corporation Ritz Cosmetic Surgery	498,940	268,445
Total	$23,820,246	$15,317,422
Less: current portion	9,672,886	3,369,203
Non-current portion	$14,147,360	$11,948,219
Due to related party	June 30, 2024	December 31, 2023
Yoshiyuki Aikawa	$3,469,183	$3,583,523
Total	$3,469,183	$3,583,523
	For the Six Months Ended June 30,
Allowance for credit loss movement	2024	2023
Beginning balance	$3,238,209	$2,867,455
Provision for credit loss	62,804	146,452
Ending balance	$3,301,013	$3,013,907

The balances of due to and due from related parties represent the outstanding loans to and from related parties, respectively, as of June 30, 2024 and December 31, 2023. These loans are non-secured, interest-free and due on demand.

The Company made a prepayment of JPY2.4 billion (approximately $18.32 million when payment was made) in December 2022 to purchase a patent use right ready to be used on January 1, 2023 with the useful life of sixteen years from SBC Tokyo Medical University, previously known as Ryotokuji University. SBC Tokyo Medical University later became a related party of the Company in March 2023 when the CEO of the Company became the chairman of the university. As SBC Tokyo Medical University was not a related party at the time the patent use right was purchased, this was not identified as a related party transaction.

In February 2023, the Company paid off the retirement compensation expense accrued to Yoshiko Aikawa.

During the six months ended June 30, 2024 and 2023, the Company purchased medical equipment and cosmetics of $5,413,462 and $1,596,023, respectively, from Japan Medical & Beauty Inc., which was recognized and included in the cost of revenues.

Also see Note 4, 9, 12, 13 and 15 for more transactions with related parties.

SBC MEDICAL GROUP HOLDINGS INCORPORATED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date that the unaudited consolidated financial statements are issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in the financial statements other than as disclosed below.

In July 2024, the Company terminated 50,000 warrants granted to a business partner in September 2023.

On September 17, 2024, following the approval at the special meeting of the shareholders of Pono Capital Two, Inc., a Delaware corporation (“Pono”), Pono Two Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Pono consummated a merger with and into the Company pursuant to an agreement and plan of merger, with the Company continuing as the surviving entity and has become a wholly owned subsidiary of Pono. On September 17, 2024, the Company changed its name to “SBC Medical Group, Inc.” and Pono changed its name to “SBC Medical Group Holdings Incorporated”.

SBC MEDICAL GROUP HOLDINGS INCORPORATED

12,134,375 Shares of Common Stock Underlying Warrants

9,350,846 Shares of Common Stock for Resale by Selling Securityholders
634,375 Warrants to Purchase Common Stock for Resale by Selling Securityholders

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PROSPECTUS

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October 18, 2024